As filed with the Securities and Exchange Commission on March 13, 2014

Registration No. 333-192966

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW INVESTORS BANCORP, INC. and

INVESTORS BANK 401(k) PLAN

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6022	46-4702118
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 JFK Parkway

Short Hills, New Jersey 07078

(973) 924-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin Cummings

101 JFK Parkway

Short Hills, New Jersey 07078

(973) 924-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Gorman, Esq.

Marc P. Levy, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	429,788,806 shares	$10.00	$4,297,888,060(1)	$553,568(2)
Participation Interests	1,288,148 interests(3)			(3)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Of which $552,852 was previously paid.
(3)	The securities of New Investors Bancorp, Inc. to be purchased by the Investors Bank 401(k) Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

INVESTORS BANK

EMPLOYEE 401(k) PLAN

Offering of Participation Interests in up to 1,288,148 Shares of

NEW INVESTORS BANCORP, INC.

Common Stock

In connection with the conversion of Investors Bancorp, MHC from the mutual to the stock form of organization, New Investors Bancorp, Inc., a newly formed Delaware corporation (“New Investors Bancorp”), is offering shares of common stock for sale at $10.00 per share. The shares being offered represent the ownership interest in Investors Bancorp, Inc., an existing Delaware corporation (“Old Investors Bancorp”), currently held by Investors Bancorp, MHC. Old Investors Bancorp currently owns all of the outstanding shares of common stock of Investors Bank. Upon completion of the conversion, New Investors Bancorp will become the successor corporation to Old Investors Bancorp and the parent holding company for Investors Bank, and will change its name to “Investors Bancorp, Inc.” Old Investors Bancorp’s common stock is currently traded on the Nasdaq Global Select Market under the trading symbol “ISBC,” and we expect the shares of New Investors Bancorp common stock (“New Investors Bancorp Common Stock”) will also trade on the Nasdaq Global Select Market under the symbol “ISBC.”

In connection with the stock offering, New Investors Bancorp is allowing participants in the Investors Bank Employee 401(k) Plan (the “401(k) Plan”) to make a one-time election to purchase participation interests in shares of New Investors Bancorp Common Stock through the 401(k) Plan in an amount not to exceed 50% of the participant’s 401(k) Plan account balance. Based upon the value of the 401(k) Plan assets at December 31, 2013, the trustee of the 401(k) Plan could acquire up to 1,288,148 shares of New Investors Bancorp Common Stock, at the purchase price of $10.00 per share. This prospectus supplement relates to the one-time election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest a portion of their 401(k) Plan accounts, up to a maximum of 50% of the value thereof, in New Investors Bancorp Common Stock at the time of the stock offering.

Before you consider investing, you should read the prospectus of New Investors Bancorp dated March 13, 2014, which is provided with this prospectus supplement. It contains detailed information regarding the conversion and stock offering of New Investors Bancorp and the financial condition, results of operations and business of Investors Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 17 of the prospectus.

The interests in the 401(k) Plan and the offering of the shares of New Investors Bancorp Common Stock have not been approved or disapproved by the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by New Investors Bancorp in the stock offering of New Investors Bancorp Common Stock acquired by the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of Common Stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the prospectus. New Investors Bancorp, Investors Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of New Investors Bancorp Common Stock will under any circumstances imply that there has been no change in the affairs of New Investors Bancorp, Investors Bank, or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is March 13, 2014.

THE OFFERING

Securities Offered	New Investors Bancorp is offering participants of the 401(k) Plan the opportunity to make a one-time election to purchase participation interests in shares of New Investors Bancorp Common Stock through the 401(k) Plan. A “participation interest” represents your indirect ownership of a share of New Investors Bancorp Common Stock that is acquired by the 401(k) Plan pursuant to your election, and is equivalent to one share of New Investors Bancorp Common Stock. In this prospectus supplement, participation interests will be referred to as shares of New Investors Bancorp Common Stock. At the purchase price of $10.00 per share, the 401(k) Plan may acquire up to 1,288,148 shares of New Investors Bancorp Common Stock in the stock offering, based on the fair market value of 50% of the 401(k) Plan’s assets as of December 31, 2013.

Only employees of Investors Bank may become participants in the 401(k) Plan and only participants may purchase shares of New Investors Bancorp Common Stock through the 401(k) Plan. Your investment in shares of New Investors Bancorp Common Stock in connection with the stock offering is subject to the purchase priorities described below.

Information with regard to the 401(k) Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of New Investors Bancorp and Investors Bank is contained in the accompanying prospectus. The address of the principal executive office of New Investors Bancorp and Investors Bank is 101 JFK Parkway, Short Hills, New Jersey 07078. Investors Bank’s telephone number at this address is (973) 924-5100.

All questions about this prospectus supplement and completing the Special Investment Election Form should be addressed to Julie O’Connor at Investors Bank; telephone #: (973) 924-5166; email: joconnor@myinvestorsbank.com or to Teresa Dower at Investors Bank, telephone # (973) 924-5165; email: tdower@myinvestorsbank.com.

Questions about the stock offering, the prospectus, or purchasing New Investors Bancorp Common Stock in the stock offering outside the 401(k) Plan may be directed to the Stock Information Center toll-free, at (800) 945-8598, Monday through Friday, 10:00 a.m. through 4:00 p.m., Eastern Time.

Election to Purchase New Investors Bancorp Common Stock	In connection with the stock offering, you may make a one-time election to designate a percentage of your 401(k) Plan account balance to be used to purchase shares of New Investors Bancorp Common Stock in the stock offering, provided that such percentage does not exceed 50%. The trustee of the 401(k) Plan will purchase New Investors Bancorp Common Stock at $10.00 per share, in accordance with your directions. However, such directions are subject to purchase priorities and purchase limitations, as described below.

Purchase Priorities	All 401(k) Plan participants are eligible to make a one-time election to purchase New Investors Bancorp Common Stock in the stock offering. However, such election is subject to the purchase priorities in the Plan of Conversion and Reorganization of Investors Bancorp, MHC, Investors Bancorp, Inc. and Investors Bank, which provides for a subscription offering and a firm commitment underwritten offering. In the stock offering, purchase priorities, in descending order, are as follows and apply in case more shares of New Investors Bancorp Common Stock are ordered than are available for sale (an “oversubscription”):

Subscription Offering:

(1)	Each depositor of Investors Bank (including certain former depositors of Roma Bank, RomAsia Bank and GCF Bank) with aggregate account balances of at least $50 as of the close of business on November 30, 2012, has first priority.

(2)	Investors Bank’s tax-qualified plans, including the employee stock ownership plan and the 401(k) Plan, have second priority.

(3)	Each depositor of Investors Bank as of the close of business on March 4, 2014, has third priority.

Firm Commitment Underwritten Offering:

(4)	Shares of Common Stock not purchased in the subscription offering may be offered for sale in a firm commitment underwritten offering, subject to such terms, conditions and procedures as New Investors Bancorp may determine, in a manner that will achieve wide distribution of New Investors Bancorp Common Stock.

If you fall into purchase priority (1) or (3), you have subscription rights to purchase New Investors Bancorp Common Stock in the subscription offering. You may use up to 50% of your 401(k) Plan account balance to pay for the shares of New Investors Bancorp Common Stock through purchase priority (1). However, if you are unable to purchase shares of New Investors Bancorp Common Stock because you fall into purchase priority (3), your stock order may be filled through purchase priority (2), reserved for Investors Bank’s tax-qualified plans.

If you fall into purchase priority (1) or (3), you will separately receive an offering materials package in the mail, including a stock order form. You may use the stock order form to purchase shares of New Investors Bancorp Common Stock outside of the 401(k) Plan. Please refer to the prospectus for information on how to make such purchases.

Additionally, instead of (or in addition to) placing an order outside the 401(k) Plan using a stock order form, you may place an order for the purchase of New Investors Bancorp Common Stock through the 401(k) Plan, using the enclosed Special Investment Election Form, to be completed and submitted in the manner described below under “How to Order Common Stock in the Stock Offering Through the 401(k) Plan.”

Purchase in the Stock Offering and Oversubscriptions	The trustee of the 401(k) Plan will purchase shares of New Investors Bancorp Common Stock in the stock offering based on the designated percentage set forth on your Special Investment Election Form. Specifically, on the second business day following the conclusion of the 401(k) Plan Offering Period (as defined below), each of your current investment funds within your 401(k) Plan account will be liquidated pro-rata based on your designated percentage, and the proceeds (rounded down to the nearest $10 increment) will be transferred to an interest bearing account held by the 401(k) Plan pending the formal closing of the stock offering several weeks later. We will determine whether all, or any portion of, your order will be filled (if the stock offering is oversubscribed, you may not receive any or all of your order depending on your purchase priority, as described above). The amount that can be used toward your order will be applied to the purchase of your shares of New Investors Bancorp Common Stock. Following the formal closing of the stock offering, your purchased shares of New Investors Bancorp Common Stock will be reflected in the Investors Stock Fund (as described below under “Composition of the Investors Stock Fund”), each share initially valued at $10.00. Your ownership interest in the Investors Stock Fund will be based on the number of shares of New Investors Bancorp Common Stock that you purchased through the 401(k) Plan.

In the event the offering is oversubscribed, i.e., there are more orders for New Investors Bancorp Common Stock than shares available for sale in the stock offering, and the trustee is unable to use the full amount allocated by you to purchase New Investors Bancorp Common Stock in the stock offering, the amount that cannot be invested in New Investors Bancorp Common Stock, and any interest earned on such amount, will be reinvested in the existing investment funds of the 401(k) Plan, in accordance with your then existing investment elections (in proportion to your investment direction for future contributions). The prospectus describes the allocation procedures in the event of an oversubscription.

If you choose not to direct the investment of your 401(k) Plan account balance towards the purchase of New Investors Bancorp Common Stock in the stock offering, your account balance will remain invested in the investment funds of the Plan as previously directed by you.

Composition of the Investors Stock Fund	Shares purchased by the 401(k) Plan in the stock offering will be transferred to the 401(k) Plan and held by the Investors Stock Fund. The Investors Stock Fund is neither a mutual fund nor a diversified or managed investment option. Rather, it is merely a recordkeeping mechanism established by the 401(k) Plan custodian and recordkeeper (Fidelity Management Trust Company) to track the shares purchased by the participants in the stock offering through the 401(k) Plan. The Investors Stock Fund will consist solely of shares of New Investors Bancorp Common Stock purchased by participants in the 401(k) Plan, which will be initially valued at $10.00 per share (i.e., the purchase price). Your percentage interest in the Investors Stock Fund will be based on the number of shares of New Investors Bancorp Common Stock that you own through the 401(k) Plan, and will be denominated in shares.

Following the stock offering, the value of your interest in the Investors Stock Fund will be determined based on the fair market value of New Investors Bancorp Common Stock, which may be less than or more than $10.00 per share, multiplied by the number of shares of New Investors Bancorp Common Stock that you purchased through the 401(k) Plan. Performance of the Investors Stock Fund depends on a number of factors, including the financial condition and profitability of New Investors Bancorp and Investors Bank and the market conditions for shares of New Investors Bancorp Common Stock generally. Investment in New Investors Bancorp Common Stock involves special risks common to investments in shares of New Investors Bancorp Common Stock. For a discussion of material risks you should consider, see the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

The market value and stock holdings of your 401(k) Plan account in the Investors Stock Fund will be updated each business day. A statement showing the value of your New Investors Bancorp Common Stock held by the 401(k) Plan will be mailed to you every three months. Your account statement is also available online through Fidelity NetBenefits®.

Minimum and Maximum Investment	In connection with the stock offering, the 401(k) Plan will permit you to use up to 50% of your 401(k) Plan account balance for the purchase of New Investors Bancorp Common Stock in the stock offering.

The trustee of the 401(k) Plan will subscribe for shares of the New Investors Bancorp Common Stock offered for sale in the stock offering, in accordance with each participant’s direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the stock offering. In order to purchase New Investors Bancorp Common Stock through the 401(k) Plan, the minimum investment is $250, which will purchase 25 shares. The prospectus describes further the maximum purchase limits for investors in the stock offering.

Value of 401(k) Plan Assets	As of December 31, 2013, the market value of the assets of the 401(k) Plan was approximately $25,762,960, 50% of which is eligible to purchase New Investors Bancorp Common Stock in the stock offering.

How to Order Common Stock in the Stock Offering Through the 401(k) Plan	Enclosed is a Special Investment Election Form on which you can elect to purchase New Investors Bancorp Common Stock in the stock offering. This is done by following the procedures described below. Please note the following stipulations concerning this election:

•	Using your Special Investment Election Form, you can designate a percentage (not to exceed 50%) of your total 401(k) Plan account balance to be used to purchase New Investors Bancorp Common Stock.

•	Your election is subject to a minimum purchase of 25 shares of New Investors Bancorp Common Stock at the purchase price of $10.00 per share.

•	Your election, plus any order placed outside the 401(k) Plan using a stock order form (as described above in “Purchase Priorities”), are together subject to a maximum purchase limit of no more than 265,000 shares of New Investors Bancorp Common Stock in the stock offering, which equals $2.65 million.

•	The election period for the 401(k) Plan purchases begins on March 24, 2014 and ends at 5:00 p.m., Eastern Time, on Friday, April 4, 2014 (the “401(k) Plan Offering Period”).

•	During the stock offering period, you will continue to have the ability to transfer amounts that are not directed to be used to purchase New Investors Bancorp Common Stock among all other investment funds. However, you will not be permitted to: (i) change the investment amounts that you designated to be used to purchase New Investors Bancorp Common Stock on your Special Investment Election Form; and (ii) for plan administrative reasons, receive any loans or withdrawals from your 401(k) Plan account until the formal closing of the stock offering.

•	On the second business day following the 401(k) Plan Offering Period, the 401(k) Plan trustee will sell, on a pro-rata basis, a percentage of each of your investment funds within your 401(k) Plan account based on the percentage designated in your Special Investment Election Form. You cannot choose the particular investment fund that will be liquidated to fund the stock purchase. Thereafter, the proceeds (rounded down to the nearest $10.00 increment) will be transferred to an interest bearing account held by the 401(k) Plan pending the formal closing of the stock offering several weeks after the 401(k) Plan Offering Period.

•	Following the formal closing of the stock offering, your purchased shares of New Investors Bancorp Common Stock will be reflected in the Investors Stock Fund, which will be denominated in shares. Any dollar amounts remaining in the interest bearing account because the amounts could not be used by the trustee to purchase New Investors Bancorp Common Stock in the stock offering will be reinvested in the existing investment funds of the 401(k) Plan, in accordance with your then existing investment election (in proportion to your investment direction for future contributions).

If you wish to purchase New Investors Bancorp Common Stock in the stock offering through the 401(k) Plan, you should indicate that decision on your Special Investment Election Form. If you do not wish to make an election, you should check box C on the Special Investment Election Form. You may return the form in one of several ways: (1) using the enclosed self-addressed envelope; (2)

by faxing it to (973) 564-8185 or (3) by delivering it in person or by email at tdower@myinvestorsbank.com to Teresa Dower at Investors Bank, 101 JFK Parkway, Short Hills, NJ 07078, to be received no later than 5:00 p.m., Eastern Time, on Friday, April 4, 2014.

Special Investment Election Form Delivery Deadline	If you wish to purchase New Investors Bancorp Common Stock through the 401(k) Plan, you must return your Special Investment Election Form to Teresa Dower at Investors Bank, 101 JFK Parkway, Short Hills, NJ 07078, to be received no later than 5:00 p.m., Eastern Time, on Friday, April 4, 2014. You may return your Special Investment Election Form by hand delivery, mail (using the self-addressed envelope), email (sending it to tdower@myinvestorsbank.com) or by faxing it so long as it is received by the time specified. If you do not wish to purchase New Investors Bancorp Common Stock, please return the Special Investment Election Form to Teresa Dower pursuant to the paragraph above.

Irrevocability of Transfer Direction	Once you make an election to purchase shares of New Investors Bancorp Common Stock in the stock offering through the 401(k) Plan, you may not change your election. Your election is irrevocable.

Future Direction to Purchase and Sell Common Stock	After the stock offering, you will be able to sell your purchased shares of New Investors Bancorp Common Stock through the 401(k) Plan. However, you will be prohibited from purchasing additional shares of New Investors Bancorp Common Stock through the 401(k) Plan.

Please be advised that your ability to sell New Investors Bancorp Common Stock within the 401(k) Plan largely depends upon the existence of an active market for the stock. If New Investors Bancorp Common Stock is illiquid (meaning there are a low number of buyers and sellers of the stock) on the date you elect to sell New Investors Bancorp Common Stock within the 401(k) Plan, your election may not be immediately processed. As a result, the prevailing price for New Investors Bancorp Common Stock may be less than or more than its fair market value on the date of your election.

Special restrictions may apply to purchasing shares of New Investors Bancorp Common Stock by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal stockholders of New Investors Bancorp.

Please note that if you are an officer of Investors Bank who is restricted by the regulations of the Board of Governors of the Federal Reserve System from selling shares of New Investors Bancorp Common Stock acquired in the stock offering for one year, the New Investors Bancorp Common Stock that you purchased in the stock offering will not be tradable until the one-year trading restriction has lapsed.

Voting Rights of Common Stock	The 401(k) Plan provides that you may direct the trustee as to how to vote your shares of New Investors Bancorp Common Stock. If the trustee does not receive your voting instructions, the trustee will vote your shares in the same proportion as the voting instructions received from other participants related to their shares of New Investors Bancorp Common Stock held by the 401(k) Plan, provided that such vote is made in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All voting instructions will be kept confidential.

DESCRIPTION OF THE PLAN

Introduction

Investors Bank originally adopted the Investors Bank Employee 401(k) Plan (the “401(k) Plan”) effective as of February 1, 2006, and subsequently amended and restated the 401(k) Plan effective March 15, 2010. The 401(k) Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Investors Bank intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Investors Bank will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

ERISA. The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except for the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of 401(k) Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan administrator at Investors Bank, 101 JFK Parkway, Short Hills, NJ 07078. You are urged to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

Employees of Investors Bank who are at least age 21 are eligible to enter the 401(k) Plan on the first day of the next month thereafter. The Plan Year is January 1 to December 31.

There are approximately 1,617 participants in the 401(k) Plan.

Contributions under the 401(k) Plan

Salary Deferrals. You are permitted to defer, on a pre-tax basis, up to 60% of your compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on your behalf. For purposes of the 401(k) Plan, “compensation” means your base wages (excluding bonuses, taxable value of any restricted stock or option award, and severance pay) received from Investors Bank, with all pre-tax salary deferrals added. In 2014, the annual compensation of each participant taken into account under the 401(k) Plan is limited to $260,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). You may elect to modify the amount contributed to the 401(k) Plan by filing a new elective deferral agreement with the 401(k) Plan administrator as of the next payroll period.

Non-Discretionary Employer Matching Contributions. Investors Bank will make non-discretionary matching contributions to the 401(k) Plan equal to 50% of your salary deferrals, up to 6% of your annual compensation.

Rollover Contributions. You are permitted to make rollover contributions to the 401(k) Plan.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2014, the amount of your before-tax contributions may not exceed $17,500 per calendar year. In addition, if you are at least 50 years old in 2014, you will be able to make a “catch-up” contribution of up to $5,500 in addition to the $17,500 limit. The “catch-up” contribution limit may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of these limits, as applicable to you, are known as excess deferrals. If you defer amounts in excess of these limitations, as applicable to you, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Contribution Limit. Generally, the law imposes a maximum limit on the amount of contributions you may receive under the 401(k) Plan. This limit applies to all contributions to the 401(k) Plan, including your salary deferrals and all other employer contributions made on your behalf during the year, excluding earnings and any transfers/rollovers. For the Plan Year beginning January 1, 2014, this annual total cannot exceed the lesser of $52,000 or 100% of your annual base compensation.

Benefits under the 401(k) Plan

Vesting. At all times, you have a fully vested, no forfeitable interest in the salary deferrals you have made to the 401(k) Plan. Non-discretionary employer matching contributions are subject to a three-year cliff vesting schedule in which such amounts vest at the rate of 0% during the first two years of service and then you are 100% vested upon the completion of three years of service. In the event of your death, disability or attainment of the normal retirement age (date of your 65th birthday) while employed, your employer contributions would immediately become fully vested.

Withdrawals and Distributions from the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a 401(k) Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with the employer.

Withdrawals upon Termination. You may request a distribution from your account following your termination of employment. Following your termination, you may elect to leave your account balance in the 401(k) Plan and defer commencement of receipt of your vested balance until no later than April 1 of the calendar year following the calendar year in which you attain age 70 1⁄2. Notwithstanding the foregoing, if the value of your vested account balance does not exceed $5,000, your vested account balance will be distributed from the 401(k) Plan, whether or not you consent. If at the time you are entitled to a distribution, your vested account balance is in excess of $1,000 but not in excess of $5,000, your vested account balance will be rolled over to an individual retirement account or annuity for your benefit. If your vested account balance is $1,000 or less, your vested account balance will automatically be distributed to you.

Withdrawal upon Disability. If you are disabled in accordance with the definition of disability under the 401(k) Plan, you will be entitled to the same withdrawal rights as if you had terminated your employment.

Withdrawal upon Death. If you die while you are a participant in the 401(k) Plan, the value of your entire account will be payable to your beneficiary in accordance with the 401(k) Plan.

In-Service Distribution. While employed, you are eligible to receive an in-service distribution from your account after your attainment of age 59 1⁄2, provided however that such distribution will only be attributable to assets in your account that are fully vested.

Hardship. In the event you incur a financial hardship, you may request an in-service withdrawal of a portion of your 401(k) Plan account.

Form of Distribution. Your benefits under the 401(k) Plan will be distributed to you or your beneficiary as a single lump-sum payment.

Participant Loans. Participant loans are allowed in accordance with the 401(k) Plan’s participant loan procedures.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the 401(k) Plan trust (the “Trust”), which is administered by the trustee of the 401(k) Plan. Prior to the effective date of the stock offering, you are currently provided the opportunity to direct the investment of your account into one of the following investment options:

MONEY MARKET FUNDS

1.	Fidelity Money Market Trust Retirement Money Market Portfolio

BOND FUNDS

2.	Fidelity Capital & Income Fund
3.	Spartan U.S. Bond Index Fund – Fidelity Advantage Class

BALANCED/HYBRID FUNDS

4.	Fidelity Balanced Fund

DOMESTIC EQUITY FUNDS

5.	Baron Small Cap Fund Retail Class
6.	Fidelity Contrafund
7.	Fidelity Export and Multinational Fund
8.	Fidelity Small Cap Stock Fund
9.	Fidelity Stock Selector Large Cap Value fund
10.	Fidelity Value Fund
11.	Goldman Sachs Mid Cap Value Fund Class A
12.	Morgan Stanley Institutional Fund Trust Mid Cap Growth Portfolio Class A
13.	Rainier Small/Mid Cap Equity Fund Original Shares
14.	RS Partners Fund Class A
15.	Spartan 500 Index Fund – Fidelity Advantage Class
16.	T. Rowe Price Equity Income Fund Advisor Class

INTERNATIONAL/GLOBAL FUNDS

17.	Fidelity International Discovery Fund
18.	Spartan International Index Fund – Fidelity Advantage Class

LIFECYCLE FUNDS

19.	Fidelity Freedom 2000 Fund
20.	Fidelity Freedom 2005 Fund
21.	Fidelity Freedom 2010 Fund
22.	Fidelity Freedom 2015 Fund
23.	Fidelity Freedom 2020 Fund
24.	Fidelity Freedom 2025 Fund
25.	Fidelity Freedom 2030 Fund
26.	Fidelity Freedom 2035 Fund
27.	Fidelity Freedom 2040 Fund
28.	Fidelity Freedom 2045 Fund
29.	Fidelity Freedom 2050 Fund
30.	Fidelity Freedom 2055 Fund
31.	Fidelity Freedom Income Fund

Short-Term Redemption Fee. Five of the above funds impose a short-term redemption fee if you sell out of the fund within a period of up to 30 days for two of the funds and 90 days for three of the funds from date of your initial investment in such funds. As noted above, upon the conclusion of the 401(k) Plan Offering Period, the percentage of your 401(k) Plan account that you designate to be used to purchase New Investors Bancorp Common Stock will be liquidated from your 401(k) Plan account balance on a pro-rata basis. You cannot choose the particular investment fund that will be liquidated to fund the stock purchase. As a result, it is possible that a short-term redemption fee could be charged to your account if a portion of your 401(k) Plan account is invested in one or more of the funds that impose a short-term trading fee. The funds that impose a short-term redemption fee are as follows:

1.	Fidelity Capital & Income Fund (90 day initial holding period)

2.	Fidelity Export and Multinational Fund (30 day initial holding period)

3.	Fidelity Small Cap Stock Fund (90 day initial holding period)

4.	Fidelity International Discovery Fund (30 day initial holding period)

5.	Spartan International Index Fund – Fidelity Advantage Class (90 day initial holding period)

Performance History and Description of Funds

The following provides performance data with respect to the investment options available under the 401(k) Plan:

	Performance as of December 31, 2013
Funds	Average Annual total Returns (%) 1 Yr	Average Annual Total Returns (%) 3 Yrs	Average Annual Returns (%) 5 Yrs	Average Annual Total Returns (%) 10 Yrs	Average Annual Total Returns (%) Life
MONEY MARKET FUNDS
Fidelity Money Market Trust Rtrmt Money Market Portfolio	0.01	0.01	0.13	1.74	3.63

BOND FUNDS
Fidelity Capital & Income Fund	9.71	7.80	20.36	9.09	10.25

Spartan U.S. Bond Index Fund – Fidelity Advantage Class	2.24	3.13	4.41	4.21	6.51

BALANCED/HYBRID FUNDS
Fidelity Balanced Fund	20.50	11.42	15.04	7.54	9.48

DOMESTIC EQUITY FUNDS
Baron Small Cap Fund Retail Class	37.77	16.95	21.72	10.19	10.63

Fidelity Contrafund	34.15	15.91	18.67	10.20	12.58

Fidelity Export and Multinat. Fund	26.08	12.12	16.67	7.20	12.03

Fidelity Small Cap Stock Fund	29.79	7.37	19.88	7.79	9.03

Fidelity Stock Selector Large Cap Value Fund	32.24	15.30	14.15	6.39	5.85

Fidelity Value Fund	37.07	15.95	22.39	9.12	12.70

Goldman Sachs Mid Cap Value Fund Class A	32.43	13.44	19.22	9.84	9.44

Morgan Stanley Instit. Fund Trust Mid Cap Growth Portfolio Class A	38.03	11.86	24.29	11.69	10.86

Rainier Small/Mid Cap Equity Fund Original Shares	33.29	13.97	19.13	8.97	11.65

RS Partners Fund Class A	42.15	16.18	23.59	10.82	12.98

Spartan 500 Index Fund – Fidelity Advantage Class	32.33	16.13	17.92	7.36	10.15

T. Rowe Price Equity Income Fund Advisor Class	29.44	14.45	16.65	7.32	7.25

INTERNATIONAL/GLOBAL FUNDS
Fidelity International Discovery Fund	24.94	8.90	13.27	8.04	8.34

Spartan International Index Fund – Fidelity Advantage Class	21.80	8.33	11.97	6.99	5.48

LIFECYCLE FUNDS
Fidelity Freedom 2000 Fund	4.56	4.31	7.36	4.13	5.58

Fidelity Freedom 2005 Fund	8.01	5.60	9.95	4.86	5.09

Fidelity Freedom 2010 Fund	11.08	6.95	11.26	5.45	6.83

Fidelity Freedom 2015 Fund	11.88	7.26	11.62	5.71	6.00

Fidelity Freedom 2020 Fund	13.22	7.67	12.68	5.83	6.99

Fidelity Freedom 2025 Fund	16.50	8.67	13.69	6.17	6.53

Fidelity Freedom 2030 Fund	18.13	9.09	14.09	6.10	6.92

Fidelity Freedom 2035 Fund	20.68	9.64	14.64	6.28	6.67

Fidelity Freedom 2040 Fund	21.05	9.76	14.81	6.28	2.97

Fidelity Freedom 2045 Fund	21.60	9.85	14.96	—	5.10

Fidelity Freedom 2050 Fund	21.87	9.81	15.05	—	4.85

Fidelity Freedom 2055 Fund	22.71	—	—	—	9.73

Fidelity Freedom Income Fund	4.56	4.31	7.24	4.13	5.07

For more information about the available underlying investment options, including all charges and expenses, please consult a fund prospectus. Fund prospectuses and additional information (including fee expenditures) relating to your retirement plan can be obtained by contacting your plan administrator. Before investing, carefully consider the fund’s investment objectives, risks, charges and expenses. The fund prospectus contains this and other important information. Read the fund prospectus carefully before investing.

The following is a description of each of the 401(k) Plan’s investment funds and investment options:

MONEY MARKET FUNDS

1. Fidelity Money Market Trust Retirement Money Market Portfolio	Objective: Seeks to obtain as high level of current income as is consistent with the preservation of capital and liquidity.

Strategy: Investing in U.S. dollar-denominated money market securities of domestic and foreign issuers and repurchase agreements. Investing more than 25% of total assets in the financial services industries. Potentially entering into repurchase agreements.

Risk: Interest rate increases can cause the price of a money market security to decrease. Foreign securities are subject to interest rate, currency exchange rate, economic and political risks. An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund.

Short-Term Redemption Fee: None

BOND FUNDS

2. Fidelity Capital & Income Fund	Objective: Seeks to provide a combination of income and capital growth.

Strategy: Investing in equity and debt securities, including defaulted securities, with an emphasis on lower-quality debt securities. Investing in companies in troubled or uncertain financial condition.

Risk: Interest rate increases can cause the price of a debt security to decrease. Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Lower-quality bonds can be more volatile and have greater risk of default than higher-quality bonds. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks.

Short-term Redemption Fee: 1% for shares held less than 90 days.

3. Spartan U.S. Bond Index Fund – Fidelity Advantage Class	Objective: Seeks to provide investment results that correspond to the aggregate price and interest performance of the debt securities in the Barclays U.S. Aggregate Bond Index.

Strategy: Normally investing at least 80% of the fund’s assets in bonds included in the Barclays U.S. Aggregate Bond Index. Using statistical sampling techniques based on duration, maturity, interest rate sensitivity, security structure, and credit quality to attempt to replicate the returns of the Index using a smaller number of securities. Engaging in transactions that have a leveraging effect on the fund, including investments in derivatives – as swaps (interest rate, total return, and credit default) and futures contracts – and forward-settling securities, to adjust the fund’s risk exposure. Investing in Fidelity’s central funds (specialized investment vehicles used by Fidelity funds to invest in particular security types or investment disciplines).

Risk: In general the bond market is volatile, and fixed income securities carry interest rate risk. (As interest rates rise, bond prices usually fall, and vice versa. This effect is usually more pronounced for longer-term securities.) Fixed income securities also carry inflation risk and credit and default risks for both issuers and counterparties. Unlike individual bonds, most bond funds do not have a maturity date, so avoiding losses caused by price volatility by holding them until maturity is not possible. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. The fund can invest in securities that may have a leveraging effect (such as derivatives and forward-settling securities) which may increase market exposure, magnify investment risks, and cause losses to be realized more quickly.

Short-term Redemption Fee: None.

BALANCED/HYBRID FUNDS

4. Fidelity Balanced Fund	Objective: Seeks income and capital growth consistent with reasonable risk.

Strategy: Investing approximately 60% of assets in stocks and other equity securities and the remainder in bonds and other debt securities, including lower-quality debt securities, when its outlook is neutral. Investing at least 25% of total assets in fixed-income senior securities (including debt securities and preferred stock.) Engaging in transactions that have a leveraging effect on the fund.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Fixed income investments entail interest rate risk (as interest rates rise bond prices usually fall), the risk of issuer default, issuer credit risk and inflation risk. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. Lower-quality bonds can be more volatile and have greater risk of default than higher-quality bonds. Leverage can increase market exposure and magnify investment risk.

Short-term Redemption Fee: None.

DOMESTIC EQUITY FUNDS

5. Baron Small Cap Fund Retail Class	Objective: The investment seeks capital appreciation through investments primarily in securities of small-sized growth companies.

Strategy: The fund invests 80% of its net assets in equity securities in the form of common stock of small-sized growth companies with market capitalizations of less than $2.5 billion at the time of purchase selected for their capital appreciation potential. The Adviser seeks to invest in businesses it believes have significant opportunities for growth, sustainable competitive advantages, strong, visionary management, and an attractive valuation.

Risk: The securities of smaller, less well-known companies can be more volatile than those of larger companies. Growth stocks can perform differently from the market as a whole and can be more volatile than other types of stocks. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.

Short-term Redemption Fee: None.

6. Fidelity Contrafund	Objective: Seeks capital appreciation.

Strategy: Investing in securities of companies whose value Fidelity Management & Research Company believes is not fully recognized by the public. Investing in either “growth” stocks or “value” stocks or both. Normally investing primarily in common stocks.

Risk: The value of the fund’s domestic and foreign investments will vary from day to day in response to many factors. Stock values fluctuate in response to the activities of individual companies, and general market and economic conditions. Investments in foreign securities involve greater risk than U.S. investments. You may have a gain or loss when you sell your shares.

Short-term Redemption Fee: None.

7. Fidelity Export and Multinational Fund	Objective: Seeks long-term growth of capital.

Strategy: Normally investing primarily in common stocks. Normally investing primarily in securities of U.S. companies that are expected to benefit from exporting or selling their goods or services outside of the United States. Investing in either “growth” stocks or “value” stocks or both.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. Export and multinational companies can be significantly affected by political, economic, and regulatory developments in foreign markets.

Short-term Redemption Fee: 0.75% for shares held less than 30 days.

8. Fidelity Small Cap Stock Fund	Objective: Seeks long-term growth of capital.

Strategy: Normally investing at least 80% of assets in common stocks of companies with small market capitalization (companies with market capitalization similar to companies in the Russell 2000 Index or the S&P SmallCap 600). Investing in either “growth” stocks or “value” stocks or both.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. The securities of smaller, less well-known companies can be more volatile than those of larger companies. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks.

Short-term Redemption Fee: 2% for shares held less than 90 days.

9. Fidelity Stock Selector Large Cap Value Fund	Objective: Seeks long-term growth of capital.

Strategy: Normally investing at least 80% of assets in stocks of companies with large market capitalizations (those companies with market capitalizations similar to companies in the Russell 1000 Index or the S&P 500 Index). Investing in securities of companies that Fidelity Management & Research Company believes are undervalued in the marketplace in relation to factors such as assets, sales, earnings, growth potential, or cash flow, or in relation to securities of other companies in the same industry (stocks of these companies are often called “value” stocks). Investing in domestic and foreign issuers. Allocating the fund’s assets across different market sectors (at present, consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecom services, and utilities), using different Fidelity managers.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Value stocks can perform differently from other types of stocks and can continue to be undervalued by the market for long periods of time. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks.

Short-term Redemption Fee: None.

10. Fidelity Value Fund	Objective: Seeks capital appreciation.

Strategy: Investing in securities of companies that possess valuable fixed assets or that Fidelity Management & Research Company believes are undervalued in the marketplace in relation to factors such as assets, earnings, or growth potential (stocks of these companies are often called “value” stocks). Normally investing primarily in common stocks.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. Value stocks can perform differently than other types of stocks and can continue to be undervalued by the market for long periods of time.

Short-term Redemption Fee: None.

11. Goldman Sachs Mid Cap Value Fund Class A	Objective: The investment seeks long-term capital appreciation.

Strategy: The fund invests, under normal circumstances, at least 80% of its net assets for investment purposes in a diversified portfolio of equity investments in mid-cap issuers with public stock market capitalizations within the range of the market capitalization of companies constituting the Russell Midcap® Value Index at the time of investment. Although it will invest primarily in publicly traded U.S. securities, the fund may invest in foreign securities, including securities of issuers in countries with emerging markets or economies (“emerging countries”) and securities quoted in foreign currencies.

Risk: Value stocks can perform differently than other types of stocks and can continue to be undervalued by the market for long periods of time. The securities of smaller, less well-known companies can be more volatile than those of larger companies. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.

Short-term Redemption Fee: None.

12. Morgan Stanley Institutional Fund Trust Mid Cap Growth Portfolio Class A	Objective: The investment seeks long-term capital growth.

Strategy: The fund normally invests at least 80% of assets in common stocks of mid cap companies. It seeks to invest in high quality companies it believes have sustainable competitive advantages and the ability to redeploy capital at high rates of return. The fund may invest up to 25% of its net assets in securities of foreign issuers, including issuers located in emerging market or developing countries. It may invest in privately placed securities. In addition, the Portfolio may invest in convertible securities. It may utilize foreign currency forward exchange contracts.

Risk: Growth stocks can perform differently from the market as a whole and can be more volatile than other types of stocks. The securities of smaller, less well-known companies can be more volatile than those of larger companies. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.

Short-term Redemption Fee: None.

13. Rainier Small/Mid Cap Equity Fund Original Shares	Objective: The investment seeks to maximize long-term capital appreciation.

Strategy: The fund invests at least 80% of its assets in the common stock of small- and mid-capitalization companies traded in the U.S. It will invest in approximately 100 to 150 companies. The Investment Adviser defines small- and mid-cap companies as companies that are members of, or fall within, the capitalization range inclusive of the Russell 2000® Index. Although the fund does not expect to maintain significant positions in such securities on a normal basis, it may invest up to 25% of its assets in foreign securities.

Risk: Growth stocks can perform differently from the market as a whole and can be more volatile than other types of stocks. The securities of smaller, less well-known companies can be more volatile than those of larger companies. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.

Short-term Redemption Fee: None.

14. RS Partners Fund Class A	Objective: The investment seeks long-term capital appreciation.

Strategy: The fund invests principally in equity securities of small-capitalization companies. It typically invests most of its assets in securities of U.S. companies but may also invest any portion of its assets in foreign securities. The fund’s investment team currently expects that the fund typically will hold between 40 and 60 securities positions. It is non-diversified.

Risk: The securities of smaller, less well-known companies can be more volatile than those of larger companies. Value and growth stocks can perform differently from other types of stocks. Growth stocks can be more volatile. Value stocks can continue to be undervalued by the market for long periods of time. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.

Short-term Redemption Fee: None.

15. Spartan 500 Index Fund – Fidelity Advantage Class	Objective: Seeks to provide investment results that correspond to the total return (i.e., the combination of capital changes and income) performance of common stocks publicly traded in the United States.

Strategy: Normally investing at least 80% of assets in common stocks included in the S&P 500 Index, which broadly represents the performance of common stocks publicly traded in the United States.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.

Short-term Redemption Fee: None.

16. T. Rowe Price Equity Income Fund Advisor Class	Objective: The investment seeks a high level of dividend income and long-term capital growth primarily through investments in stocks.

Strategy: The fund will normally invest at least 80% of its net assets (including any borrowings for investment purposes) in common stocks, with an emphasis on large-capitalization stocks that have a strong track record of paying dividends or that are believed to be undervalued. It generally seeks investments in large-capitalization companies and the fund’s yield, which reflects the level of dividends paid by the fund, is expected to normally exceed the yield of the S&P 500 Stock Index.

Risk: Value stocks can perform differently than other types of stocks and can continue to be undervalued by the market for long periods of time. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.

Short-term Redemption Fee: None.

INTERNATIONAL/GLOBAL FUNDS

17. Fidelity International Discovery Fund	Objective: Seeks long-term growth of capital.

Strategy: Normally investing primarily in non-U.S. securities. Normally investing primarily in common stocks.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks, all of which are magnified in emerging markets.

Short-term Redemption Fee: 1% for shares held less than 30 days.

18. Spartan International Index Fund – Fidelity Advantage Class	Objective: Seeks to provide investment results that correspond to the total return of foreign stock markets.

Strategy: Normally investing at least 80% of assets in common stocks included in the Morgan Stanley Capital International Europe, Australasia, Far East Index, which represents the performance of foreign stock markets.

Risk: Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks, all of which are magnified in emerging markets.

Short-term Redemption Fee: 1% for shares held less than 90 days.

LIFECYCLE FUNDS
19. Fidelity Freedom 2000 20. Fidelity Freedom 2005 21. Fidelity Freedom 2010 22. Fidelity Freedom 2015 23. Fidelity Freedom 2020 24. Fidelity Freedom 2025 25. Fidelity Freedom 2030

Objective: Each of the funds seeks high total return until its target retirement date. Thereafter, the fund’s objective will be to seek high current income and, as a secondary objective, capital appreciation.

Strategy: Investing in a combination of underlying Fidelity domestic equity funds, international equity funds, bond funds, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the target year. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 17% in domestic equity funds,7% in international equity funds, 46% in bond funds, and 30% in short-term funds (approximately 10 to 17 years after the target year). Ultimately, the fund will merge with Fidelity Freedom Income Fund.

26. Fidelity Freedom 2035 27. Fidelity Freedom 2040 28. Fidelity Freedom 2045 29. Fidelity Freedom 2050 30. Fidelity Freedom 2055

Risk: The investment risk of each Fidelity Freedom Fund changes over time as its asset allocation changes. The funds are subject to the volatility of the financial markets, including that of equity and fixed income investments in the U.S. and abroad, and may be subject to risks associated with investing in high-yield, small-cap, commodity-linked, and foreign securities. Principal invested is not guaranteed at any time, including at or after the funds’ target dates.

Short-term Redemption Fee: None.

31. Fidelity Freedom Income Fund	Objective: Seeks high total current income and, as a secondary objective, capital appreciation.

Strategy: Investing in a combination of underlying Fidelity domestic equity funds, international equity funds, bond funds and short-term funds using a moderate asset allocation strategy designed for investors already in retirement. Allocating assets among underlying Fidelity funds according to a stable asset allocation strategy of approximately 17% in domestic equity funds, 7% in international equity funds, 46% in bond funds, and 30% short-term funds.

Risk: The fund is subject to volatility of the financial markets, including that of equity and fixed income investments. Fixed income investments entail issuer default and credit risk, inflation risk, and interest rate risk (as interest rates rise, bond prices usually fall and vice versa). This effect is usually more pronounced for longer-term securities. Principal invested is not guaranteed at any time, including at or after retirement.

Short-Term Redemption Fee: None.

32. New Investors Bancorp Common Stock	In connection with the stock offering, you may, in the manner described earlier, invest up to 50% of your 401(k) Plan account in New Investors Bancorp Common Stock. After the stock offering, you will be able to sell your purchased shares of New Investors Bancorp Common Stock through the 401(k) Plan. However, you will prohibited from purchasing additional shares of New Investors Bancorp Common Stock through the 401(k) Plan. Performance of New Investors Bancorp Common Stock will depend on a number of factors, including the financial condition and profitability of New Investors Bancorp and Investors Bank and market conditions for New Investors Bancorp Common Stock generally.

Your investment in Investors Bancorp Common Stock is neither a mutual fund nor a diversified or managed investment option. Investing in a non-diversified, unmanaged single stock inherently involves more investment risk than investing in a diversified fund.

For a discussion of material risks you should consider when investing in New Investors Bancorp Common Stock, see the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

An investment in any of the investment options listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any investment option, there is always a risk that you may lose money on your investment in any of the investment options listed above.

Administration of the 401(k) Plan

The Trustee and Custodian. The trustee and custodian of the 401(k) Plan is Fidelity Management Trust Company (the “Trustee”).

401(k) Plan Administrator. Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by the 401(k) Plan administrator, Investors Bank. The address of the 401(k) Plan administrator is 101 JFK Parkway, Short Hills, NJ 07078, telephone number is (973) 924-5100. The 401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of 401(k) Plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to 401(k) Plan Participants. The market value and holdings of your 401(k) Plan is updated each business day. A statement showing the value of your 401(k) Plan account will be mailed to you every three months, beginning as of January 31 of each year. Your account statement is also available online through Fidelity NetBenefits®.

Amendment and Termination

It is the intention of Investors Bank to continue the 401(k) Plan indefinitely. Nevertheless, Investors Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. Investors Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Investors Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would, if either the 401(k) Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had then terminated.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Investors Bank will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1⁄2, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans, if any, maintained by Investors Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this 401(k) Plan and any other profit sharing plans maintained by Investors Bank, which is included in the distribution.

New Investors Bancorp Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes New Investors Bancorp Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to New Investors Bancorp Common Stock; that is, the excess of the value of New Investors Bancorp Common Stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of New Investors Bancorp Common Stock, for purposes of computing gain or loss on its subsequent sale, equals the value of New Investors Bancorp Common Stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of New Investors Bancorp Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of New Investors Bancorp Common Stock. Any gain on a subsequent sale or other taxable disposition of New Investors Bancorp Common Stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

Federal law provides specific rights concerning investments in employer securities. Because you may in the future have investments in New Investors Bancorp Common Stock under the 401(k) Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The 401(k) Plan must allow you to elect to move any portion of your account that is invested in New Investors Bancorp Common Stock from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan administrator shown above for specific information regarding this right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the 401(k) Plan are available to you if you decide to diversify out of your investment in New Investors Bancorp Common Stock.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in employer common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Investors Bank, the 401(k) Plan administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest a portion of your account balance in the 401(k) Plan in New Investors Bancorp Common Stock, the regulations under Section 404(c) of the ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to New Investors Bancorp Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as New Investors Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of New Investors Bancorp, a Form 3 reporting initial beneficial ownership must be filed with the Securities and

Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of New Investors Bancorp’s fiscal year. Discretionary transactions in and beneficial ownership of New Investors Bancorp Common Stock by officers, directors and persons beneficially owning more than 10% of New Investors Bancorp Common Stock generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by New Investors Bancorp of profits realized by an officer, director or any person beneficially owning more than 10% of New Investors Bancorp Common Stock resulting from non-exempt purchases and sales of New Investors Bancorp Common Stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of New Investors Bancorp Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of New Investors Bancorp Common Stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases of New Investors Bancorp Common Stock for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits and the change in net assets available for 401(k) Plan benefits at December  31, 2013, is available upon written request to the 401(k) Plan administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of New Investors Bancorp Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which the firm acted as special counsel in connection with New Investors Bancorp’s stock offering.

SUBSCRIPTION OFFERING

PROSPECTUS

(Proposed Holding Company for Investors Bank)

Up to 230,000,000 Shares of Common Stock

(Subject to Increase to up to 264,500,000 Shares)

New Investors Bancorp, Inc., a newly formed Delaware corporation, is offering up to 230,000,000 shares of common stock for sale at $10.00 per share in connection with the conversion of Investors Bancorp, MHC from the mutual holding company to the stock holding company form of organization.

The shares we are offering represent the ownership interest in Investors Bancorp, Inc., an existing Delaware corporation, currently held by Investors Bancorp, MHC. In this prospectus, we refer to the existing Investors Bancorp, Inc. as “Old Investors Bancorp.” Old Investors Bancorp owns all of the outstanding shares of common stock of Investors Bank, a New Jersey stock savings bank. Old Investors Bancorp’s common stock is currently traded on the Nasdaq Global Select Market under the trading symbol “ISBC,” and we expect the shares of New Investors Bancorp common stock will also trade on the Nasdaq Global Select Market under the symbol “ISBC.”

The shares of common stock are first being offered on a best efforts basis in a subscription offering to eligible depositors of Investors Bank and to the tax-qualified employee benefit plans of Investors Bank, as described in this prospectus. Eligible depositors and tax-qualified employee benefit plans have priority rights to buy all of the shares offered. Eligible depositors of Investors Bank include certain former depositors of Roma Bank, RomAsia Bank and GCF Bank, each of which bank recently has been merged into Investors Bank. These depositors are deemed to have opened their accounts at Investors Bank on the dates such accounts were opened at their respective institutions. Any shares of common stock not purchased in the subscription offering may be offered to the public in a firm commitment underwritten public offering. The subscription and firm commitment underwritten offerings are collectively referred to in this prospectus as the “offering.” We must sell a minimum of 170,000,000 shares in order to complete the offering and the conversion. We may sell up to 264,500,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers.

In addition to the shares we are selling in the offering, the shares of Old Investors Bancorp held by public stockholders (which we define as all stockholders other than Investors Bancorp, MHC) will be exchanged for shares of common stock of New Investors Bancorp based on an exchange ratio that is designed to result in the public stockholders of Old Investors Bancorp owning approximately the same percentage of New Investors Bancorp common stock as they owned immediately prior to the completion of the conversion, as adjusted for assets held by Investors Bancorp, MHC. The number of shares we expect to issue in the exchange ranges from 105,592,049 shares to 142,859,831 shares, which may be increased to up to 164,288,806 shares if we sell 264,500,000 shares of common stock in the offering. We also intend to contribute 1,000,000 shares of common stock and $10 million in cash, for a total contribution of $20 million, to the Investors Charitable Foundation (the “Charitable Foundation”) in connection with the conversion.

The minimum order is 25 shares. The subscription offering expires at 2:00 p.m., Eastern Time, on April 11, 2014. We may extend this expiration date without notice to you until May 26, 2014. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond May 26, 2014, or the number of shares of common stock to be sold is increased to more than 264,500,000 shares or decreased to less than 170,000,000 shares. If the offering is extended past May 26, 2014, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 264,500,000 shares or decreased to less than 170,000,000 shares, all funds received for the purchase of shares of common stock will be returned promptly with interest. All subscribers will be resolicited and given an opportunity to place a new stock order within a specified period of time.

Keefe, Bruyette & Woods, Inc., A Stifel Company (“KBW”), will assist us in selling the shares on a best efforts basis in the subscription offering. KBW is not required to purchase any shares of common stock offered for sale in the subscription offering. We are also offering shares of common stock not subscribed for in the subscription offering in a firm commitment underwritten offering. RBC Capital Markets, LLC (“RBC”), KBW and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) are acting as joint book-running managers for the firm commitment underwritten offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	170,000,000	200,000,000	230,000,000	264,500,000
Gross offering proceeds	$1,700,000,000	$2,000,000,000	$2,300,000,000	$2,645,000,000
Estimated offering expenses, excluding selling agent and underwriters’ commissions	$6,400,000	$6,400,000	$6,400,000	$6,400,000
Selling agent and underwriters’ commissions and expenses (1)(2)	$43,285,313	$50,905,313	$58,525,313	$67,288,313
Estimated net proceeds	$1,650,314,687	$1,942,694,687	$2,235,074,687	$2,571,311,687
Estimated net proceeds per share	$9.71	$9.71	$9.72	$9.72

(1)	Assumes that 35% of the shares are sold in the subscription offering and 65% are sold in a firm commitment underwritten offering. See “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriter Compensation” for information regarding compensation to be received by KBW in the subscription offering and compensation to be received by RBC, KBW, Sandler O’Neill and the other broker-dealers participating in the firm commitment underwritten offering.
(2)	If all shares of common stock were sold in the firm commitment underwritten offering, the underwriting discount would be approximately $59.3 million, $69.7 million, $80.2 million and $92.3 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively. See “Pro Forma Data” and “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriter Compensation” for information regarding the compensation to be received by the underwriters in a firm commitment underwritten offering.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 17.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the New Jersey Department of Banking and Insurance, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center, toll-free, at 800-945-8598.

The date of this prospectus is [prospectus date].

NEW YORK
NEW JERSEY
PENNSYLVANIA
Passaic
Bergen
Warren
Morris
Essex
New York
Hudson
Queens
Nassau
Suffolk
Union
Brooklyn
Richmond
Hunterdon
Somerset
Middlesex
Monmouth
Mercer
Ocean
Burlington
Camden
Gloucester
287
78
195

129 Banking Locations

16 Counties in **NJ**

6 Counties in **NY**

★ **Corporate Headquarters**

101 John F Kennedy Parkway

Short Hills, NJ

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Old Investors Bancorp common stock for shares of New Investors Bancorp common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements, and the section entitled “Risk Factors.”

New Investors Bancorp

The shares being offered will be issued by New Investors Bancorp, a Delaware corporation. Upon completion of the conversion, New Investors Bancorp will become the successor corporation to Old Investors Bancorp and the parent holding company for Investors Bank, and will change its name to Investors Bancorp, Inc. New Investors Bancorp’s principal executive office is located at 101 JFK Parkway, Short Hills, New Jersey 07078, and its telephone number at that address is (973) 924-5100.

Old Investors Bancorp and Investors Bancorp, MHC

Old Investors Bancorp is a Delaware corporation that owns all of the outstanding shares of common stock of Investors Bank. At December 31, 2013, Old Investors Bancorp had consolidated assets of $15.62 billion, deposits of $10.72 billion and stockholders’ equity of $1.33 billion and had 138,449,434 shares of common stock outstanding, of which 53,510,403 shares, or 38.65%, were owned by the public. The remaining 84,939,031 shares of common stock, as adjusted, of Old Investors Bancorp are held by Investors Bancorp, MHC, a New Jersey-chartered mutual holding company. The shares of common stock we are offering represent Investors Bancorp, MHC’s ownership interest in Old Investors Bancorp. Upon completion of the conversion and offering, Investors Bancorp, MHC’s shares will be cancelled and Investors Bancorp, MHC will no longer exist.

Old Investors Bancorp’s Internet address is www.myinvestorsbank.com. Information on this website is not and should not be considered to be a part of this prospectus. Old Investors Bancorp’s principal executive office is located at 101 JFK Parkway, Short Hills, New Jersey 07078, and its telephone number at that address is (973) 924-5100.

Investors Bank

Investors Bank is a New Jersey-chartered savings bank headquartered in Short Hills, New Jersey. Originally founded in 1926 as a New Jersey-chartered mutual savings and loan association, we have grown through acquisitions and internal growth, including de novo branching. In 1992, we converted our charter to a mutual savings bank, and in 1997 we converted our charter to a New Jersey-chartered stock savings bank.

We are in the business of attracting deposits from the public through our branch network and borrowing funds in the wholesale markets to originate loans and to invest in securities. We originate one- to four-family residential real estate loans, multi-family loans, commercial real estate loans, construction loans, commercial and industrial (“C&I”) loans and consumer loans, the majority of which are home equity loans and home equity lines of credit. We offer a variety of deposit accounts and emphasize quality customer service. Investors Bank is subject to comprehensive regulation and examination by both the New Jersey Department of Banking and Insurance (“NJDBI”), the Federal Deposit Insurance Corporation (“FDIC”) and the Consumer Financial Protection Bureau (“CFPB”).

Investors Bank’s executive offices are located at 101 JFK Parkway, Short Hills, New Jersey 07078. Its telephone number at that address is (973) 924-5100.

Our Recent Acquisition Activity

On December 6, 2013, we completed the acquisition of Roma Financial Corporation, the federally-chartered holding company for Roma Bank and RomAsia Bank. Roma Financial Corporation operated 26 branches in Burlington, Ocean, Mercer, Camden and Middlesex Counties, New Jersey. After purchase accounting adjustments, we added $1.34 billion in deposits and $991.0 million in net loans. We issued 6,374,841 shares of Old Investors Bancorp common stock as merger consideration to stockholders of Roma Financial Corporation and an additional 19,542,796 shares of Old Investors Bancorp common stock to Investors Bancorp, MHC. In addition, we paid $1.8 million in the aggregate as merger consideration to the stockholders of RomAsia Bank.

On January 10, 2014, we completed the acquisition of Gateway Community Financial Corp., the federally-chartered holding company for GCF Bank. As of December 31, 2013, GCF Bank operated four branches in Gloucester County, New Jersey, and had assets of $289.4 million, deposits of $257.6 million and a net worth of $24.9 million. Gateway Community Financial Corp. had no public stockholders, and therefore no merger consideration was paid to third parties. We issued 762,776 shares of Old Investors Bancorp common stock on the date of closing to Investors Bancorp, MHC in connection with the transaction.

As the Gateway Community Financial Corp. merger transaction had not been completed as of December 31, 2013, it is not reflected in the consolidated balance sheets or consolidated statements of operations at and for the periods presented in this prospectus. The Gateway Community Financial Corp. merger is reflected in the Pro Forma Data beginning on page 42. See “Pro Forma Data.”

Our Organizational Structure and the Proposed Conversion

Investors Bank became the wholly owned subsidiary of Old Investors Bancorp in 1997 when Investors Bank reorganized from a New Jersey-chartered mutual savings bank into the two-tiered mutual holding company structure. Old Investors Bancorp completed its initial public offering on October 11, 2005, selling 51,627,094 shares or 43.74% of its outstanding common stock to subscribers in the offering, including 4,254,072 shares purchased by Investors Bank Employee Stock Ownership Plan (“ESOP”). Upon completion of the initial public offering, Investors Bancorp, MHC, a New Jersey-chartered mutual holding company, held 64,844,373 shares or 54.94% of Old Investors Bancorp’s outstanding common stock (shares related to include shares issued in a business combination subsequent to initial public offering). Additionally, Old Investors Bancorp contributed $5.2 million in cash and issued 1,548,813 shares of common stock or 1.32% of its outstanding shares to the Charitable Foundation, resulting in a pre-tax expense charge of $20.7 million. Net proceeds from the initial offering were $509.7 million. Old Investors Bancorp contributed $255.0 million of the net proceeds to Investors Bank.

Pursuant to the terms of a plan of conversion and reorganization, Investors Bancorp, MHC is now converting from the mutual holding company corporate structure to the stock holding company corporate structure. As part of the conversion, we are offering for sale shares representing the majority ownership interest in Old Investors Bancorp that is currently held by Investors Bancorp, MHC. In addition, we intend to contribute shares of common stock and cash to the Charitable Foundation. Upon completion of the conversion: public stockholders of Old Investors Bancorp will receive shares of common stock of New Investors Bancorp in exchange for their shares of Old Investors Bancorp, as adjusted; shares held by Investors Bancorp, MHC will be cancelled; Old Investors Bancorp and Investors Bancorp, MHC will cease to exist; and New Investors Bancorp will become the successor corporation to Old Investors Bancorp and the parent holding company for Investors Bank. See “—Impact of Investors Bancorp, MHC’s Assets On Minority Stock Ownership.”

The following diagram shows our organizational structure as of December 31, 2013, giving effect to the acquisition of Gateway Community Financial Corp.:

After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:

Our Business

Our business operations are conducted through our wholly-owned subsidiary, Investors Bank. Investors Bank is a full service community bank that provides a superior customer experience and competitively priced products and services to individuals and businesses in the communities we serve. Our principal business consists of accepting deposits, primarily through our retail banking offices and investing those funds in loans and securities. We offer a wide variety of banking products, including deposit accounts with a range of rates and terms. We originate one- to four-family residential mortgage loans, multi-family loans, commercial real estate loans, construction loans, C&I loans and consumer loans, the majority of which are home equity loans and home equity lines of credit. To a lesser extent, we invest in securities, primarily U.S. Government and Federal Agency obligations and mortgage-backed securities.

Since Old Investors Bancorp’s initial public offering in 2005, we have made substantial progress in growing Investors Bank and transitioning our business to be more commercial in nature. This growth has been a result of both organic expansion and acquisitions. As a result of these efforts, we now have a desirable branch footprint that ranges from the Philadelphia suburbs in southern New Jersey, spans the central and northern geographies of New Jersey and reaches out to Long Island. This footprint includes Manhattan and the boroughs of New York City. We consider ourselves to be a high performance financial institution and one of the premier banking companies in our market. We enjoy the number two market share (by deposits) in New Jersey, relative to any banking company headquartered in the state and we believe we have an opportunity to grow our market share in some of our newer market areas.

Business Strategy

Transitioning the Investors Bank Franchise. Since Old Investors Bancorp’s initial public offering in 2005, we have successfully executed on our business plan of transitioning Investors Bank from a wholesale thrift business to a full service, retail commercial bank. This transition has been primarily accomplished by increasing the amount of our commercial loans and core deposits. Our transformation can be attributed to a number of factors, including de novo branching and organic growth, bank and branch acquisitions, and significantly expanding our product offerings. We have also been successful in attracting talented and hardworking employees who have a desire to join our growing Investors Bank and have brought with them significant skills and client relationships. In addition, we believe the attractive markets we operate in, namely, New Jersey and the greater New York metropolitan area, have provided the opportunity to achieve this transformation. Our plan is to continue to transition Investors Bank in the future in a manner consistent with how we have achieved it historically as well as by focusing on expanding and improving our non-interest income services and activities.

Our Attractive Markets Provide Exceptional Opportunities. The markets we operate in are considered to be some of the most attractive banking markets in the United States, and we believe they will continue to provide us with exceptional opportunities to grow and transform New Investors Bancorp. Since Old Investors Bancorp’s initial public offering, we have expanded our New Jersey franchise to include the suburbs of Philadelphia and the boroughs of New York City as well as

Nassau and Suffolk Counties on Long Island. Additionally, we have strengthened our presence in our historic markets throughout New Jersey. We accomplished this expansion through de novo growth and select bank and branch acquisitions. As a result of this growth, Investors Bank is now the third largest New Jersey headquartered banking institution as measured by assets and has the second largest deposit franchise of any bank headquartered in New Jersey. The markets we operate in are highly desirable from an economic and demographic perspective as they are characterized by large and dense population centers, areas of high income households and centers of robust business and commercial activity. Our competition in these markets tends to be from out-of-state headquartered money center and super-regional financial institutions or much smaller local community banks. We believe that as a locally headquartered institution, situated between these extremes, we are well positioned to compete and capitalize on opportunities that exist in our market area.

Growing and Diversifying the Loan Portfolio. Our business plan has been, and will continue to be, to grow and diversify our loan portfolio. We have accomplished this by focusing on originating more multi-family and commercial real estate loans in our market area through our New York City and New Jersey loan production offices. For the year ended December 31, 2013, we originated $1.59 billion in multi-family loans and $454.2 million in commercial real estate loans. We focus on growing our commercial loan portfolio because it helps to diversify the loan portfolio and reduces our exposure to mortgage-backed securities and one- to four-family mortgages.

To further diversify our loan portfolio we plan to increase commercial and industrial (“C&I”) lending by building relationships with small to medium sized companies in our market area. We have hired a number of experienced C&I lending teams, including a team specializing in the healthcare industry and most recently, a team of experienced lenders specializing in asset based lending. For the year ended December 31, 2013, we originated $251.0 million of C&I loans.

We believe our strategy of diversifying our loan portfolio has been successful, as evidenced by the fact that commercial loans (including commercial real estate, multi-family, C&I and construction loans) currently represent approximately 53% of our loan portfolio as compared to December 2009, when commercial loans were approximately 26% of total loans. Growing and diversifying our loan portfolio will continue to be a major focus of our business strategy going forward.

Changing the Mix of Deposits. As part of our plan to become more commercial bank-like, we have focused on changing our deposit mix from certificates of deposit to core deposits (savings, checking and money market accounts). Core deposits are an attractive funding alternative because they are a more stable source of low cost funding and are less sensitive to changes in market interest rates. We are pleased with our success in these efforts. As of December 31, 2013, we had core deposit accounts of $7.33 billion, representing approximately 68.4% of total deposits, compared to December 31, 2009 when core deposits were $2.55 billion, representing 44.0% of total deposits.

In order to maintain these favorable results and trends, we will continue to invest in branch staff training and product development. Over the past few years we have developed a suite of commercial deposit and cash management products, designed to appeal to small business owners and non-profit organizations. Electronic deposit services such as remote deposit capture and mobile banking have been developed to serve our customers’ needs and adapt to a changing environment. We will continue to enhance our web site and use social media as a way to stay connected to our customers.

Our deposit business has become well diversified over the past few years as we attract more deposits from commercial entities, including most of the businesses that borrow from us. Investors Bank has become one of the largest depositories for government and municipal deposits in New Jersey, which provides us with a low cost funding source. Our branch network, concentrated in markets with attractive demographics and a high density population will continue to provide us with opportunities to grow and improve our deposit base.

Quality Customer Service. Our strategy emphasizes providing quality customer service delivered through our convenient branch network, loan production offices, supported by our easy-to-reach Client Care Center, where customers can speak with a bank representative to answer questions and resolve issues during business and non-business hours. One of our competitive advantages is our ability to deliver our services in a timely manner and our reputation of being able to effectively close transactions. Customers enjoy access to senior executives and decision makers at Investors Bank and the flexibility it brings to their businesses. To further enhance the customer experience, we rebranded Investors Bank in 2011. This rebranding effort has given Investors Bank a new look and feel intended to more closely identify us with our customers and our communities as well as provide Investors Bank with a more modern commercial bank-like image.

Acquisitions. A significant portion of our historic growth can be attributed to our acquisition strategy. Over the past few years we have completed eight bank or branch acquisitions. The recent financial crisis provided us an opportunity to acquire many of these institutions under favorable pricing terms for Old Investors Bancorp’s stockholders. We believe an indicator of our success in stockholder friendly acquisitions is the minimal amount of intangible assets on our balance sheet. Although management evaluates a number of factors when considering an acquisition, we have maintained a fundamental focus on preserving tangible book value per share. We are proud of our creative approach to many of these acquisitions which have included using our mutual holding company ownership structure to complete four transactions and purchasing for cash the U.S. operations of two foreign financial institutions that were exiting the market.

Some of our most recent and notable transactions have included the following acquisitions:

•	Gateway Community Financial Corp., completed January 2014 ($257.6 million of deposits and 4 branches in Gloucester County, New Jersey)

•	Roma Financial Corporation, completed December 2013 ($1.34 billion of deposits and 26 branches in the Philadelphia suburbs of New Jersey)

•	Marathon Banking Corporation, completed October 2012 ($777.5 million in deposits and 13 branches in Brooklyn, Queens, Staten Island, Manhattan and Long Island)

•	Brooklyn Federal Bancorp, completed January 2012 ($385.9 million in deposits and 5 branches in Brooklyn and Long Island)

These acquisitions have provided us with the opportunity to grow our business, expand our geographic footprint and improve our financial performance. We intend to continue to evaluate potential acquisition opportunities that may present themselves in the future while maintaining the financial and pricing discipline that we have adhered to in the past.

Capital Management. Capital management is a key component of our business strategy. We manage our capital through a combination of organic growth, acquisitions and, subject to compliance with applicable regulations, stock repurchases and dividends.

In addition to organic growth and acquisitions, our fourth share repurchase program, announced on March 1, 2011, authorized the purchase of an additional 10% of our publicly held outstanding shares of common stock commencing upon the completion of the third program on July 25, 2011.

On September 28, 2012, we declared Old Investors Bancorp’s first quarterly cash dividend of $0.05 per share as part of a dividend program for stockholders. We paid a dividend every quarter since, with the most recent $0.05 per share dividend paid on February 25, 2014 to stockholders of record as of February 10, 2014.

Effective capital management and prudent growth allowed us to effectively leverage the capital from Old Investors Bancorp’s initial public offering, while preserving tangible book value for Old Investors Bancorp’s stockholders. Upon the closing of Old Investors Bancorp’s initial stock offering in 2005, we reported a tangible equity to asset ratio of 16.11% and tangible book value of $7.74. As of December 31, 2013 our tangible equity to asset ratio was 7.90% and our tangible book value per share was $9.04.

Involvement in Our Communities. Investors Bank proudly promotes a higher quality of life in the communities it serves in New Jersey and New York through employee volunteer efforts and the Charitable Foundation. Every day employees are encouraged to become leaders in their communities and use Investors Bank’s support to help others. Through the Charitable Foundation, established in 2005, Investors Bank has contributed or committed $8.7 million to enrich the lives of New Jersey and New York citizens by supporting initiatives in the arts, education, youth development, affordable housing, and health and human services. Community involvement is one of the principal values of Investors Bank and provides our staff with a meaningful ability to help others. We believe these efforts contribute to creating a culture at Investors Bank that promotes high employee morale while enhancing the presence of Investors Bank in our local markets.

Continue to Build a High Performance Financial Institution. We will continue to execute our business strategy with a focus on prudent and opportunistic growth while producing financial results that will create value for our stockholders. We intend to continue to grow our business and strengthen our market share through planned de novo branching, additional product offerings, investments in staff and opportunistic acquisitions in our market area. We will continue to build additional operational infrastructure and add key personnel as our company grows and our business changes. We recently signed a long term contract with a major technology vendor for core and item processing services. These technology changes, expected to occur in the third quarter of 2015, will provide the necessary support for a growing commercial bank.

We have been successful in building Old Investors Bancorp while remaining diligent in our approach to loan underwriting and credit quality. Despite an environment of weak economic conditions and a severe recession, we believe our financial performance has been exceptional as measured by traditional financial ratios as they compare to peers. Specifically, for the year ended December 31, 2013, we reported an ROA of 0.83% and ROE of 10.00% and our ratio of non-accrual loans to total loans was 0.77%.

As we grow Investors Bank, our primary goal will be to continue to produce financial results consistent with that of a high performing financial institution. As in the past, we will accomplish these results with a focus and diligence on regulatory compliance, risk management and credit quality. Stockholders have placed their trust and confidence in us and we remain committed to continue the success we have enjoyed over the past years.

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•	Enhance our capital position. A strong capital position is essential to achieving our long-term objective of building stockholder value. While Investors Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support additional growth and expansion. Minimum regulatory capital requirements have increased, and continued compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Improve the trading liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering will result in a more liquid and active market for our common stock. A more liquid and active market would make it easier for our stockholders to buy and sell our common stock and would give us greater flexibility in implementing capital management strategies.

•	Transition Investors Bank to a more familiar and flexible holding company structure. The stock holding company structure is a more familiar form of organization which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings. The stock holding company form will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions as opportunities arise.

See “The Conversion and Offering” for a more complete discussion of our reasons for conducting the conversion and offering.

Terms of the Offering

We are offering between 170,000,000 and 230,000,000 shares of common stock to eligible current and former depositors of Investors Bank and to our tax-qualified employee benefit plans. Eligible depositors of Investors Bank include certain former depositors of Roma Bank, RomAsia Bank and GCF Bank, each of which bank has recently been merged into Investors Bank. For purposes of the conversion and the offering, these depositors are deemed to have opened their account at Investors Bank on the dates such accounts were opened at their respective institutions.

Any shares not purchased in the subscription offering will be offered to the general public in a firm commitment underwritten offering. The number of shares of common stock to be sold may be increased to up to 264,500,000 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 264,500,000 shares or decreased to fewer than 170,000,000 shares, or the offering is extended beyond May 26, 2014, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the offering is extended past May 26, 2014, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order, promptly return your funds with interest at 0.05% per annum for funds processed in the subscription offering or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 264,500,000 shares or decreased to less than 170,000,000 shares, all subscribers’ stock orders will be cancelled, their withdrawal authorizations will be cancelled and funds received for the purchase of shares of common stock in the subscription offering will be returned promptly with interest at 0.05% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a specified period of time. No shares purchased in the subscription offering will be issued until the completion of a firm commitment underwritten offering, if any.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering or firm commitment underwritten offering. Investors will not be charged a commission to purchase shares of common stock in the offering. KBW, our marketing agent in the subscription offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock being offered for sale in the subscription offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of Old Investors Bancorp for shares of New Investors Bancorp are based on an independent appraisal of the estimated market value of New Investors Bancorp that: assumes the offering is completed and additional contributions are made to the Charitable Foundation as described in this prospectus; takes into account the acquisition of Gateway Community Financial Corp.; and adjusts the exchange ratio to reflect assets held by Investors Bancorp, MHC (including the anticipated payment of cash dividends in the first quarter of 2014). RP Financial, LC., our independent appraiser, has estimated that, as of March 3, 2014, this market value was $3.25 billion.

Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $2.77 billion and a maximum of $3.74 billion. Based on this valuation range, the 61.56% pro forma ownership interest of Investors Bancorp, MHC in Old Investors Bancorp at December 31, 2103, adjusted for the acquisition of Gateway Community Financial Corp., is being sold in the offering at the $10.00 per share price. The number of shares of common stock being offered for sale ranges from 170,000,000 shares to 230,000,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio ranges from 1.9733 shares at the minimum of the offering range to 2.6698 shares at the maximum of the offering range, and will preserve the existing percentage ownership of public stockholders of Old Investors Bancorp (excluding any new shares purchased by them in the stock offering and their receipt of cash in lieu of fractional shares, the effect of shares issued to the Charitable Foundation and any adjustment to reflect assets held by Investors Bancorp, MHC). If demand for shares or market conditions warrant, the number of shares of common stock being offered for sale can be increased by 15%, which would result in an appraised value of $4.30 billion, an offering of 264,500,000 shares of common stock, and an exchange ratio of 3.0702 shares.

The appraisal is based in part on Old Investors Bancorp’s financial condition and results of operations, the pro forma effect of the Roma Financial Corporation acquisition and the acquisition of Gateway Community Financial Corp. and the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded thrift holding companies that RP Financial, LC. considers comparable to Old Investors Bancorp. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market, except for Astoria Financial Corp., Berkshire Hills Bancorp, Inc. and New York Community Bancorp, Inc., which trade on the New York Stock Exchange. Asset size is as of September 30, 2013.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(in millions)
Astoria Financial Corp.	AF	Lake Success, NY	$16,022
Berkshire Hills Bancorp, Inc.	BHLB	Pittsfield, MA	$5,450
Capitol Federal Financial, Inc.	CFFN	Topeka, KS	$9,186
Dime Community Bancshares, Inc.	DCOM	Brooklyn, NY	$4,015
New York Community Bancorp, Inc.	NYCB	Westbury, NY	$45,765
Northwest Bancshares, Inc.	NWBI	Warren, PA	$7,908
Peoples United Financial, Inc.	PBCT	Bridgeport, CT	$31,510
Provident Financial Services, Inc.	PFS	Jersey City, NJ	$7,341
TrustCo Bank Corp.	TRST	Glenville, NY	$4,460
WSFS Financial Corp.	WSFS	Wilmington, DE	$4,443

The following table presents a summary of selected pricing ratios for New Investors Bancorp (on a pro forma basis) based on earnings and other information as of and for the twelve months ended December 31, 2013 and for the peer group companies based on earnings and other information as of and for the twelve months ended September 30, 2013 and stock prices as of March 3, 2014, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 17.1% on a price-to-book value basis, a discount of 34.4% on a price-to-tangible book value basis, and a premium of 64.1% on a price-to-earnings basis.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
New Investors Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	38.98x	114.55%	117.51%
Maximum	33.98x	108.70%	111.86%
Midpoint	29.62x	102.67%	105.82%
Minimum	25.24x	95.51%	98.81%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	18.05x	123.79%	161.35%
Medians	16.97x	114.01%	168.79%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve-month basis through December 31, 2013 based on earnings and other information as of and for the twelve months ended December 31, 2013 for New Investors Bancorp and on a trailing twelve month basis through September 30, 2013 for the peer group companies.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were utilized by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

Impact of Investors Bancorp, MHC’s Assets on Minority Stock Ownership

In the exchange, the public stockholders of Old Investors Bancorp will receive shares of common stock of New Investors Bancorp in exchange for their shares of common stock of Old Investors Bancorp pursuant to an exchange ratio that is designed to provide, subject to adjustment, existing public stockholders with the same ownership percentage of the common stock of New Investors Bancorp after the conversion as their ownership percentage in Old Investors Bancorp immediately prior to the conversion, without giving effect to new shares purchased in the offering, the shares issued to the Charitable Foundation or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by Investors Bancorp, MHC (other than shares of stock of Old Investors Bancorp), which assets consist primarily of cash relating to dividends paid by Old Investors Bancorp and cash obtained in the merger with Roma Financial Corporation, MHC, less Investors Bancorp, MHC’s expenses, including on-going charitable contributions. Investors Bancorp, MHC had net assets of $7.6 million as of December 31, 2013, not including Old Investors Bancorp common stock. The appraisal also takes into account the payment of a cash dividend of $0.05 per share in the first quarter of 2014 and assumes expenses of Investors Bancorp, MHC through the first quarter of 2014, resulting in Investors Bancorp, MHC having net assets of $10.4 million immediately prior to the closing of the conversion and the offering. The adjustments described above would decrease Old Investors Bancorp’s public stockholders’ ownership interest in New Investors Bancorp from 38.4380% to 38.3146% (assuming the acquisition of Gateway Community Financial Corp. had been completed as of that date and prior to the issuance of shares to the Charitable Foundation). If Old Investors Bancorp declares any further dividends before the completion of the conversion, public stockholders’ ownership interest in Old Investors Bancorp will be further diluted.

The Exchange of Existing Shares of Old Investors Bancorp

If you are currently a stockholder of Old Investors Bancorp, your shares will be cancelled at the completion of the conversion and will be exchanged for common stock of New Investors Bancorp. The number of shares of common stock you receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Old Investors Bancorp common stock owned by public stockholders immediately prior to the completion of the conversion, as adjusted for the assets of Investors Bancorp, MHC. The following table shows how the exchange ratio will adjust, based on the appraised value of New Investors Bancorp as of March 3, 2014, assuming new shares are issued to the Charitable Foundation and public stockholders of Old Investors Bancorp, including former stockholders of Roma Financial Corporation, own 38.2% of Old Investors Bancorp common stock immediately prior to the completion of the conversion. The table also shows the number of shares of New Investors Bancorp common stock a hypothetical owner of shares of Old Investors Bancorp common stock would receive in exchange for 100 shares of Old Investors Bancorp common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of New Investors Bancorp to be Issued for Shares of Old Investors Bancorp		Shares to be issued to the Charitable Foundation		Total Shares of Common Stock to be Outstanding After the Offering (1)	Exchange Ratio (1)	Equivalent Value of Shares Based Upon Offering Price (2)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (3)	Shares to be Received for 100 Existing Shares (4)
	Amount	Percent	Amount	Percent	Amount	Percent
Minimum	170,000,000	61.46%	105,592,049	38.18%	1,000,000	0.36%	276,592,049	1.9733	$19.73	$19.97	197
Midpoint	200,000,000	61.49	124,225,940	38.20	1,000,000	0.31	325,225,940	2.3215	$23.22	$21.94	232
Maximum	230,000,000	61.52	142,859,831	38.21	1,000,000	0.27	373,859,831	2.6698	$26.70	$23.87	266
Adjusted Maximum	264,500,000	61.54	164,288,806	38.23	1,000,000	0.23	429,788,806	3.0702	$30.70	$26.13	307

(1)	Valuation and ownership ratios reflect dilutive impact of Investors Bancorp, MHC’s assets upon completion of the conversion. See “—Impact of Investors Bancorp, MHC’s Assets On Minority Stock Ownership” for more information regarding the dilutive impact of Investors Bancorp, MHC’s assets on the valuation and ownership ratios.
(2)	Represents the value of shares of New Investors Bancorp common stock to be received in the conversion by a holder of one share of Old Investors Bancorp, pursuant to the exchange ratio, based upon the $10.00 per share purchase price.
(3)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(4)	Cash will be paid in lieu of fractional shares.

If you own shares of Old Investors Bancorp common stock in a brokerage account in “street name,” your shares will be exchanged automatically within your account, so you do not need to take any action to exchange your shares of common stock. If your shares are represented by physical Old Investors Bancorp stock certificates, after the completion of the conversion, our transfer agent will mail to you a transmittal form with instructions to surrender your stock certificate(s). You should not submit a stock certificate until you receive a transmittal form. A statement reflecting your ownership of New Investors Bancorp common stock will be mailed to you within five business days after the transfer agent receives a properly executed transmittal form and your Old Investors Bancorp stock certificate(s). New Investors Bancorp will not issue stock certificates.

No fractional shares of New Investors Bancorp common stock will be issued to any stockholder of Old Investors Bancorp. For each fractional share that otherwise would be issued, New Investors Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of Old Investors Bancorp common stock also will convert into and become options to purchase shares of New Investors Bancorp common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At December 31, 2013 there were 4,431,118 outstanding options to purchase shares of Old Investors Bancorp common stock, 4,225,898 of which have vested. Such outstanding options will be converted into options to purchase 8,743,925 shares of common stock at the minimum of the offering range and 11,830,198 shares of common stock at the maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised for authorized but unissued shares of common stock following the conversion, stockholders would experience ownership dilution of approximately 3.07%.

How We Intend to Use the Proceeds From the Offering

We intend to invest at least 50% of the net proceeds from the offering in Investors Bank, loan funds to our employee stock ownership plan to fund its expected purchase of 3% of the shares of common stock sold in the offering and issued to the Charitable Foundation and retain the remainder of the net proceeds from the offering at New Investors Bancorp. Therefore, assuming we sell 200,000,000 shares of common stock in the stock offering, and we have net proceeds of $1.94 billion, we intend to invest $971.3 million in Investors Bank, loan $60.3 million to our employee stock ownership plan to fund its purchase of shares of common stock, make a $10.0 million cash contribution to the Charitable Foundation and retain the remaining $901.0 million of the net proceeds at New Investors Bancorp.

We will use the remainder of the net proceeds for general corporate purposes, including paying cash dividends and repurchasing shares of our common stock, subject to applicable regulation. Funds invested in Investors Bank will be used to increase capital levels and support increased lending and new products and services. The net proceeds retained by New

Investors Bancorp and Investors Bank also may be used to expand our retail banking franchise by acquiring new branches, by acquiring other financial institutions, and through de novo growth. Net proceeds may also be used to pay off short-term borrowings as they mature. We do not currently have any agreements or understandings regarding any acquisition transaction, and it is impossible to determine when, if ever, such opportunities may arise. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	To depositors with accounts at Investors Bank with aggregate balances of at least $50 at the close of business on November 30, 2012.

(ii)	To our tax-qualified employee benefit plans (including Investors Bank’s employee stock ownership plan and 401(k) plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering and issued to the Charitable Foundation. We expect our employee stock ownership plan to purchase 3% of the shares of common stock we sell in the stock offering and issue to the Charitable Foundation, although we reserve the right to have the employee stock ownership plan purchase more than 3% of the shares sold in the offering and issued to the Charitable Foundation to the extent necessary to complete the offering at the minimum of the offering range.

(iii)	To depositors of Investors Bank at the close of business on March 4, 2014.

Eligible depositors of Investors Bank include certain former depositors of Roma Bank, RomAsia Bank and GCF Bank, each of which bank has recently been merged into Investors Bank. These depositors are deemed to have opened their accounts at Investors Bank on the dates such accounts were opened at their respective institutions.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering and the firm commitment underwritten offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

We may offer for sale shares of common stock not purchased in the subscription offering through a firm commitment underwritten offering. RBC, KBW and Sandler O’Neill will act as joint book-running managers for the firm commitment underwritten offering. Our underwriters need to have sufficient orders to reach the minimum amount of orders in order to commence the firm commitment underwritten offering. We have the right to accept or reject, in our sole discretion, orders received in the firm commitment underwritten offering. Any determination to accept or reject stock orders in the firm commitment underwritten offering will be based on the facts and circumstances available to management at the time of the determination.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual (or group of individuals exercising subscription rights through a single deposit account held jointly) may purchase more than 265,000 shares ($2.65 million) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 800,000 shares ($8.0 million) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a significant ownership or a substantial beneficial interest, or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 800,000 shares ($8.0 million).

In addition to the above purchase limitations, there is an ownership limitation for stockholders of Old Investors Bancorp other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you, individually and together with persons described above, held at the completion of the conversion and receive in the exchange for existing shares of Old Investors Bancorp, may not exceed 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion.

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. See the detailed description of the purchase limitations in “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering

In the subscription offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable to New Investors Bancorp, Inc.; or

(ii)	authorizing us to withdraw available funds from the types of Investors Bank deposit accounts designated on the stock order form.

Investors Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use an Investors Bank line of credit check or any type of third-party check to pay for shares of common stock. Please do not submit cash or wire transfers. You may not designate withdrawal from Investors Bank’s deposit accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Additionally, you may not authorize direct withdrawal from an Investors Bank retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription offering by delivering a signed and completed original stock order form, together with full payment payable to New Investors Bancorp, Inc. or authorization to withdraw funds from one or more of your Investors Bank deposit accounts, provided that the stock order form is received before 2:00 p.m., Eastern Time, on April 11, 2014, which is the expiration of the subscription offering period. You may submit your stock order form and payment in one of three ways: by mail using the stock order reply envelope provided; by overnight delivery to our Stock Information Center at the address noted on the stock order form; or by hand-delivery to Investors Bank’s executive office located at 101 JFK Parkway, Short Hills, New Jersey or to the Operations Center located at 101 Wood Avenue South, Iselin, New Jersey. Hand-delivered stock order forms will only be accepted at those two locations. We will not accept stock order forms at our banking offices. Please do not mail stock order forms to Investors Bank.

Please see “The Conversion and Offering—Procedure for Purchasing Shares in Subscription Offering—Payment for Shares” for a complete description of how to purchase shares in the subscription offering.

Using Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use some or all of the funds in your Investors Bank IRA or other retirement account, the applicable funds must first be transferred to a self-directed account maintained by an independent trustee or custodian, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the April 11, 2014 offering deadline, for assistance with purchases using your individual retirement account or other retirement account held at Investors Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares in Subscription Offering—Payment for Shares” and “—Using Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares in the stock offering.

Market for Common Stock

Publicly held shares of Old Investors Bancorp’s common stock are listed on the Nasdaq Global Select Market under the symbol “ISBC.” Upon completion of the conversion, we expect the shares of New Investors Bancorp common stock will also trade on the Nasdaq Global Select Market under the same symbol.

Our Dividend Policy

After the completion of the conversion, we intend to continue to pay cash dividends on a quarterly basis. The dividend rate will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, alternative uses of capital, including acquisitions and general economic conditions. We cannot assure you that we will continue to pay dividends in the future, or that any such dividends will not be reduced or eliminated.

For information regarding our historical dividend payments, see “Selected Consolidated Financial and Other Data” and “Market for the Common Stock.” For information regarding our current and proposed dividend policy, see “Our Dividend Policy.”

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 285,000 shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by, and pro forma ownership of common stock following the offering of, our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription Offering

The deadline for subscribing for shares of common stock in the subscription offering is 2:00 p.m., Eastern Time, on April 11, 2014, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) before this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on April 11, 2014 (unless extended) whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in Subscription Offering—Expiration Date” for a complete description of the deadline for subscribing in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

The Plan of Conversion and federal regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all applicable deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Delivery of Shares of Common Stock Purchased in the Subscription Offering

All shares of New Investors Bancorp common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin either on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

The Contribution of Shares of Common Stock and Cash to the Charitable Foundation

To further our commitment to the communities we serve and may serve in the future, we intend, subject to our depositors’ and stockholders’ approval, to make a new contribution to the Charitable Foundation as part of the conversion. We intend to contribute to the Charitable Foundation $10.0 million in cash and 1,000,000 shares of common stock, for a total contribution of $20.0 million. As a result of the issuance of shares to the Charitable Foundation and the cash contribution, we expect to record an after-tax expense of approximately $12.6 million during the quarter in which the conversion is completed.

Under the Internal Revenue Code, a corporate entity is generally permitted to deduct up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may generally be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Our overall charitable contribution deduction could be limited if our future taxable income is insufficient to allow for the full deduction within the 10% of taxable income limitation, which would result in an increase to income tax expense.

The Charitable Foundation is dedicated to supporting charitable causes and community development activities in the communities in which we operate or may operate. For the years ended December 31, 2013 and 2012, the Charitable Foundation made charitable contributions of $1.5 million and $1.1 million, respectively.

Issuing shares of common stock to the Charitable Foundation will:

•	dilute the ownership interests of purchasers of shares of our common stock in the stock offering;

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in our earnings during the quarter in which the contribution is made, relating to the contribution to the Charitable Foundation, offset in part by a corresponding tax benefit.

The additional contribution to the Charitable Foundation has been approved by the board of directors of Investors Bancorp, MHC, Old Investors Bancorp and New Investors Bancorp (excluding those persons who also served on the board of the Charitable Foundation) and must be approved by the depositors of Investors Bank and the stockholders of Old Investors Bancorp at their special meetings being held to consider and vote upon the plan of conversion and reorganization. If depositors or stockholders do not approve the funding of the Charitable Foundation, we will proceed with the conversion and offering without the contribution to the Charitable Foundation and subscribers for common stock will not be resolicited (unless required by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”)). Without the Charitable Foundation contribution, RP Financial, LC. estimates that our pro forma valuation would be slightly greater and, as a result, a slightly greater number of shares of common stock would be issued in the offering.

RP Financial, LC. will update its appraisal of our estimated pro forma market value at the conclusion of the offering. The pro forma market value reflected in that updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions, as well as whether the Charitable Foundation is funded with additional shares of our common stock.

See “Risk Factors—The contribution of shares to the Charitable Foundation will dilute your ownership interest and adversely affect net income in the year we complete the stock offering,” “Risk Factors—Our contribution to the Charitable Foundation may not be fully tax deductible, which could reduce our net income,” and “Charitable Foundation.”

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by the depositors of Investors Bank as of March 4, 2014;

•	The plan of conversion and reorganization is approved by Old Investors Bancorp stockholders holding at least two-thirds of the outstanding shares of common stock of Old Investors Bancorp as of March 4, 2014, including shares held by Investors Bancorp, MHC;

•	The plan of conversion and reorganization is approved by Old Investors Bancorp stockholders holding at least a majority of the outstanding shares of common stock of Old Investors Bancorp as of March 4, 2014, excluding shares held by Investors Bancorp, MHC;

•	We sell at least the minimum number of shares of common stock offered in the subscription offering; and

•	We receive all required regulatory approvals to complete the conversion and offering.

Subject to depositor, stockholder and regulatory approvals, we intend to contribute shares of New Investors Bancorp stock and cash to the Charitable Foundation in connection with the conversion. However, depositor and stockholder approval of the contribution to the Charitable Foundation is not a condition to the completion of the conversion and offering. Investors Bancorp, MHC intends to vote its shares in favor of the plan of conversion and reorganization and in favor of the contribution to the Charitable Foundation. At the March 4, 2014 record date, Investors Bancorp, MHC owned 61.37% of the outstanding shares of common stock of Old Investors Bancorp. The directors and executive officers of Old Investors Bancorp and their affiliates owned 2,056,205 shares of Old Investors Bancorp common stock (excluding exercisable options), or 1.47% of the outstanding shares of common stock and 3.81% of the outstanding shares of common stock excluding shares held by Investors Bancorp, MHC. They intend to vote those shares in favor of the plan of conversion and reorganization and in favor of the contribution to the Charitable Foundation.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 170,000,000 shares of common stock, we may take the following steps in order to sell the minimum number of shares of common stock in the offering range:

(i)	increase the purchase and ownership limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond May 26, 2014; and/or

(iii)	increase the number of shares purchased by the employee stock ownership plan.

If we extend the offering beyond May 26, 2014, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order, promptly return your funds with interest at 0.05% per annum for funds processed in the subscription offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 264,500,000 shares in the offering without further notice to you. If our pro forma market value, including shares issued to the Charitable Foundation, at that time is either below $2.77 billion or above $4.30 billion, then, after consulting with our regulators, we may:

•	terminate the stock offering, cancel stock orders, promptly return all funds (with interest paid on funds processed in the subscription offering) and cancel any deposit account withdrawal authorizations;

•	set a new offering range; or

•	take such other actions as may be permitted.

If we set a new offering range, we will cancel stock orders, promptly return funds with interest at 0.05% per annum for funds received for purchases in the subscription offering, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will resolicit subscribers, allowing them to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of depositors of Investors Bank that has been called to vote on the plan of conversion and reorganization, and at any time after member approval with the approval of the Federal Reserve Board. If we terminate the offering, we will cancel stock orders, promptly return funds with interest at 0.05% per annum for funds processed in the subscription offering, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees, to purchase 3% of the shares of common stock we sell in the offering and issue to the Charitable Foundation.

Federal regulations permit us to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Our current intention is to implement one or more new stock-based benefit plans, but we have not determined whether we will adopt the plans within 12 months following the completion of the conversion or more than 12 months following the completion of the conversion. Stockholder approval of these plans would be required. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would reserve a number of shares (i) up to 4% of the shares of common stock sold in the offering and issued to the Charitable Foundation (reduced by amounts purchased in excess of 4% of the shares of common stock sold in the offering by our 401(k) plan using its purchase priority in the stock offering) for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering and issued to the Charitable Foundation for issuance pursuant to the exercise of stock options by key employees and directors. If the stock-based benefit plans are implemented more than 12 months after the completion of the conversion, the plans would not be subject to the percentage limitations set forth above. We have not yet determined the number of shares that would be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management—Stock Option and Stock Award Program.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that will be available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering and issued to the Charitable Foundation for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering and Issued to the Charitable Foundation	Dilution Resulting From Issuance of Shares for Stock- Based Benefit Plans	Value of Grants (In Thousands) (1)
					At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan	5,130,000	7,965,000	3.00%	— (2)	$51,300	$79,650
Restricted stock awards	6,840,000	10,620,000	4.00	2.41%	68,400	106,200
Stock options	17,100,000	26,550,000	10.00	5.82%	33,858	52,569

Total	29,070,000	45,135,000	17.00%	7.97%	$153,558	$238,419

(1)

The actual value of restricted stock awards will be determined based on their fair market value as of the date grants are made. For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $1.98 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; a dividend yield of 2.0%; a risk-free rate of return of 3.04%; and expected volatility of 15.82%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.
(2)	No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the stock offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2006 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering except to fund the grants of restricted stock under our existing stock-based benefit plan or under extraordinary circumstances.

Tax Consequences

Investors Bancorp, MHC, Old Investors Bancorp, Investors Bank and New Investors Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding the material federal income tax consequences of the conversion, and have received an opinion of KPMG LLP regarding the material New Jersey state income tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Investors Bancorp, MHC, Old Investors Bancorp (except for cash paid for fractional shares), Investors Bank, New Investors Bancorp, persons eligible to subscribe in the subscription offering, or existing stockholders of Old Investors Bancorp. Existing stockholders of Old Investors Bancorp who receive cash in lieu of fractional shares of New Investors Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is 800-945-8598. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Because we intend to continue to increase our commercial originations, our credit risk will increase.

At December 31, 2013, our portfolio of multi-family, commercial real estate, construction and C&I, loans totaled $6.96 billion, or 53.3% of our total loans. We intend to increase our originations of multi-family, commercial real estate, construction and C&I loans, which generally have more risk than one- to four-family residential mortgage loans. Since repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the real estate market or the local economy. In addition, our commercial borrowers may have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Because we plan to continue to increase our originations of these loans, it may be necessary to increase the level of our allowance for loan losses because of the increased risk characteristics associated with these types of loans. Any such increase to our allowance for loan losses would adversely affect our earnings.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If actual results differ significantly from our assumptions, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income. Our allowance for loan losses at December 31, 2013 of $173.9 million was 1.33% of total loans and 124.30% of non-performing loans at such date.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. A material increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities would have a material adverse effect on our financial condition and results of operations.

A significant portion of our multi-family loan portfolio, commercial real estate portfolio and nearly all of our C&I loan portfolio is unseasoned. It is difficult to judge the future performance of unseasoned loans.

Our multi-family loan portfolio has increased to $3.99 billion at December 31, 2013 from $612.7 million at December 31, 2009. Our commercial real estate portfolio has increased to $2.51 billion at December 31, 2013 from $730.0 million at December 31, 2009. Our C&I loan portfolio has increased to $268.4 million at December 31, 2013 from $23.2 million at December 31, 2009. Consequently, a large portion of our multi-family loans, commercial real estate loans and nearly all of our C&I loans are unseasoned. It is difficult to assess the future performance of these recently originated loans because of their relatively limited payment history from which to judge future collectability, especially in the current weak economic environment. These loans may experience higher delinquency or charge-off levels than our historical loan portfolio experience, which could adversely affect our future performance.

Our liabilities reprice faster than our assets and future increases in interest rates will reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The interest income we earn on our assets and the interest expense we pay on our liabilities are generally fixed for a contractual period of time. Our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates causes increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest the funds from faster prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Conversely, an increase in interest rates generally reduces prepayments. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At December 31, 2013 the fair value of our total securities portfolio was $1.62 billion. Unrealized net losses on securities available-for-sale are reported as a separate component of equity. To the extent interest rates increase and the value of our available-for-sale portfolio decreases, our stockholders’ equity will be adversely affected.

We evaluate interest rate sensitivity using models that estimate the change in our net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At December 31, 2013, in the event of a 200 basis point increase in interest rates, whereby rates increase evenly over a twelve-month period, and assuming management took no action to mitigate the effect of such change, the model projects that we would experience a 6.8% or $32.3 million decrease in net interest income and 15.7% or $239.3 million decrease in net portfolio value.

Historically low interest rates may adversely affect our net interest income and profitability.

During the past four years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels than available prior to 2008. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, and over the past few years this has been one factor contributing to the increase in our interest rate spread as interest rates decreased. However, our ability to lower our interest expense will be limited at these interest rate levels while the average yield on our interest-earning assets may continue to decrease. Accordingly, our net interest income may be adversely affected and may decrease, which may have an adverse effect on our future profitability.

We may not be able to continue to grow our business, which may adversely impact our results of operations.

Our total assets have grown from approximately $8.4 billion at December 31, 2009 to $15.6 billion at December 31, 2013. Our business strategy calls for continued growth. Our ability to continue to grow depends, in part, upon our ability to open new branch locations, successfully attract deposits, identify favorable loan and investment opportunities, and acquire other banks and non-bank entities. In the event that we do not continue to grow, our results of operations could be adversely impacted.

Our ability to grow successfully will depend on whether we can continue to fund this growth while maintaining cost controls and asset quality, as well as on factors beyond our control, such as national and regional economic conditions and interest rate trends. If we are not able to control costs and maintain asset quality, such growth could adversely impact our earnings and financial condition.

We could be required to repurchase mortgage loans or indemnify mortgage loan purchasers due to breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could have an adverse impact on our liquidity, results of operations and financial condition.

We sell into the secondary market a portion of the residential mortgage loans that we originate through our mortgage subsidiary, Investors Home Mortgage. The whole loan sale agreements we enter into in connection with such loan sales require us to repurchase or substitute mortgage loans in the event there is a breach of any of representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of borrower fraud or in the event of early payment default of the borrower on a mortgage loan. We have established a reserve for estimated repurchase and indemnification obligations on the residential mortgage loans that we sell. We make various assumptions and judgments in determining this reserve. If our assumptions are incorrect, our reserve may not be sufficient to cover losses from repurchase and indemnification obligations related to our residential loans sold. Such event would have an adverse effect on our earnings.

We may incur impairments to goodwill.

At December 31, 2013 we had approximately $77.6 million recorded as goodwill. We evaluate goodwill for impairment, at least annually. Significant negative industry or economic trends, including declines in the market price of our common stock, reduced estimates of future cash flows or disruptions to our business, could result in impairments to goodwill. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely on projections of future operating performance. We operate in competitive environments and projections of future operating results and cash flows may vary significantly from actual results. If our analysis results in impairment to goodwill, we would be required to record an impairment charge to earnings in our financial statements during the period in which such impairment is determined to exist. Any such change could have an adverse effect on our results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

Investors Bank is subject to extensive regulation, supervision and examination by the NJDBI, our chartering authority, by the FDIC, as insurer of our deposits, and by the recently created CFPB, with respect to consumer protection laws. As a bank holding company, New Investors Bancorp will be subject to regulation and oversight by the Federal Reserve Board. Such regulation and supervision govern the activities in which a bank and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the requirement for additional capital, the imposition of restrictions on our operations, the classification of our assets, the adequacy of our allowance for loan losses, the adequacy of our compliance and privacy programs (including anti-money laundering and Bank Secrecy Act compliance, for example), and approval of merger transactions. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Investors Bank, New Investors Bancorp and our operations, including our ability to engage in merger transactions.

The potential exists for additional Federal or state laws and regulations regarding capital requirements, lending and funding practices and liquidity standards, and bank regulatory agencies are expected to remain active in responding to concerns and trends identified in examinations, including the potential issuance of formal enforcement orders. New laws, regulations, and other regulatory changes could increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws, regulations, and other regulatory changes, along with negative developments in the financial industry and the domestic and international credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our on-going operations, costs and profitability.

A continuation or worsening of economic conditions could adversely affect our financial condition and results of operations.

Although the U.S. economy has emerged from the severe recession that occurred in 2008 and 2009, economic growth has been slow and unemployment levels, while improving, remain high despite the Federal Reserve Board’s unprecedented efforts to maintain low market interest rates and encourage economic growth. Recovery by many businesses has been impaired by lower consumer spending. A discontinuation of the Federal Reserve Board’s bond purchasing program could result in higher interest rates and reduced economic activity. Moreover, a return to prolonged deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and investments, and our on-going operations, costs and profitability. Further declines in real estate values and sales volumes and continued elevated unemployment levels may result in greater loan delinquencies, increases in our nonperforming, criticized and classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations.

Our inability to achieve profitability on new branches may negatively affect our earnings.

We have expanded our presence throughout our market area and we intend to pursue further expansion through de novo branching or the purchase of branches from other financial institutions. The profitability of our expansion strategy will depend on whether the income that we generate from the new branches will offset the increased expenses resulting from operating these branches. We expect that it may take a period of time before these branches can become profitable, especially in areas in which we do not have an established presence. During this period, the expense of operating these branches may negatively affect our net income.

Growing by acquisition entails integration and certain other risks.

We completed the acquisitions of Roma Financial Corporation on December 6, 2013 and Gateway Community Financial Corp. on January 10, 2014. Failure to successfully integrate systems of these acquisitions could have a material impact on the operations of Investors Bank.

Future acquisition activity could dilute book value.

Both nationally and in New Jersey, the banking industry is undergoing consolidation marked by numerous mergers and acquisitions. From time to time we may be presented with opportunities to acquire institutions and/or bank branches and we may engage in discussions and negotiations. Acquisitions typically involve the payment of a premium over book and trading values, and therefore, may result in the dilution of our book value per share.

The Dodd-Frank Act, among other things, created a new CFPB, tightened capital standards and will continue to result in new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) is significantly changing the current bank regulatory structure and affecting the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years. However, it is expected that the legislation and implementing regulations will materially increase our operating and compliance costs.

The Dodd-Frank Act created the CFPB with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB has examination and enforcement authority over all banks with more than $10 billion in assets, such as Investors Bank. Banks with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

The Dodd-Frank Act requires minimum leverage (Tier 1) and risk-based capital requirements for bank and savings and loan holding companies that are no less than those applicable to banks, which will exclude certain instruments that previously have been eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities.

Effective July 21, 2011, the Dodd-Frank Act eliminated the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts, which could result in an increase in our interest expense.

The Dodd-Frank Act also broadens the base for FDIC deposit insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution, rather than deposits. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest bearing transaction accounts had unlimited deposit insurance through December 31, 2012. The legislation also increases the required minimum reserve ratio for the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits, and directs the FDIC to offset the effects of increased assessments on depository institutions with less than $10 billion in assets.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. It also provides that the listing standards of the national securities exchanges shall require listed companies to implement and disclose “clawback” policies mandating the recovery of incentive compensation paid to executive officers in connection with accounting restatements. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives.

Effective December 10, 2013, pursuant to the Dodd-Frank Act, federal banking and securities regulators issued final rules to implement Section 619 of the Dodd-Frank Act (the “Volcker Rule”). Generally, subject to a transition period and certain exceptions, the Volcker Rule restricts insured depository institutions and their affiliated companies from engaging in short-term proprietary trading of certain securities, investing in funds with collateral comprised of less than 100% loans that are not registered with the Securities and Exchange Commission (“SEC”) and from engaging in hedging activities that do not hedge a specific identified risk. After the transition period, the Volcker Rule prohibitions and restrictions will apply to banking entities, including New Investors Bancorp, unless an exception applies.

We will become subject to more stringent capital requirements, which may adversely impact our return on equity, or constrain us from paying dividends or repurchasing shares.

In July 2013, the FDIC and the Federal Reserve Board approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to Investors Bank and New Investors Bancorp. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which will be effective for Investors Bank and New Investors Bancorp on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5%, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

The application of more stringent capital requirements for Investors Bank and New Investors Bancorp could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions constraining us from paying dividends or repurchasing shares if we were to be unable to comply with such requirements.

New regulations could restrict our ability to originate and sell mortgage loans.

The CFPB has issued a rule designed to clarify for lenders how they can avoid monetary damages under the Dodd-Frank Act, which would hold lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that meet this “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the CFPB’s rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative-amortization; and

•	terms longer than 30 years.

Also, to qualify as a “qualified mortgage,” a borrower’s total debt-to-income ratio may not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The CFPB’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, or could make it more expensive/and or time consuming to make these loans, which could limit our growth or profitability.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with numerous commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have substantially greater resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we can. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. For additional information see “Business of Investors Bank—Competition.”

Any future increase in FDIC insurance premiums will adversely impact our earnings.

As a “large institution” within the meaning of FDIC regulations (i.e., greater than $10 billion in assets), Investors Bank’s deposit insurance premium is determined differently than smaller banks. Small banks are assessed based on a risk classification determined by examination ratings, financial ratios and certain specified adjustments. However, beginning in 2011, large institutions became subject to assessment based upon a more detailed scorecard approach involving (i) a performance score determined using forward-looking risk measures, including certain stress testing, and (ii) a loss severity score, which is designed to measure, based on modeling, potential loss to the FDIC insurance fund if the institution failed.

The total score is converted to an assessment rate, subject to certain adjustments, with institutions deemed riskier paying higher assessments. In October 2012, the FDIC issued a final rule, effective March 1, 2013, which clarifies and refines its large bank assessment formula. Since the large institution assessment procedure is still relatively unknown, the long term effect on Investors Bank’s deposit insurance assessment is uncertain.

We may eliminate dividends on our common stock.

On September 28, 2012, we declared our first quarterly cash dividend and we have paid quarterly cash dividend since then. Although we have begun paying quarterly cash dividends to our stockholders, stockholders are not entitled to receive dividends. Downturns in domestic and global economies and other factors could cause our board of directors to consider, among other things, the elimination of or reduction in the amount and/or frequency of cash dividends paid on our common stock.

We could be adversely affected by failure in our internal controls.

A failure in our internal controls could have a significant negative impact not only on our earnings, but also on the perception that customers, regulators and investors may have of us. We continue to devote a significant amount of effort, time and resources to continually strengthening our controls and ensuring compliance with complex accounting standards and banking regulations. For example, we are planning a core system conversion in 2015 in an effort to further strengthen such internal controls and compliance systems, as well as allow for more processing of more complex transactions by our customers. Failure to properly and timely implement the core system conversion could have a material adverse effect on our operations.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches (including privacy breaches), but such events may still occur or may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

Our recruitment efforts may not be sufficient to implement our business strategy and execute successful operations.

As we continue to grow, we may find our recruitment efforts more challenging. If we do not succeed in attracting, hiring, and integrating experienced or qualified personnel, we may not be able to continue to successfully implement our business strategy.

We recently hired an asset based lending team and expanded our business lending into the healthcare market, both of which may expose us to increased lending risks and may have a negative effect on our results of operations.

In an effort to diversify our loan portfolio, we have recently hired an asset based lending team and a healthcare lending team. These types of loans generally have a higher risk of loss compared to our one- to four-family residential real estate loans and multi-family loans, which could have a negative effect on our results of operations. In addition, because we are not as experienced with these new loan products, we may require additional time and resources for offering and managing such products effectively or may be unsuccessful in offering such products at a profit.

Severe weather, acts of terrorism and other external events could impact our ability to conduct business.

Recent weather-related events have adversely impacted our market area, especially areas located near coastal waters and flood prone areas. Such events that may cause significant flooding and other storm-related damage may become more common events in the future. Financial institutions have been, and continue to be, targets of terrorist threats aimed at compromising operating and communication systems and the metropolitan New York area and Northern New Jersey remain central targets for potential acts of terrorism. Such events could cause significant damage, impact the stability of our facilities and result in additional expenses, impair the ability of our borrowers to repay their loans, reduce the value of collateral securing repayment of our loans, and result in the loss of revenue. While we have established and regularly test disaster recovery procedures, the occurrence of any such event could have a material adverse effect on our business, operations and financial condition.

Risks Related to the Offering

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of New Investors Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $825.2 million and $1.29 billion of the net proceeds of the offering in Investors Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including, subject to regulatory limitations, the repurchase shares of common stock and the payment of dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. Investors Bank may use the net proceeds it receives to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, build new branches or acquire branches, or for other general corporate purposes. With the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the NJDBI, the FDIC or the Federal Reserve Board. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds. Our failure to utilize these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the offering into higher yielding assets, we expect our return on equity to be low, which may reduce the market price of our common stock.

The contribution of shares to the Charitable Foundation will dilute your ownership interest and adversely affect net income in the year we complete the stock offering.

Subject to depositor and stockholder approval, we intend to make a contribution to the Charitable Foundation in the form of shares of common stock equal to $10.0 million in value and $10.0 million in cash, for an aggregate contribution of $20.0 million. The aggregate contribution will reduce our net income for the quarter and year in which we make the contribution to the Charitable Foundation. The after-tax expense of the contribution will reduce net income by approximately $12.6 million at the adjusted maximum of the valuation range. Persons purchasing shares in the stock offering will have their ownership and voting interests in New Investors Bancorp diluted by up to 0.36% at the minimum of the valuation range due to the issuance of shares of common stock to the Charitable Foundation.

Our contribution to the Charitable Foundation may not be fully tax deductible, which could reduce our net income.

We may not have sufficient taxable income to be able to use the deduction fully. Under the Internal Revenue Code, a corporate entity is generally permitted to deduct charitable contributions in an amount of up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal and state income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity could, if necessary, be deducted for federal and state income tax purposes over a six-year period. Our taxable income over this period may not be sufficient to fully use this deduction.

In the event that the contribution to the Charitable Foundation is not fully tax deductible, we would recognize after-tax expense up to the value of the non-deductible contribution, or $12.6 million at the adjusted maximum of the valuation range should the entire contribution not be deductible.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plan. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. In the event we adopt a stock-based benefit plan within 12 months following the conversion, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under our proposed stock-based benefit plans will be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the stock offering and issued to the Charitable Foundation.

We will also recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The employee stock ownership plan expense in the first year following the offering for shares purchased in the offering has been estimated to be approximately $2.7 million ($1.7 million after tax) at the adjusted maximum of the offering range assuming the employee stock ownership plan purchases 3% of the shares of common stock sold in the offering and issued to the Charitable Foundation as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

In addition, all unvested stock options and stock awards currently outstanding will vest upon completion of the conversion. We anticipate the pre-tax expense of the accelerated vesting of stock options and stock awards will be approximately $12.8 million, with such expense to be incurred during the quarter in which the stock offering is completed, which is expected to be the second quarter of 2014.

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience an 7.97% dilution in ownership interest at the minimum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in an amount equal to 10% and 4%, respectively, of the shares sold in the offering. In the event we adopt a stock-based benefit plan more than 12 months following the conversion, the plan would not be subject to these limitations and stockholders could experience greater dilution.

Although the implementation of the stock-based benefit plans will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our existing and proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the total shares of our common stock sold in the stock offering and issued to the Charitable Foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the determination as to the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts of New Investors Bancorp more difficult to achieve.

Certain provisions of our certificate of incorporation and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of New Investors Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company, including shares of our common stock or shares of our preferred stock were those shares to become entitled to vote upon the election of two directors because of missed dividends, creates a rebuttable presumption that the acquirer “controls” the bank holding company. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any bank, including Investors Bank. There also are provisions in our certificate of incorporation that may be used to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of the shares of common stock outstanding. Furthermore, shares of restricted stock and stock options that we have granted or may grant to employees and directors, stock ownership by our management and directors, employment agreements that we have entered into with our executive officers and other factors may make it more difficult for companies or persons to acquire control of New Investors Bancorp without the consent of our board of directors. Taken as a whole, these statutory provisions and provisions in our certificate of incorporation could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

For additional information, see “Restrictions on Acquisition of New Investors Bancorp,” “Management—Employment Agreements,” and “—Benefits to be Considered Following Completion of the Conversion.”

You may not revoke your decision to subscribe for New Investors Bancorp common stock in the subscription offering after you submit your stock order.

Funds submitted or deposit account withdrawals authorized in connection with a subscription for shares of common stock in the subscription offering will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a firm commitment underwritten offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription offering are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond May 26, 2014, or the number of shares to be sold in the offering is increased to more than 264,500,000 shares or decreased to fewer than 170,000,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors or certain borrowers of Investors Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Old Investors Bancorp and its subsidiaries for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Old Investors Bancorp contained elsewhere in this prospectus, including the consolidated financial statements beginning on page F-1 of this prospectus. The information at December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012, and 2011 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information for the year ended December 31, 2010 is derived in part from the audited consolidated financial statements that do not appear in this prospectus. The information at December 31, 2011, 2010 and 2009 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The information for the year ended December 31, 2009, is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the period presented.

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$15,623,070	$12,722,574	$10,701,585	$9,602,131	$8,357,816
Loans receivable, net	12,882,544	10,306,786	8,794,211	7,917,705	6,615,459
Loans held-for-sale	8,273	28,233	18,847	35,054	27,043
Securities held to maturity	831,819	179,922	287,671	478,536	717,441
Securities available for sale, at estimated fair value	785,032	1,385,328	983,715	602,733	471,243
Bank owned life insurance	152,788	113,941	112,990	117,039	114,542
Deposits	10,718,811	8,768,857	7,362,003	6,774,930	5,840,643
Borrowed funds	3,367,274	2,705,652	2,255,486	1,826,514	1,600,542
Goodwill	77,571	77,063	21,972	21,609	22,556
Stockholders’ equity	1,334,327	1,066,817	967,440	901,279	850,213

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Selected Operating Data:
Interest and dividend income	$545,068	$496,189	$473,572	$428,703	$384,385
Interest expense	109,642	123,444	144,488	159,293	192,096

Net interest income	435,426	372,745	329,084	269,410	192,289
Provision for loan losses	50,500	65,000	75,500	66,500	39,450

Net interest income after provision for loan losses	384,926	307,745	253,584	202,910	152,839
Non-interest income	36,571	44,112	29,170	26,525	14,835
Non-interest expenses	245,711	207,007	157,587	130,813	109,118

Income before income tax expense	175,786	144,850	125,167	98,622	58,556
Income tax expense	63,755	56,083	46,281	36,603	23,444

Net income	$112,031	$88,767	$78,886	$62,019	$35,112

Earnings per share—basic	$1.02	$0.83	$0.73	$0.57	$0.33
Earnings per share—diluted	$1.01	$0.82	$0.73	$0.56	$0.33

At or for the Year Ended December 31,
2013	2012	2011	2010	2009
(Dollars in thousands)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.83%	0.77%	0.78%	0.70%	0.45%
Return on equity (ratio of net income to average equity)	10.00%	8.68%	8.43%	6.95%	4.40%
Net interest rate spread (1)	3.25%	3.26%	3.22%	2.97%	2.28%
Net interest margin (2)	3.37%	3.40%	3.39%	3.17%	2.53%
Efficiency ratio (3)	52.06%	49.66%	43.68%	44.20%	52.68%
Efficiency ratio—Adjusted (4)	50.66%	46.47%	43.68%	44.20%	50.60%
Non-interest expenses to average total assets	1.82%	1.81%	1.54%	1.47%	1.38%
Average interest-earning assets to average interest-bearing liabilities	1.15	x	1.13	x	1.11	x	1.10	x	1.10	x
Dividend payout ratio (6)	19.61%	6.02%	—	—	—
Asset Quality Ratios:
Non-performing assets to total assets	0.95%	1.14%	1.48%	1.74%	1.44%
Non-accrual loans to total loans	0.77%	1.16%	1.60%	2.08%	1.81%
Allowance for loan losses to non-performing loans	124.30%	104.29%	76.79%	54.81%	45.80%
Allowance for loan losses to total loans	1.33%	1.36%	1.32%	1.14%	0.83%
Capital Ratios:
Total capital (to average assets) (5)	8.20%	7.59%	8.21%	8.56%	9.03%
Tier I risk-based capital (to risk-weighted assets) (5)	10.14%	9.98%	11.65%	12.50%	14.70%
Total risk-based capital (to risk-weighted assets) (5)	11.39%	11.24%	12.91%	13.75%	15.78%
Equity to total assets	8.54%	8.39%	9.04%	9.39%	10.17%
Other Data:
Tangible equity to tangible assets	7.90%	7.67%	8.71%	9.02%	9.83%
Average equity to average assets	8.32%	8.92%	9.26%	10.02%	10.11%
Book value per common share	$9.85	$9.81	$8.98	$8.23	$7.67
Tangible book value per common share	$9.04	$8.89	$8.62	$7.88	$7.38
Number of full service offices	129	101	81	82	65
Full time equivalent employees	1,541	1,193	959	869	704

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	The efficiency ratio-adjusted represents non-interest expense divided by the sum of net interest income and non-interest income. For the year ended December 31, 2013, excludes pre-tax acquisition charges related to Roma Financial of $5.6 million and a non-cash OTTI charge of $977,000. Excludes pre-tax acquisition charges related to Marathon and BFSB of $13.3 million for the year ended December 31, 2012, OTTI of $1.4 million for the year ended December 31, 2009 and FDIC special assessment of $3.6 million for the years ended December 31, 2009.
(5)	Ratios are for Investors Bank and do not include capital retained at the holding company level.
(6)	The dividend payout ratio represents dividends declared per share divided by net income per share.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields or reduce the fair value of financial instruments or reduce the origination levels in our lending business, or increase the level of defaults, losses and prepayments on loans we have made and make whether held in portfolio or sold in the secondary markets;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to manage market risk, credit risk and operational risk in the current economic conditions;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	changes in the level of government support for housing finance;

•	significant increases in our loan losses; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $1.65 billion and $2.57 billion.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	170,000,000 Shares		200,000,000 Shares		230,000,000 Shares		264,500,000 Shares
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$1,700,000		$2,000,000		$2,300,000		$2,645,000
Less offering expenses	49,685		57,305		64,925		73,688

Net offering proceeds	$1,650,315	100.0%	$1,942,695	100.0%	$2,235,075	100.0%	$2,571,312	100.0%

Distribution of net proceeds:
Contribution to Investors Bank	$825,157	50.0%	$971,347	50.0%	$1,117,537	50.0%	$1,285,656	50.0%
Cash contribution to the Charitable Foundation	$10,000	0.6%	$10,000	0.5%	$10,000	0.4%	$10,000	0.4%
To fund loan to employee stock ownership plan	$51,300	3.1%	$60,300	3.1%	$69,300	3.1%	$79,650	3.1%

Retained by New Investors Bancorp (1)	$763,858	46.3%	$901,048	46.4%	$1,038,238	46.5%	$1,196,006	46.5%

(1)	In the event stock-based benefit plans providing for stock awards and stock options are approved by stockholders, and assuming shares are purchased for stock awards at $10.00 per share, an additional $68.4 million, $80.4 million, $92.4 million and $106.2 million of net proceeds will be used by New Investors Bancorp. In this case, the net proceeds retained by New Investors Bancorp would be $695.5 million, $820.6 million, $945.8 million and $1.09 billion, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Investors Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if fewer shares were sold in the subscription offering and more in the firm commitment underwritten offering than we have assumed. In addition, amounts shown for the distribution of the net proceeds at the minimum of the offering range to fund the loan to the employee stock ownership plan and proceeds to be retained by New Investors Bancorp may change if we exercise our right to have the employee stock ownership plan purchase more than 3% of the shares of common stock offered if necessary to complete the offering at the minimum of the offering range.

New Investors Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay off short-term borrowings as they mature;

•	to finance the acquisition of financial institutions or other financial services companies as opportunities arise, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund restricted stock plans (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

Investors Bank may use the net proceeds it receives from the offering:

•	to expand its retail banking franchise through de novo growth or by acquiring new branches or by acquiring other financial institutions, although we do not currently have any agreements to acquire a financial institution or other entity;

•	to fund new loans;

•	to pay down short-term borrowings as they mature;

•	to improve existing products and services and to support the development of new products and services;

•	to invest in securities; and

•	for other general corporate purposes.

Until we are able to deploy funds as set forth above, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity will be lower compared to our performance in recent years, until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

After the completion of the conversion, we intend to continue to pay cash dividends on a quarterly basis, subject to market, tax and regulatory considerations. The dividend rate will depend on a number of factors, including our capital requirements, our financial condition and results of operations, the rate of federal and state taxation of dividends, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will continue to pay dividends in the future, or that any such dividends will not be reduced or eliminated.

After the completion of the conversion, Investors Bank will not be permitted to pay dividends on its capital stock to New Investors Bancorp, its sole stockholder, if Investors Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Investors Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Under New Jersey law, Investors Bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair Investors Bank’s capital stock. In addition, Investors Bank may not pay a dividend unless it would, after the payment of the dividend, have a surplus of not less than 50% of its capital stock, or alternatively, the payment of the dividend would not reduce the surplus.

Any payment of dividends by Investors Bank to New Investors Bancorp that would be deemed to be drawn from Investors Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Investors Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Investors Bank does not intend to make any distribution that would create such a federal tax liability. See “The Conversion and Offering—Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of Investors Bank to make capital distributions, including the payment of dividends to New Investors Bancorp, see “Taxation—Federal Taxation” and “Supervision and Regulation.”

New Investors Bancorp will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by New Investors Bancorp in connection with the conversion. The source of dividends will depend on the net proceeds retained by New Investors Bancorp and earnings thereon, and dividends from Investors Bank. In addition, New Investors Bancorp will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. In addition, Delaware law generally limits dividends to our capital surplus or, if there is no capital surplus, our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

We will file a consolidated federal tax return with Investors Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, pursuant to Federal Reserve Board regulations, during the three-year period following the conversion, we will not make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Old Investors Bancorp’s common stock is currently listed on the Nasdaq Global Select Market under the symbol “ISBC.” Upon completion of the conversion, we expect the shares of common stock of New Investors Bancorp will replace the existing shares of Old Investors Bancorp and trade on the Nasdaq Global Select Market under the symbol “ISBC.”

The following table sets forth the high and low trading prices for shares of our common stock for the periods indicated, as obtained from the Nasdaq Stock Market, and the dividends declared during those periods. As of the close of business on March 4, 2014, there were 139,640,210 shares of common stock outstanding, including approximately 53,938,403 publicly held shares (shares held by stockholders other than Investors Bancorp, MHC), and approximately 12,000 stockholders of record. The number of stockholders of record does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

	Price Per Share		Dividends Paid
	High	Low
2014
First quarter (through March 10, 2014)	$27.38	$24.68	$0.05

2013
Fourth quarter	$25.81	$21.55	$0.05
Third quarter	$22.93	$20.41	$0.05
Second quarter	$21.39	$18.18	$0.05
First quarter	$18.84	$17.36	$0.05

2012
Fourth quarter	$18.71	$15.84	$0.05
Third quarter	$18.28	$15.04	$—
Second quarter	$15.44	$14.42	$—
First quarter	$15.50	$13.61	$—

On December 17, 2013, the business day immediately preceding the public announcement of the conversion, and on March 10, 2014, the closing price of Old Investors Bancorp’s common stock as reported on the Nasdaq Global Select Market was $24.03 per share and $27.13 per share, respectively. On the effective date of the conversion, all publicly held shares of Old Investors Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of New Investors Bancorp common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Public Stockholders” and “Impact of Investors Bancorp, MHC’s Assets on Minority Stock Ownership.” Options to purchase shares of Old Investors Bancorp common stock will be converted into options to purchase a number of shares of New Investors Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2013, Investors Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Investors Bank at December 31, 2013, and the pro forma equity capital and regulatory capital of Investors Bank, after giving effect to the completion of the Gateway Community Financial Corp. acquisition and the sale of shares of common stock at $10.00 per share. See “Pro Forma Data.” The table assumes the receipt by Investors Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Investors Bank Historical at December 31, 2013, giving effect to the Gateway acquisition (2)		Pro Forma at December 31, 2013, Based Upon the Sale in the Offering of (1)(2)
			170,000,000 Shares		200,000,000 Shares		230,000,000 Shares		264,500,000 Shares
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$1,265,977	7.98%	$1,971,434	11.81%	$2,096,624	12.45%	$2,221,814	13.08%	$2,365,783	13.79%
Tier 1 leverage capital	$1,194,789	8.17%	$1,900,246	12.30%	$2,025,436	12.99%	$2,150,626	13.67%	$2,294,595	14.43%
Leverage requirement (4)	584,737	4.00%	617,743	4.00%	623,591	4.00%	629,438	4.00%	636,163	4.00%

Excess	$610,052	4.17%	$1,282,503	8.30%	$1,401,845	8.99%	$1,521,188	9.67%	$1,658,432	10.43%

Tier 1 risk-based capital (5)	$1,194,789	10.18%	$1,900,246	15.96%	$2,025,436	16.97%	$2,150,626	17.98%	$2,294,595	19.13%
Risk-based requirement	469,559	4.00%	476,160	4.00%	477,329	4.00%	478,499	4.00%	479,844	4.00%

Excess	$725,230	6.18%	$1,424,086	11.96%	$1,548,107	12.97%	$1,672,127	13.98%	$1,814,751	15.13%

Total risk-based capital (5)	$1,340,018	11.42%	$2,045,475	17.18%	$2,170,665	18.19%	$2,295,855	19.19%	$2,439,824	20.34%
Risk-based requirement	939,117	8.00%	952,320	8.00%	954,659	8.00%	956,998	8.00%	959,688	8.00%

Excess	$400,901	3.42%	$1,093,155	9.18%	$1.216,006	10.19%	$1,338,857	11.19%	$1,480,136	12.34%

Reconciliation of capital infused into Investors Bank:
Net proceeds			$825,157		$971,347		$1,117,537		$1,285,656
Less: Common stock acquired by stock-based benefit plan			(68,400)		(80,400)		(92,400)		(106,200)
Less: Common stock acquired by employee stock ownership plan			(51,300)		(60,300)		(69,300)		(79,650)

Pro forma increase			$705,457		$830,647		$955,837		$1,099,806

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 3% of the shares of common stock sold in the stock offering and issued to the Charitable Foundation with funds New Investors Bancorp lends to such plan. Pro forma equity and regulatory capital have been reduced by the amount required to fund this plan. See “Management” for a discussion of the employee stock ownership plan.
(2)	Pursuant to generally accepted accounting principles. at the bank level, the acquisition of Gateway Community Financial Corp. results in an estimated increase in stockholders’ equity of $22.3 million and an estimated increase in total assets of $286.8 million. For regulatory capital calculations, the acquisition of Gateway Community Financial Corp. results in estimated increases of $20.0 million in Tier 1 capital, $20.0 million in risk-based capital, $288.9 million in adjusted assets, and $153.8 million in risk-weighted assets.
(3)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	The current Tier 1 leverage requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Old Investors Bancorp at December 31, 2013 and the pro forma consolidated capitalization of New Investors Bancorp after giving effect to the completion of the Gateway Community Financial Corp. acquisition and the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Old Investors Bancorp Historical at December 31, 2013, giving effect to the Gateway acquisition (1)	Pro Forma at December 31, 2013 Based upon the Sale in the Offering at $10.00 per Share of
		170,000,000 Shares	200,000,000 Shares	230,000,000 Shares	264,500,000 Shares
	(Dollars in thousands)
Deposits (2)	$10,976,410	$10,976,410	$10,976,410	$10,976,410	$10,976,410
Borrowed funds	3,372,274	3,372,274	3,372,274	3,372,274	3,372,274

Total deposits and borrowed funds	$14,348,684	$14,348,684	$14,348,684	$14,348,684	$14,348,684

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized (post-conversion); shares to be issued as reflected (3)(4)	$604	2,766	3,252	3,739	4,298
Additional paid-in capital (3)	743,974	2,335,081	2,626,975	2,918,868	3,254,546
MHC capital contribution	—	10,440	10,440	10,440	10,440
Retained earnings (5)	734,563	734,563	734,563	734,563	734,563
Accumulated other comprehensive income	(25,696)	(25,696)	(25,696)	(25,696)	(25,696)
Less:
Treasury stock	(67,046)	—	—	—	—
After-tax expense of contribution to the Charitable Foundation (6)	—	(12,600)	(12,600)	(12,600)	(12,600)
Common stock held by employee stock ownership plan (7)	(29,779)	(81,079)	(90,079)	(99,079)	(109,429)
Common stock to be acquired by stock-based benefit plan (8)	—	(68,400)	(80,400)	(92,400)	(106,200)

Total stockholders’ equity	$1,356,620	$2,895,075	$3,166,455	$3,437,835	$3,749,922

Pro Forma Shares Outstanding
Shares offered for sale	—	170,000,000	200,000,000	230,000,000	264,500,000
Exchange shares issued	—	105,592,049	124,225,940	142,859,831	164,288,806
Shares issued to the Charitable Foundation	—	1,000,000	1,000,000	1,000,000	1,000,000

Total shares outstanding	139,212,210	276,592,049	325,225,940	373,859,831	429,788,806

Total stockholders’ equity as a percentage of total assets (2)	8.53%	16.59%	17.87%	19.11%	20.49%
Tangible equity as a percentage of total tangible assets	7.97%	16.13%	17.42%	18.68%	20.07%

(1)	Includes the pro forma effect to capital of the acquisition of Gateway Community Financial Corp., including the impact of acquisition accounting and the recording of $1.4 million of intangible assets.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3)	Old Investors Bancorp currently has 50,000,000 authorized shares of preferred stock and 200,000,000 authorized shares of common stock, par value $0.01 per share. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of common stock to be outstanding.
(4)	No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans. No effect has been given to the exercise of options currently outstanding. See “Management.”
(5)	The retained earnings of Investors Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”
(6)	Represents the expense of the contribution to the Charitable Foundation based on a 37.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for our charitable contribution equal to 10% of our annual taxable income, subject to our ability to carry forward for Federal or state purposes any unused portion of the deduction for the five years following the year in which the contribution is made.

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(7)	Assumes that 3% of the shares sold in the offering and issued to the Charitable Foundation will be acquired by the employee stock ownership plan financed by a loan from New Investors Bancorp (although the employee stock ownership plan may purchase more than 3% of the shares sold in the offering and issued to the Charitable Foundation to the extent such purchases are necessary to complete the offering at the minimum of the offering range). The loan will be repaid principally from Investors Bank’s contributions to the employee stock ownership plan. Since New Investors Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on New Investors Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(8)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering and issued to the Charitable Foundation will be purchased for grant by one or more stock-based benefit plans. The funds to be used by the plan to purchase the shares will be provided by New Investors Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. We will accrue compensation expense to reflect the vesting of shares pursuant to the plan and will credit capital in an amount equal to the charge to operations. Implementation of the plan will require stockholder approval.

IMPACT OF INVESTORS BANCORP, MHC’S ASSETS ON MINORITY

STOCK OWNERSHIP

In the exchange, the public stockholders of Old Investors Bancorp will receive shares of common stock of New Investors Bancorp in exchange for their shares of common stock of Old Investors Bancorp pursuant to an exchange ratio that is designed to provide, subject to adjustment, that the stockholders will own the same percentage of the common stock of New Investors Bancorp after the conversion as they held in Old Investors Bancorp immediately prior to the conversion, without giving effect to new shares purchased in the offering, the shares issued to the Charitable Foundation or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by Investors Bancorp, MHC (other than shares of stock of Old Investors Bancorp), which assets consist primarily of cash relating to dividends paid by Old Investors Bancorp and cash obtained in the merger with Roma Financial Corporation, MHC, less Investors Bancorp, MHC’s expenses, including on-going charitable contributions. Investors Bancorp, MHC had net assets of $7.6 million as of December 31, 2013, not including Old Investors Bancorp common stock. The appraisal also takes into account the payment of a dividend of $0.05 per share in the first quarter of 2014 and assumes expenses of Investors Bancorp, MHC through the first quarter of 2014, resulting in Investors Bancorp, MHC having net assets of $10.4 million immediately prior to the closing of the conversion and the offering. The adjustments described above would decrease Old Investors Bancorp’s public stockholders’ ownership interest in New Investors Bancorp from 38.4380% to 38.3146% (assuming the acquisition of Gateway Community Financial Corp. had been completed as of that date and prior to the issuance of shares to the Charitable Foundation). If Old Investors Bancorp declares any further dividends before the completion of the conversion, public stockholders’ ownership interest in Old Investors Bancorp will be further diluted.

In accordance with the process described above, the independent appraiser determined New Investors Bancorp’s pro forma market value by adjusting the exchange ratio downward to account for the assets held by Investors Bancorp, MHC, other than the common stock of Old Investors Bancorp, and decreasing the ownership interest held by the public stockholders of Old Investors Bancorp accordingly.

PRO FORMA DATA

The following tables summarize historical data of Old Investors Bancorp and pro forma data of New Investors Bancorp at and for the year ended December 31, 2013. This information is based on the assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the table are based upon the following assumptions:

(i)	35% of all shares of common stock will be sold in the subscription offering and 65% of all shares of common stock will be sold in the firm commitment underwritten offering;

(ii)	our executive officers and directors, and their associates, will purchase 285,000 shares of common stock in the offering;

(iii)	our employee stock ownership plan will purchase 3% of the shares of common stock sold in the offering and issued to the Charitable Foundation with a loan from New Investors Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated as of the date of the origination of the loan) over a period of 30 years. Interest income that we earn on the loan will offset the interest paid by Investors Bank;

(iv)	the acquisition of Gateway Community Financial Corp. had been completed at the beginning of the period;

(v)	we will pay KBW a fee equal to 0.625% of the aggregate dollar amount of common stock sold in the subscription offering (net of insider purchases and shares purchased by our employee stock ownership plan);

(vi)	we will pay RBC, KBW and Sandler O’Neill, and any other broker-dealers participating in the firm commitment underwritten offering an aggregate fee of 3.60% of the aggregate dollar amount of the common stock sold in the firm commitment underwritten offering;

(vii)	No fee will be paid with respect to shares of common stock purchased by our tax-qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families, and no fee will be paid with respect to exchange shares; and

(viii)	total expenses of the offering, other than the sales fees and commissions to be paid to RBC and KBW, and other broker-dealers, will be $6.4 million;

We calculated pro forma consolidated net income for the year ended December 31, 2013, as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.75% (1.10% on an after-tax basis). These figures represent the yield on the five-year U.S. Treasury Note as of December 31, 2013, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering and issued to the Charitable Foundation at the same price for which they were sold in the stock offering. We assume that awards of common stock granted under the plans vest over a five-year period.

We also have assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering and issued to the Charitable Foundation. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $1.98 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 15.82% for the shares of common stock, a dividend yield of 2.0%, an expected option term of 10 years and a risk-free rate of return of 3.04%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and issued to the Charitable Foundation and that vest sooner than over a five-year period if the stock-based benefit plans are implemented more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Investors Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Investors Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”

At or for the Year Ended December 31, 2013 Based upon the Sale at $10.00 Per Share of
170,000,000 Shares	200,000,000 Shares	230,000,000 Shares	264,500,000 Shares
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$1,700,000	$2,000,000	$2,300,000	$2,645,000
Market value of shares issued to the Charitable Foundation	10,000	10,000	10,000	10,000
Market value of shares issued in the exchange	1,055,920	1,242,259	1,428,598	1,642,888

Pro forma market capitalization	$2,765,920	$3,252,259	$3,738,598	$4,297,888

Gross proceeds of offering	$1,700,000	$2,000,000	$2,300,000	$2,645,000
Expenses	49,685	57,305	64,925	73,688

Estimated net proceeds	1,650,315	1,942,695	2,235,075	2,571,312
MHC capital contribution	10,440	10,440	10,440	10,440
Common stock purchased by employee stock ownership plan	(51,300)	(60,300)	(69,300)	(79,650)
Common stock purchased by stock-based benefit plan	$(68,400)	$(80,400)	$(92,400)	$(106,200)
Cash contributed to the Charitable Foundation	(10,000)	(10,000)	(10,000)	(10,000)

Estimated net proceeds, as adjusted	$1,531,055	$1,802,435	$2,073,815	$2,385,902

For the year ended December 31, 2013
Consolidated net earnings:
Historical	$112,031	$112,031	$112,031	$112,031
Income on adjusted net proceeds	16,880	19,872	22,864	26,305
Employee stock ownership plan (1)	(1,077)	(1,266)	(1,455)	(1,673)
Stock awards (2)	(8,618)	(10,130)	(11,642)	(13,381)
Stock options (3)	(6,145)	(7,223)	(8,301)	(9,541)

Pro forma net income (4)(5)	$113,070	$113,283	$113,496	$113,740

Earnings per share (4):
Historical	$0.41	$0.34	$0.30	$0.26
Income on adjusted net proceeds	0.06	0.06	0.06	0.06
Employee stock ownership plan (1)	—	—	—	—
Stock awards (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma earnings per share (4)(5)	$0.42	$0.35	$0.31	$0.27

Offering price to pro forma net earnings per share	23.81	x	28.57	x	32.26	x	37.04	x
Number of shares used in earnings per share calculations	271,633,049	319,396,940	367,160,831	422,089,306

At December 31, 2013
Stockholders’ equity:
Historical	$1,334,327	$1,334,327	$1,334,327	$1,334,327
Effect of Gateway Community Financial Corp. acquisition (6)	22,293	22,293	22,293	22,293
Estimated net proceeds	1,650,315	1,942,695	2,235,075	2,571,312
Equity increase from the mutual holding company	10,440	10,440	10,440	10,440
Stock contribution to the Charitable Foundation	10,000	10,000	10,000	10,000
Tax benefit of contribution of the Charitable Foundation	7,400	7,400	7,400	7,400
Common stock acquired by employee stock ownership plan (1)	(51,300)	(60,300)	(69,300)	(79,650)
Common stock acquired by stock-based benefit plan (2)	(68,400)	(80,400)	(92,400)	(106,200)
Contribution to the Charitable Foundation	(20,000)	(20,000)	(20,000)	(20,000)

Pro forma stockholders’ equity	$2,895,075	$3,166,455	$3,437,835	$3,749,922

Intangible assets(6)	$(95,827)	$(95,827)	$(95,827)	$(95,827)

Pro forma tangible stockholders’ equity (7)	$2,799,248	$3,070,628	$3,342,008	$3,654,095

Stockholders’ equity per share (8):
Historical	$4.82	$4.12	$3.57	$3.13
Effect of Gateway Community Financial Corp. acquisition (6)	0.08	0.07	0.06	0.05
Estimated net proceeds	5.97	5.97	5.98	5.98
Assets received from the mutual holding company	0.04	0.03	0.03	0.02

	At or for the Year Ended December 31, 2013 Based upon the Sale at $10.00 Per Share of
	170,000,000 Shares	200,000,000 Shares	230,000,000 Shares	264,500,000 Shares
	(Dollars in thousands, except per share amounts)
Stock contribution to the Charitable Foundation	0.04	0.03	0.03	0.02
Tax benefit of contribution of the Charitable Foundation	0.03	0.02	0.02	0.02
Common stock acquired by employee stock ownership plan (1)	(0.19)	(0.19)	(0.19)	(0.19)
Common stock acquired by stock-based benefit plan (2)	(0.25)	(0.25)	(0.25)	(0.25)
Contribution to the Charitable Foundation	(0.07)	(0.06)	(0.05)	(0.05)

Pro forma stockholders’ equity per share (7) (8)	$10.47	$9.74	$9.20	$8.73

Intangible assets (6)	$(0.35)	$(0.29)	$(0.26)	$(0.22)

Pro forma tangible stockholders’ equity per share (7) (8)	$10.12	$9.45	$8.94	$8.51

Offering price as percentage of pro forma stockholders’ equity per share	95.51%	102.67%	108.70%	114.55%
Offering price as percentage of pro forma tangible stockholders’ equity per share	98.81%	105.82%	111.86%	117.51%
Number of shares outstanding for pro forma book value per share calculations	276,592,049	325,225,940	373,859,831	429,788,806

(1)	Assumes that 3% of the shares of common stock sold in the offering and issued to the Charitable Foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Old Investors Bancorp and the outstanding loan with respect to existing shares of Old Investors Bancorp held by the employee stock ownership plan will be refinanced and consolidated with the new loan from New Investors Bancorp. Investors Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Investors Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 years equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Investors Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 37%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 171,000, 201,000, 231,000 and 265,500 shares were committed to be released during the period at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(2)	Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4.0% of the shares to be sold in the offering and issued to the Charitable Foundation. The shares may be acquired directly from New Investors Bancorp or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by New Investors Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2013, and (iii) the plan expense reflects an effective combined federal and state tax rate of 37%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4.0% of the shares sold in the offering and issued to the Charitable Foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.41%.
(3)

Assumes that one or more stock-based benefit plans grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and issued to the Charitable Foundation. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $1.98 for each option, the aggregate grant-date fair value of the stock

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options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 37%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.82%.
(4)	Per share figures include publicly held shares of Old Investors Bancorp common stock that will be exchanged for shares of New Investors Bancorp common stock in the conversion. See “The Conversion and Offering—Share Exchange Ratio for Public Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering, issued to the Charitable Foundation and issued in the exchange and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See note 1. The number of shares of common stock actually sold and issued to the Charitable Foundation and the corresponding number of exchange shares may be more or less than the assumed amounts.
(5)	Pro forma net income does not give effect to the nonrecurring expense that would be expected to be recognized in the year ended December 31, 2013 as a result of the contribution of cash and shares of common stock to the Charitable Foundation.
(6)	Includes the pro forma effect to capital of the acquisition of Gateway Community Financial Corp., including the impact of acquisition accounting and the recording of $1.4 million of intangible assets.
(7)	The retained earnings of Investors Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”
(8)	Per share figures include publicly held shares of Old Investors Bancorp common stock that will be exchanged for shares of New Investors Bancorp common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of: (i) the number of shares assumed to be sold in the offering; (ii) the shares issued to the Charitable Foundation; and (iii) the number of shares to be issued in the exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of outstanding shares reflects an exchange ratio of 1.9733, 2.3215, 2.6698 and 3.0702 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold, issued to the Charitable Foundation and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reviews our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear elsewhere in this prospectus. You should read the information in this section in conjunction with the business and financial information regarding us and the financial statements provided in this prospectus.

Overview

Our fundamental business strategy is to be a well capitalized, full service, community bank which provides high quality customer service and competitively priced products and services to individuals and businesses in the communities we serve.

Our results of operations depend primarily on net interest income, which is directly impacted by the market interest rate environment. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans and investment securities, and the interest we pay on our interest-bearing liabilities, primarily interest-bearing transaction accounts, time deposits, and borrowed funds. Net interest income is affected by the level of interest rates, the shape of the market yield curve, the timing of the placement and the re-pricing of interest-earning assets and interest-bearing liabilities on our balance sheet, and the prepayment rate on our mortgage-related assets.

The continued low interest rate environment has resulted in a significant portion of our interest-earning assets being refinanced at lower yields and new assets being originated at lower yields. We have been able to partially offset the yield compression by lowering the interest rates on our interest bearing liabilities. However, a steepening in the treasury yield curve during the third quarter of 2013 resulted in a reduction in mortgage refinance activity and an improvement in new loan origination yields. We continue to actively manage our interest rate risk as the current interest rate environment is forecasted to remain at current levels, with no increase in short-term rates likely until late 2014. If this interest rate and steeper yield curve environment continue, we will likely be subject to near-term net interest income compression, but then may experience an improvement in net interest income, particularly if short-term interest rates remain unchanged as forecasted, and our rates on interest bearing liabilities do not increase as quickly as interest rates on its earning assets. In addition, the current slowdown in mortgage banking activity will result in lower gains on sales of loans in comparison to prior year results. We will continue to manage our interest rate risk.

Our results of operations are also significantly affected by general economic conditions. There is still uncertainty with respect to government regulation, the Affordable Health Care Act, budget deficits, debt levels and sluggish growth. The national and regional unemployment rates remain at elevated levels. These factors coupled with the weakness in the housing and real estate markets, have resulted in our prudent approach to credit quality, recognizing higher credit costs on the loan portfolio. Despite these conditions, our overall level of non-performing loans remains low compared to our national and regional peers. We attribute this to our conservative underwriting standards, as well as our diligence in resolving our problem loans.

We continue to grow and transform the composition of our balance sheet. Total assets increased by $2.90 billion, or 22.8%, to $15.62 billion at December 31, 2013 from $12.72 billion at December 31, 2012. Excluding the Roma Financial acquisition, the increase was largely the result of net loans, including loans held for sale, increasing $1.58 billion. Net loans, including loans held for sale, increased by $2.56 billion, or 24.7%, to $12.89 billion at December 31, 2013 from $10.34 billion at December 31, 2012. For the year ended December 31, 2013, we originated $1.59 billion in multi-family loans, $454.2 million in commercial real estate loans, $251.0 million in commercial and industrial loans, $79.6 million in consumer and other loans and $57.5 million in construction loans. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The multi-family and commercial real estate loans we originate and purchase are secured by properties located primarily in New Jersey and New York.

On December 6, 2013, we completed the acquisition of Roma Financial Corporation and its subsidiaries, Roma Bank and RomAsia Bank. On January 10, 2014, we completed the acquisition of Gateway Community Financial Corp. and its subsidiary, GCF Bank, which are not reflected in the financial statements at December 31, 2013. The geographic market areas of both Roma Financial and Gateway Community have significant potential and expand our footprint from the suburbs of Philadelphia to the boroughs of New York and Long Island.

We continue to stay focused on the execution of our strategic business plan in an effort to become a high performing banking franchise headquartered in the New Jersey- New York region. We will continue to enhance stockholder value through our strategic capital initiatives, including growth both organically and through acquisitions, stock buybacks and dividend payments.

Business Strategy

Transitioning the Investors Bank Franchise. Since Old Investors Bancorp’s initial public offering in 2005, we have successfully executed on our business plan of transitioning Investors Bank from a wholesale thrift business to a full service, retail commercial bank. This transition has been primarily accomplished by increasing the amount of our commercial loans and core deposits. Our transformation can be attributed to a number of factors including de novo branching and organic growth, bank and branch acquisitions, and significantly expanding our product offerings. We have also been successful in attracting talented and hardworking employees who have a desire to join our growing Investors Bank and have brought with them significant skills and client relationships. In addition, we believe the attractive markets we operate in, namely, New Jersey and the greater New York metropolitan area, have provided the opportunity to achieve this transformation. Our plan is to continue to transition Investors Bank in the future in a manner consistent with how we have achieved it historically as well as by focusing on expanding and improving our non-interest income services and activities.

Our Attractive Markets Provide Exceptional Opportunities. The markets we operate in are considered to be some of the most attractive banking markets in the United States and we believe they will continue to provide us with exceptional opportunities to grow and transform New Investors Bancorp. Since Old Investors Bancorp’s initial public offering, we have expanded our New Jersey franchise to include the suburbs of Philadelphia and the boroughs of New York City as well as Nassau and Suffolk Counties on Long Island. Additionally, we have strengthened our presence in our historic markets throughout New Jersey. We accomplished this expansion through de novo growth and select bank and branch acquisitions. As a result of this growth, Investors Bank is now the third largest New Jersey headquartered banking institution as measured by assets and has the second largest deposit franchise of any bank headquartered in New Jersey. The markets we operate in are highly desirable from an economic and demographic perspective as they are characterized by large and dense population centers, areas of high income households and centers of robust business and commercial activity. Our competition in these markets tends to be from out-of-state headquartered money center and super-regional financial institutions or much smaller local community banks. We believe that as a locally headquartered institution, situated between these extremes, we are well positioned to compete and capitalize on opportunities that exist in our market area.

Growing and Diversifying the Loan Portfolio. Our business plan has been, and will continue to be, to grow and diversify our loan portfolio. We have accomplished this by focusing on originating more multi-family and commercial real estate loans in our market area through our New York City and New Jersey loan production offices. For the year ended December 31, 2013, we originated $1.59 billion in multi-family loans and $454.2 million in commercial real estate loans. We focus on growing our commercial loan portfolio because it helps to diversify the loan portfolio and reduces our exposure to mortgage-backed securities and one- to four-family mortgages.

To further diversify our loan portfolio we plan to increase C&I lending by building relationships with small to medium sized companies in our market area. We have hired a number of experienced C&I lending teams, including a team specializing in the healthcare industry and most recently, a team of seasoned and experienced lenders specializing in asset based lending. For the year ended December 31, 2013, we originated $251.0 million of C&I loans.

We believe our strategy of diversifying our loan portfolio has been successful as evidenced by the fact that commercial loans (including commercial real estate, multi-family, C&I and construction loans) currently represent approximately 53% of our loan portfolio as compared to December 2009 when commercial loans were approximately 26% of total loans. Growing and diversifying our loan portfolio will continue to be a major focus of our business strategy going forward.

Changing the Mix of Deposits. As part of our plan to become more commercial bank-like, we have focused on changing our deposit mix from certificates of deposit to core deposits (savings, checking and money market accounts). Core deposits are an attractive funding alternative because they are a more stable source of low cost funding and are less sensitive to changes in market interest rates. We are pleased with our success in these efforts. As of December 31, 2013, we had core deposit accounts of $7.33 billion, representing approximately 68.4% of total deposits, compared to December 31, 2009 when core deposits were $2.5 billion, representing 44.0% of total deposits.

In order to maintain these favorable results and trends, we will continue to invest in branch staff training and product development. Over the past few years we have developed a suite of commercial deposit and cash management products, designed to appeal to small business owners and non-profit organizations. Electronic deposit services such as remote deposit capture and mobile banking have been developed to serve our customers’ needs and adapt to a changing environment. We will continue to enhance our web site and use social media as a way to stay connected to our customers.

Our deposit business has become well diversified over the past few years as we attract more deposits from commercial entities, including most of the businesses that borrow from us. Investors Bank has become one of the top largest depositories for government and municipal deposits in New Jersey, which provides us with a low cost funding source. Our branch network, concentrated in markets with attractive demographics and a high density population will continue to provide us with opportunities to grow and improve our deposit base.

Quality Customer Service. Our strategy emphasizes providing quality customer service delivered through our convenient branch network, loan production offices, supported by our easy-to-reach Client Care Center, where customers can speak with a bank representative to answers questions and resolve issues during business and non-business hours. One of our competitive advantages is our ability to deliver our services in a timely manner and our reputation of being able to effectively close transactions. Customers enjoy access to senior executives and decision makers at Investors Bank and the flexibility it brings to their businesses. To further enhance the customer experience, we rebranded Investors Bank in 2011. This rebranding effort has given Investors Bank a new look and feel intended to more closely identify us with our customers and our communities as well as provide Investors Bank with a more modern commercial bank-like image.

Acquisitions. A significant portion of our historic growth can be attributed to our acquisition strategy. Over the past few years we have completed eight bank or branch acquisitions. The recent financial crisis provided us an opportunity to acquire many of these institutions under favorable pricing terms for Old Investors Bancorp’s stockholders. We believe an indicator of our success in stockholder friendly acquisitions is the minimal amount of intangible assets on our balance sheet. Although management evaluates a number of factors when considering an acquisition, we have maintained a fundamental focus on preserving tangible book value per share. We are proud of our creative approach to many of these acquisitions which have included using our mutual holding company ownership structure to complete four transactions and purchasing for cash the U.S. operations of two foreign financial institutions that were exiting the market.

Some of our most recent and notable transactions have included the following acquisitions:

•	Gateway Community Financial Corp., completed January 2014 ($257.6 million of deposits and 4 branches in Gloucester County, New Jersey)

•	Roma Financial Corporation, completed December 2013 ($1.34 billion of deposits and 26 branches in the Philadelphia suburbs of New Jersey)

•	Marathon Banking Corporation, completed October 2012 ($777.5 million in deposits and 13 branches in Brooklyn, Queens, Staten Island, Manhattan and Long Island)

•	Brooklyn Federal Bancorp, completed January 2012 ($385.9 million in deposits and 5 branches in Brooklyn and Long Island)

These acquisitions have provided us with the opportunity to grow our business, expand our geographic footprint and improve our financial performance. We intend to continue to evaluate potential acquisition opportunities that may present themselves in the future while maintaining the financial and pricing discipline that we have adhered to in the past.

Capital Management. Capital management is a key component of our business strategy. We manage our capital through a combination of organic growth, acquisitions and, subject to compliance with applicable regulations, stock repurchases and dividends.

In addition to organic growth and acquisitions, our fourth share repurchase program, announced on March 1, 2011, authorized the purchase of an additional 10% of our publicly held outstanding shares of common stock commencing upon the completion of the third program on July 25, 2011.

On September 28, 2012, we declared Old Investors Bancorp’s first quarterly cash dividend of $0.05 per share as part of a dividend program for stockholders. We have paid a dividend every quarter since, with the most recent $0.05 per share dividend to be paid on February 25, 2014 to stockholders of record as of February 10, 2014.

Effective capital management and prudent growth has allowed us to effectively leverage the capital from Old Investors Bancorp’s initial public offering while preserving tangible book value for Old Investors Bancorp’s stockholders. Upon the closing of Old Investors Bancorp’s initial stock offering in 2005, we reported a tangible equity to asset ratio of 16.11% and tangible book value of $7.74. As of December 31, 2013 our tangible equity to asset ratio was 7.90% and our tangible book value per share was $9.04.

Involvement in our Communities. Investors Bank proudly promotes a higher quality of life in the communities it serves in New Jersey and New York through employee volunteer efforts and the Charitable Foundation. Every day employees are encouraged to become leaders in their communities and use Investors Bank’s support to help others. Through the Charitable Foundation, established in 2005, Investors Bank has contributed or committed $8.7 million to enrich the lives of New Jersey and New York citizens by supporting initiatives in the arts, education, youth development, affordable housing, and health and human services. Community involvement is one of the principal values of Investors Bank and provides our staff with a meaningful ability to help others. We believe these efforts contribute to creating a culture at Investors Bank that promotes high employee morale while enhancing the presence of Investors Bank in our local markets.

Continue to Build a High Performance Financial Institution. We will continue to execute our business strategy with a focus on prudent and opportunistic growth while producing financial results that will create value for our stockholders. We intend to continue to grow our business and strengthen our market share through planned de novo branching, additional product offerings, investments in staff and opportunistic acquisitions in our market area. We will continue to build additional operational infrastructure and add key personnel as our company grows and our business changes. We recently signed a long term contract with a major technology vendor for core and item processing services. These technology changes, expected to occur in the third quarter of 2015, will provide the necessary support for a growing commercial bank.

We have been successful in building Old Investors Bancorp while remaining diligent in our approach to loan underwriting and credit quality. Despite an environment of weak economic conditions and a severe recession, we feel our financial performance has been exceptional as measured by traditional financial ratios as they compare to peers. Specifically, for the year ended December 31, 2013, we reported an ROA of 0.83% and ROE of 10.00% and our ratio of non-accrual loans to total loans was 0.77% at December 31, 2013.

As we grow Investors Bank, our primary goal will be to continue to produce financial results consistent with that of a high performing financial institution. As in the past, we will accomplish these results with a focus and diligence on regulatory compliance, risk management and credit quality. Stockholders have placed their trust and confidence in us and we remain committed to continue the success we have enjoyed over the past years.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or to make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies.

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. In determining the allowance for loan losses, we make significant estimates and, therefore, have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

The allowance for loan losses has been determined in accordance with GAAP, under which we are required to maintain an allowance for probable losses at the balance sheet date. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans determined to be impaired. A loan is deemed to be impaired if it is a commercial loan with an outstanding balance greater than $1.0 million and on non-accrual status, loans modified in a troubled debt restructuring, and other commercial loans with an outstanding balance greater than $1.0 million if management has specific information that it is probable that all amounts due under the contractual terms of the loan agreement will not be collected. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans, including those loans not meeting our definition of an impaired loan, by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions, geographic concentrations, and industry and peer comparisons. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results.

Purchased Credit-Impaired (“PCI”) loans are loans acquired at a discount that is due, in part, to credit quality. PCI loans are accounted for in accordance with ASC Subtopic 310-30 and are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance (i.e., the allowance for loan losses). The difference between the undiscounted cash flows expected at acquisition and the initial carrying amount (fair value) of the PCI loans, or the “accretable yield,” is recognized as interest income utilizing the level-yield method over the life of the loans. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment, as a loss accrual or a valuation allowance. Reclassifications of the non-accretable difference to the accretable yield may occur subsequent to the loan acquisition dates due to increases in expected cash flows of the loans and result in an increase in yield on a prospective basis. On a quarterly basis, we analyze the actual cash flow versus the forecasts and any adjustments to credit loss expectations are made based on actual loss recognized as well as changes in the probability of default. For periods in which cash flows are not reforecasted, prior period’s estimated cash flows are adjusted to reflect the actual cash received and credit events which occurred during the current reporting period.

On a quarterly basis, management’s Allowance for Loan Loss Committee reviews the current status of various loan assets in order to evaluate the adequacy of the allowance for loan losses. In this evaluation process, specific loans are analyzed to determine their potential risk of loss. This process includes all loans, concentrating on non-accrual and classified loans. Each non-accrual or classified loan is evaluated for potential loss exposure. Any shortfall results in a recommendation of a specific allowance if the likelihood of loss is evaluated as probable. To determine the adequacy of collateral on a particular loan, an estimate of the fair market value of the collateral is based on the most current appraised value available. This appraised value is then reduced to reflect estimated liquidation expenses.

The allowance contains reserves identified as unallocated to cover inherent losses within a given loan category which have not been otherwise reviewed or measured on an individual basis. Such reserves include the evaluation of the national and local economy, loan portfolio volumes, the composition and concentrations of credit, credit quality and delinquency trends. These reserves reflect management’s attempt to ensure that the overall allowance reflects a margin for imprecision and the uncertainty that is inherent in estimates of probable credit losses.

The results of this quarterly process are summarized along with recommendations and presented to executive and senior management for their review. Based on these recommendations, loan loss allowances are approved by executive and senior management. All supporting documentation with regard to the evaluation process, loan loss experience, allowance levels and the schedules of classified loans are maintained by the Accounting Department. A summary of loan loss allowances is presented to the board of directors on a quarterly basis.

Our primary lending emphasis has been the origination of commercial real estate loans, multi-family loans and the origination and purchase of residential mortgage loans. We also originate C&I loans, construction loans, home equity loans and home equity lines of credit. These activities resulted in a concentration of loans secured by real property located in New Jersey and New York. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

For commercial real estate, multi-family and construction loans, we obtain an appraisal for all collateral dependent loans upon origination and an updated appraisal in the event interest or principal payments are 90 days delinquent or when the timely collection of such income is considered doubtful. This is done in order to determine the specific reserve needed upon initial recognition of a collateral dependent loan as non-accrual and/or impaired. In subsequent reporting periods, as part of the allowance for loan loss process, we review each collateral dependent commercial real estate loan previously classified as non-accrual and/or impaired and assess whether there has been an adverse change in the collateral value supporting the loan. We utilize information from our commercial lending officers, our credit department and the loan workout department’s knowledge of changes in real estate conditions in our lending area to identify if possible deterioration of collateral value has occurred. Based on the severity of the changes in market conditions, management determines if an updated appraisal is warranted or if downward adjustments to the previous appraisal are warranted. If it is determined that the deterioration of the collateral value is significant enough to warrant ordering a new appraisal, an estimate of the downward adjustments to the existing appraised value is used in assessing if additional specific reserves are necessary until the updated appraisal is received.

For homogeneous residential mortgage loans, our policy is to obtain an appraisal upon the origination of the loan and an updated appraisal in the event a loan becomes 90 days delinquent. Thereafter, the appraisal is updated every two years if the loan remains in non-performing status and the foreclosure process has not been completed. Management adjusts the appraised value of residential loans to reflect estimated selling costs and estimated declines in the real estate market, taking into consideration the estimated length of time to complete the foreclosure process.

In determining the allowance for loan losses, management believes the potential for outdated appraisals has been mitigated for impaired loans and other non-performing loans. As described above, the loans are individually assessed to determine that the loan’s carrying value is not in excess of the fair value of the collateral. Loans are generally charged off after an analysis is completed which indicates that collectability of the full principal balance is in doubt. Based on the composition of our loan portfolio, we believe the primary risks are increases in interest rates, a decline in the general economy, and a decline in real estate market values in New Jersey, New York and surrounding states. Any one or combination of these events may adversely affect our loan portfolio resulting in increased delinquencies, loan losses and future levels of loan loss provisions. We consider it important to maintain the ratio of our allowance for loan losses to total loans at an adequate level given current economic conditions, interest rates, and the composition of the portfolio.

Our allowance for loan losses reflects probable losses considering, among other things, economic conditions, the actual growth and change in composition of our loan portfolio, the level of our non-performing loans and our charge-off experience. We believe the allowance for loan losses reflects the inherent credit risk in our portfolio as of each balance sheet date included herein.

Although we believe we have established and maintained the allowance for loan losses at adequate levels, additions may be necessary if the current economic environment continues or deteriorates. Management uses the best information available; however, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. In addition, the FDIC and the NJDBI, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Deferred Income Taxes. We record income taxes in accordance with ASC 740, “Income Taxes,” as amended, using the asset and liability method. Accordingly, deferred tax assets and liabilities: (i) are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns; (ii) are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases; and (iii) are measured using enacted tax rates expected to apply in the years when those temporary differences are expected to be recovered or settled. Where applicable, deferred tax assets are reduced by a valuation allowance for any portions determined not likely to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period of enactment. The valuation allowance is adjusted, by a charge or credit to income tax expense, as changes in facts and circumstances warrant.

Asset Impairment Judgments. Certain of our assets are carried on our consolidated balance sheets at cost, fair value or at the lower of cost or fair value. Valuation allowances or write-downs are established when necessary to recognize impairment of such assets. We periodically perform analyses to test for impairment of such assets. In addition to the impairment analyses related to our loans discussed above, another significant impairment analysis is the determination of whether there has been an other-than-temporary decline in the value of one or more of our securities.

Our available-for-sale portfolio is carried at estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholders’ equity. While we do not intend to sell these securities, and it is more likely than not that we will not be required to sell these securities before their anticipated recovery of the remaining carrying value, we have the ability to sell the securities. Our held-to-maturity portfolio, consisting primarily of mortgage-backed securities and other debt securities for which we have a positive intent and ability to hold to maturity, is carried at amortized cost. We conduct a periodic review and evaluation of the securities portfolio to determine if the value of any security has declined below its cost or amortized cost, and whether such decline is other-than-temporary. Management utilizes various inputs to determine the fair value of the portfolio. To the extent they exist, unadjusted quoted market prices in active markets (level 1) or quoted prices on similar assets (level 2) are utilized to determine the fair value of each investment in the portfolio. In the absence of quoted prices and in an illiquid market, valuation techniques, which require inputs that are both significant to the fair value measurement and unobservable (level 3), are used to determine fair value of the investment. Valuation techniques are based on various assumptions, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, and liquidation values. Management is required to use a significant degree of judgment when the valuation of investments includes unobservable inputs. The use of different assumptions could have a positive or negative effect on our consolidated financial condition or results of operations.

The fair values of our securities portfolios are also affected by changes in interest rates. When significant changes in interest rates occur, we evaluate our intent and ability to hold the security to maturity or for a sufficient time to recover our recorded investment balance.

If a determination is made that a debt security is other-than-temporarily impaired, we will estimate the amount of the unrealized loss that is attributable to credit and all other non-credit related factors. The credit related component will be recognized as an other-than-temporary impairment charge in non-interest income as a component of gain (loss) on securities, net. The non-credit related component will be recorded as an adjustment to accumulated other comprehensive income, net of tax.

Goodwill Impairment. Goodwill is presumed to have an indefinite useful life and is tested, at least annually, for impairment at the reporting unit level. Impairment exists when the carrying amount of goodwill exceeds its implied fair value. For purposes of our goodwill impairment testing, we have identified a single reporting unit.

In connection with our annual impairment assessment we applied the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment,” which permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step goodwill impairment test. For the year ended December 31, 2013, our qualitative assessment concluded that it was not more likely than not that the fair value of the reporting unit is less than its carrying amount and, therefore, the two-step goodwill impairment test was not required.

Valuation of Mortgage Servicing Rights. The initial asset recognized for originated mortgage servicing rights (“MSR”) is measured at fair value. The fair value of MSR is estimated by reference to current market values of similar loans sold with servicing released. MSR are amortized in proportion to and over the period of estimated net servicing income. We apply the amortization method for measurements of our MSR. MSR are assessed for impairment based on fair value at each reporting date. MSR impairment, if any, is recognized in a valuation allowance through charges to earnings as a component of fees and service charges. Subsequent increases in the fair value of impaired MSR are recognized only up to the amount of the previously recognized valuation allowance.

The estimated fair value of the MSR is obtained through independent third party valuations through an analysis of future cash flows, incorporating estimates of assumptions market participants would use in determining fair value including market discount rates, prepayment speeds, servicing income, servicing costs, default rates and other market driven data, including the market’s perception of future interest rate movements. The valuation allowance is then adjusted in subsequent periods to reflect changes in the measurement of impairment. All assumptions are reviewed for reasonableness on a quarterly basis to ensure they reflect current and anticipated market conditions.

The fair value of MSR is highly sensitive to changes in assumptions. Changes in prepayment speed assumptions generally have the most significant impact on the fair value of our MSR. Generally, as interest rates decline, mortgage loan prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of MSR. As interest rates rise, mortgage loan prepayments slow down, which results in an increase in the fair value of MSR. Thus, any measurement of the fair value of our MSR is limited by the conditions existing and the assumptions utilized as of a particular point in time, and those assumptions may not be appropriate if they are applied at a different point in time.

Core Deposit Premiums. Core deposit premiums represent the intangible value of depositor relationships assumed in purchase acquisitions and are amortized on an accelerated basis over 10 years. We periodically evaluate the value of core deposit premiums to ensure the carrying amount exceeds its implied fair value.

Stock-Based Compensation. We recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards in accordance with ASC 718, “Compensation-Stock Compensation”.

We estimate the per share fair value of option grants on the date of grant using the Black-Scholes option pricing model using assumptions for the expected dividend yield, expected stock price volatility, risk-free interest rate and expected option term. These assumptions are subjective in nature, involve uncertainties and, therefore, cannot be determined with precision. The Black-Scholes option pricing model also contains certain inherent limitations when applied to options that are not traded on public markets.

The per share fair value of options is highly sensitive to changes in assumptions. In general, the per share fair value of options will move in the same direction as changes in the expected stock price volatility, risk-free interest rate and expected option term, and in the opposite direction as changes in the expected dividend yield. For example, the per share fair value of options will generally increase as expected stock price volatility increases, risk-free interest rate increases, expected option term increases and expected dividend yield decreases. The use of different assumptions or different option pricing models could result in materially different per share fair values of options.

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

Total Assets. Total assets increased by $2.90 billion, or 22.8%, to $15.62 billion at December 31, 2013 from $12.72 billion at December 31, 2012. Approximately $1.63 billion of this increase is attributed to the acquisition of Roma

Financial. The remaining increases were largely the result of net loans including loans held for sale, increasing by $1.58 billion, excluding Roma Financial, to $12.89 billion at December 31, 2013 from $10.34 billion at December 31, 2012. In addition, stock in the FHLB increased $27.6 million to $178.1 million at December 31, 2013 from $150.5 million at December 31, 2012.

Net Loans. Net loans, including loans held for sale, increased by $2.56 billion, or 24.7%, to $12.89 billion at December 31, 2013 from $10.34 billion at December 31, 2012. At December 31, 2013, total loans were $13.06 billion which included $5.70 billion in residential loans, $3.99 billion in multi-family loans, $2.51 billion in commercial real estate loans, $202.3 million in construction loans, $404.0 million in consumer and other loans and $268.4 million in commercial and industrial loans. Net loans acquired from Roma Financial were $991.0 million. At December 31, 2012, total loans were $10.44 billion which included $4.84 billion in residential loans, $3.00 billion in multi-family loans, $1.97 billion in commercial real estate loans, $224.8 million in construction loans, $238.9 million in consumer and other loans and $169.3 million in commercial and industrial loans.

For the year December 31, 2013, we originated $1.59 billion in multi-family loans, $454.2 million in commercial real estate loans, $251.0 million in commercial and industrial loans, $79.6 million in consumer and other loans and $57.5 million in construction loans. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the year ended December 31, 2013, Investors Home Mortgage Co. originated $1.45 billion in residential mortgage loans of which $379.8 million were for sale to third party investors and $1.07 billion were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year December 31, 2013, we purchased loans totaling $1.05 billion from these entities.

Our portfolio also contains interest-only one- to four-family mortgage loans in which the borrower makes only interest payments for the first five, seven, or ten years of the mortgage loan term. This feature will result in future increases in the borrower’s loan repayment when the contractually required payments increase due to the required amortization of the principal amount. These payment increases could affect the borrower’s ability to repay the loan. The amount of interest-only one- to four-family mortgage loans outstanding was $341.7 million at December 31, 2013. The ability of borrowers to repay their obligations is dependent upon various factors including the borrower’s income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of our lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond our control. We, therefore, are subject to risk of loss. We believe these criteria adequately reduce the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks.

For the year ended December 31, 2013, our provision for loan losses was $50.5 million compared to $65.0 million for the year ended December 31, 2012. For the year ended December 31, 2013, net charge-offs were $18.7 million compared to $40.1 million for the year ended December 31, 2012. The year ended December 31, 2012 included a $6.2 million charge off pertaining to additional write downs of residential loans in the process of foreclosure as a result of further deterioration in real estate values due to the extended period of time it was taking to obtain possession of properties collateralizing these loans. Our provision for the year ended December 31, 2013 is a result of continued growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending and the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area.

Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the acquisitions of Roma Financial and Marathon Bank. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by Investors. The following table sets forth non-accrual loans and accruing past due loans (excluding delinquent PCI loans) on the dates indicated as well as certain asset quality ratios.

	December 31, 2013		September 30, 2013		June 30, 2013		March 31, 2013		December 31, 2012
	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount
	(Dollars in millions)
Residential and consumer	304	$74.3	305	$75.1	286	$72.0	328	$84.1	354	$82.5
Construction	18	16.2	7	14.2	9	21.8	9	24.1	9	25.8
Multi-family	5	5.9	9	16.8	10	17.2	7	14.5	5	11.1
Commercial real estate	12	2.7	3	1.6	3	2.0	6	10.2	4	0.8
Commercial and industrial	4	1.3	8	1.9	6	1.5	6	2.8	2	0.4

Total non-accrual loans	343	$100.4	332	109.6	314	$114.5	356	$135.7	374	$120.6

Accruing troubled debt restructured loans	50	$39.6	36	$24.5	29	$19.7	18	$9.0	22	$15.8
Non-accrual loans to total loans		0.77%		0.95%		1.04%		1.28%		1.16%
Allowance for loan loss as a percent of non-accrual loans		173.30%		152.18%		134.90%		110.21%		117.92%
Allowance for loan loss as a percent of total loans		1.33%		1.45%		1.40%		1.41%		1.36%

Total non-accrual loans decreased $20.2 million to $100.4 million at December 31, 2013 compared to $120.6 million at December 31, 2012 as we continued to diligently resolve our troubled loans. Excluding the loans acquired from Roma Financial, our allowance for loan loss as a percent of total loans was 1.33% at December 31, 2013. At December 31, 2013, there were $51.0 million of loans deemed troubled debt restructurings, of which $21.0 million were residential and consumer loans, $12.2 million were multi-family loans, $11.7 million were commercial real estate loans, $4.5 million were construction loans and $1.6 million were commercial and industrial loans. The Company has classified $39.6 million of the troubled debt restructured loans as accruing and $11.5 million of these loans as non-accrual at December 31, 2013.

In addition to non-accrual loans, we continue to monitor our portfolio for potential problem loans. Potential problem loans are defined as loans about which we have concerns as to the ability of the borrower to comply with the current loan repayment terms and which may cause the loan to be placed on non-accrual status. As of December 31, 2013, the Company has deemed potential problems loans totaling $35.2 million, which were comprised of 15 commercial real estate loans totaling $26.6 million, 12 commercial and industrial loans totaling $6.2 million, five multi-family loans totaling $1.6 million and two construction loans totaling $829,000. Management is actively monitoring these loans.

In late October 2012, our primary market area was adversely impacted by superstorm Sandy. The storm disrupted operations for many businesses in the area and caused substantial property damage in our lending area. In response to the storm, we waived late fees for two months and provided payment deferrals to borrowers impacted by the storm. Although the number of borrowers that have requested financial assistance from us has been limited, initially, the highest impacted areas along the coastline included 493 residential mortgage loans totaling approximately $275 million in principal outstanding with a weighted average loan-to-value of 67%. As of December 31, 2013, the population of loans in the impacted areas along the coastline had been reduced to 350 residential mortgage loans totaling approximately $187.2 million in principal outstanding. There have been no losses recorded through December 31, 2013 on any of the loans identified in the initial population. This represented approximately 3% and 6% of our residential mortgage portfolio at December 31, 2013 and 2012, respectively. Management will continue to monitor these loans.

The allowance for loan losses increased by $31.7 million to $173.9 million at December 31, 2013 from $142.2 million at December 31, 2012. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial lending. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of non-performing loans and delinquent loans and the impact of the deterioration of the real estate and economic environments in our lending area. Although we use the best information available, the level of allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. See “Critical Accounting Policies.”

Securities. Securities, in the aggregate, increased by $51.6 million, or 3.3%, to $1.62 billion at December 31, 2013. We acquired $395.6 million of securities from Roma Financial and sold substantially all of that portfolio upon the completion of the acquisition. The increase was attributed to purchases partially offset by normal pay downs and maturities during the year ended December 31, 2013 and the decrease in market value of available for sale securities of $23.1 million from December 31, 2012. For the three months ended December 31, 2013, we recorded an OTTI charge of $977,000 on a previously impaired pooled trust preferred security. During the second quarter of 2013, the Company reclassified $524.0 million of securities available for sale to securities held to maturity as the Company has the intent and ability to hold these securities until maturity. In December, regulatory agencies adopted a rule on the treatment of certain collateralized debt obligations backed by trust preferred securities to implement sections of the Dodd-Frank Wall Street Reform and Consumer Protection Act, known as the Volcker Rule. Upon evaluation of the impact of the Volcker Rule, the Company reclassified a trust preferred security with a fair value of $670,000 from held-to maturity to available for sale as the Company will be required to sell this security. The security had no unrealized loss at the time of transfer.

Other Assets, Stock in the Federal Home Loan Bank, Bank Owned Life Insurance. The amount of stock we own in the Federal Home Loan Bank of New York (“FHLB”) increased by $27.6 million to $178.1 million at December 31, 2013 from $150.5 million at December 31, 2012 as a result of an increase in our level of borrowings.

Deposits. Deposits increased by $1.95 billion or 22.2% from $8.77 billion at December 31, 2012 to $10.72 billion at December 31, 2013 of which $1.34 billion is from the acquisition of Roma Financial. Core deposits increased $1.53 billion or 26.4%, as well as an increase to certificates of deposit totaling $418.6 million. Core deposits represented approximately 68% of our total deposit portfolio at December 31, 2013.

Borrowed Funds. Borrowed funds increased $661.6 million, or 24.5%, to $3.37 billion at December 31, 2013 from $2.71 billion at December 31, 2012 due to the funding of our asset growth.

Stockholders’ Equity. Stockholders’ equity increased $267.5 million to $1.33 billion at December 31, 2013 from $1.07 billion at December 31, 2012. The increase is primarily attributed to the $112.0 million of net income for the year ended December 31, 2013 as well as an increase of $179.1 million attributed to the acquisition of Roma Financial. These increases were offset by an $18.1 million increase to other comprehensive loss primarily attributed to the decrease in value of available for sale securities at December 31, 2013. For the year ended December 31, 2013, quarterly $0.05 cash dividends totaling $22.4 million were paid to stockholders, impacting stockholders’ equity.

Comparison of Financial Condition at December 31, 2012 and December 31, 2011

Total Assets. Total assets increased by $2.02 billion, or 18.9%, to $12.72 billion at December 31, 2012 from $10.70 billion at December 31, 2011. This increase was largely the result of net loans, including loans held for sale, increasing $1.52 billion to $10.34 billion at December 31, 2012 from $8.81 billion at December 31, 2011 and a $401.6 million increase in available for sale securities to $1.39 billion at December 31, 2012 from $983.7 million at December 31, 2011.

Net Loans. Net loans, including loans held for sale, increased by $1.52 billion, or 17.3%, to $10.34 billion at December 31, 2012 from $8.81 billion at December 31, 2011. For the year ended December 31, 2012, we originated $1.29 billion in multi-family loans, $458.8 million in commercial real estate loans, $139.8 million in C&I loans, $69.8 million in consumer and other loans and $32.2 million in construction loans. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York. The net loans acquired from Marathon Bank and Brooklyn Federal were approximately $558.5 million and $177.5 million, respectively.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage. For the year ended December 31, 2012, Investors Home Mortgage originated $1.51 billion in residential mortgage loans of which $811.2 million were for sale to third party investors and $694.0 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year ended December 31, 2012, we purchased loans totaling $638.8 million from these entities. In addition, we acquired $177.5 million in loans from Brooklyn Federal Bancorp and subsequently sold $49.4 million of commercial real estate loans and an additional $37.9 million of commercial real estate loans on a pass-through basis to a third party.

At December 31, 2012, total loans were $10.44 billion and included $4.84 billion in residential loans, $3.00 billion in multi-family loans, $1.97 billion in commercial real estate loans, $224.8 million in construction loans, $238.9 million in consumer and other loans and $169.3 million in C&I loans.

For the year ended December 31, 2012, our provision for loan losses was $65.0 million compared to $75.5 million for the year ended December 31, 2011. For the year ended December 31, 2012, net charge-offs were $40.1 million compared to $49.2 million for the year ended December 31, 2011. Our provision for the year ended December 31, 2012 is a result of continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area; and the impact of superstorm Sandy.

Total non-accrual loans decreased $21.6 million to $120.6 million at December 31, 2012 compared to $142.2 million at December 31, 2011 as we continue to diligently resolve our troubled loans. Excluding the loans acquired from Marathon Bank, our allowance for loan loss as a percent of total loans is 1.44%. At December 31, 2012, there were $27.7 million of loans deemed trouble debt restructuring, of which $15.8 million were accruing and $11.9 million were on non-accrual.

In addition to non-performing loans, we continue to monitor our portfolio for potential problem loans. Potential problem loans are defined as loans about which we have concerns as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on non-accrual status. As of December 31, 2012, we had four multi-family loans totaling $4.1 million, 10 commercial real estate loans totaling $19.5 million and five C&I loans totaling $3.3 million that we deem potential problems loans. Management is actively monitoring these loans.

The allowance for loan losses increased by $24.9 million to $142.2 million at December 31, 2012 from $117.2 million at December 31, 2011. The increase in our allowance for loan losses was due to the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; and delinquent loans caused by the adverse economic conditions in our lending area and the continued growth in the multi-family and commercial real estate loan portfolios.

Securities. Securities, in the aggregate, increased by $293.9 million, or 23.1%, to $1.57 billion at December 31, 2012, from $1.27 billion at December 31, 2011. The increase in the portfolio was primarily due to the purchase of $760.7 million of agency issued mortgage-backed securities partially offset by sales, normal pay downs or maturities during the year ended December 31, 2012.

Other Assets, Stock in the Federal Home Loan Bank, Bank Owned Life Insurance. The amount of stock we own in the FHLB increased by $33.7 million from $116.8 million at December 31, 2011 to $150.5 million at December 31, 2012 as a result of an increase in our level of borrowings.

Deposits. Deposits increased by $1.41 billion, or 19.1%, to $8.77 billion at December 31, 2012 from $7.36 billion at December 31, 2011. This was attributed to an increase in core deposits of $1.78 billion or 44.3%, partially offset by a $375.9 million decrease in certificates of deposit. The majority of the increase was related to acquisitions during the year ended December 31, 2012 in which Marathon Bank contributed $777.5 million while Brooklyn Federal Bancorp contributed $385.9 million of deposits in total.

Borrowed Funds. Borrowed funds increased $450.2 million, or 20.0%, to $2.71 billion at December 31, 2012 from $2.26 billion at December 31, 2011 due to the funding of our asset growth.

Stockholders’ Equity. Stockholders’ equity increased $99.4 million to $1.07 billion at December 31, 2012 from $967.4 million at December 31, 2011. The increase was primarily attributed to the $88.8 million of net income for the year ended December 31, 2012 and $7.6 million as a result of the acquisition of Brooklyn Federal Bancorp. In addition, stockholder’s equity was positively impacted by other comprehensive income of $3.5 million and $1.4 million in employee stock ownership plan and stock-based compensation expenses. This was partially offset by the declaration of a cash dividend of $0.05 per common share that resulted in a decrease of $5.6 million in stockholders’ equity.

Analysis of Net Interest Income

Net interest income represents the difference between income we earn on our interest-earning assets and the expense we pay on interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned on such assets and paid on such liabilities.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Year Ended December 31,
	2013			2012			2011
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$136,656	$49	0.04%	$96,945	$40	0.04%	$70,079	$37	0.05%
Securities available-for-sale	1,092,497	18,638	1.71	1,250,391	22,521	1.80	692,664	15,431	2.23
Securities held-to-maturity	449,742	15,362	3.42	221,524	12,852	5.80	369,553	19,447	5.26
Net loans	11,065,190	504,622	4.56	9,271,550	455,221	4.91	8,461,031	434,377	5.13
Stock in FHLB	168,028	6,397	3.81	124,385	5,555	4.47	101,764	4,280	4.21

Total interest-earning assets	12,912,113	545,068	4.22	10,964,795	496,189	4.53	9,695,091	473,572	4.88

Non-interest-earning assets	564,764			493,278			411,009

Total assets	$13,476,877			$11,458,073			$10,106,100

Interest-bearing liabilities:
Savings deposits	$1,775,454	$6,320	0.36%	$1,535,636	$7,859	0.51%	$1,230,093	$9,713	0.79%
Interest-bearing checking	1,791,345	6,245	0.35	1,467,583	6,586	0.45	1,075,694	5,999	0.56
Money market accounts	1,646,235	7,537	0.46	1,342,366	7,937	0.59	929,291	7,275	0.78
Certificates of deposit	2,849,573	29,867	1.05	3,155,041	41,200	1.31	3,393,105	56,902	1.68

Total interest-bearing deposits	8,062,607	49,969	0.62	7,500,626	63,582	0.85	6,628,183	79,889	1.21

Borrowed funds	3,180,473	59,673	1.88	2,224,126	59,862	2.69	2,075,598	64,599	3.11

Total interest-bearing liabilities	11,243,080	109,642	0.98	9,724,752	123,444	1.27	8,703,781	144,488	1.66
Non-interest-bearing liabilities	1,113,121			710,894			466,876

Total liabilities	12,356,201			10,435,646			9,170,657
Stockholders’ equity	1,120,676			1,022,427			935,452

Total liabilities and stockholders’ equity	$13,476,877			$11,458,073			$10,106,109

Net interest income		$435,426			$372,745			$329,084

Net interest rate spread (1)			3.25%			3.26%			3.22%

Net interest-earning assets (2)	$1,669,033			$1,240,043			$991,319

Net interest margin (3)			3.37%			3.40%			3.39%

Ratio of interest-earning assets to total interest-bearing liabilities	1.15x			1.13x			1.11x

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2013 vs. 2012			Year Ended December 31, 2012 vs. 2011
	Increase (Decrease) Due to		Net Increase (Decrease)	Increase (Decrease) Due to		Net Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$15	$(6)	$9	$10	$(7)	$3
Securities available-for-sale	(2,850)	(1,033)	(3,883)	9,776	(2,686)	7,090
Securities held-to-maturity	7,008	(4,498)	2,510	(5,697)	(898)	(6,595)
Net loans	91,757	(42,356)	49,401	47,874	(27,030)	20,844
Stock in FHLB	1,747	(905)	842	997	278	1,275

Total interest-earning assets	97,677	(48,798)	48,879	52,960	(30,343)	22,617

Interest-bearing liabilities:
Savings deposits	1,101	(2,640)	(1,539)	2,061	(3,915)	(1,854)
Interest-bearing checking	1,292	(1,633)	(341)	1,908	(1,321)	587
Money market accounts	1,594	(1,994)	(400)	2,725	(2,063)	662
Certificates of deposit	(3,730)	(7,603)	(11,333)	(3,780)	(11,922)	(15,702)

Total deposits	257	(13,870)	(13,613)	2,914	(19,221)	(16,307)
Borrowed funds	20,773	(20,962)	(189)	1,563	(6,300)	(4,737)

Total interest-bearing liabilities	21,030	(34,832)	(13,802)	4,477	(25,521)	(21,044)

Increase (decrease) in net interest income	$76,647	$(13,966)	$62,681	$48,483	$(4,822)	$43,661

Comparison of Operating Results for the Years ended December 31, 2013 and 2012

Net Income. Net income for the year ended December 31, 2013 was $112.0 million compared to net income of $88.8 million for the year ended December 31, 2012.

Net Interest Income. Net interest income increased by $62.7 million, or 16.8%, to $435.4 million for the year ended December 31, 2013 from $372.7 million for the year ended December 31, 2012. The increase was primarily due to the average balance of interest earning assets increasing $1.94 billion to $12.91 billion for the year ended December 31, 2013 compared to $10.97 billion for the year ended December 31, 2012, as well as a 29 basis point decrease in our cost of interest-bearing liabilities to 0.98% for the year ended December 31, 2013 from 1.27% for the year ended December 31, 2012. These were partially offset by the average balance of our interest bearing liabilities increasing $1.52 billion to $11.24 billion at December 31, 2013 compared to $9.72 billion at December 31, 2012, as well as the yield on our interest-earning assets decreasing 31 basis points to 4.22% for the year ended December 31, 2013 from 4.53% for the year ended December 31, 2012. The net interest spread decreased one basis point to 3.25% for the year ended December 31, 2013 from 3.26% for the year ended December 31, 2012.

Interest and Dividend Income. Total interest and dividend income increased by $48.9 million, or 9.9%, to $545.1 million for the year ended December 31, 2013 from $496.2 million for the year ended December 31, 2012. This increase is attributed to the average balance of interest-earning assets increasing $1.94 billion, or 17.7%, to $12.91 billion for the year ended December 31, 2013 from $10.97 billion for the year ended December 31, 2012. This was partially offset by the weighted average yield on interest-earning assets decreasing 31 basis points to 4.22% for the year ended December 31, 2013 compared to 4.53% for the year ended December 31, 2012 reflecting the lower interest rate environment.

Interest income on loans increased by $49.4 million, or 10.9%, to $504.6 million for the year ended December 31, 2013 from $455.2 million for the year ended December 31, 2012, reflecting a $1.79 billion, or 19.4%, increase in the average balance of net loans to $11.07 billion for the year ended December 31, 2013 from $9.27 billion for the year ended December 31, 2012. The average balance of residential loans increased $63.3 million for the year ended December 31, 2013. The additional increases are primarily attributed to the average balance of multi-family loans, commercial real estate loans and commercial and industrial loans increasing $1.20 billion, $538.2 million and $56.9 million, respectively, as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. This increase was partially offset by a 35 basis point decrease in the average yield on net loans to 4.56% for the year ended December 31, 2013 from 4.91% for the year ended December 31, 2012. Prepayment penalties, which are included in interest income increased to $15.9 million for the year ended December 31, 2013 from $8.6 million for the year ended December 31, 2012, however the decrease in average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, decreased by $522,000, or 1.3%, to $40.4 million for the year ended December 31, 2013 from $41.0 million for the year ended December 31, 2012. This decrease reflected the weighted average yield on interest-earning assets, excluding loans, decreasing by 23 basis points to 2.19% for the year ended December 31, 2013 compared to 2.42% for the year ended December 31, 2012 reflecting the current interest rate environment. This was partially offset by a $150.7 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.85 billion for the year ended December 31, 2013 from $1.70 billion for the year ended December 31, 2012.

Interest Expense. Total interest expense decreased by $13.8 million, or 11.2%, to $109.6 million for the year ended December 31, 2013 from $123.4 million for the year ended December 31, 2012. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 29 basis points to 0.98% for the year ended December 31, 2013 compared to 1.27% for the year ended December 31, 2012. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.52 billion, or 15.6%, to $11.24 billion for the year ended December 31, 2013 from $9.72 billion for the year ended December 31, 2012.

Interest expense on interest-bearing deposits decreased $13.6 million, or 21.4% to $50.0 million for the year ended December 31, 2013 from $63.6 million for the year ended December 31, 2012. This decrease is attributed to a 23 basis point decrease in the average cost of interest-bearing deposits to 0.62% for the year ended December 31, 2013 from 0.85% for the year ended December 31, 2012 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $562.0 million, or 7.5%, to $8.06 billion for the year ended December 31, 2013 from $7.50 billion for the year ended December 31, 2012. The average balances of core deposit accounts (savings, checking and money market) increased $867.4 million for the year ended December 31, 2013 over the prior year period.

Interest expense on borrowed funds remained flat at $59.7 million for the year ended December 31, 2013. Although the expense was consistent for both periods, the average cost of borrowed funds decreased by 81 basis points to 1.88% for the year ended December 31, 2013 from 2.69% for the year ended December 31, 2012 as maturing and new borrowings repriced to current interest rates, while the average balance of borrowed funds increased by $956.3 million or 43.0%, to $3.18 billion for the year ended December 31, 2013 from $2.22 billion for the year ended December 31, 2012.

Provision for Loan Losses. For the year ended December 31, 2013, our provision for loan losses was $50.5 million compared to $65.0 million for the year ended December 31, 2012. For the year ended December 31, 2013, net charge-offs were $18.7 million compared to $40.1 million for the year ended December 31, 2012. Our provision for the year ended December 31, 2013 is a result of continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area.

Non-Interest Income. Total non-interest income decreased by $7.5 million, or 17.1% to $36.6 million for the year ended December 31, 2013 from $44.1 million for the year ended December 31, 2012. The decrease is primarily attributed to the gain on the sale of loans decreasing $12.1 million to $8.7 million for the year ended December 31, 2013 compared to $20.9 million for the year ended December 31, 2012 due to lower volume of sales in the secondary market at slightly lower margins as well as a decrease of $498,000 on gains on security transactions during the year ended December 31, 2013. For the year ended December 31, 2013 the Company had net impairment losses on investment securities of $977,000 discussed above. These decreases were offset by increases to fees and service charges of $2.2 million, which included a $1.6 million reversal of a previously established valuation reserve on mortgage servicing rights, and net gains on sale of other real estate owned of $1.6 million. Other income increased by $1.1 million as a result of income on increased sales of non-deposit investment products.

Non-Interest Expenses. Total non-interest expenses increased by $38.7 million, or 18.7%, to $245.7 million for the year ended December 31, 2013 from $207.0 million for the year ended December 31, 2012. Included in non-interest expenses for the year ended December 31, 2013 and 2012 are non-recurring acquisition related expenses of $5.6 million and $13.3 million, respectively. Excluding acquisition related expenses, compensation and fringe benefits increased $23.4 million for the year ended December 31, 2013 primarily as a result of the staff additions to support our continued growth, a $1.8 million one-time charge related to medical insurance, as well as normal merit increases The Company has continued to increase its branch network and enter new markets through acquisitions as well as organic growth. Exclusive of the non-recurring acquisition expenses, this has resulted in an increase to occupancy expense, data processing, professional fees and advertising expenses of $5.7 million, $4.9 million, $3.3 million and $1.7 million, respectively, for the year ended December 31, 2013. Additionally, for the years ended December 31, 2013 and December 31, 2012, occupancy expense includes a one-time charge of approximately $1.0 million and $3.0 million, respectively, for the early termination of certain leased facilities. Our FDIC insurance premium also increased by $4.2 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012. This increase is a result of the FDIC final rules for determining deposit insurance assessment, effective March 1, 2013. Excluding non-recurring acquisition expenses, other operating expense increased by $2.7 million for the year ended December 31, 2013 related to higher recruiting, training and insurance expenses, and amortization of deposit premium increased $580,000.

Income Tax Expense. Income tax expense was $63.8 million for the year ended December 31, 2013, representing a 36.27% effective tax rate compared to income tax expense of $56.1 million for the year ended December 31, 2012 representing a 38.72% effective tax rate.

Comparison of Operating Results for the Years Ended December 31, 2012 and 2011

Net Income. The net income for the year ended December 31, 2012 was $88.8 million compared to $78.9 million for the year ended December 31, 2011.

Net Interest Income. Net interest income increased by $43.7 million, or 13.3%, to $372.7 million for the year ended December 31, 2012 from $329.1 million for the year ended December 31, 2011. The increase was primarily due to the average balance of interest earning assets increasing $1.27 billion to $10.96 billion for the year ended December 31, 2012 compared to $9.70 billion for the year ended December 31, 2011, as well as a 39 basis point decrease in our cost of interest-bearing liabilities to 1.27% for the year ended December 31, 2012 from 1.66% for the year ended December 31, 2011. These were partially offset by the average balance of our interest bearing liabilities increasing $1.02 billion to $9.72 billion for the year ended December 31, 2012 compared to $8.70 billion for the year ended December 31, 2011, as well as the yield on our interest-earning assets decreasing 35 basis points to 4.53% for the year ended December 31, 2012 from 4.88% for the year ended December 31, 2011. While the average yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continued to fall resulting in our net interest margin increasing by one basis point to 3.40% for the year ended December 31, 2012, from 3.39% for the year ended December 31, 2011.

Interest and Dividend Income. Total interest and dividend income increased by $22.6 million, or 4.8%, to $496.2 million for the year ended December 31, 2012 from $473.6 million for the year ended December 31, 2011. This increase is attributed to the average balance of interest-earning assets increasing $1.27 billion, or 13.1%, to $10.96 billion for the year ended December 31, 2012 from $9.70 billion for the year ended December 31, 2011. This was partially offset by the weighted average yield on interest-earning assets decreasing 35 basis points to 4.53% for the year ended December 31, 2012 compared to 4.88% for the year ended December 31, 2011.

Interest income on loans increased by $20.8 million, or 4.8%, to $455.2 million for the year ended December 31, 2012 from $434.4 million for the year ended December 31, 2011, reflecting a $810.5 million, or 9.6%, increase in the average balance of net loans to $9.27 billion for the year ended December 31, 2012 from $8.46 billion for the year ended December 31, 2011. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $693.3 million and $236.7 million, respectively, as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $8.8 million in loan prepayment fees in interest income for the year ended December 31, 2012 compared to $2.6 million for the year ended December 31, 2011. This was offset by the decrease in the average balance of construction and residential loans of $72.2 million and $63.1 million, respectively, for the year ended December 31, 2012 and a 22 basis point decrease in the average yield on net loans to 4.91% for the year ended December 31, 2012 from 5.13% for the year ended December 31, 2011, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, increased by $1.8 million, or 4.5%, to $41.0 million for the year ended December 31, 2012 from $39.2 million for the year ended December 31, 2011. This increase reflected a $459.1 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.69 billion for the year ended December 31, 2012 from $1.23 billion for the year ended December 31, 2011. This was offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 76 basis points to 2.42% for the year ended December 31, 2012 compared to 3.18% for the year ended December 31, 2011, reflecting the current interest rate environment.

Interest Expense. Total interest expense decreased by $21.0 million or 14.5%, to $123.4 million for the year ended December 31, 2012 from $144.5 million for the year ended December 31, 2011. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 39 basis points to 1.27% for the year ended December 31, 2012 compared to 1.66% for the year ended December 31, 2011. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.02 billion, or 11.7%, to $9.72 billion for the year ended December 31, 2012 from $8.70 billion for the year ended December 31, 2011.

Interest expense on interest-bearing deposits decreased $16.3 million, or 20.4%, to $63.6 million for the year ended December 31, 2012 from $79.9 million for the year ended December 31, 2011. This decrease is attributed to a 36 basis point decrease in the average cost of interest-bearing deposits to 0.85% for the year ended December 31, 2012 from 1.21% for the year ended December 31, 2011 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $872.4 million, or 13.2% to $7.50 billion for the year ended December 31, 2012 from $6.63 billion for the year ended December 31, 2011. Core deposit accounts—savings, checking and money market accounts—outpaced average total interest-bearing deposit growth as average core deposits increased $1.11 billion.

Interest expense on borrowed funds decreased by $4.7 million, or 7.3%, to $59.9 million for the year ended December 31, 2012 from $64.6 million for the year ended December 31, 2011. This decrease is attributed to the average cost of borrowed funds decreasing 42 basis points to 2.69% for the year ended December 31, 2012 from 3.11% for the year ended December 31, 2011 as maturing borrowings repriced to lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $148.5 million, or 7.2%, to $2.22 billion for the year ended December 31, 2012 from $2.08 billion for the year ended December 31, 2011.

Provision for Loan Losses. Our provision for loan losses for the year ended December 31, 2012 was $65.0 million compared to $75.5 million for the year ended December 31, 2011. Net charge-offs totaled $40.1 million for the year ended December 31, 2012 compared to $49.2 million for the year ended December 31, 2011. Our provision for the year ended December 31, 2012 is a result of continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area; and the impact of superstorm Sandy.

Non-Interest Income. Total non-interest income increased by $14.9 million, or 51.1%, to $44.1 million for the year ended December 31, 2012 from $29.2 million for the year ended December 31, 2011. The increase is primarily attributed to the gain on the sale of loans increasing $11.1 million to $20.9 million. In addition, fees and service charges relating primarily to the servicing of third party loan portfolios, as well as fees from commercial deposit and loan accounts, increased $2.1 million to $16.6 million for the year ended December 31, 2012, offset by a $977,000 impairment charge of mortgage servicing rights. Other non- interest income increased by $1.6 million primarily from the fees associated with the sale of non-deposit investment products.

Non-Interest Expenses. Total non-interest expenses increased by $49.4 million, or 31.4%, to $207.0 million for the year ended December 31, 2012 from $157.6 million for the year ended December 31, 2011. This increase included $13.3 million of acquisition related expenses. Compensation and fringe benefits increased $23.5 million primarily as a result of the staff additions to support our continued growth, including employees from the acquisitions of Marathon Bank and Brooklyn Federal, as well as normal merit increases and $6.4 million in acquisition related expenses. Occupancy expense increased $6.8 million due to our increased branch network and operations center as well as a one-time charge of $3.0 million for the early termination of certain leased facilities and the costs associated with expanding our branch network. Professional fees increased $4.2 million, which included $2.9 million of acquisition related expenses. Data processing expenses increased $7.6 million, primarily due to increased volume of accounts and $4.0 million in acquisition related expenses.

Income Tax Expense. Income tax expense was $56.1 million for the year ended December 31, 2012, representing a 38.72% effective tax rate compared to income tax expense of $46.3 million for the year ended December 31, 2011 representing a 36.98% effective tax rate. The increase in the effective tax rate is partially attributed to the non-deductible acquisition related expenses.

Management of Market Risk

Qualitative Analysis. We believe one significant form of market risk is interest rate risk. Interest rate risk results from timing differences in the maturity or re-pricing of our assets, liabilities and off-balance sheet contracts (i.e., loan commitments); the effect of loan prepayments, deposits and withdrawals; the difference in the behavior of lending and funding rates arising from the uses of different indices; and “yield curve risk” arising from changing interest rate relationships across the spectrum of maturities for constant or variable credit risk investments. Besides directly affecting our net interest income, changes in market interest rates can also affect the amount of new loan originations, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancings, the carrying value of securities classified as available for sale and the mix and flow of deposits.

The general objective of our interest rate risk management is to determine the appropriate level of risk given our business model and then manage that risk in a manner consistent with our policy to reduce, to the extent possible, the exposure of our net interest income to changes in market interest rates. Our Asset Liability Committee, which primarily consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, our operating environment and capital and liquidity requirements, and modifies our lending, investing and deposit gathering strategies accordingly. On a quarterly basis, our board of directors reviews the Asset Liability Committee report, the aforementioned activities and strategies, the estimated effect of those strategies on our net interest margin and the estimated effect that changes in market interest rates may have on the economic value of our loan and securities portfolios, as well as the intrinsic value of our deposits and borrowings.

We actively evaluate interest rate risk in connection with our lending, investing and deposit activities. Historically, our lending activities have emphasized one- to four-family fixed- and variable-rate first mortgages. At December 31, 2013, approximately 35.7% of our residential portfolio was in variable rate products, while 64.3% was in fixed rate products. Our variable-rate mortgage related assets have helped to reduce our exposure to interest rate fluctuations and is expected to benefit our long-term profitability, as the rates earned on these mortgage loans will increase as prevailing market rates increase. However, the current low interest rate environment, and the preferences of our customers, has resulted in more of a demand for fixed-rate products. This may adversely impact our net interest income, particularly in a rising rate environment. To help manage our interest rate risk, we have increased our focus on the origination of commercial loans, particularly multi-family loans, as these loan types reduce our interest rate risk due to their shorter term compared to residential mortgage loans. In addition, we primarily invest in shorter-to-medium duration securities, which generally have shorter average lives and lower yields compared to longer term securities. Shortening the average lives of our securities, along with originating more adjustable-rate mortgages and commercial real estate mortgages, will help to reduce interest rate risk.

We retain an independent, nationally recognized consulting firm that specializes in asset and liability management to complete our quarterly interest rate risk reports. We also retain a second nationally recognized consulting firm to prepare independently comparable interest rate risk reports for the purpose of validation. Both firms use a combination of analyses to monitor our exposure to changes in interest rates. The economic value of equity analysis is a model that estimates the change in net portfolio value (“NPV”) over a range of immediately changed interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. In calculating changes in NPV, assumptions estimating loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes are used.

The net interest income analysis uses data derived from an asset and liability analysis, described below, and applies several additional elements, including actual interest rate indices and margins, contractual limitations and the U.S. Treasury yield curve as of the balance sheet date. In addition we apply consistent parallel yield curve shifts (in both directions) to determine possible changes in net interest income if the theoretical yield curve shifts occurred gradually. Net interest income analysis also adjusts the asset and liability repricing analysis based on changes in prepayment rates resulting from the parallel yield curve shifts.

Our asset and liability analysis determines the relative balance between the repricing of assets and liabilities over multiple periods of time (ranging from overnight to five years). This asset and liability analysis includes expected cash flows from loans and mortgage-backed securities, applying prepayment rates based on the differential between the current interest rate and the market interest rate for each loan and security type. This analysis identifies mismatches in the timing of assets and liabilities but does not necessarily provide an accurate indicator of interest rate risk because the assumptions used in the analysis may not reflect the actual response to market changes.

Quantitative Analysis. The table below sets forth, as of December 31, 2013, the estimated changes in our NPV and our net interest income that would result from the designated changes in interest rates. Such changes to interest rates are calculated as an immediate and permanent change for the purposes of computing NPV and a gradual change over a one year period for the purposes of computing net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. We did not estimate changes in NPV or net interest income for an interest rate decrease of greater than 100 basis points or increase of greater than 200 basis points.

	At December 31, 2013
	Net Portfolio Value (1)(2)			Net Interest Income (3)
Change in Interest Rates (basis points)	Estimated NPV	Estimated Increase (Decrease)		Estimated Net Interest Income	Estimated Increase (Decrease)
		Amount	Percent		Amount	Percent
	(Dollars in thousands)
+200bp	$1,288,902	(239,311)	(15.7)%	$445,235	(32,265)	(6.8)%
0bp	$1,528,213	—	—	$477,500	—	—
-100bp	$1,451,981	(76,232)	(5.0)%	$481,788	4,288	0.9%

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one year period at all maturities.

The table set forth above indicates at December 31, 2013, in the event of a 200 basis points increase in interest rates, we would be expected to experience a 15.7% decrease in NPV and a $32.3 million, or 6.8%, decrease in net interest income. In the event of a 100 basis points decrease in interest rates, we would be expected to experience a 5.0% decrease in NPV and a $4.3 million, or 0.9%, increase in net interest income. These data do not reflect any future actions we may take in response to changes in interest rates, such as changing the mix of our assets and liabilities, which could change the results of the NPV and net interest income calculations.

As mentioned above, we retain two nationally recognized firms to compute our quarterly interest rate risk reports. Certain shortcomings are inherent in any methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income require certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data do not reflect any actions we may take in response to changes in interest rates. The tables also assume a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income tables provide an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effects of changes in market interest rates on our NPV and net interest income.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of liquidity consist of deposit inflows, loan repayments and maturities and borrowings from the FHLB and others. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. From time to time we may evaluate the sale of securities as a possible liquidity source. Our Asset Liability Committee is responsible for establishing and monitoring our liquidity targets and strategies to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our primary source of funds is cash provided by principal and interest payments on loans and securities. Principal repayments on loans for the years ended December 31, 2013, 2012 and 2011 were $2.75 billion, $2.42 billion, and $2.03 billion, respectively. Principal repayments on securities for the years ended December 31, 2013, 2012 and 2011 were $385.5 million, $462.8 million, and $380.0 million, respectively. There were sales of securities during the years ended December 31, 2013, 2012 and 2011 of $426.2 million, $231.7 million, and $58.3 million, respectively.

In addition to cash provided by principal and interest payments on loans and securities, our other sources of funds include cash provided by operating activities, deposits and borrowings. Net cash provided by operating activities for the years ended December 31, 2013, 2012 and 2011 totaled $176.1 million, $224.8 million, and $200.5 million, respectively. For the year ended December 31, 2013, excluding the deposits from the Roma Financial acquisition, total deposits increased $608.8 million. For the year ended December 31, 2012, excluding the deposits from the Brooklyn Federal and Marathon Bank acquisitions, total deposits increased $243.5 million. For the year ended December 31, 2011 total deposits increased $652.3 million. Deposit flows are affected by the overall level of market interest rates, the interest rates and products offered by us and our local competitors, and other factors.

Excluding borrowed funds assumed in the Roma Financial acquisition, our net borrowed funds for the year ended December 31, 2013 increased $569.6 million. Excluding borrowed funds assumed in the Brooklyn Federal and Marathon Bank acquisitions, net borrowed funds increased $436.8 million for the year ended December 31, 2012. Our net borrowings for the year ended December 31, 2011 increased $429.0 million. The increase in borrowings was largely due to new loan originations outpacing the deposit growth.

Our primary use of funds is for the origination and purchase of loans and the purchase of securities. During the years ended December 31, 2013, 2012, and 2011, we originated loans of $3.50 billion, $2.68 billion and $2.24 billion, respectively. During the year ended December 31, 2013, excluding loans purchased in the acquisition of Roma, we purchased loans of $1.05 billion. During the year ended December 31, 2012, excluding loans purchased in the acquisitions of Brooklyn Federal and Marathon National, we purchased loans of $638.8 million. During the year ended December 31, 2011 we purchased loans of $710.9 million. We acquired $395.6 million of securities from Roma Financial and sold substantially all of that portfolio upon the completion of the acquisition. During the year ended December 31, 2013, excluding the securities purchased in the Roma Financial acquisition, we purchased securities of $508.4 million. During the year ended December 31, 2012, excluding the securities purchased in the acquisition of Brooklyn Federal and Marathon National, we purchased securities of $777.1 million. During the year ended December 31, 2011, we purchased securities of $616.6 million. In addition, we utilized $1.5 million, $902,000 and $32.5 million during the years ended December 31, 2013, 2012 and 2011, respectively, to repurchase shares of our common stock under our stock repurchase plans.

At December 31, 2013, we had $627.0 million in loan commitments outstanding. In addition to commitments to originate and purchase loans, we had $519.5 million in unused home equity, overdraft lines of credit, and undisbursed business and construction loans. Certificates of deposit due within one year of December 31, 2013 totaled $2.17 billion, or 20.2% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including but not limited to other certificates of deposit and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2013. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Liquidity management is both a daily and long-term function of business management. Our most liquid assets are cash and cash equivalents. The levels of these assets depend upon our operating, financing, lending and investing activities during any given period. At December 31, 2013, cash and cash equivalents totaled $250.7 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $785.0 million at December 31, 2013. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the FHLB and other financial institutions, which provide an additional source of funds. At December 31, 2013, we participated in the FHLB’s Overnight Advance program. This program allows members to borrow overnight up to their maximum borrowing capacity at the FHLB. At December 31, 2013 our borrowing capacity at the FHLB was $6.89 billion, of which we had outstanding borrowings of $3.12 billion and outstanding letters of credit of $1.18 billion. The overnight advances are priced at the federal funds rate plus a spread (generally between 20 and 30 basis points) and re-price daily. In addition, we had an effective commitment for unsecured discretionary overnight borrowings with other institutions totaling $100.0 million, of which no balance was outstanding at December 31, 2013.

Investors Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2013, Investors Bank exceeded all regulatory capital requirements. Investors Bank is considered “well capitalized” under regulatory guidelines. See “Historical and Pro Forma Regulatory Capital Compliance” and “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds from the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Off-Balance Sheet Arrangements. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of our commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval processes that we use for loans that we originate.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2013. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(Dollars in thousands)
Other borrowed funds	$1,115,993	626,000	806,006	551,594	$3,099,593
Repurchase agreements	98,211	10,500	158,970	—	267,681
Operating leases	15,470	30,384	27,050	86,575	159,479

Total	$1,229,674	666,884	992,026	638,169	$3,526,753

Recent Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, in conjunction with the IASB’s issuance of amendments to Disclosures—Offsetting Financial Assets and Financial Liabilities (Amendments to IFRS 7). While the Boards retained the existing offsetting models under U.S. GAAP and IFRS, the new standards require disclosures to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The new standards are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The adoption of this pronouncement did not have a material impact on our financial condition or results of operations.

In January 2013, the FASB issued ASU 2013-01, Scope of Disclosures about Offsetting Assets and Liabilities. The main provision of ASU 2013-1 is to clarify the scope of the new offsetting disclosures required under ASU 2011-11 to derivatives, including bifurcated embedded derivatives; repurchase and reverse repurchase agreements and securities borrowing and lending transactions that are either offset in the statement of financial position or subject to an enforceable master netting arrangement regardless of their presentation in the financial statements. We do not expect that the adoption of this pronouncement will have a material impact on our financial condition or results of operations.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This ASU requires entities to disclose the effect of items reclassified out of accumulated other comprehensive income (AOCI) on each affected net income line item. For AOCI reclassification items that are not reclassified in their entirety into net income, a cross reference to other required US GAAP disclosures. This information may be provided either in the notes or parenthetically on the face of the financials. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2012 and interim periods within those years. We have presented comprehensive income in a separate Consolidated Statements of Comprehensive Income and in our Notes to Consolidated Financial Statements.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. The amendments of this update state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. We do not expect that the adoption of this pronouncement will have a material impact on our financial condition or results of operations.

In January 2014, the FASB issued ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure,” which applies to all creditors who obtain physical possession of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable. The amendments in this update clarify when an in substance repossession or foreclosure occurs and requires disclosure of both (1) the amount of foreclosed residential real estate property held by a creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in ASU 2014-04 are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2014. Early adoption is permitted and entities can elect to adopt a modified retrospective transition method or a prospective transition method. The Company does not expect that the adoption of this pronouncement will have a material impact on the Company’s financial condition or results of operations.

In January 2014, the FASB, issued ASU, 2014-01, “Investments—Equity Method and Joint Ventures (Subtopic 323) Accounting for Investments in Qualified Affordable Housing Projects,” which applies to all reporting entities that invest in flow-through limited liability entities that manage or invest in affordable housing projects that qualify for the low-income housing tax credit. Currently under GAAP, a reporting entity that invests in a qualified affordable housing project may elect to account for that investment using the effective yield method if all of the conditions are met. For those investments that are not accounted for using the effective yield method, GAAP requires that they be accounted for under either the equity method or the cost method. Certain of the conditions required to be met to use the effective yield method were restrictive and thus prevented many such investments from qualifying for the use of the effective yield method. The amendments in this update modify the conditions that a reporting entity must meet to be eligible to use a method other than the equity or cost methods to account for qualified affordable housing project investments. If the modified conditions are met, the amendments permit an entity to use the proportional amortization method to amortize the initial cost of the investment in proportion to the amount of tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense (benefit). Additionally, the amendments introduce new recurring disclosures about all investments in qualified affordable housing projects irrespective of the method used to account for the investments. The amendments in ASU 2014-01 are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2014. Early adoption is permitted. The Company does not expect that the adoption of this pronouncement will have a material impact on the Company’s financial condition or results of operations.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Old Investors Bancorp have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF NEW INVESTORS BANCORP AND OLD INVESTORS BANCORP

New Investors Bancorp

New Investors Bancorp is a Delaware corporation that was organized in December 2013. Upon completion of the conversion, New Investors Bancorp will become the holding company of Investors Bank and will succeed to all of the business and operations of Old Investors Bancorp and each of Old Investors Bancorp and Investors Bancorp, MHC will cease to exist.

Initially following the completion of the conversion, New Investors Bancorp will have approximately $3.3 billion in assets comprised of the net proceeds it retains from the offering, part of which will be used to make a loan to the ESOP; the equity investment in Investors Bank; cash, securities and the ESOP loan currently held by Old Investors Bancorp; and cash currently held by Investors Bancorp, MHC. New Investors Bancorp will have no significant liabilities. New Investors Bancorp intends to use the support staff and offices of Investors Bank and will pay Investors Bank for these services. If New Investors Bancorp expands or changes its business in the future, it may hire its own employees.

New Investors Bancorp intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

Old Investors Bancorp

Old Investors Bancorp completed its initial public offering on October 11, 2005, selling 51,627,094 shares or 43.74% of its outstanding common stock to subscribers in the offering, including 4,254,072 shares purchased by ESOP. Upon completion of the initial public offering, Investors Bancorp, MHC, a New Jersey-chartered mutual holding company, held 64,844,373 shares or 54.94% of Old Investors Bancorp’s outstanding common stock (shares revised to include shares issued in a business combination subsequent to the initial public offering). Additionally, Old Investors Bancorp contributed $5.2 million in cash and issued 1,548,813 shares of common stock or 1.32% of its outstanding shares to the Charitable Foundation, resulting in a pre-tax expense charge of $20.7 million. Net proceeds from the initial offering were $509.7 million. Old Investors Bancorp contributed $255.0 million of the net proceeds to Investors Bank.

Old Investors Bancorp’s Internet address is www.myinvestorsbank.com. Information on this website is not and should not be considered to be a part of this prospectus. Old Investors Bancorp’s principal executive office is located at 101 JFK Parkway, Short Hills, New Jersey 07078, and its telephone number at that address is (973) 924-5100.

BUSINESS OF INVESTORS BANK

General

Investors Bank is a New Jersey-chartered savings bank headquartered in Short Hills, New Jersey. Originally founded in 1926 as a New Jersey-chartered mutual savings and loan association, we have grown through acquisitions and internal growth, including de novo branching. In 1992, we converted our charter to a mutual savings bank, and in 1997 we converted our charter to a New Jersey-chartered stock savings bank.

We are in the business of attracting deposits from the public through our branch network and borrowing funds in the wholesale markets to originate loans and to invest in securities. We originate one- to four-family residential mortgage loans, multi-family loans, commercial real estate loans, construction loans, C&I loans and consumer loans, the majority of which are home equity loans and home equity lines of credit. Securities, primarily U. S. Government and Federal Agency obligations, mortgage-backed and other securities, represented 10.4% of our assets at December 31, 2013. We offer a variety of deposit accounts and emphasize quality customer service. Investors Bank is subject to comprehensive regulation and examination by both the NJDBI and the FDIC.

Our results of operations are dependent primarily on our net interest income, which is the difference between the interest earned on our assets, primarily our loan and securities portfolios, and the interest paid on our deposits and borrowings. Our net income is also affected by our provision for loan losses, non-interest income, non-interest expense and income tax expense. Non-interest income includes fees and service charges; income from bank owned life insurance, or BOLI; net gain on loan transactions; net gain on investment securities; impairment losses on investment securities; gain (loss) on sale of other real estate owned and other income. Non-interest expense consists of compensation and fringe benefits expense; advertising and promotional expense; office occupancy and equipment expense; federal deposit insurance premiums; stationary, printing, supplies and telephone expense; professional fees; data processing fees and other operating expenses. Our earnings are significantly affected by general economic and competitive conditions, particularly changes in market interest rates and U.S. Treasury yield curves, government policies and actions of regulatory authorities.

We conduct business from our main office located at 101 JFK Parkway, Short Hills, New Jersey and, as of December 31, 2013, over 129 branch offices located throughout northern and central New Jersey and New York. In addition, we have a commercial real estate loan production office in Manhattan, New York and an operation center in Iselin, New Jersey. The telephone number at our main office is (973) 924-5100.

Acquisition Activity

We completed the acquisition of Gateway Community Financial Corp., the federally-chartered holding company for GCF Bank, on January 10, 2014. As of December 31, 2013, Gateway Community Financial Corp. operated four branches in Gloucester County, New Jersey, and had assets of $289.4 million, deposits of $257.6 million and a net worth of $24.9 million. Gateway Community Financial Corp. had no public stockholders, and therefore no merger consideration was paid to third parties. We issued 762,776 shares of Old Investors Bancorp common stock to Investors Bancorp, MHC as consideration for the transaction. As the merger had not been completed as of December 31, 2013, the transaction is not reflected in the consolidated balance sheets or consolidated statements of operations at and for the periods presented in this prospectus.

On December 6, 2013, we completed the acquisition of Roma Financial Corporation, the federally-chartered holding company for Roma Bank and RomAsia Bank. Roma Financial Corporation operated 26 branches in Burlington, Ocean, Mercer, Camden and Middlesex Counties, New Jersey. After purchase accounting adjustments, we added $1.34 billion in deposits and $991.0 million in net loans. We issued 6,374,841 shares of Old Investors Bancorp common stock as merger consideration to stockholders of Roma Financial Corporation and an additional 19,542,796 shares of Old Investors Bancorp common stock to Investors Bancorp, MHC. In addition, we paid $1.8 million in the aggregate as merger consideration to the stockholders of RomAsia Bank.

On October 15, 2012, we completed the acquisition of Marathon Banking Corporation, the holding company of Marathon National Bank of New York, a federally chartered bank with 13 full-service branches in the New York metropolitan area. After purchase accounting adjustments, we added $777.5 million in customer deposits and acquired $558.5 million in net loans. This transaction resulted in $38.6 million of goodwill and generated $5.0 million in core deposit intangibles. The purchase price of $135.0 million was paid using available cash.

On January 6, 2012, we completed the acquisition of Brooklyn Federal Bancorp, Inc., the holding company of Brooklyn Federal Savings Bank, a federally chartered savings bank with five full-service branches in Brooklyn and Long Island. After the purchase accounting adjustments, we added $385.9 million in customer deposits and acquired $177.5 million in net loans. This transaction resulted in $16.7 million of goodwill and generated $218,000 in core deposit premium. The purchase price of $10.3 million was paid through a combination of Old Investors Bancorp common stock (551,862 shares), issued to Investors Bancorp, MHC, and cash of $2.9 million. Brooklyn Federal Savings Bank was merged into Investors Bank as of the acquisition date. In a separate transaction, we sold most of Brooklyn Federal Savings Bank’s commercial real estate loan portfolio to a real estate investment fund on January 10, 2012.

Market Area

Our primary deposit gathering area had been concentrated in the communities surrounding our headquarters and our branch offices located in the New Jersey counties of Bergen, Burlington, Camden, Essex, Hudson, Mercer, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren Counties. Within the last two years we have expanded our branch locations to include the New York communities of Nassau, Queens, Kings, Richmond, Suffolk and New York Counties. Our corporate headquarters are located in Short Hills, New Jersey with an operation center located in Iselin, New Jersey as well as commercial and business lending offices in New York City, Short Hills, Spring Lake, Newark, Astoria and Brooklyn.

With the completion of the Roma Financial acquisition, we have acquired an additional 26 New Jersey branches in Burlington, Camden, Mercer, Middlesex and Monmouth counties. As a result of our recent acquisitions, we now have a desirable branch footprint that ranges from the Philadelphia suburbs in southern New Jersey, spans the central and northern geographies of New Jersey and extends out to Long Island. At the end of 2013, we have 24 branch offices located in New York. Our primary lending area is broader than our deposit-gathering area and includes 15 counties in New Jersey and 6 counties in New York. It is largely urban and suburban with a broad economic base as is typical for counties in and surrounding the New York metropolitan area. The market we operate in is considered one of the most attractive banking markets in the United States.

Many of the counties we serve are projected to experience moderate to strong population and household income growth through 2018. Though slower population growth is projected for some of the counties we serve, it is important to note that these counties represent some of the most densely populated counties. All of the counties we serve have a strong mature market with median household incomes greater than $42,000. The household incomes in the counties we serve are all expected to increase in a range from 8.14% to 26.86% through 2018. The December 2013 unemployment rates for New Jersey and New York were 7.2% and 7.0%, respectively, while the national rate was 6.7%.

Competition

We face intense competition within our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2013, the latest date for which statistics are available, our market share of deposits was 2.7% of total deposits in the State of New Jersey, however, the percentage does not include the acquisitions of both Roma Financial and Gateway Community Financial Corp. as these acquisitions occurred subsequent to that date.

Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Lending Activities

Our loan portfolio is comprised primarily of residential real estate loans, multi-family loans, commercial real estate loans, construction loans, C&I loans, and consumer and other loans. In 2013, we continued to grow our C&I loan portfolio. Residential mortgage loans represented $5.70 billion, or 43.6% of our total loans at December 31, 2013. At December 31, 2013, multi-family loans totaled $3.99 billion, or 30.5% of our total loan portfolio, commercial real estate loans totaled $2.51 billion, or 19.2% of our total loan portfolio, construction loans totaled $202.3 million, or 1.6% of our total loan portfolio, and C&I loans totaled $268.4 million or 2.0% of our total loan portfolio. We also offer consumer loans, which consist primarily of home equity loans and home equity lines of credit. At December 31, 2013, consumer and other loans totaled $404.0 million or 3.1% of our total loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan, including PCI loans at the dates indicated.

	At December 31,
	2013		2012		2011		2010
	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Residential mortgage loans	$5,698,351	43.62%	$4,838,315	46.35%	$5,034,161	56.59%	$4,939,244	61.78%
Multi-family loans	3,986,208	30.51	2,995,471	28.70	1,816,118	20.42	1,161,874	14.53
Commercial real estate loans	2,505,327	19.18	1,971,689	18.89	1,418,636	15.95	1,225,256	15.33
Construction loans	202,261	1.55	224,816	2.15	277,625	3.12	347,825	4.35
Commercial and industrial loans	268,422	2.05	169,258	1.62	106,299	1.20	60,903	0.76
Consumer and other loans:
Home equity loans	245,653	1.88	101,163	0.97	121,134	1.36	147,540	1.84
Home equity credit lines	150,796	1.15	131,808	1.26	117,445	1.32	108,356	1.36
Other	7,600	0.06	5,951	0.06	3,648	0.04	3,861	0.05

Total consumer and other loans	404,049	3.09	238,922	2.29	242,227	2.72	259,757	3.25

Total loans	$13,064,618	100.00%	$10,438,471	100.00%	$8,895,066	100.00%	$7,994,859	100.00%

Premiums on purchased loans, net	$52,014		$43,023		$29,927		$22,021
Deferred loan fees, net	(60,160)		(32,536)		(13,540)		(8,244)
Allowance for loan losses	(173,928)		(142,172)		(117,242)		(90,931)

Net loans	$12,882,544		$10,306,786		$8,794,211		$7,917,705

	At December 31, 2009
	Amount	%
	(Dollars in Thousands)
Residential mortgage loans	$4,773,556	71.76%
Multi-family loans	612,743	9.21
Commercial real estate loans	730,012	10.97
Construction loans	334,480	5.03
Commercial and industrial loans	23,159	0.35
Consumer and other loans:
Home equity loans	104,864	1.58
Home equity credit lines	70,341	1.06
Other	2,972	0.04

Total consumer and other loans	178,177	2.68

Total loans	$6,652,127	100.00%

Premiums on purchased loans, net	$22,958
Deferred loan fees, net	(4,574)
Allowance for loan losses	(55,052)

Net loans	$6,615,459

Portfolio Maturities. The following table summarizes the scheduled repayments of our loan portfolio, including PCI loans at December 31, 2013. Overdraft loans are reported as being due in one year or less.

	At December 31, 2013
	Residential Mortgage Loans	Multi-Family Loans	Commercial Real Estate Loans	Construction Loans	Commercial and Industrial Loans	Consumer and Other Loans	Total
	(Dollars in thousands)
Amounts Due:
One year or less	$19,925	$78,180	$216,205	$110,471	$95,660	$87,998	$608,439
After one year:
One to three years	3,317	465,968	416,141	78,883	35,562	14,101	1,013,972
Three to five years	32,854	1,086,898	836,112	11,800	56,732	28,838	2,053,234
Five to ten years	200,936	2,120,562	880,451	831	57,976	90,102	3,350,858
Ten to twenty years	1,326,569	231,394	155,153	276	22,492	119,105	1,854,989
Over twenty years	4,114,750	3,206	1,265	—	—	63,905	4,183,126

Total due after one year	5,678,426	3,908,028	2,289,122	91,790	172,762	316,051	12,456,179

Total loans	$5,698,351	$3,986,208	$2,505,327	$202,261	$268,422	$404,049	$13,064,618

Premiums on purchased loans, net							52,014
Deferred loan fees, net							(60,160)
Allowance for loan losses							(173,928)

Net loans							$12,882,544

The following table sets forth fixed- and adjustable-rate loans at December 31, 2013 that are contractually due after December 31, 2014.

	Due After December 31, 2014
	Fixed	Adjustable	Total
	(Dollars in thousands)
Residential mortgage loans	$3,640,004	$2,038,422	$5,678,426
Multi-family loans	1,842,436	2,065,592	3,908,028
Commercial real estate loans	1,241,476	1,047,646	2,289,122
Construction loans	31,296	60,494	91,790
Commercial and industrial loans	139,408	33,354	172,762
Consumer and other loans:
Home equity loans	242,335	—	242,335
Home equity credit lines	—	71,516	71,516
Other	2,200	—	2,200

Total consumer and other loans	244,535	71,516	316,051

Total loans	$7,139,155	$5,317,024	$12,456,179

Residential Mortgage Loans. One of our primary lending activities has been originating and purchasing residential mortgage loans, most of which are secured by properties located in our primary market area and most of which we hold in portfolio. At December 31, 2013, $5.70 billion, or 43.6%, of our loan portfolio consisted of residential mortgage loans. Residential mortgage loans are originated by our mortgage subsidiary, Investors Home Mortgage, for our loan portfolio and for sale to third parties. We also purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements call for these correspondent entities to originate loans that adhere to our underwriting standards. In most cases we acquire the loans with servicing rights, but we have some arrangements in which the correspondent entity will sell us the loan without servicing rights. In addition, occasionally we purchase pools of mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. While some of these financial institutions retain the servicing rights for loans they sell to us, when presented with the opportunity to purchase the servicing rights as part of the loan, we may decide to purchase the servicing rights. This decision is generally based on the price and other relevant factors.

Generally, residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property to a maximum loan amount of $1,250,000. Loans over $1,250,000 require a lower loan to value ratio. Loans in excess of 80% of value require private mortgage insurance and cannot exceed $500,000. We will not make loans with a loan-to-value ratio in excess of 95% or 97% for programs to low or moderate-income borrowers. Fixed-rate mortgage loans are originated for terms of up to 30 years. Generally, all fixed-rate residential mortgage loans are underwritten according to Fannie Mae guidelines, policies and procedures. At December 31, 2013, we held $3.64 billion in fixed-rate residential mortgage loans which represented 64.1% of our residential mortgage loan portfolio.

We also offer adjustable-rate residential mortgage loans, which adjust annually after three, five, seven or ten year initial fixed-rate periods. Our adjustable rate loans usually adjust to an index plus a margin, based on the weekly average yield on U.S. Treasuries adjusted to a constant maturity of one year. Annual caps of 2% per adjustment apply, with a lifetime maximum adjustment of 5% on most loans. Our adjustable-rate mortgage loans amortize over terms of up to 30 years. In addition, we hold in loan portfolio interest-only one- to four-family mortgage loans in which the borrower makes only interest payments for the first five, seven or ten years of the mortgage loan term. This feature will result in future increases in the borrower’s contractually required payments due to the required amortization of the principal amount after the interest-only period. Borrowers are qualified using the loan rate at the date of origination and the fully amortized payment amount.

Adjustable-rate mortgage loans decrease our risk associated with changes in market interest rates by periodically re-pricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, which increases the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates or a decline in housing values. The maximum periodic and lifetime interest rate adjustments may limit the effectiveness of adjustable-rate mortgages during periods of rapidly rising interest rates. At December 31, 2013, we held $2.04 billion of adjustable-rate residential mortgage loans, of which $341.7 million were interest-only one- to four-family mortgage loans. Adjustable-rate residential mortgage loans represented 35.9% of our residential mortgage loan portfolio.

To provide financing for low- and moderate-income home buyers, we also offer various loan programs some of which include down payment assistance for home purchases. Through these programs, qualified individuals receive a reduced rate of interest on most of our loan programs and have their application fee refunded at closing, as well as other incentives if certain conditions are met.

All residential mortgage loans we originate include a “due-on-sale” clause, which gives us the right to declare a loan immediately due and payable if the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance, fire and casualty insurance and, if warranted, flood insurance on properties securing real estate loans.

Multi-family and Commercial Real Estate Loans. As part of our strategy to add to and diversify our loan portfolio, we offer mortgage loans on multi-family and commercial real estate properties. At December 31, 2013, $3.99 billion, or 30.5% of our total loan portfolio was multi-family loans and $2.51 billion or 19.2%, of our total loan portfolio was commercial real estate loans. Our policy generally has been to originate multi-family and commercial real estate loans in New Jersey, New York and surrounding states. Commercial real estate loans are secured by office buildings, mixed-use properties and other commercial properties. The multi-family and commercial real estate loans in our portfolio consist of both fixed- and adjustable-rate loans which were originated at prevailing market rates. Multi-family and commercial real estate loans are generally five to fifteen year term balloon loans amortized over fifteen to thirty years. The maximum loan-to-value ratio is 70% for our commercial real estate loans and 75% for multi-family loans. At December 31, 2013, our largest commercial real estate loan was $36.4 million on an office building in New Jersey and our largest multi-family loan at December 31, 2013 was $38.6 million on nine apartment buildings in New Jersey. Both loans are performing in accordance with their contractual terms. Included in commercial real estate loans are owner occupied commercial mortgage loans which totaled $416.1 million at December 31, 2013.

We consider a number of factors when we originate multi-family and commercial real estate loans. During the underwriting process we evaluate the business qualifications and financial condition of the borrower, including credit history, profitability of the property being financed, as well as the value and condition of the mortgaged property securing the loan. When evaluating the business qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, we consider the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service) to ensure it is at least 120% of the monthly debt service for apartment buildings and 130% for commercial income-producing properties. All multi-family and commercial real estate loans are appraised by outside independent appraisers who have been approved by our board of directors. Personal guarantees are obtained from multi-family and commercial real estate borrowers although we will consider waiving this requirement based upon the loan-to-value ratio of the proposed loan and other factors. All borrowers are required to obtain title, fire and casualty insurance and, if warranted, flood insurance.

Multi-family loans are generally lower credit risk than other types of commercial real estate lending due to the diversification of cash flows to service the debt over multiple tenants. Loans secured by multi-family and commercial real estate generally are larger than residential mortgage loans and can involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, management annually evaluates the performance of all commercial loans in excess of $1.0 million.

Construction Loans. We offer loans directly to builders and developers on income-producing properties and residential for-sale housing units. At December 31, 2013, we held $202.3 million in construction loans, representing 1.6% of our total loan portfolio. Construction loans are originated through our commercial lending department. Generally, construction loans will be structured to be repaid over a three-year period and generally will be made in amounts of up to 70% of the appraised value of the completed property, or the actual cost of the improvements. Funds are disbursed based on inspections in accordance with a schedule reflecting the completion of portions of the project. Construction financing for sold units requires an executed sales contract.

Construction loans generally involve a greater degree of credit risk than either residential mortgage loans or other commercial mortgage loans. The risk of loss on a construction loan depends on the accuracy of the initial estimate of the property’s value when the construction is completed compared to the estimated cost of construction. For all loans, we use outside independent appraisers approved by our board of directors. We require all borrowers to obtain title insurance, fire and casualty insurance and, if warranted, flood insurance. A detailed plan and cost review by an outside engineering firm is required on loans in excess of $2.5 million.

At December 31, 2013, our largest construction loan was a $34.0 million note with an outstanding balance of $27.2 million on an apartment-rental project in New Jersey. At December 31, 2013, the loan was performing in accordance with contractual terms.

Commercial and Industrial Loans. We offer C&I loans which are comprised of term loans and lines of credit. These loans are generally secured by real estate or business assets and include personal guarantees. The maximum loan to value limit is 75% and businesses will typically have at least a two-year history. Our 2013 and 2012 acquisitions and de novo branch expansion has provided a larger market area to leverage new products. We have expanded and increased our New York market lending presence by hiring experienced C&I team members as well as expanding our business lending into the healthcare industry and asset based lending to focus on this segment of the market. At December 31, 2013, C&I loans totaled $268.4 million, or 2.0%, of our loan portfolio.

Consumer Loans. We offer consumer loans, most of which consist of home equity loans and home equity lines of credit. Home equity loans and home equity lines of credit are secured by residences primarily located in New Jersey and New York. At December 31, 2013, consumer loans totaled $404.0 million, or 3.1% of our total loan portfolio. The underwriting standards we use for home equity loans and home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing credit obligations, the payment on the proposed loan and the value of the collateral securing the loan. The combined (first and second mortgage liens) loan-to-value ratio for home equity loans and home equity lines of credit is generally limited to a maximum of 80%. Home equity loans are offered with fixed rates of interest, terms up to 30 years and to a maximum of $500,000. Home equity lines of credit have adjustable rates of interest, indexed to the prime rate, as reported in The Wall Street Journal.

Loan Originations and Purchases. The following table shows our loan originations, loan purchases and repayment activities with respect to our portfolio of loans receivable for the periods indicated. Origination, sale and repayment activities with respect to our loans held for sale are excluded from the table.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Loan originations and purchases
Loan originations:
Residential mortgage loans	$1,069,518	$693,996	$767,241
Multi-family loans	1,592,509	1,285,775	846,685
Commercial real estate loans	454,152	458,847	308,245
Construction loans	57,524	32,219	120,773
Commercial and industrial loans	250,981	139,833	104,120
Consumer and other loans:
Home equity loans	19,197	13,674	14,399
Home equity credit lines	58,936	55,295	64,630
Other	1,440	838	15,314

Total consumer and other loans	79,573	69,807	94,343

Total loan originations	3,504,257	2,680,477	2,241,407

Loan purchases:
Residential mortgage loans	1,054,395	638,788	710,880
Commercial real estate loans	—	—	—
Multi-family loans	—	—	—
Construction loans	—	—	—
Commercial and industrial loans	—	—	—
Consumer and other loans:
Home equity loans	—	—	—
Home equity credit lines	—	—	—
Other	—	—	—

Total consumer and other loans	—	—	—

Total loan purchases	1,054,395	638,788	710,880

Loans sold and principal repayments	(2,931,593)	(2,508,908)	(2,042,462)

Other items, net (1)	(42,271)	(33,784)	(33,319)
Net loans acquired in acquisition	990,970	736,003	—

Net increase in loan portfolio	$2,575,758	$1,512,576	$876,506

(1)	Other items include charge-offs, loan loss provisions, loans transferred to other real estate owned, and amortization and accretion of deferred fees and costs and discounts and premiums.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors. In the approval process for residential loans, we assess the borrower’s ability to repay the loan and the value of the property securing the loan. To assess the borrower’s ability to repay, we review the borrower’s income and expenses and employment and credit history. In the case of commercial real estate loans we also review projected income, expenses and the viability of the project being financed. We generally require appraisals of all real property securing loans, except for home equity loans and home equity lines of credit, in which case we may use the tax-assessed value of the property securing such loan or a lesser form of valuation, such as a home value estimator or by a drive-by value estimated performed by an approved appraisal company. Appraisals are performed by independent licensed appraisers who are approved by our board of directors. We require borrowers, except for home equity loans and home equity lines of credit, to obtain title insurance. All real estate secured loans require fire and casualty insurance and, if warranted, flood insurance in amounts at least equals to the principal amount of the loan or the maximum amount available.

Our loan approval policies and limits are also established by our board of directors. All residential mortgage loans, including home equity loans and home equity lines of credit up to $500,000, require approval by loan underwriters, provided the loan meets all of our underwriting guidelines. Residential mortgage loans up to $750,000 require approval by an Underwriting Supervisor, provided the loan meets all of our underwriting guidelines. If the loans up to $750,000 does not meet all of our underwriting guidelines, but can be considered for approval because of other compensating factors, the loan must be approved by an authorized member of management. Residential mortgage loans in excess of $750,001 and up to $1,500,000 require approval of an authorized member of management. Residential mortgage loans in excess of $1,500,001 and up to $2,000,000 must be approved by three authorized members of management. Residential mortgage loans in excess of $2,000,001 and up to $3,000,000 must be approved by three authorized members of management, one of whom must be an executive officer. Investors Home Mortgage shall have designated underwriting and loan approval for loans up to $1,000,000 that meet policy. In the absence of any of the above officers, the CEO or COO may approve all loans up to $3,000,000 if necessary.

All commercial real estate, multi-family and construction loan requests up to $1,000,000 without policy exceptions or total credit relationships in an amount up to $5,000,000 require approval by the Vice President/Team Leader. All commercial real estate, multi-family and construction loan requests up to $2,000,000 without policy exceptions or total credit relationships in an amount up to $5,000,000 require approval by the Vice President/ Team Leader and either; Senior Vice President—CRE, Chief Lending Officer, Chief Operating Officer or Chief Executive Officer . All commercial real estate loan requests up to $5,000,000 without policy exceptions or total credit relationships up to $10,000,000 require approval by the Vice President/ Team Leader or Senior Vice President-CRE and either Chief Lending Officer, Chief Operating Officer or Chief Executive Officer. All commercial real estate, multi-family and construction loan requests up to $7,500,000 or total credit relationships in excess of $10,000,000 or any loan with or without a policy exception requires approval by the Vice President/Team Leader or Senior Vice President—CRE and Chief Operating Officer. All commercial real estate, multi-family and construction requests in excess of $7,500,000 or total credit relationships in excess of $10,000,000 or any loan with a policy exception not approved as stated above requires approval of the Commercial Loan Committee, consisting of the Chief Executive Officer, Chief Operating Officer, Chief Lending Officer, Chief Financial Officer, Chief Retail Banking Officer, Senior Vice President—CRE (cannot approve CRE loans), and the Senior Vice President- Business Lending (cannot approve Business loans).

All business loans up to $1,500,000 with real estate as collateral without policy exceptions or total credit relationships in an amount up to $3,000,000 requires approval by the Senior Vice President-Business Lending, Chief Lending Officer, Chief Operating Officer or Chief Executive Officer. All loan requests up to $3,000,000 with real estate as collateral without policy exceptions or total credit relationships up to $5,000,000 require approval by the Senior Vice President, Business Lending and either the Chief Lending Officer, Chief Operating Officer or Chief Executive Officer. All loan requests in excess of $3,000,000 or total credit relationships in excess of $5,000,000 or any loan with a policy exception require approval of the Commercial Loan Committee, consisting of the Chief Executive Officer, Chief Operating Officer, Chief Lending Officer, Chief Financial Officer, Chief Retail Banking Officer, Senior Vice President of CRE (cannot approve CRE Loans) and the Senior Vice President- Business Lending (cannot approve business loans). All business loans up to $500,000 without real estate as collateral or total credit relationships in an amount up to $3,000,000 without policy exception require approval by the Senior Vice President-Business Lending, Chief Lending Officer, Chief Operating Officer or Chief Executive Officer. All loan requests up to $1,000,000 without real estate as collateral or total credit relationships up to $5,000,000 without policy exception require approval by the Senior Vice President-Business Lending and either Chief Lending Officer, Chief Operating Officer or Chief Executive Officer. All loan requests in excess of $1,000,000 without real estate as collateral or total credit relationships in excess of $5,000,000 without policy exception require the approval of the Commercial Loan Committee. A business loan request that does not exceed more than 10% of an overall relationship may be approved as a separate loan request and not aggregated as part of a total loan relationship and shall not be greater than $250,000 nor contain a policy exception.

Loans to One Borrower. Our regulatory limit on total loans to any borrower or attributed to any one borrower is 15% of unimpaired capital and surplus. As of December 31, 2013, the regulatory lending limit was $186.6 million. Our internal policy limit is $70.0 million, with the option to exceed that limit with the board of directors’ ratification, on total loans to a borrower or related borrowers. We review these group exposures on a monthly basis. We also set additional limits on size of loans by loan type. At December 31, 2013, our largest relationship with an individual borrower and its related entities was $105.6 million, consisting of seven multi-family loans, one construction loan, and one commercial loan. The relationship was ratified by the board of directors and was performing in accordance with contractual terms as of December 31, 2013.

Asset Quality

One of our key operating objectives has been, and continues to be, maintaining a high level of asset quality. We maintain sound credit standards for new loan originations and purchases. We do not originate or purchase sub-prime loans, negative amortization loans or option ARM loans. In addition, we use proactive collection and workout processes in dealing with delinquent and problem loans.

The underlying credit quality of our loan portfolio is dependent primarily on each borrower’s ability to continue to make required loan payments and, in the event a borrower is unable to continue to do so, the value of the collateral securing the loan, if any. A borrower’s ability to pay typically is dependent, in the case of one- to four-family mortgage loans and consumer loans, primarily on employment and other sources of income, in the case of multi-family and commercial real estate loans, on the cash flow generated by the property, and in the case of C&I loans, on the cash flows generated by the business, which in turn is impacted by general economic conditions. Other factors, such as unanticipated expenditures or changes in the financial markets, may also impact a borrower’s ability to pay. Collateral values, particularly real estate values, are also impacted by a variety of factors including general economic conditions, demographics, maintenance and collection or foreclosure delays.

Purchased Credit-Impaired Loans. PCI loans are loans acquired through acquisition or purchased at a discount that is due, in part, to credit quality. PCI loans are accounted for in accordance with ASC Subtopic 310-30 and are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance (i.e., the allowance for loan losses). The difference between the undiscounted cash flows expected at acquisition and the initial carrying amount (fair value) of the covered loans, or the “accretable yield,” is recognized as interest income utilizing the level-yield method over the life of the loans. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment, as a loss accrual or a valuation allowance. Reclassifications of the non-accretable difference to the accretable yield may occur subsequent to the loan acquisition dates due to increases in expected cash flows of the loans and results in an increase in yield on a prospective basis.

Collection Procedures. We send system-generated reminder notices to start collection efforts when a loan becomes fifteen days past due. Subsequent late charge and delinquency notices are sent and the account is monitored on a regular basis thereafter. Direct contact with the borrower is attempted early in the collection process as a courtesy reminder and later to determine the reason for the delinquency and to safeguard our collateral. We provide the board of directors with a summary report of loans 30 days or more past due on a monthly basis. When a loan is more than 90 days past due, the credit file is reviewed and, if deemed necessary, information is updated or confirmed and collateral re-evaluated. We make every effort to contact the borrower and develop a plan of repayment to cure the delinquency. Loans are placed on non-accrual status when they are 90 days delinquent, but may be placed on non-accrual status earlier if the timely collection of principal and/or income is doubtful. When loans are placed on non-accrual status, unpaid accrued interest is fully reserved, and additional income is recognized in the period collected unless the ultimate collection of principal is considered doubtful. If our effort to cure the delinquency fails and a repayment plan is not in place, the file is referred to counsel for commencement of foreclosure or other collection efforts. We also own loans serviced by other entities and we monitor delinquencies on such loans using reports the servicers send to us. When we receive these past due reports, we review the data and contact the servicer to discuss the specific loans and the status of the collection process. We add the information from the servicer’s delinquent loan reports to our own delinquent reports and provide a full summary report monthly to our board of directors.

Our collection procedure for non mortgage related consumer and other loans includes sending periodic late notices to a borrower once a loan is past due. We attempt to make direct contact with the borrower once a loan becomes 30 days past due. The Collection Manager reviews loans 60 days or more delinquent on a regular basis. If collection activity is unsuccessful after 90 days, we may refer the matter to our legal counsel for further collection efforts or we may charge-off the loan. Non real estate related consumer loans that are considered uncollectible are proposed for charge-off by the Collection Manager on a quarterly basis.

Delinquent Loans. The following table sets forth our loan delinquencies by type and by amount at the dates indicated, excluding the PCI loans.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2013
Residential mortgage loans	34	$7,358	253	$66,079	287	$73,437
Multi-family loans	2	218	4	3,588	6	3,806
Commercial real estate loans	4	10,247	11	2,091	15	12,338
Construction loans	1	527	18	16,181	19	16,708
Commercial and industrial loans	2	287	3	775	5	1,062
Consumer and other loans	8	168	32	1,973	40	2,141

Total	51	$18,805	321	$90,687	372	$109,492

At December 31, 2012
Residential mortgage loans	37	$11,715	310	$76,088	347	$87,803
Multi-family loans	3	3,950	5	11,143	8	15,093
Commercial real estate loans	4	3,016	4	753	8	3,769
Construction loans	—	—	6	18,876	6	18,876
Commercial and industrial loans	2	2,639	2	375	4	3,014
Consumer and other loans	8	196	23	1,238	31	1,434

Total	54	$21,516	350	$108,473	404	$129,989

At December 31, 2011
Residential mortgage loans	28	$9,847	288	$80,703	316	$90,550
Multi-family loans	4	6,180	—	—	4	6,180
Commercial real estate loans	—	—	1	73	1	73
Construction loans	1	8,068	12	40,362	13	48,430
Commercial and industrial loans	—	—	—	—	—	—
Consumer and other loans	5	173	25	1,009	30	1,182

Total	38	$24,268	326	$122,147	364	$146,415

At December 31, 2010
Residential mortgage loans	35	$11,890	243	$73,650	278	$85,540
Multi-family loans	3	12,898	3	2,748	6	15,646
Commercial real estate loans	1	502	8	3,899	9	4,401
Construction loans	1	7,850	26	82,735	27	90,585
Commercial and industrial loans	2	640	5	1,829	7	2,469
Consumer and other loans	4	196	20	1,033	24	1,229

Total	46	$33,976	305	$165,894	351	$199,870

At December 31, 2009
Residential mortgage loans	51	$13,657	162	$50,089	213	$63,746
Multi-family loans	—	—	4	553	4	553
Commercial real estate loans	—	—	10	3,417	10	3,417
Construction loans	3	19,056	21	53,468	24	72,524
Commercial and industrial loans	3	734	—	—	3	734
Consumer and other loans	12	198	23	1,166	35	1,364

Total	69	$33,645	220	$108,693	289	$142,338

Non-Performing Assets. Non-performing assets include non-accrual loans, loans delinquent 90 days or more and still accruing interest, performing troubled debt restructurings, real estate owned (“REO”), and excludes purchase credit impaired loans. We did not have any loans delinquent 90 days or more and still accruing interest at December 31, 2013. At December 31, 2013, we had REO of $8.5 million consisting of 50 properties, of which 34 properties totaling $5.3 million were acquired through the Roma Financial acquisition in December 2013. At December 31, 2012, we had REO of $8.1 million consisting of 33 properties. Non-accrual loans decreased by $20.2 million to $100.4 million at December 31, 2013, from $120.6 million at December 31, 2012. During 2013, we elected to sell 46 residential non-accrual loans on a bulk basis for $9.0 million. Non-accrual loans decreased $21.6 million to $120.6 million at December 31, 2012, from $142.2 million at December 31, 2011.

In connection with the Brooklyn Federal Bancorp acquisition, we sold approximately $106.2 million of the commercial real estate loan portfolio to a real estate investment fund on January 10, 2012. During 2011, we elected to sell 23 non-accrual commercial real estate loans on a bulk basis for $10.0 million. Although we have resolved a number of non-performing loans, the overall weakness in the economy continues to impact our non-accrual loans. As a geographically concentrated lender, we have been affected by negative consequences arising from the on-going economic recession and, in particular, the decline in the housing industry, as well as economic and housing industry weaknesses in the New Jersey/New York metropolitan area. We are particularly vulnerable to the impact of a severe job loss recession. We continue to closely monitor the local and regional real estate markets and other factors related to risks inherent in our loan portfolio. The ratio of non-accrual loans to total loans decreased to 0.77% at December 31, 2013, compared to 1.16% at December 31, 2012, and 1.60% at December 31, 2011. Our ratio of non-performing assets to total assets decreased to 0.95% at December 31, 2013 compared to 1.14% at December 31, 2012 and 1.48% at December 31, 2011. The allowance for loan losses as a percentage of total non-accrual loans increased to 173.30% at December 31, 2013 compared to 117.92% at December 31, 2012 and 82.44% at December 31, 2011. For further discussion of our non-performing assets and non-performing loans and the allowance for loan losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The table below sets forth the amounts and categories of our non-performing assets excluding PCI loans at the dates indicated.

	At December 31,
	2013 (1)	2012 (2)	2011 (3)	2010	2009 (4)
	(Dollars in thousands)
Non-accrual loans:
Residential mortgage loans	$72,309	$81,295	$84,056	$73,650	$50,089
Multi-family and commercial real estate loans	8,616	11,896	73	6,647	3,970
Construction loans	16,181	25,764	57,070	82,735	64,968
Commercial and industrial loans	1,281	375	—	1,829	—
Consumer and other loans	1,973	1,238	1,009	1,033	1,166

Total non-accrual loans	100,360	120,568	142,208	165,894	120,193
Real estate owned	8,516	8,093	3,081	976	—
Performing troubled debt restructurings	39,570	15,756	10,465	4,822	—

Total non-performing assets	$148,446	$144,417	$155,754	$171,692	$120,193

Total non-accrual loans to total loans	0.77%	1.16%	1.60%	2.08%	1.81%
Total non-performing assets to total assets	0.95%	1.14%	1.48%	1.74%	1.44%

(1)	Non accrual loans include troubled debt restructurings which are current but classified as non-accrual. Included are the following TDR loans; one multi-family loan for $2.3 million, one commercial loan for $620,000, one C&I loan for $506,000 and 14 residential loans totaling $4.6 million. There were five TDR residential loans totaling $1.6 million which were 30-89 days delinquent classified as non accrual.
(2)	There were three construction troubled debt restructuring loans totaling $6.9 million and 21 residential and consumer loans totaling $5.1 million which were current but classified as non-accrual as of December 31, 2012.
(3)	An $8.1 million construction loan that was 60-89 days delinquent at December 31, 2011 was classified as non-performing. There were also 6 residential troubled debt restructurings totaling $3.0 million and 2 construction troubled debt restructurings totaling $8.6 million that were current as of December 31, 2011 but classified as non-accrual.
(4)	An $11.5 million construction loan that was 60-89 days delinquent at December 31, 2009 was classified as non-accrual.

At December 31, 2013, there were $51.0 million of loans deemed troubled debt restructurings (“TDRs”), of which $39.6 million were accruing and $11.5 million were on non-accrual.

For the year ended December 31, 2013, interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms amounted to $6.2 million. We recognized interest income of $2.1 million on such loans for the year ended December 31, 2013.

Real Estate Owned. Real estate we acquire as a result of foreclosure or by deed in lieu of foreclosure is classified as REO until sold. When property is acquired it is recorded at fair value at the date of foreclosure less estimated costs to sell the property. Holding costs and declines in fair value result in charges to expense after acquisition. At December 31, 2013, we had REO of $8.5 million, consisting of fifty properties of which thirty-four properties totaling $5.3 million were acquired through the Roma Financial acquisition. At December 31, 2012, we had REO of $8.1 million consisting of 33 properties. At December 31, 2011, we had REO of $3.1 million consisting of 13 properties. At December 31, 2010, we had REO of $976,000 consisting of two properties. At December 31, 2009, we held no REO.

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “un-collectible” and of such little value their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset.

We are required to establish an allowance for loan losses in an amount that management considers prudent for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When we classify problem assets as “loss,” we are required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the NJDBI and the FDIC, which can require that we establish additional general or specific loss allowances.

We review the loan portfolio on a quarterly basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Impaired Loans. We define an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. We consider the population of loans in our impairment analysis to include commercial loans with an outstanding balance greater than $1.0 million and on non-accrual status, loans modified in a TDR, and other commercial loans with an outstanding balance greater than $1.0 million if management has specific information that all amounts due under the contractual terms of the loan agreement will not be collected. Impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the fair value of the collateral or the present value of the expected future cash flows. Smaller balance homogeneous loans are evaluated for impairment collectively unless they are modified in a TDR. Such loans include residential mortgage loans, installment loans, and loans not meeting our definition of impaired, and are specifically excluded from impaired loans. At December 31, 2013, loans meeting our definition of an impaired loan totaled $66.7 million. The allowance for loan losses related to loans classified as impaired at December 31, 2013, amounted to $2.1 million. Interest income received during the year ended December 31, 2013 on loans classified as impaired was $2.4 million. At December 31, 2012, loans meeting our definition of an impaired loan totaled $57.4 million. The allowance for loan losses related to loans classified as impaired at December 31, 2012, amounted to $2.1 million. Interest income received during the year ended December 31, 2012 on loans classified as impaired was $1.6 million. For further detail on our impaired loans, see Note 1 and Note 5 of the Notes to Consolidated Financial Statements.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. In determining the allowance for loan losses, management considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. A description of our methodology in establishing our allowance for loan losses is set forth in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Allowance for Loan Losses.” The allowance for loan losses as of December 31, 2013 is maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio. However, this analysis process is subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

Furthermore, as an integral part of their examination processes, the NJDBI and the FDIC will periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Allowance balance (beginning of period)	$142,172	$117,242	$90,931	$55,052	$26,548
Provision for loan losses	50,500	65,000	75,500	66,500	39,450
Charge-offs:
Residential mortgage loans	15,508	20,180	9,304	6,432	590
Multi-family loans	1,266	9,058	363	829	—
Commercial real estate loans	1,101	479	7,637	98	—
Construction loans	3,424	13,227	30,548	23,160	14,421
Commercial & industrial loans	516	99	1,621	269	—
Consumer and other loans	795	1,107	714	41	22

Total charge-offs	22,610	44,150	50,187	30,829	15,033

Recoveries:
Residential mortgage loans	2,528	593	388	124	44
Multi-family loans	219	—	19	—	—
Commercial real estate loans	65	43	—	—	—
Construction loans	315	3,387	576	83	—
Commercial & industrial loans	604	23	13	—	—
Consumer and other loans	135	34	2	1	—

Total recoveries	3,866	4,080	998	208	44

Net charge-offs	(18,744)	(40,070)	(49,189)	(30,621)	(14,989)
Allowance acquired in acquisition	—	—	—	—	4,043

Allowance balance (end of period)	$173,928	$142,172	$117,242	$90,931	$55,052

Total loans outstanding	$13,064,618	$10,438,471	$8,895,066	$7,994,859	$6,652,127
Average loans outstanding	$11,065,190	$9,271,550	$8,461,031	$7,197,608	$6,010,870
Allowance for loan losses as a percent of total loans outstanding	1.33%	1.36%	1.32%	1.14%	0.83%
Net loans charged off as a percent of average loans outstanding	0.17%	0.43%	0.58%	0.43%	0.25%
Allowance for loan losses to non-performing loans	124.30%	104.29%	76.79%	53.26%	45.80%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	December 31,
	2013		2012		2011		2010		2009
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
End of period allocated to:
Residential mortgage loans	$51,760	43.62%	$45,369	46.35%	$32,447	56.59%	$20,489	61.78%	$13,741	71.76%
Multi-family loans	42,103	30.51%	29,853	28.70%	13,863	20.42%	10,454	14.53%	3,227	9.21%
Commercial real estate loans	46,657	19.18%	33,347	18.89%	30,947	15.95%	16,432	15.33%	10,208	10.97%
Construction loans	8,947	1.55%	16,062	2.15%	22,839	3.12%	34,669	4.35%	25,194	5.03%
Commercial and industrial loans	9,273	2.05%	4,094	1.62%	3,677	1.20%	2,189	0.76%	558	0.35%
Consumer and other loans	2,161	3.09%	2,086	2.29%	1,335	2.72%	866	3.25%	510	2.68%
Unallocated	13,027		11,361		12,134		5,832		1,614

Total allowance	$173,928	100.00%	$142,172	100.00%	$117,242	100.00%	$90,931	100.00%	$55,052	100.00%

Security Investments

The board of directors has adopted our Investment Policy. This policy determines the types of securities in which we may invest. The Investment Policy is reviewed annually by management and changes to the policy are recommended to and subject to approval by the board of directors. The board of directors delegates operational responsibility for the implementation of the Investment Policy to the Asset Liability Committee, which is primarily comprised of senior officers. While general investment strategies are developed by the Asset Liability Committee, the execution of specific actions rests primarily with our Chief Financial Officer. He is responsible for ensuring the guidelines and requirements included in the Investment Policy are followed and all securities are considered prudent for investment. He or his designee is authorized to execute transactions that fall within the scope of the established Investment Policy. Investment transactions are reviewed and ratified by the board of directors at their regularly scheduled meetings.

Our Investment Policy requires that investment transactions conform to Federal and New Jersey State investment regulations. Our investments may include, but are not limited to, U.S. Treasury obligations, securities issued by various federal agencies, state and municipal subdivisions, mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, investment grade corporate debt instruments, and mutual funds. In addition, we may invest in equity securities subject to certain limitations.

The Investment Policy requires that securities transactions be conducted in a safe and sound manner. Purchase and sale decisions are based upon a thorough pre-purchase analysis of each security to determine it conforms to our overall asset/liability management objectives. The analysis must consider its effect on our risk-based capital measurement, prospects for yield and/or appreciation and other risk factors.

At December 31, 2013, our securities portfolio totaled $1.62 billion representing 10.4% of our total assets. Securities are classified as held-to-maturity or available-for-sale when purchased. At December 31, 2013, $831.8 million of our securities were classified as held-to-maturity and reported at amortized cost and $785.0 million were classified as available-for-sale and reported at fair value.

Mortgage-Backed Securities. We purchase mortgage-backed pass through and collateralized mortgage obligation (“CMO”) securities insured or guaranteed by Fannie Mae, Freddie Mac (government-sponsored enterprises “GSEs”) and Ginnie Mae (government agency), and to a lesser extent, a variety of federal and state housing authorities (collectively referred to below as “agency-issued mortgage-backed securities”). At December 31, 2013, agency-issued mortgage-backed securities including CMOs, totaled $1.56 billion, or 96.2%, of our total securities portfolio.

During the year ended December 31, 2013, we transferred $524.0 million of mortgage-backed securities previously-designated as available-for-sale to held-to-maturity. In accordance with ASC 320, Investments—Debt and Equity Securities, the Company is required at each balance sheet date to reassess the classification of each security held. The reclassification is permitted as the Company has appropriately determined the ability and intent to hold these securities as an investment until maturity or call. The securities transferred had a net loss of $12.2 million that is reflected in accumulated other comprehensive loss on the consolidated balance sheet, net of subsequent amortization, which is being recognized over the life of the securities.

Mortgage-backed pass through securities are created by pooling mortgages and issuing a security with an interest rate less than the interest rate on the underlying mortgages. Mortgage-backed pass through securities represent a participation interest in a pool of single-family or multi-family mortgages. As loan payments are made by the borrowers, the principal and interest portion of the payment is passed through to the investor as received. CMOs are also backed by mortgages; however, they differ from mortgage-backed pass through securities because the principal and interest payments of the underlying mortgages are financially engineered to be paid to the security holders of pre-determined classes or tranches of these securities at a faster or slower pace. The receipt of these principal and interest payments which depends on the proposed average life for each class is contingent on a prepayment speed assumption assigned to the underlying mortgages. Variances between the assumed payment speed and actual payments can significantly alter the average lives of such securities. To quantify and mitigate this risk, we undertake a payment analysis before purchasing these securities. We primarily invest in CMO classes or tranches in which the payments on the underlying mortgages are passed along at a pace fast enough to provide an average life of three to five years with no change in market interest rates. The issuers of such securities, as noted above, pool and sell participation interests in security form to investors such as Investors Bank and guarantee the payment of principal and interest. Mortgage-backed securities and CMOs generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize borrowings and other liabilities.

Mortgage-backed securities present a risk that actual prepayments may differ from estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments that can change the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or if such securities are redeemed by the issuer. In addition, the fair value of such securities may be adversely affected by changes in interest rates.

Our mortgage-backed securities portfolio had a weighted average yield of 1.89% at December 31, 2013. The estimated fair value of our mortgage-backed securities at December 31, 2013 was $1.54 billion, which is $11.2 million less than the carrying value of $1.56 billion. The decreases to the fair value are attributed to an increase to interest rates in the second half of 2013, and are not credit related.

We also may invest in securities issued by non-agency or private mortgage originators, provided those securities are rated AAA by nationally recognized rating agencies and satisfactorily pass an internal credit review at the time of purchase. During the year ended December 31, 2012, the Company sold all its non-agency or privately originated mortgage backed securities. The Company currently has no non-agency mortgage-backed securities in its portfolio.

Corporate and Other Debt Securities. Our corporate and other debt securities portfolio consists of collateralized debt obligations (“CDOs”) backed by pooled trust preferred securities (“TruPS”), principally issued by banks and to a lesser extent insurance companies, real estate investment trusts, and collateralized debt obligation. The interest rates on these securities reset quarterly in relation to 3 month Libor rate. These securities have been classified in the held to maturity portfolio since their purchase. In December 2013, regulatory agencies adopted a rule on the treatment of certain collateralized debt obligations backed by trust preferred securities to implement sections of the Dodd-Frank Wall Street Reform and Consumer Protection Act, known as the Volcker Rule. Upon evaluation of the impact of the Volcker Rule on our portfolio, one security backed by trust preferred securities issued by insurance companies, was deemed to be a “covered fund” under the Volker Rule. The Company reclassified the trust preferred security with a fair value of $670,000 from held-to-maturity to available-for-sale at December 31, 2013 as the new regulations will require the Company to sell the security in the near future. Other than this security, the Company has no intent to sell the remaining securities, nor would it be required to sell these securities until maturity.

At December 31, 2013, the trust preferred securities portfolio consisted of 35 securities with an amortized cost of $30.4 million and a fair value of $49.2 million and all but three are rated below investment grade securities. The three investment grade securities have a book value of $3.2 million with fair value of $7.4 million. For December 31, 2013, we engaged an independent valuation firm to value our TruPS portfolio and prepare our other-than temporary impairment (“OTTI”) analysis. At December 31, 2013, the discounted cash flow projected for one of the Company’s pooled trust preferred securities fell below its adjusted book value. Based on the review of underlying collateral, the credit of this security has continued to deteriorate and therefore the Company recorded net OTTI charge of $977,000 for the year ended December 31, 2013. At December 31, 2013 the security had a fair value of $46,000. Other than the trust preferred security which new regulations will force us to sell in the near future, the Company has no intent to sell, nor is it more likely than not that the Company will be required to sell, the debt securities before the recovery of their amortized cost basis or maturity.

At December 31, 2008, we recorded a pre-tax $156.7 million OTTI charge to reduce the carrying amount of our investment in pooled trust preferred securities to the securities’ fair values totaling $20.7 million. The decision to recognize the OTTI charge was based on the severity of the decline in the fair values of these securities at that time and the unlikelihood of any near-term market value recovery. The significant decline in the fair value occurred primarily as a result of deteriorating national economic conditions, rapidly increasing amounts of non-accrual and delinquent loans at some of the underlying issuing banks, and credit rating downgrades by Moody’s.

We adopted FASB ASC 320-10, “Recognition and Presentation of Other-Than-Temporary Impairments,” which was incorporated into ASC 320, “Investments—Debt and Equity Securities,” on April 1, 2009. Under this guidance, the difference between the present value of the cash flows expected to be collected and the amortized cost basis is deemed to be the credit loss. The present value of the expected cash flows is calculated based on the contractual terms of each security, and is discounted at a rate equal to the effective interest rate implicit in the security at the date of acquisition. The guidance also required management to determine the amount of any previously recorded OTTI charges on the TruPS that were related to credit and all other non-credit factors. In accordance with ASC 320, management considered the deteriorating financial condition of the U.S. banking sector, the credit rating downgrades, the accelerating pace of banks deferring or defaulting on their trust preferred debt, and the increasing amounts of non-accrual and delinquent loans at the underlying issuing banks. The aforementioned analysis was incorporated into the present value of the cash flows expected to be collected for each of these securities and management determined that $35.6 million of the previously recorded pre-tax OTTI charge was due to other non-credit factors and, in accordance with ASC 320, we recognized a cumulative effect of initially applying ASC 320 as a $21.1 million after-tax adjustment to retained earnings with a corresponding adjustment to AOCI. At June 30, 2009, we recorded an additional $1.3 million pre-tax credit related OTTI charge on these securities. At December 31, 2013, the Company had $15.6 million after tax accumulated other comprehensive income balance related to the non-credit factors in the previous OTTI change that will be amortized to the investment balance over the remaining lives of the TruPS.

We continue to closely monitor the performance of the securities we own as well as the events surrounding this segment of the market. We will continue to evaluate for other-than-temporary impairment, which could result in a future non-cash charge to earnings.

Government Sponsored Enterprises. At December 31, 2013, bonds issued by GSEs held in our security portfolio totaled $7.5 million, representing less than 0.5% of our total securities portfolio. While these securities may generally provide lower yields than other securities in our securities portfolio; they are held for liquidity purposes, as collateral for certain borrowings, to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by these issuers.

Marketable Equity Securities. At December 31, 2013, we had $8.4 million in equity securities, representing 0.5% of our total securities portfolio. Equity securities are not insured or guaranteed investments and are affected by market interest rates and stock market fluctuations. Such investments (when held) are carried at their fair value and fluctuations in the fair value of such investments, including temporary declines in value, directly affect our net capital position.

Municipal Bonds. At December 31, 2013, we had $15.0 million of municipal bonds, which represented 0.9% of our total securities portfolio. These bonds are comprised of $5.2 million in short-term Bond Anticipation or Tax Anticipation notes and $9.8 million of longer term New Jersey Revenue Bonds. These purchases were made to diversify the securities portfolio and are designated as held to maturity.

Securities Portfolios. The following table sets forth the composition of our investment securities portfolios at the dates indicated.

	At December 31,
	2013		2012		2011
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(Dollars in thousands)
Available-for-sale:
Equity securities	$7,148	$8,444	$3,306	$4,161	$1,941	$1,965
GSE debt securities	3,004	3,004	3,038	3,035	—	—
Corporate and other debt securities	670	670	—	—	—	—
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	362,876	363,088	660,095	667,517	389,295	395,482
Federal National Mortgage Association	408,794	409,559	689,587	706,128	557,746	567,918
Government National Mortgage Association	267	267	4,414	4,487	7,212	7,313
Non-agency securities	—	—	—	—	10,782	11,037

Total mortgage-backed securities available for sale	771,937	772,914	1,354,096	1,378,132	965,035	981,750

Total securities available-for-sale	$782,759	$785,032	$1,360,440	$1,385,328	$966,976	$983,715

Held-to-maturity:
Debt securities:
Government Sponsored Enterprises	$4,542	$4,524	$147	$149	$174	$175
Municipal bonds	14,992	15,479	21,156	22,294	18,001	18,847
Corporate and other debt securities	29,681	48,604	29,503	39,295	25,511	36,706

	49,215	68,607	50,806	61,738	43,686	55,728

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	303,617	297,872	63,033	66,223	112,540	117,397
Government National Mortgage Association	—	—	—	—	1,382	1,585
Federal National Mortgage Association	478,616	472,214	64,278	69,121	103,823	110,587
Federal housing authorities	371	371	1,805	1,811	2,077	2,137
Non-agency securities	—	—	—	—	24,163	24,426

Total mortgage-backed securities held-to-maturity	782,604	770,457	129,116	137,155	243,985	256,132

Total securities held-to-maturity	831,819	839,064	179,922	198,893	287,671	311,860

Total securities	$1,614,578	$1,624,096	$1,540,362	1,584,221	$1,254,647	$1,295,575

At December 31, 2013, except for our investments in Fannie Mae and Freddie Mac securities, we had no investment in the securities of any issuer that had an aggregate book value in excess of 10% of our equity.

Portfolio Maturities and Yields. The composition and maturities of the securities portfolio at December 31, 2013 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available-for-Sale:
Equity securities	$—	—%	$—	—%	$—	—%	$7,148	—%	$7,418	$8,444	—%
Debt Securities :
Government sponsored enterprises	3,004	0.11%	—	—	—	—	—	—	3,004	3,004	0.11%
Corporate and other debt securities	—	—	—	—	—	—	670	—	670	670	—

	3,004	0.11%	—	—	—	—	670	—	3,674	3,674	0.11%
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	—	—	6,623	3.73%	22,710	2.76%	333,543	2.26%	362,876	363,088	2.32%
Federal National Mortgage Association	—	—	2,763	4.94%	115,515	2.70%	290,516	2.29%	408,794	409,559	2.42%
Government National Mortgage Association	—	—	—	—	43	0.49%	224	2.34%	267	267	2.04%

Total mortgage-backed securities	—	—	9,386	4.09%	138,268	2.71%	624,283	2.27%	771,937	772,914	2.37%

Total securities available-for-sale	$3,004	0.11%	$9,386	4.09%	$138,268	2.71%	$632,101	2.27%	$782,759	$785,032	2.34%

Held-to-Maturity:
Debt securities:
Government sponsored enterprises	$—	—	$4,542	1.04%	$—	—	$—	—	$4,542	$4,524	1.04%
Municipal bonds	9,707	1.59%	280	3.63%	—	—	5,005	9.13%	14,992	15,479	4.14%
Corporate and other debt securities	—	—	—	—	—	—	29,681	1.28%	29,681	48,604	1.28%

	9,707	1.59%	4,822	1.19%	—	—	34,686	2.42%	49,215	68,607	2.13%
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	—	—	12,267	4.18%	5,349	4.50%	286,001	2.28%	303,617	297,872	2.40%
Federal National Mortgage Association	—	—	17,718	4.30%	13,075	2.63%	448,363	2.65%	478,616	472,214	2.71%
Federal housing authorities	—	—	371	8.90%	—	—	—	—	371	371	8.90%

Total mortgage-backed securities	—	—	29,816	4.31%	18,424	3.31%	734,364	2.51%	782,064	770,457	2.59%

Total securities held-to-maturity	$9,707	1.59%	$34,638	3.87%	$18,424	3.31%	$769,050	2.50%	$831,819	$839,064	2.56%

Sources of Funds

General. Deposits are the primary source of funds used for our lending and investment activities. Our strategy is to increase core deposit growth to fund these activities. In addition, we use a significant amount of borrowings, primarily advances from the FHLB; to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management and to manage our cost of funds. Additional sources of funds include principal and interest payments from loans and securities, loan and security prepayments and maturities, repurchase agreements, brokered deposits, income on other earning assets and retained earnings. While cash flows from loans and securities payments can be relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. At December 31, 2013, we held $10.72 billion in total deposits, representing 75.0% of our total liabilities. In recent years, we have focused on changing the mix of our deposits from one focused on attracting certificates of deposit to one focused on core deposits (savings, checking and money market accounts). The impact of these efforts has been a continuing shift in deposit mix to lower cost core products. We remain committed to our plan of attracting more core deposits because core deposits represent a more stable source of low cost funds and are less sensitive to changes in market interest rates. At December 31, 2013, we held $7.33 billion in core deposits, representing 68.4% of total deposits. At December 31, 2012, we held $5.80 billion in core deposits, representing 66.2% of total deposits. At December 31, 2013, $3.38 billion, or 31.6%, of our total deposit balances were certificates of deposit, which included $290.7 million of brokered deposits. We intend to continue to invest in branch staff training and to aggressively market and advertise our core deposit products and will attempt to generate our deposits from a diverse client group within our primary market area. We remain focused on attracting deposits from municipalities and C&I businesses which operate in our marketplace.

We have a suite of commercial deposit products, designed to appeal to small business owners and non-profit organizations. The interest rates we pay, our maturity terms, service fees and withdrawal penalties are all reviewed on a periodic basis. Deposit rates and terms are based primarily on our current operating strategies, market rates, liquidity requirements, rates paid by competitors and growth goals. We also rely on personalized customer service, long-standing relationships with customers and an active marketing program to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts we offer allows us to respond to changes in consumer demands and to be competitive in obtaining deposit funds. Our ability to attract and maintain deposits and the rates we pay on deposits will continue to be significantly affected by market conditions.

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At December 31, 2013			At December 31, 2012
	Balance	Percent of Total Deposits	Weighted Average Rate	Balance	Percent of Total Deposits	Weighted Average Rate
	(Dollars in thousands)
Savings	$2,212,034	20.64%	0.28%	$1,718,199	19.59%	0.37%
Checking accounts	3,163,250	29.50	0.17	2,498,829	28.50	0.21
Money market deposits	1,958,982	18.28	0.34	1,585,865	18.09	0.37

Total core deposits	7,334,266	68.42	0.25	5,802,893	66.18	0.30
Certificates of deposit	3,384,545	31.58	0.83	2,965,964	33.82	1.19

Total deposits	$10,718,811	100.00%	0.43%	$8,768,857	100.00%	0.60%

	At December 31,
	2011
	Balance	Percent of Total Deposits	Weighted Average Rate
	(Dollars in thousands)
Savings	$1,270,197	17.25%	0.64%
Checking accounts	1,633,703	22.19	0.32
Money market deposits	1,116,205	15.16	0.67

Total core deposits	4,020,105	54.60	0.52
Certificates of deposit	3,341,898	45.40	1.57

Total deposits	$7,362,003	100.00%	1.00%

The following table sets forth, by rate category, the amount of certificates of deposit outstanding as of the dates indicated.

	At December 31,
	2013	2012	2011
	(Dollars in thousands)
Certificates of Deposits
0.00%—0.25%	$880,344	$519,170	$100,109
0.26%—0.50%	482,603	433,877	266,036
0.51%—1.00%	525,751	608,847	884,484
1.01%—2.00%	941,224	859,952	1,146,716
2.01%—3.00%	420,101	403,884	673,500
Over 3.00%	134,522	140,234	271,053

Total	$3,384,545	$2,965,964	$3,341,898

The following table sets forth, by rate category, the remaining period to maturity of certificates of deposit outstanding at December 31, 2013.

	Within Three Months	Over Three to Six Months	Over Six Months to One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total
	(Dollars in thousands)
Certificates of Deposits
0.00%—0.25%	$369,421	$251,522	$212,132	$11,603	$109	$35,557	$880,344
0.26%—0.50%	67,075	63,009	149,969	198,776	3,769	5	482,603
0.51%—1.00%	100,560	128,046	139,246	88,143	39,659	30,097	525,751
1.01%—2.00%	42,618	72,915	459,230	128,166	48,557	189,738	941,224
2.01%—3.00%	2,402	5,193	23,302	86,511	275,784	26,909	420,101
Over 3.00%	29,392	20,879	33,582	38,928	8,294	3,447	134,522

Total	$611,468	$541,564	$1,017,461	$552,127	$376,172	$285,753	$3,384,545

The following table sets forth the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 and the respective maturity of those certificates as of December 31, 2013.

At December 31, 2013
(Dollars in thousands)
Three months or less	$277,302
Over three months through six months	230,752
Over six months through one year	514,474
Over one year	559,239

Total	$1,581,767

Borrowings. We borrow directly from the FHLB and various financial institutions. Our FHLB borrowings, frequently referred to as advances, are collateralized by our residential and non residential mortgage portfolios as well as qualified investment securities. The following table sets forth information concerning balances and interest rates on our advances from the FHLB and other financial instruments at the dates and for the periods indicated.

	At or for the Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Balance at end of period	$3,099,593	$2,650,652	$2,005,486	$1,326,514	$850,542
Average balance during period	3,015,058	2,068,006	1,793,958	1,168,808	861,388
Maximum outstanding at any month end	3,586,000	2,645,500	2,167,000	1,326,514	903,060
Weighted average interest rate at end of period	1.83%	2.14%	2.68%	3.09%	3.79%
Average interest rate during period	1.90%	2.60%	2.88%	3.53%	3.69%

We also borrow funds under repurchase agreements with the FHLB and various brokers. These agreements are recorded as financing transactions as we maintain effective control over the transferred or pledged securities. The dollar amount of the securities underlying the agreements continues to be carried in our securities portfolio while the obligations to repurchase the securities are reported as liabilities. The securities underlying the agreements are delivered to the party with whom each transaction is executed. Those parties agree to resell to us the identical securities we delivered to them at the maturity or call period of the agreement. The following table sets forth information concerning balances and interest rate on our securities sold under agreements to repurchase at the dates and for the periods indicated:

	At or for the Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Balance at end of period	$267,681	$55,000	$250,000	$500,000	$750,000
Average balance during period	165,415	156,120	347,300	611,397	857,017
Maximum outstanding at any month end	261,205	250,000	500,000	675,000	910,000
Weighted average interest rate at end of period	1.60%	3.94%	3.90%	4.45%	4.36%
Average interest rate during period	1.50%	3.93%	4.26%	4.46%	4.36%

Subsidiary Activities

Investors Bancorp, Inc. has three direct subsidiaries: ASB Investment Corp., Marathon Statutory Trust II and Investors Bank.

ASB Investment Corp. ASB Investment Corp. is a New Jersey corporation, which was organized in June 2003 for the purpose of selling insurance and investment products, including annuities, to customers and the general public through a third party networking arrangement. This subsidiary was obtained in the acquisition of American Bancorp in May 2009. This subsidiary is currently inactive and in the process of being dissolved.

Marathon Statutory Trust II. Marathon Statutory Trust II is a Delaware statutory trust incorporated in December 2006 and acquired in the merger with Marathon Banking Corporation in October 2012. The purpose of this subsidiary was to issue and sell trust preferred securities. At December 31, 2013, the balance of securities issued was $5.2 million.

Investors Bank has the following direct and indirect subsidiaries: Investors Home Mortgage, American Savings Investment Corp., Investors Commercial, Inc., Investors Financial Group, Inc., My Way Development LLC, MNBNY Holdings Inc., Marathon Realty Investors Inc., Roma Capital Investment Corp., General Abstract & Title Agency, a New Jersey Corp., Roma Service Corporation and 84 Hopewell, LLC. In addition, Investors Bank also acquired additional subsidiaries in 2012 as a result of the mergers with Brooklyn Federal Bancorp, Inc. and Marathon Banking Corporation. These subsidiaries were inactive and substantially all assets held by the subsidiaries were cash. We are currently in the process of liquidating and dissolving those subsidiaries.

•	Investors Home Mortgage. Investors Home Mortgage is a New Jersey limited liability company that was formed in 2001 for the purpose of originating loans for sale to both Investors Bank and third parties. During 2011, in conjunction with the rebranding of Investors Bank, this subsidiary changed the name it does business as from ISB Mortgage Co., LLC to Investors Home Mortgage. Investors Home Mortgage has served as Investors Bank’s retail lending production arm throughout the branch network. Investors Home Mortgage sells all loans that it originates to either Investors Bank or third parties.

•	American Savings Investment Corp. American Savings Investment Corp. is a New Jersey corporation that was formed in 2004 as an investment company subsidiary. The purpose of this subsidiary is to invest in securities such as, but not limited to, U.S. Treasury obligations, mortgage-backed securities, certificates of deposit, mutual funds, and equity securities, subject to certain limitations. This subsidiary was obtained in the acquisition of American Bancorp in May 2009.

•	Investors Commercial, Inc. Investors Commercial, Inc. is a New Jersey corporation that was formed in 2010 as an operating subsidiary of Investors Bank. The purpose of this subsidiary is to originate and purchase residential mortgage loans, commercial real estate and multi-family mortgage loans primarily in New York State.

•	Investors Financial Group, Inc. Investors Financial Group, Inc. is a New Jersey corporation that was formed in 2011 as an operating subsidiary of Investors Bank. The primary purpose of this subsidiary is to process sales of non-deposit investment products through third party service providers to customers and consumers as may be referred by Investors Bank.

•	My Way Development LLC. My Way Development LLC is a New Jersey single-member limited liability company formed in 2001 as a real estate holding company.

•	MNBNY Holdings Inc. MNBNY Holdings, Inc. is a New York corporation that was formed in 2006 and acquired in the merger with Marathon Banking Corporation in October 2012. MNBNY Holdings, Inc. serves as a holding company and is the 100% owner of Marathon Realty Investors Inc.

•	Marathon Realty Investors Inc. Marathon Realty Investors Inc. is a New York corporation established in 2006 and acquired in the merger with Marathon Banking Corporation in October 2012. Marathon Realty Investors Inc. operates, and is taxed, in a manner that enables it to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended. As a result of this election, Marathon Realty Investors Inc. is not taxed at the corporate level on taxable income distributed to stockholders, provided that certain REIT qualification tests are met.

•	Roma Capital Investment Corp. Roma Capital Investment Corp. is a New Jersey corporation formed in 2004 to hold bank-eligible securities, including U.S. government agency securities, municipal securities, GSEs securities and collateralized mortgage obligations. This subsidiary was obtained in the acquisition of Roma Financial Corporation in December 2013.

•	General Abstract & Title Agency, a NJ Corp. General Abstract & Title Agency, a NJ Corp. is a New Jersey corporation formed in 2005 for the purpose of selling title insurance and providing settlement services for residential mortgage loan closings. This subsidiary was obtained in the acquisition of Roma Financial Corporation in December 2013.

•	Roma Service Corporation. Roma Service Corporation is a New Jersey corporation formed in 2011 for the sole purpose of holding a 50% interest in 84 Hopewell, LLC. This subsidiary was obtained in the acquisition of Roma Financial Corporation in December 2013.

•	84 Hopewell, LLC. 84 Hopewell, LLC is a New Jersey limited liability company formed in 2006 which owns an office property. This subsidiary was obtained in the acquisition of Roma Financial Corporation in December 2013 and is held 50% by Roma Service Corporation with the remaining 50% held by an unrelated third-party.

Investors Bank has two additional subsidiaries which are inactive. The subsidiaries are Investors Financial Services, Inc. and Investors Real Estate Corporation.

Personnel

As of December 31, 2013, we had 1,524 full-time employees and 73 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

Legal Proceedings

We and our subsidiaries are subject to various legal actions arising in the normal course of business. In the opinion of management, the resolution of these legal actions is not expected to have a material adverse effect on our financial condition or results of operations.

SUPERVISION AND REGULATION

General

Investors Bank is a New Jersey-chartered savings bank, and its deposit accounts are insured up to applicable limits by the FDIC under the Deposit Insurance Fund. Investors Bank is subject to extensive regulation, examination and supervision by the Commissioner of the NJDBI (the “Commissioner”) as the issuer of its charter, and, as a non-member state chartered savings bank, by the FDIC as the deposit insurer and its primary federal regulator. Investors Bank must file reports with the Commissioner and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Commissioner and the FDIC each conduct periodic examinations to assess Investors Bank’s compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank may engage and is intended primarily for the protection of the Deposit Insurance Fund and its depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

As a bank holding company controlling Investors Bank following the conversion, New Investors Bancorp will be subject to the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Federal Reserve Board under the BHCA and to the provisions of the New Jersey Banking Act of 1948 (the “New Jersey Banking Act”) and the regulations of the Commissioner under the New Jersey Banking Act applicable to bank holding companies. Investors Bank and New Investors Bancorp will be required to file reports with, and otherwise comply with the rules and regulations of, the Federal Reserve Board, the Commissioner and the FDIC. The Federal Reserve Board and the Commissioner conduct periodic examinations to assess our compliance with various regulatory requirements. New Investors Bancorp will file certain reports with, and otherwise complies with, the rules and regulations of the SEC under the federal securities laws and the listing requirements of NASDAQ.

Any change in such laws and regulations, whether by the Commissioner, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on Investors Bank, New Investors Bancorp and their operations and stockholders.

The Dodd-Frank Act made extensive changes in the regulation of depository institutions and their holding companies, which have had an impact on Investors Bank and Old Investors Bancorp. For example, the Dodd-Frank Act created a new CFPB as an independent bureau of the Federal Reserve Board. The CFPB has responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations that were previously assigned to the federal banking regulators, such as the FDIC, and has authority to impose new requirements. Institutions with assets exceeding $10 billion, such as Investors Bank, are examined for compliance with consumer protection and fair lending laws and regulations by, and are subject to the enforcement authority of, the CFPB. The federal banking regulators maintain such authority over institutions with assets of $10 billion or less.

In addition to creating the CFPB, the Dodd-Frank Act, among other things, changed in the way that institutions are assessed for deposit insurance, mandated the imposition of tougher consolidated capital requirements on holding companies, required originators of securitized loans to retain a percentage of the risk for the transferred loans, imposed regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and required reforms related to mortgage originations. Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates and/or require the issuance of implementing regulations. Their impact on operations cannot yet be fully assessed. However, the Dodd-Frank Act will result in increased regulatory burden, compliance costs and interest expense for Investors Bank and New Investors Bancorp.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Investors Bank and New Investors Bancorp, including some of the changes made by the Dodd-Frank Act. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Investors Bank and New Investors Bancorp.

New Jersey Banking Regulation

Activity Powers. Investors Bank derives its lending, investment and other powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, savings banks, including Investors Bank, generally may invest in:

•	real estate mortgages;

•	consumer and commercial loans;

•	specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

•	certain types of corporate equity securities; and

•	certain other assets.

A savings bank may also make investments pursuant to a “leeway” power, which permits investments not otherwise permitted by the New Jersey Banking Act, subject to certain restrictions imposed by the FDIC. “Leeway” investments must comply with a number of limitations on the individual and aggregate amounts of “leeway” investments. A savings bank may also exercise trust powers upon approval of the Commissioner. Lastly, New Jersey savings banks may exercise those powers, rights, benefits or privileges authorized for national banks or out-of-state banks or for federal or out-of-state savings banks or savings associations, provided that before exercising any such power, right, benefit or privilege, prior approval by the Commissioner by regulation or by specific authorization is required. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See “—Federal Banking Regulation—Activity Restrictions on State-Chartered Banks” below.

Loans-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey-chartered savings bank may not make loans or extend credit to a single borrower or to entities related to the borrower in an aggregate amount that would exceed 15% of the bank’s capital funds. A savings bank may lend an additional 10% of the bank’s capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act and the National Bank Act. Investors Bank currently complies with applicable loans-to-one-borrower limitations.

Dividends. Under the New Jersey Banking Act, a stock savings bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the savings bank. In addition, a stock savings bank may not pay a dividend unless the savings bank would, after the payment of the dividend, have a surplus of not less than 50% of its capital stock, or alternatively, the payment of the dividend would not reduce the surplus. Federal law may also limit the amount of dividends that may be paid by Investors Bank. See “—Federal Banking Regulation—Prompt Corrective Action” below.

Minimum Capital Requirements. Regulations of the Commissioner impose on New Jersey-chartered depository institutions, including Investors Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See “—Federal Banking Regulation—Capital Requirements” below.

Examination and Enforcement. The NJDBI may examine Investors Bank whenever it deems an examination advisable. The Department examines Investors Bank at least once every two years. The Commissioner may order any savings bank to discontinue any violation of law or unsafe or unsound business practice, and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Commissioner has ordered the activity to be terminated, to show cause at a hearing before the Commissioner why such person should not be removed. The Commissioner may also seek the appointment of receiver or conservator for a New Jersey saving bank under certain conditions.

Federal Banking Regulation

Capital Requirements. FDIC regulations require banks to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital.

Tier 1 capital is generally comprised of the sum of common stockholders’ equity (including related surplus and undivided profits), non-cumulative perpetual preferred stock (including related surplus) and minority interests in consolidated subsidiaries minus all intangible assets, other than qualifying servicing rights and certain other deductions.

The components of Tier 2 capital generally include: cumulative perpetual preferred stock; certain perpetual preferred stock for which the dividend rate may be reset periodically; hybrid capital instruments, including mandatory convertible securities; term subordinated debt; intermediate term preferred stock; the allowance for loan losses up to 1.25% of risk-weighted assets; and up to 45% of pretax net unrealized holding gains on available for sale equity securities with readily determinable fair market values.

Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital. FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 under the Uniform Financial Institutions Rating System (the highest examination rating of the FDIC for banks), of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

FDIC regulations also require that banks meet a risk-based capital standard. Total capital is defined as the sum of Tier 1 capital and Tier 2 capital (subject to a limit on Tier 2 capital of 100% of Tier 1 capital). The regulations require a minimum ratio of total capital to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 200%, based on the risks the FDIC believes are inherent in the type of asset or item.

The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution’s exposure to declines in the economic value of a bank’s capital due to changes in interest rates when assessing the bank’s capital adequacy. Under such a risk assessment, examiners evaluate a bank’s capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. Institutions with significant interest rate risk may be required to hold additional capital. According to the agencies, applicable considerations include the quality of the bank’s interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed.

As of December 31, 2013, Investors Bank was considered “well capitalized” under FDIC guidelines. See “Historical and Pro Forma Regulatory Capital Compliance.”

In July 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital unless a one-time opt-out is exercised. Additional constraints will also be imposed on the inclusion in regulatory capital of mortgage-servicing assets, defined tax assets and minority interests. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for Investors Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

Activity Restrictions on State-Chartered Banks. Federal law and FDIC regulations generally limit the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for national banks and their subsidiaries, regardless of their authority under state law, unless such activities and investments are specifically exempted by law or consented to by the FDIC.

Before making a new investment or engaging in a new activity that is not permissible for a national bank or otherwise permissible under federal law or FDIC regulations, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds. Certain activities of subsidiaries that are engaged in activities permitted for national banks only through a “financial subsidiary” are subject to additional restrictions.

Federal law permits a state-chartered savings bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, the law permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments or real estate development or merchant banking. The total assets of all such financial subsidiaries may not exceed the lesser of 45% of the bank’s total assets or $50 billion. The bank must have policies and procedures to assess the financial subsidiary’s risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary’s assets with the bank’s and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. State-chartered savings banks may retain subsidiaries in existence as of March 11, 2000 and may engage in activities that are not authorized under federal law. Although Investors Bank meets all conditions necessary to establish and engage in permitted activities through financial subsidiaries, it has not chosen to engage in such activities.

Federal Home Loan Bank System. Investors Bank is a member of the Federal Home Loan Bank system, which consists of twelve regional Federal Home Loan Banks, each subject to supervision and regulation by the Federal Housing Finance Agency. The Federal Home Loan Banks provide a central credit facility primarily for member thrift institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Banks. The Federal Home Loan Banks make loans to members (i.e., advances) in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the Federal Home Loan Banks. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Agency. All long-term advances are required to provide funds for residential home financing. The Federal Housing Finance Agency has also established standards of community or investment service that members must meet to maintain access to such long-term advances.

Investors Bank, as a member of the FHLB, is currently required to acquire and hold shares of Federal Home Loan Bank Class B stock. The Class B stock has a par value of $100 per share and is redeemable upon five years notice, subject to certain conditions. The Class B stock pays a dividend, subject to the discretion of the board of directors of the FHLB. The Class B stock has two subclasses, one for membership stock purchase requirements and the other for activity-based stock purchase requirements. The minimum stock investment requirement in the Federal Home Loan Bank Class B stock is the sum of the membership stock purchase requirement, determined on an annual basis at the end of each calendar year, and the activity-based stock purchase requirement, determined on a daily basis. For Investors Bank, the membership stock purchase requirement is 0.2% of Mortgage-Related Assets, as defined by the Federal Home Loan Bank, which consists principally of residential mortgage loans and mortgage-backed securities, including CMOs, held by Investors Bank. The activity-based stock purchase requirement for Investors Bank is equal to the sum of: (1) 4.5% of outstanding borrowing from the Federal Home Loan Bank; (2) 4.5% of the outstanding principal balance of Acquired Member Assets, as defined by the Federal Home Loan Bank, and delivery commitments for Acquired Member Assets; (3) a specified dollar amount related to certain off-balance sheet items, for which Investors Bank is zero; and (4) a specified percentage ranging from 0 to 5% of the carrying value on the Federal Home Loan Bank balance sheet of derivative contracts between the Federal Home Loan Bank and its members, which for Investors Bank is also zero. The Federal Home Loan Bank can adjust the specified percentages and dollar amount from time to time within the ranges established by the Federal Home Loan Bank capital plan. At December 31, 2013, the amount of Federal Home Loan Bank stock held by us satisfies these requirements.

Safety and Soundness Standards. Each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to matters such as internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.

In addition, FDIC regulations require a savings bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a savings bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other supervisory actions. If a savings bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including Investors Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices. The FDIC also has authority to appoint itself as receiver or conservator of an insured savings bank under certain circumstances.

Prompt Corrective Action. The FDIC, as well as the other federal banking regulators, has adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” The FDIC’s regulations define the five capital categories as follows:

An institution will be treated as “well capitalized” if:

•	its ratio of total capital to risk-weighted assets is at least 10%;

•	its ratio of Tier 1 capital to risk-weighted assets is at least 6%; and

•	its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level.

An institution will be treated as “adequately capitalized” if:

•	its ratio of total capital to risk-weighted assets is at least 8%; or

•	its ratio of Tier 1 capital to risk-weighted assets is at least 4%; and

•	its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution.

An institution will be treated as “undercapitalized” if:

•	its total risk-based capital is less than 8%; or

•	its Tier 1 risk-based-capital is less than 4%; and

•	its leverage ratio is less than 4%.

An institution will be treated as “significantly undercapitalized” if:

•	its total risk-based capital is less than 6%;

•	its Tier 1 capital is less than 3%; or

•	its leverage ratio is less than 3%.

An institution that has a tangible capital to total assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Generally a receiver or conservator must be appointed for an institution that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the FDIC within 45 days of the date a savings institution receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Various restrictions, such as restrictions on capital distributions and growth, also apply to “undercapitalized” institutions. The FDIC may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Investors Bank is in compliance with the Prompt Corrective Action rules.

The recently adopted final rule that strengthens regulatory capital standards will adjust the prompt corrective action categories accordingly.

Liquidity. Investors Bank maintains sufficient liquidity to ensure its safe and sound operation, in accordance with FDIC regulations.

Deposit Insurance. Investors Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. Deposit accounts in Investors Bank are insured by the FDIC, up to a maximum of $250,000 for each separately insured depositor.

The FDIC imposes an assessment for deposit insurance against all insured depository institutions. Each institution’s assessment is based on the perceived risk to the insurance fund of the institution, with institutions deemed riskiest paying higher assessments. The Dodd-Frank Act required the FDIC to revise its procedures to base assessments on average total assets less tangible capital, rather than deposits. The FDIC issued a final rule which implemented that directive effective April 1, 2011 and adjusted its assessment schedule so that it now ranges from 2.5 basis points to 45 basis points of average total assets less tangible capital. At the same time, the FDIC adopted a more comprehensive approach to evaluating, for assessment purposes, the risk presented by larger institutions such as Investors Bank. Small banks are assessed based on a risk classification determined by examination ratings, financial ratios and certain specified adjustments. However, beginning in 2011, large institutions (i.e., $10 billion more in assets) became subject to assessment based upon a more detailed scorecard approach involving (i) a performance score determined using forward-looking risk measures, including certain stress testing, and (ii) a loss severity score, which is designed to measure, based on modeling, potential loss to the FDIC insurance fund if the institution failed. The total score is converted to an assessment rate, subject to certain adjustments, with institutions deemed riskier paying higher assessments. In October 2012, the FDIC issued a final rule, effective March 1, 2013, which clarified and refined its large bank assessment formula.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the year ended December 31, 2013, the annualized FICO assessment was equal to 0.64 basis points for each $100 of domestic deposits maintained at an institution.

Transactions with Affiliates of Investors Bank. Transactions between an insured bank, such as Investors Bank, and any of its affiliates are governed by Sections 23A and 23B of the Federal Reserve Act and implementing regulations. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, a subsidiary of a bank that is not also a depository institution or financial subsidiary is not treated as an affiliate of the bank for purposes of Sections 23A and 23B.

Section 23A:

•	limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such bank’s capital stock and retained earnings, and limits all such transactions with all affiliates to an amount equal to 20% of such capital stock and retained earnings; and

•	requires that all such transactions be on terms that are consistent with safe and sound banking practices.

The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100% to 130% of the loan amounts, depending on the type of collateral. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable to the bank, as those that would be provided to a non-affiliate.

Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. Section 1972 on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Privacy Standards. FDIC regulations require Investors Bank to disclose their privacy policy, including identifying with whom they share “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter.

Investors Bank is also required to provide its customers with the ability to “opt-out” of having Investors Bank share their non-public personal information with unaffiliated third parties before they can disclose such information, subject to certain exceptions.

In addition, in accordance with the Fair Credit Reporting Act, Investors Bank must provide its customers with the ability to “opt-out” of having Investors Bank share their non-public personal information for marketing purposes with an affiliate or subsidiary before they can disclose such information.

The FDIC and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information. The guidelines describe the agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer.

Community Reinvestment Act and Fair Lending Laws. All FDIC insured institutions have a responsibility under the Community Reinvestment Act (“CRA”) and related regulations to help meet the credit needs of their communities, including low- and moderate-income individuals and neighborhoods. In connection with its examination of a state chartered savings bank, the FDIC is required to assess the institution’s record of compliance with the CRA. Among other things, the current CRA regulations rates an institution based on its actual performance in meeting community needs.

In particular, the current evaluation system focuses on three tests:

•	a lending test, to evaluate the institution’s record of making loans in its service areas;

•	an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and/or census tracts and businesses; and

•	a service test, to evaluate the institution’s delivery of services through its branches, ATMs and other offices.

A poor CRA rating could result in an inability to receive regulatory approval of certain applications, such as applications to establish branch offices or acquire other financial institutions. Investors Bank received a “satisfactory” CRA rating in our most recent publicly-available federal evaluation, which was conducted by the FDIC in August 2011.

In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice.

Loans to a Bank’s Insiders

Federal Regulation. A bank’s loans to its insiders—executive officers, directors, principal stockholders (any owner of 10% or more of its stock) and any of certain entities affiliated with any such persons (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and its implementing regulations. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Investors Bank. See “—New Jersey Banking Regulation—Loans-to-One-Borrower Limitations.” Total loans by a bank to all insiders and insiders’ related interests in the aggregate may not exceed the bank’s unimpaired capital and unimpaired surplus. Federal regulation also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested directors not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed the lower of (1) $500,000 or (2) the greater of $25,000 or 5% of the bank’s unimpaired capital and surplus.

Generally, loans to insiders must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons. An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

In addition, federal law prohibits extensions of credit to a bank’s insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Extensions of credit to a savings bank’s executive officers are subject to specific limits based on the type of loans involved. Generally, loans are limited to $100,000, except for a mortgage loan secured by the officer’s residence and education loans for the officer’s children.

New Jersey Regulation. The New Jersey Banking Act imposes conditions and limitations on loans and extensions of credit to directors and executive officers of a savings bank, and to corporations and partnerships controlled by such persons, which are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law, as discussed above. The New Jersey Banking Act also provides that a savings bank that is in compliance with federal law is deemed to be in compliance with such provisions of the New Jersey Banking Act.

Federal Reserve System

Under Federal Reserve Board regulations, Investors Bank is required to maintain non-interest earning reserves against its transaction accounts. The Federal Reserve Board regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts over $13.3 million and up to $89.0 million, and 10% against that portion of total transaction accounts in excess of up to $89.0 million. The first $13.3 million of otherwise reservable balances are exempted from the reserve requirements. Investors Bank is in compliance with these requirements. These requirements are adjusted annually by the Federal Reserve Board. Because required reserves must be maintained in the form of either vault cash, a non-interest bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Investors Bank’s interest-earning assets.

Anti-Money Laundering and Customer Identification

Investors Bank is subject to FDIC regulations implementing the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act. The USA PATRIOT Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

Title III of the USA PATRIOT Act and the related FDIC regulations require the:

•	Establishment of anti-money laundering programs;

•	Establishment of a program specifying procedures for obtaining identifying information from customers seeking to open new accounts, including verifying the identity of customers within a reasonable period of time; and

•	Establishment of enhanced due diligence policies, procedures and controls designed to detect and report money-laundering.

The USA PATRIOT Act also includes prohibitions on correspondent accounts for foreign shell banks and requires compliance with record keeping obligations with respect to correspondent accounts of foreign banks. Bank regulators are directed to consider a holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

The bank regulatory agencies have increased the regulatory scrutiny of the Bank Secrecy Act and anti-money laundering programs maintained by financial institutions. Significant penalties and fines, as well as other supervisory orders may be imposed on a financial institution for non-compliance with these requirements. In addition, the federal bank regulatory agencies must consider the effectiveness of financial institutions engaging in a merger transaction in combating money laundering activities. Investors Bank has adopted policies and procedures to comply with these requirements.

Holding Company Regulation

Federal Regulation. Bank holding companies, like New Investors Bancorp, are subject to examination, regulation and periodic reporting under the Bank Holding Company Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis. As of December 31, 2013, Old Investors Bancorp’s total capital and Tier 1 capital ratios exceeded these minimum capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. This will eliminate the inclusion of certain instruments from tier 1 capital, such as trust preferred securities, that are currently includable for bank holding companies. The Dodd-Frank Act grandfathers instruments issued prior to May 19, 2010 by bank holding companies with less than $15 billion in assets. The previously discussed final capital rule adopted in July 2013 will implement the Dodd-Frank Act’s directive as to holding company capital standards as of July 1, 2015.

Regulations of the Federal Reserve Board provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. The Dodd-Frank Act codified the source of strength policy and requires the issuance of implementing regulations. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, a bank holding company parent of an undercapitalized subsidiary bank must guarantee, within limitations, the capital restoration plan that is required of an undercapitalized bank. See “—Federal Banking Regulation—Prompt Corrective Action.” If an undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the Federal Reserve Board may prohibit the bank holding company parent of the undercapitalized bank from paying any dividend or making any other form of capital distribution without the prior approval of the Federal Reserve Board. In addition, Federal Reserve Board policy is that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is consistent with the company’s capital needs, asset quality and overall financial condition.

A bank holding company is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that is as “well capitalized” under applicable regulations of the Federal Reserve Board, that has received a composite “1” or “2” rating, as well as a “satisfactory” rating for management, at its most recent bank holding company examination by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

As a bank holding company, Old Investors Bancorp will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval is also required for New Investors Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

In addition, a bank holding company that does not elect to be a financial holding company under federal regulations, is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are:

•	making or servicing loans;

•	performing certain data processing services;

•	providing discount brokerage services, or acting as fiduciary, investment or financial advisor;

•	leasing personal or real property;

•	making investments in corporations or projects designed primarily to promote community welfare; and

•	acquiring a savings and loan association.

A bank holding company that elects to be a financial holding company may engage in activities that are financial in nature or incident to activities which are financial in nature. New Investors Bancorp has not elected to be a financial holding company, although it may seek to do so in the future. A bank holding company may elect to become a financial holding company if:

•	each of its depository institution subsidiaries is “well capitalized”;

•	each of its depository institution subsidiaries is “well managed” within the meaning of Federal Reserve Board regulations;

•	each of its depository institution subsidiaries has at least a “satisfactory” CRA rating at its most recent examination; and

•	the bank holding company has filed a certification with the Federal Reserve Board stating that it elects to become a financial holding company.

Under federal law, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution, or for any assistance provided by the FDIC to such an institution in danger of default. This law would potentially be applicable to New Investors Bancorp if it ever acquired as a separate subsidiary a depository institution in addition to Investors Bank.

In connection with the 2005 stock offering, the Federal Reserve Board required Old Investors Bancorp to agree to comply with certain regulations that would apply if Old Investors Bancorp, Investors Bancorp, MHC and Investors Bank were Office of Thrift Supervision-chartered entities, including regulations governing post-stock offering stock benefit plans and stock repurchases.

New Jersey Regulation. Under the New Jersey Banking Act, a company owning or controlling a savings bank is regulated as a bank holding company. The New Jersey Banking Act defines the terms “company” and “bank holding company” as such terms are defined under the BHCA. Each bank holding company controlling a New Jersey-chartered bank or savings bank must file certain reports with the Commissioner and is subject to examination by the Commissioner.

Acquisition of New Investors Bancorp. Under federal law and under the New Jersey Banking Act, no person may acquire control of New Investors Bancorp or Investors Bank without first obtaining approval of such acquisition of control by the Federal Reserve Board and the Commissioner. See “Restrictions on Acquisition of New Investors Bancorp.”

Federal Securities Laws. New Investors Bancorp’s common stock will be registered with the SEC under the Securities Exchange Act of 1934, as amended. New Investors Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

New Investors Bancorp common stock held by persons who are affiliates (generally officers, directors and principal stockholders) of New Investors Bancorp may not be resold without registration or unless sold in accordance with certain resale restrictions. If New Investors Bancorp meets specified current public information requirements, each affiliate of New Investors Bancorp is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 was enacted to address, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. We have existing policies, procedures and systems designed to comply with these regulations, and we are further enhancing and documenting such policies, procedures and systems to ensure continued compliance with these regulations.

TAXATION

Federal Taxation

General. Investors Bancorp, MHC, Old Investors Bancorp and Investors Bank are, and New Investors Bancorp will be, subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Old Investors Bancorp and its subsidiaries file a consolidated federal income tax return. Old Investors Bancorp’s federal tax returns are not currently under audit, nor have they been audited within the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Old Investors Bancorp, New Investors Bancorp, Investors Bank or their subsidiaries.

Method of Accounting. For federal income tax purposes, Old Investors Bancorp currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, Investors Bank was subject to special provisions in the tax law regarding allowable bad debt tax deductions and related reserves. Tax law changes were enacted in 1996 pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), which eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six-year period of all bad debt reserves accumulated after 1987. Investors Bank has fully recaptured its post-1987 reserve balance. Currently, Investors Bank uses the specific charge off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 (pre-base year reserves) were subject to recapture into taxable income if Investors Bank failed to meet certain thrift asset and definitional tests. As a result of the 1996 Act, bad debt reserves accumulated after 1987 are required to be recaptured into income over a six-year period. However, all pre-base year reserves are subject to recapture if Investors Bank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter. At December 31, 2013, our total federal pre-base year reserve was approximately $42.3 million.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of AMT may be used as credits against regular tax liabilities in future years. Old Investors Bancorp and its subsidiaries have not been subject to the AMT and have no such amounts available as credits for carryover.

Net Operating Loss CarryOvers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. As of December 31, 2013, Old Investors Bancorp had a $4.6 million carryback claim, which is expected to be received in 2014.

Corporate Dividends-Received Deduction. Old Investors Bancorp may exclude from its federal taxable income 100% of dividends received from Investors Bank as a wholly owned subsidiary. The corporate dividends-received deduction is 80% when the dividend is received from a corporation having at least 20% of its stock owned by the recipient corporation. A 70% dividends-received deduction is available for dividends received from a corporation having less than 20% of its stock owned by the recipient corporation.

State Taxation

New Jersey State Taxation. Old Investors Bancorp and its subsidiaries file separate New Jersey corporate business tax returns on an unconsolidated basis. Generally, the income of savings institutions in New Jersey, which is calculated based on federal taxable income, subject to certain adjustments, is subject to New Jersey tax. Old Investors Bancorp and its subsidiaries are not currently under audit with respect to their New Jersey income tax returns nor have they been audited within the past five years.

Old Investors Bancorp is required to file a New Jersey income tax return and is generally subject to a state income tax at a 9% rate. If Old Investors Bancorp meets certain requirements, it can elect to be taxed as a New Jersey Investment Company, which allows it to be taxed at a rate of 3.6%. Old Investors Bancorp currently meets the eligibility requirements and therefore elects to be taxed as a New Jersey Investment Company.

New Jersey tax law does not and has not allowed for a taxpayer to file a tax return on a combined or consolidated basis with another member of the affiliated group where there is common ownership. However, under recent tax legislation, if the taxpayer cannot demonstrate by clear and convincing evidence that the tax filing discloses the true earnings of the taxpayer on its business carried on in the State of New Jersey, the New Jersey Director of the Division of Taxation may, at the director’s discretion, require the taxpayer to file a consolidated return for the entire operations of the affiliated group or controlled group, including its own operations and income.

New Jersey tax law does not and has not allowed for a taxpayer to file a tax return on a combined or consolidated basis with another member of the affiliated group where there is common ownership. However, under recent tax legislation, if the taxpayer cannot demonstrate by clear and convincing evidence that the tax filing discloses the true earnings of the taxpayer on its business carried on in the State of New Jersey, the New Jersey Director of the Division of Taxation may, at the director’s discretion, require the taxpayer to file a consolidated return for the entire operations of the affiliated group or controlled group, including its own operations and income.

New York State Taxation. New York State imposes an annual franchise tax on banking corporations, based on the combined net income allocable to New York State at a rate of 7.1%. If, however, the application of an alternative minimum tax (based on taxable assets allocated to New York, “alternative” net income, or a flat minimum fee) results in a greater tax, an alternative minimum tax will be imposed. In addition, Investors Bank is subject to the metropolitan transportation business tax surcharge (“MTA surcharge”) allocable to business activities carried on in the Metropolitan Commuter Transportation District. The MTA surcharge for banking corporations is 17% of a recomputed New York State franchise tax, calculated using a 9% tax rate on allocated entire net income. In February 2014, Investors Bank was notified by New York State that New York State will be conducting an audit of its tax returns for the years 2010 through 2012.

New York City Taxation. Investors Bank is also subject to the New York City combined tax for banking corporations calculated on a similar basis as the New York State franchise tax, subject to a New York City income and expense allocation. A significant portion of Investors Bank’s entire net income is derived from outside of the New York City jurisdiction which has the effect of significantly reducing the New York City taxable income of Investors Bank. An audit of an acquired entity is currently being performed.

Delaware State Taxation. As a Delaware holding company not earning income in Delaware, Old Investors Bancorp is exempted from Delaware corporate income tax, but is required to file annual returns and pay annual fees and an annual franchise tax to the State of Delaware.

MANAGEMENT

Directors and Executive Officers of New Investors Bancorp and Investors Bank

New Investors Bancorp will have twelve directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Investors Bank will be elected by New Investors Bancorp as its sole stockholder. The following table states our directors’ names, their ages as of March 4, 2014, the years when they began serving as directors of Investors Bank and when their current term expires.

Name(1)	Position(s) Held With Old Investors Bancorp	Age	Director Since		Current Term Expires
Robert M. Cashill	Chairman	71	1998		2015
Kevin Cummings	Director, President and Chief Executive Officer	59	2008		2015
Domenick A. Cama	Director, Senior Executive Vice President and Chief Operating Officer	57	2011		2016
Doreen R. Byrnes	Director	64	2002		2014
William V. Cosgrove	Director	65	2011		2014
Brian D. Dittenhafer	Lead Director	71	1997		2015
James J. Garibaldi	Director	62	2012		2016
James H. Ward III	Director	65	2009		2016
Robert C. Albanese	Director	65	2013	(2)	2016
Dennis M. Bone	Director	62	2013	(2)	2014
Michele N. Siekerka	Director	49	2013	(2)	2015
Brendan J. Dugan	Director	66	2013	(3)	2014

(1)	The mailing address for each person listed is 101 JFK Parkway, Short Hills, New Jersey 07078. Each of the persons listed as a director is also a director of Investors Bank, as well as Investors Bancorp, MHC.
(2)	Appointed director on December 6, 2013 in connection with the acquisition of Roma Financial Corporation.
(3)	Appointed director on August 27, 2013.

The Business Background of Our Directors

The following information describes the business experience for each of our directors and executive officers and, with respect to the nominees for director, includes the experience, skills and attributes that caused the Nominating and Corporate Governance Committee and the board of directors to nominate them for director as well as the experience, skills and attributes of the continuing directors that qualify them to serve on the board of directors.

Kevin Cummings was appointed President and Chief Executive Officer of Old Investors Bancorp and Investors Bank effective January 1, 2008 and was also appointed to serve on the board of directors of Investors Bank at that time. He previously served as Executive Vice President and Chief Operating Officer of Investors Bank since July 2003. Prior to joining Investors Bank, Mr. Cummings had a 26-year career with the independent accounting firm of KPMG LLP, where he had been partner for 14 years. Immediately prior to joining Investors Bank, he was an audit partner in KPMG’s Financial Services practice in their New York City office and lead partner on a major commercial banking client. Mr. Cummings also worked in the New Jersey community bank practice for over 20 years. Mr. Cummings has a Bachelor’s degree in Economics from Middlebury College and a Master’s degree in Business Administration from Rutgers University. He is the former Chairman of the Board and current member of the Executive Committee of the New Jersey Bankers Association, former Chairman of the Board and current Trustee of the Summit Speech School, a member of the Audit and Finance Committee for St. Peter’s Prep, a member of the Board for the Federal Home Loan Bank of New York, the Independent College Fund of New Jersey and the All Stars Project of New Jersey. Mr. Cummings serves as a member of the Board of Trustees for The Scholarship Fund for Inner-City Children, the Liberty Science Center and the Visiting Nurse Association Health Group, and is also a member of the Development Leadership Council of Morris Habitat for Humanity.

Mr. Cummings is a certified public accountant and his background in public accounting enhances the board of directors’ oversight of financial reporting and disclosure issues. The Nominating and Corporate Governance Committee considers Mr. Cummings’ leadership skills and knowledge of accounting, auditing and corporate governance in the financial services industry to be assets to the board of directors.

Robert M. Cashill was first elected to the board of directors of Old Investors Bancorp and Investors Bank in February 1998 and has served as Chairman since January 2010. Mr. Cashill served as President and Chief Executive Officer of Investors Bank from December 2002 until his retirement on December 31, 2007. During this time Mr. Cashill was an integral part of the conversion of the former savings bank into its present publically held mutual holding company structure raising $500 million in the process. Before assuming such position, Mr. Cashill served as Executive Vice President for the bank since January 2000. Prior to joining Investors Bank, Mr. Cashill was employed as Vice President Institutional Sales by Salomon Smith Barney from 1977 to 1998, and at Hornblower, Weeks, Hemphill, Noyes from 1966 to 1977. For much of that time he specialized in providing investment analysis and asset/liability management advice to thrift institutions and was, therefore, familiar with thrift recapitalizations and debt issuance. Mr. Cashill has a Bachelor of Science degree in Economics from Saint Peter’s College. He is a member of the National Association of Corporate Directors, where he continues his education and served on the boards of both the New Jersey League of Savings Institutions and the Paper Mill Playhouse.

Mr. Cashill’s leadership skills, extensive background in the financial services industry and his experience working for Investors Bank brings knowledge of industry management and local markets to the board of directors. The Nominating and Corporate Governance Committee considers Mr. Cashill’s financial and leadership skills and his experience and knowledge of the financial services industry in general and of Old Investors Bancorp in particular to be significant assets for the board of directors.

Domenick A. Cama was appointed to the board of directors of Old Investors Bancorp and Investors Bank in January 2011. He became Chief Operating Officer of Investors Bank effective January 1, 2008 and was appointed Senior Executive Vice President in January of 2010. Prior to this appointment, Mr. Cama served as Chief Financial Officer since April 2003. Prior to joining Investors Bank, Mr. Cama was employed for 13 years by the FHLB where he served as Vice President and Director of Sales. Mr. Cama is also a member of the board of directors for the Raritan Bay Medical Center Foundation and the Madison YMCA. Mr. Cama holds a Bachelor’s degree in Economics and a Master’s degree in Finance from Pace University.

Mr. Cama has extensive knowledge of the banking industry and local markets served by Investors Bank. The Nominating and Corporate Governance Committee considers Mr. Cama’s experience, leadership, financial expertise and strong economics background to be unique assets for the board of directors.

Doreen R. Byrnes was elected to the board of directors of Old Investors Bancorp and Investors Bank in January 2002. Ms. Byrnes retired in 2007 after an employment career in the area of human resources, including having served as Executive Vice President of Human Resources. Ms. Byrnes has a Bachelor’s degree from the University of Florida and a Master’s degree from Fairleigh Dickinson University. She is a member of National Association of Corporate Directors and was awarded the Certificate of Director Education in 2010.

Ms. Byrnes has extensive experience with executive recruitment, retention and compensation as well as a strong understanding of the employees and markets served by Investors Bank. This experience provides a unique perspective to the board of directors. The Nominating and Corporate Governance Committee considers Ms. Byrnes’ skills and experience to be assets to the board of directors.

William V. Cosgrove was first appointed to the board of directors of Old Investors Bancorp and Investors Bank in October 2011. Mr. Cosgrove had been employed as an officer of Investors Bank since Old Investors Bancorp’s acquisition of Summit Federal Bankshares, Inc. and Summit Federal Savings Bank in June 2008 through his retirement from Investors Bank on October 1, 2011. Mr. Cosgrove was President and Chief Executive Officer of Summit Federal Savings Bank from 2003 until the acquisition of Summit Federal Savings Bank by Investors Bank. He also served on Summit Federal Savings Bank’s board of directors since 1987. Mr. Cosgrove has over 40 years of experience in banking and has served as president of the N.J. Council of Federal Savings Institutions, and the Union County Savings League. In addition he served on the Board of Governors of the New Jersey Savings League. Mr. Cosgrove is a member of the National Association of Corporate Directors, where he continues his education.

Mr. Cosgrove’s extensive experience in the banking industry and local markets bring valuable expertise to the board of directors. The Nominating and Corporate Governance Committee considers Mr. Cosgrove’s financial and leadership skills and his experience and knowledge of the financial services industry in general to be assets to the board of directors.

Brian D. Dittenhafer was first elected to the board of directors of Old Investors Bancorp and Investors Bank in 1997. He served as President and Chief Executive Officer of the FHLB from 1985 until his retirement in 1992. Mr. Dittenhafer joined the FHLB in 1976 where he also served as Vice President and Chief Economist, Chief Financial Officer and Executive Vice President. Previously, he was employed as a Business Economist at the Federal Reserve Bank of Atlanta from 1971 to 1976. From 1992 to 1995, Mr. Dittenhafer served as President and Chief Financial Officer of Collective Federal Savings Bank and as Chairman of the Resolution Funding Corporation from 1989 to 1992. From 1995 to 2007 Mr. Dittenhafer was Chairman of MBD Management Company. Mr. Dittenhafer has a Bachelor of Arts from Ursinus College and a Master of Arts in Economics from Temple University where he subsequently taught economics. He was named to Omicron Delta Epsilon, the national honor society in Economics. Mr. Dittenhafer is a member of the National Association for Business

Economics and the National Association of Corporate Directors. In 2007 he was awarded the Certificate of Director Education by the National Association of Corporate Directors, where he continues his education and has achieved Director Professional designation. In 2012, Mr. Dittenhafer achieved the status of the National Association of Corporate Directors Governance Fellow.

Mr. Dittenhafer brings extensive knowledge of the banking industry and a strong background in economics to the board of directors. The Nominating and Corporate Governance Committee considers Mr. Dittenhafer’s experience, leadership, financial expertise and strong economics background to be unique assets for the board of directors.

James J. Garibaldi was appointed to the board of directors of Old Investors Bancorp and Investors Bank in 2012. He is currently the Chief Executive Officer of The Garibaldi Group, a corporate real estate services firm headquartered in Chatham, New Jersey. Mr. Garibaldi joined The Garibaldi Group in 1974. In 1986, Mr. Garibaldi assumed the role of managing partner of the firm and in 1997 he became its Chief Executive Officer. Mr. Garibaldi currently serves on CORFAC International’s International Committee. He is also a member of the Board of Trustees for the Cancer Hope Network, a member of the Board of Trustees of Big Brothers and Big Sisters of Morris, Bergen, Passaic and Sussex, Inc., on the Finance Council for the Diocese of Paterson, and a member of the Advisory Board for the Community Soup Kitchen in Morristown. Mr. Garibaldi has a Bachelor of Science degree from the University of Scranton.

Mr. Garibaldi’s extensive real estate experience and knowledge of the local real estate market bring valuable expertise to the board of directors. The Nominating and Corporate Governance Committee considers Mr. Garibaldi’s leadership skills and real estate knowledge to be assets to the board of directors.

James H. Ward III was appointed to the board of directors of Old Investors Bancorp and Investors Bank in June 2009 upon consummation of Old Investors Bancorp’s acquisition of American Bancorp of New Jersey, Inc. Mr. Ward was a director of American Bancorp of New Jersey since 1991 and served as Vice Chairman since 2003. From 1998 to 2000, he was the majority stockholder and Chief Operating Officer of Rylyn Group, which operated a restaurant in Indianapolis, Indiana. Prior to that, he was the majority stockholder and Chief Operating Officer of Ward and Company, an insurance agency in Springfield, New Jersey, where he was employed from 1968 to 1998. He is now a retired investor. In 2009 he was awarded the Certificate of Director Education by the National Association of Corporate Directors, where he is a member and continues his education.

Mr. Ward brings a wide range of management experience and business knowledge that provides a valuable resource to the board of directors. These skills and experience combined with the unique perspective Mr. Ward brings from his background as an entrepreneur provide skills and experience which the Nominating and Corporate Governance Committee considers to be valuable assets for the board of directors.

Robert C. Albanese was appointed to the board of directors of Old Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Old Investors Bancorp’s acquisition of Roma Financial Corporation. Mr. Albanese had been a director of Roma Financial since June 2009. He was the President and Chief Executive Officer of Pentegra Retirement Services, located in White Plains, New York, from 2007 to 2013 following an eleven year tenure on Pentegra’s Board of Directors. Prior to his employment with Pentegra, he served as Regional Director of the Northeast Region of the Office of Thrift Supervision from 1996 through 2007 where he was directly responsible for the oversight of all federally chartered institutions and their holding companies located in the twelve states comprising the Northeast Region. Prior to 1996, he served in various other capacities with the Office of Thrift Supervision and its predecessor, The Federal Home Loan Bank of New York.

Mr. Albanese has also been involved in many civic activities, most prominently as past President and Treasurer of the Waldwick, New Jersey Jaycees. He presently sits on the Board of Trustees of the Bridge Academy, a school for children with learning disabilities located in Lawrenceville, New Jersey. Mr. Albanese brings extensive regulatory experience to the board of directors with particular expertise in financial analysis, enterprise risk analysis and audit.

Dennis M. Bone was appointed to the board of directors of Old Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Old Investors Bancorp’s merger with Roma Financial Corporation. Mr. Bone was a director of Roma Financial since 2011, and is the Director of the Feliciano Center for Entrepreneurship at Montclair State University. Previously, Mr. Bone served as President of Verizon New Jersey. Mr. Bone has over 33 years’ experience with Verizon and was responsible for all of Verizon’s corporate interests in New Jersey. Active in his community, Mr. Bone is on the Board of Trustees of the New Jersey Institute of Technology, the New Jersey Center for Teaching and Learning, and the New Jersey State Chamber of Commerce. In addition, Mr. Bone is Chairman of the New Jersey State Employment and training Commission, and was the founding Chairman of Choose New Jersey. Mr. Bone previously served on the Board of Trustees of the Liberty Science Center (12 years), the board of directors of the New Jersey Performing Arts Center (12 years), the Aviation Research Technology Park (2 years), and the New Jersey Utilities Association (12 years). Mr. Bone’s experience brings a broader corporation perspective to the Board, coupled with his extensive community involvement.

Michele N. Siekerka was appointed to the board of directors of Old Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Old Investors Bancorp’s merger with Roma Financial Corporation. Ms. Siekerka was a director of Roma Financial since 2005, and is a licensed attorney and Acting Deputy Commissioner, New Jersey Department of Environmental Protection. From 2004 to 2010, she served as the President and Chief Executive Officer of the Mercer Regional Chamber of Commerce. From 2000 to 2004, Ms. Siekerka was employed by AAA Mid-Atlantic, first as vice president of human resources and then as senior counsel. Active in numerous civic organizations, Ms. Siekerka is a member of, among other organizations, the Mercer County Community College Foundation, the Roma Bank Community Foundation, the YWCA of Trenton, and the RomAsia Bank Board. She is on the Regional Advisory Board for AAA Mid-Atlantic, and is a former member of the Robbinsville Township Board of Education. Ms. Siekerka’s legal and government affairs expertise and market knowledge are assets to the Board.

Brendan J. Dugan was appointed to the board of directors of Old Investors Bancorp and Investors Bank on August 27, 2013. Mr. Dugan has forty years of commercial banking experience, having previously served as Chairman and CEO of Sovereign Bank’s Metro NY/NJ division. Mr. Dugan is currently the President of St. Francis College in Brooklyn, NY and had served as Chairman of the College’s Board of Trustees. Mr. Dugan is committed to community involvement and serves on various boards within the community.

Executive Officers of the Bank Who Are Not Also Directors

Richard S. Spengler, age 52, was appointed Executive Vice President and Chief Lending Officer of Investors Bank effective January 1, 2008. Mr. Spengler began working for Investors Bank in September 2004 as Senior Vice President. Prior to joining Investors Bank, Mr. Spengler had a 21-year career with First Savings Bank, Woodbridge, New Jersey where he served as Executive Vice President and Chief Lending Officer from 1999 to 2004. Mr. Spengler holds a Bachelor’s degree in Business Administration from Rutgers University.

Paul Kalamaras, age 55, was appointed Executive Vice President and Chief Retail Banking Officer of Investors Bank in January of 2010. Mr. Kalamaras joined Investors Bank as a Senior Vice President and Director of Retail Banking in August 2008. Before joining Investors, Mr. Kalamaras was Executive Vice President of Millennium bcp bank, N.A., in Newark, New Jersey where he was responsible for the retail, commercial banking and treasury lines of business. He served on the bank’s Executive Committee and was a member of the board of directors. Mr. Kalamaras previously was President and CEO of The Barré Company, a manufacturer of precision engineered metal components for the electronics and telecommunications industry. Earlier, Mr. Kalamaras was Executive Vice President at Summit Bank, where he was responsible for the retail network and business banking. Mr. Kalamaras holds a Bachelor’s degree in Finance from the University of Notre Dame.

Thomas F. Splaine, Jr., age 48, was appointed Senior Vice President and Chief Financial Officer of Investors Bank effective January 1, 2008. Mr. Splaine previously served as Senior Vice President, Director of Financial Reporting for Investors Bank since January 2006. He served as First Vice President, Director of Financial Reporting for Investors Bank since December 2004. Prior to joining Investors Bank, Mr. Splaine was employed by Hewlett-Packard Financial Services, Murray Hill, New Jersey as Director of Financial Reporting. Mr. Splaine holds a Bachelor’s degree in Accounting and a Master’s of Business Administration from Rider University.

Board Independence

A majority of the board of directors and each member of the Compensation and Benefits, Nominating and Corporate Governance, Risk Oversight Committee and Audit Committees are independent, as affirmatively determined by the board of directors consistent with the listing rules of the Nasdaq Stock Market.

The board of directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, the board of directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests has with Old Investors Bancorp and its subsidiaries.

As a result of this review, the board of directors affirmatively determined that Messrs. Cashill, Albanese, Bone, Dittenhafer, Dugan, Ward and Ms. Byrnes and Siekerka are independent as defined in the Nasdaq corporate governance listing rules. The board of directors determined that Messrs. Cummings and Cama are not independent as they are Investors Bank employees. Mr. Cosgrove is not independent as he was an employee of Investors Bank until retiring on October 1, 2011. Mr. Garibaldi is not independent due to a transaction between Old Investors Bancorp and Mr. Garibaldi’s company in 2011, which occurred prior to his appointment to the board of directors.

In establishing its structure and appointing a Lead Director, Old Investors Bancorp has also taken into account the extent to which a director who satisfies independence standards under the listing rules of the Nasdaq Stock Market would also qualify as an independent outside director (as opposed to an affiliated outside director) under the standards set forth by Institutional Shareholder Services.

Codes of Conduct and Ethics

The Board has adopted a code of ethics and business conduct for all employees and a code of ethics and business conduct for directors. These codes are designed to ensure the accuracy of financial reports, deter wrongdoing, promote honest and ethical conduct, the avoidance of conflicts of interest, and full and accurate disclosure and compliance with all applicable laws, rules and regulations. Both of these documents are available on Old Investors Bancorp’s website at www.myinvestorsbank.com. Amendments to and waivers from the codes of ethics and business conduct will be disclosed on Old Investors Bancorp’s website.

Transactions With Certain Related Persons

Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through programs that are widely available to other employees, as long as the executive officer or director is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to executive officers on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, with the exception of waiving certain fees. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. However, the prohibitions of Section 402 do not apply to loans made by a depository institution, such as Investors Bank, that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.

Compensation and Benefits Committee Interlocks and Insider Participation

During 2013, Messrs. Manahan, Dittenhafer, Szabatin, Albanese, Bone and Ward served as members of the Compensation and Benefits Committee. None of these directors has ever been an officer or employee of Old Investors Bancorp; is an executive officer of another entity at which one of Old Investors Bancorp’s executive officers serves on the board of directors, or had any transactions or relationships with Old Investors Bancorp in 2013 requiring specific disclosures under SEC rules or Nasdaq listing standards. Directors Manahan and Szabatin retired from the Board on December 17, 2013. Ms. Byrnes, who served as a member of the Compensation and Benefits Committee in calendar 2013, is neither an executive officer of another entity at which one of Investors Bancorp’s executive officers serves on the board of directors, nor had transactions or relationships with Investors Bancorp in calendar 2013 requiring specific disclosures under SEC rules. She was an officer of Investors Bank prior to her retirement in 2007.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary. As discussed in greater detail below, our compensation program is specifically designed to provide executives with competitive compensation packages that include elements of both reward and retention. The Compensation and Benefits Committee routinely reviews our compensation practices to remain market competitive and to ensure that these practices are aligned with our compensation philosophy and objectives, regulatory requirements and evolving best practices. Key highlights of the program include:

•	All members of the Compensation and Benefits Committee and all of its compensation consultants and advisers are independent, which ensures that all aspects of the compensation decision-making process are free from conflicts of interest.

•	The Compensation and Benefits Committee controls the selection and activities of all compensation consultants and advisers who assist us with executive compensation matters.

•	We maintain a clawback policy for bonus and other incentive compensation paid to executive officers, which mitigates risk-taking behavior.

•	Our directors and named executive officers (as defined below) are required to hold our common stock at specified minimum levels, which recognizes the importance of aligning their interests with those of stockholders. The Chief Executive Officer of Old Investors Bancorp is required to hold Old Investors Bancorp common stock valued at five times his annual base salary.

•	The Compensation and Benefits Committee continually reviews all incentive compensation programs with respect to risk-taking behavior, with the guiding principle that the safety and soundness of Old Investors Bancorp and Investors Bank is paramount to all compensation incentives.

•	A significant portion of each named executive officer’s compensation is in the form of short and long-term performance-based pay, which reinforces our pay for performance philosophy.

•	Compensation packages for named executive officers include an appropriate mix of fixed and variable pay, which provides named executive officers with both reward and retention incentives.

•	None of our employment or change in control agreements provides for change in control severance payments without the executive’s termination of employment following the change in control of Old Investors Bancorp or Investors Bank (i.e., no “single triggers”).

•	We provide limited executive perquisites.

•	During the course of the year, management has met with several of our stockholders, which included discussions of executive compensation matters.

This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table and other compensation tables which appears later in this section. These five executives are referred to in this discussion as “named executive officers.”

Name	Title
Kevin Cummings	President and Chief Executive Officer

Domenick A. Cama	Senior Executive Vice President and Chief Operating Officer

Richard S. Spengler	Executive Vice President and Chief Lending Officer

Paul Kalamaras	Executive Vice President and Chief Retail Banking Officer

Thomas F. Splaine, Jr.	Senior Vice President and Chief Financial Officer

Executive Compensation Philosophy. Old Investors Bancorp’s executive compensation program is designed to offer competitive cash and equity compensation and benefits that will attract, motivate and retain highly qualified and talented executives who will help maximize Old Investors Bancorp’s financial performance and earnings growth. Old Investors Bancorp’s executive compensation program is also intended to align the interests of its executive officers with stockholders by rewarding performance against established corporate financial targets, and by motivating strong executive leadership and superior individual performance. Old Investors Bancorp’s executive compensation program allocates portions of total compensation between long-term and short-term compensation and between cash and non-cash compensation by including competitive base salaries, executive perquisites, an annual cash incentive plan, stock options and stock awards that are generally subject to a five-year or seven-year time-based vesting schedule, and supplemental executive retirement benefits, which encourage long term employment with Old Investors Bancorp.

Old Investors Bancorp has considered the most recent stockholder say-on-pay advisory vote in reviewing compensation policies and decisions. In light of the strong stockholder support, the Compensation and Benefits Committee concluded that no significant revisions were necessary to Old Investors Bancorp’s executive officer compensation program for 2013.

The compensation paid to each named executive officer is based on the executive officer’s level of job responsibility, corporate financial performance measured against corporate financial targets, and an assessment of his individual performance. A significant portion of each named executive officer’s total compensation is performance-based because each executive is in a leadership role that can significantly impact corporate performance.

Role of Compensation and Benefits Committee. The Compensation and Benefits Committee assists the board of directors in carrying out its overall responsibility relating to executive compensation, incentive compensation and equity and non-equity-based benefit plans. In furtherance of this purpose, the Compensation and Benefits Committee’s duties include:

(1)	Reviewing and recommending to the board of directors for approval the Chief Executive Officer’s annual compensation, including salary, cash incentive and equity compensation;

(2)	Reviewing Old Investors Bancorp’s and Investors Bank’s incentive compensation and other stock-based plans and make changes in such plans as needed;

(3)	Reviewing and recommending to the board of directors the evaluation process and compensation structure for Old Investors Bancorp’s executive officers, including the named executive officers, and coordinating compensation determinations and benefit plans for all employees of Old Investors Bancorp and Investors Bank; and

(4)	Reviewing the independence of the Compensation and Benefits Committee members, legal counsel and compensation consultants.

The Compensation and Benefits Committee retains responsibility for all compensation recommendations to the board of directors as to the named executive officers. The Compensation and Benefits Committee also administers and has discretionary authority over the issuance of equity awards under Old Investor Bancorp’s stock-based incentive plans. The Compensation and Benefits Committee approves the pre-established corporate and individual performance goals related to the Executive Officer Annual Incentive Plan set forth at the beginning of each plan year, and the weights of the goals used in determining awards. The Compensation and Benefits Committee also reviews and recommends to the board of directors for its approval the compensation payable to the named executive officers, based on corporate and individual performance relative to such short-term and long-term performance awards.

Role of Executive Officers. The Chief Executive Officer and Chief Operating Officer serve as a resource to the Compensation and Benefits Committee by providing input regarding Old Investors Bancorp’s executive compensation program and philosophy. The Chief Executive Officer and Chief Operating Officer participate in compensation-related activities purely in an informational and advisory capacity and have no votes in the committee’s decision-making process.

The Compensation and Benefits Committee meets regularly with the Chief Executive Officer and Chief Operating Officer to receive their advice regarding the potential incentive compensation performance metrics, and to review the progress of the pre-established corporate financial targets and individual performance goals related to our incentive plans. Also, the Chief Executive Officer provides the Compensation and Benefits Committee with performance assessments and compensation recommendations for each of the other named executive officers, which are considered by the Compensation and Benefits Committee in arriving at its compensation determinations. However, the Chief Executive Officer and Chief Operating Officer do not attend portions of committee meetings during which their performance is being evaluated or their compensation is being determined.

Role of Compensation Consultant. For 2013, the Compensation and Benefits Committee engaged GK Partners, an independent compensation consultant, to assist in its evaluation of Old Investor Bancorp’s executive compensation program and in making determinations regarding the compensation of the named executive officers. GK Partners reported directly to the Compensation and Benefits Committee, and did not perform any other services to Old Investors Bancorp or Investors Bank. GK Partners provided the Compensation and Benefits Committee with executive compensation benchmarking trends and external developments, and also provided input on its short-term and long-term incentive plans for best practices and market competitiveness.

The Compensation and Benefits Committee considered the independence of GK Partners regarding its independence under the Nasdaq listing standards. The Compensation and Benefits Committee requested and received a report from GK Partners regarding its independence, including the following factors: (1) other services provided to us by GK Partners; (2) fees paid by us as a percentage of GK Partners’ total revenue; (3) policies or procedures maintained by GK Partners that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation and Benefits Committee; (5) any Old Investors Bancorp common stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and GK Partners. The Compensation and Benefits Committee discussed these considerations and concluded that GK Partners had no conflicts of interest with respect to its engagement.

Market Comparison. For 2013, GK Partners compared Old Investors Bancorp’s executive compensation program to peer group compensation data. GK Partners provided the Compensation and Benefits Committee with relevant competitive cash and stock compensation information obtained from public disclosures of a selected peer group of 18 banking institutions to be used for evaluating 2013 compensation. These included thrift and banking institutions with assets of $2.5 billion to $42 billion, having an asset mix similar to Old Investors Bancorp and doing business predominantly in the Northeast region of the United States. This peer group may be modified from year-to-year as necessary, based on mergers and acquisitions within the industry or other relevant factors. The peer group used for evaluating 2013 compensation consisted of the 18 banking institutions identified below.

Based on this peer group comparison, the base salaries and cash and equity incentive compensation of certain named executive officers are positioned above the median of the range of this peer group while other named executive officers were below the median. Old Investors Bancorp has no formal policy that requires the compensation of the named executive officers to attain any specific percentile position within the array of peer group compensation data among the selected comparable companies. However, the Compensation and Benefits Committee believes the base salaries and cash and equity incentive compensation for the named executive officers are appropriate relative to our peer group because they reflect a combination of the sustained individual performance by the named executive officers, their experience and the employment market conditions in our geographic market.

The peer group companies are:

Astoria Financial Corp.—NY

Beneficial Mutual Bancorp.—PA

Dime Community Bancshares, Inc.—NY

FirstMerit Corporation—OH

First Niagara Financial Group, Inc.—NY

Flushing Financial Corp.—NY

Fulton Financial Corp.—PA

NBT Bancorp, Inc.—NY

New York Community Bancorp, Inc.—NY

Northwest Bancshares, Inc.—PA

Oritani Financial Corp.—NJ

People’s United Financial, Inc.—CT

Provident Financial Services, Inc.—NJ

Signature Bank—NY

Sterling Bancorp, Inc.—NY

Susquehanna Bancshares, Inc.—PA

Valley National Bancorp—NJ

Webster Financial Corp.—CT

Elements of Executive Compensation for 2013. The Compensation and Benefits Committee used a total compensation approach in establishing our elements of executive compensation, which consist of base salary, annual cash incentive awards, discretionary bonus, long-term incentive awards (such as stock option and restricted stock awards), a competitive benefits package (including supplemental executive retirement benefits where warranted), and limited perquisites.

Base Salary. Base salary levels for the named executive officers are evaluated by the Compensation and Benefits Committee on an annual basis. In general, salary ranges are developed considering the competitive base salary information furnished to the Compensation and Benefits Committee by GK Partners. Each named executive officer’s base salary level is determined by his sustained individual performance, leadership, operational effectiveness, tenure in office, and experience in the industry and employment market conditions in our geographic market.

In establishing base salaries for 2013, the Compensation and Benefits Committee considered Old Investors Bancorp’s financial performance, and peer group and market-based industry salary data provided by our independent consultant, as well as the individual factors identified above. Based on this analysis, for 2013 the Compensation and Benefits Committee decided that no increases to 2012 base salary amounts were necessary for each named executive officer, except for Mr. Splaine, whose base salary amount increased to $325,000.

Executive Officer Annual Incentive Plan. The Compensation and Benefits Committee established, and the board of directors and stockholders approved, the Executive Officer Annual Incentive Plan, which provides for annual cash incentive awards upon the attainment of established corporate financial targets and individual performance goals. On May 30, 2013, the Executive Officer Annual Incentive Plan was again submitted to Old Investors Bancorp stockholders for approval, as required pursuant to Section 162(m) of the Internal Revenue Code, for awards under the plan to be treated as performance-based compensation for purposes of the exemption from the $1 million limit on deductibility of compensation paid to each named executive officer of a publicly traded company (other than the principal financial officer).

The Compensation and Benefits Committee assigns corporate financial targets and individual performance goals and a range of annual cash incentive award opportunities to each executive officer, or group of officers participating in the plan. The award opportunities for each named executive officer are linked to specific targets and range of performance results for annual corporate financial performance and for attainment of certain individual goals. Each named executive officer’s annual cash incentive award is defined as a percentage of base salary. The corporate financial targets and individual goals are established by the Compensation and Benefits Committee no later than 90 days after the commencement of the period of service to which the performance goal relates, but in no event after 25% of the performance period has elapsed, and in either case, so long as the outcome is substantially uncertain at the time that the goal is established. Such targets and goals are weighted in relation to the named executive officer’s position and duties. As corporate financial targets and/or individual performance goals exceed or fall short of established thresholds (which are established at Threshold, Target and Maximum Achievements), the actual amount paid under the plan will exceed or fall short of the targeted payment amount.

For 2013, the Compensation and Benefits Committee established the following range of annual cash incentive award opportunities for Threshold, Target and Maximum Achievements (as a percentage of base salary):

Executive Officer	Threshold	Target	Maximum
Kevin Cummings	75%	112.5%	150%
Domenick A. Cama	60%	90%	120%
Richard S. Spengler	45%	68%	90%
Paul Kalamaras	45%	68%	90%
Thomas F. Splaine, Jr.	37.5%	56%	75%

The Compensation and Benefits Committee weighed each named executive officer’s 2013 annual cash incentive award opportunity under the plan (as a percentage of the total award opportunity) with respect to corporate financial targets and individual goals as follows:

Executive Officer	Corporate Financial Targets	Individual Goals
Kevin Cummings	60%	40%
Domenick A. Cama	60%	40%
Richard S. Spengler	50%	50%
Paul Kalamaras	40%	60%
Thomas F. Splaine, Jr.	40%	60%

The Compensation and Benefits Committee feels strongly that executive compensation should be formally tied to the attainment of certain corporate financial targets and individual performance goals to more closely align the executive’s performance with providing value for our stockholders. The corporate financial targets for 2013 were based on Old Investors Bancorp’s satisfaction of performance targets relative to our net income and efficiency ratio (the ratio of non-interest expense divided by the sum of net interest income and non-interest income) during the 2013 calendar year. Specifically, the Compensation and Benefits Committee established the following corporate financial targets for 2013 with respect to our net income and efficiency ratio:

Metric	Weighting	Threshold	Target	Maximum
Net Income	60%	$91 million	$95 million	$99 million
Efficiency Ratio	40%	57.0%	55.0%	53.0%

The individual goals established by the Compensation and Benefits Committee were aligned with each named executive officer’s area of responsibility at Old Investors Bancorp and related to the successful implementation of our strategic initiatives. For 2013, each named executive officer’s individual goals were related to the following:

•	Messrs. Cummings’ and Cama’s individual goals included achieving certain core deposit growth, maintaining loan quality versus peers and promoting Old Investors Bancorp to various audiences, including but not limited to: stockholders; customers; investment bankers; analysts and employees.

•	Mr. Spengler’s individual goals included achieving certain loan growth, maintaining loan quality versus our peers and growing deposits for new loan customers.

•	Mr. Kalamaras’ individual goals included achieving certain core deposit, loan and non-deposit investment growth.

•	Mr. Splaine’s individual goals were related to achievement of installing a new budget process, enhancement of our profitability reporting system and installing an automated platform for our allowance for loan loss calculation.

For 2013, the corporate financial targets exceed Maximum Achievement levels since our net income totaled $112.0 million and our efficiency ratio was 52.06%. Based upon the attainment of Maximum Achievement with respect to our corporate financial targets and the assessment of the named executive officer’s individual performance relative to his pre-established individual goals, the Compensation and Benefits Committee approved the following annual cash incentive awards on January 28, 2014:

2013 Annual Cash Incentive Awards
Executive Officer	Cash Incentive ($)
Kevin Cummings	1,402,500
Domenick A. Cama	745,200
Richard S. Spengler	358,200
Paul Kalamaras	333,450
Thomas F. Splaine, Jr.	199,875

Discretionary Bonuses. In addition to the payments under the Executive Officer Annual Incentive Plan described above, in December 2013, the Compensation and Benefits Committee paid discretionary bonuses to Messrs. Cummings, Cama, Spengler, Kalamaras and Splaine due to their successes beyond the goals established under the Executive Officer Annual Incentive Plan, specifically, the closing of the merger with Roma Financial Corporation and the announcement of the second-step offering and the filing of related regulatory documents. Such bonuses were $467,500, $275,000, $125,000, $125,000 and $80,000, respectively.

Stock Option and Stock Award Program. At the October 24, 2006 annual meeting, the stockholders approved the Investors Bancorp, Inc. 2006 Equity Incentive Plan (“2006 Equity Incentive Plan”). Under this plan, individuals may receive awards of Old Investors Bancorp common stock (restricted stock) and grants of options to purchase shares of Old Investors Bancorp common stock at a specified exercise price during a specified time period. The Compensation and Benefits Committee believes that officer and employee stock ownership provides a significant incentive in building stockholder value by further aligning the interests of our officers and employees with stockholders because such compensation is directly linked to the performance of Old Investors Bancorp common stock. In addition, stock options and restricted stock awards generally vest over a five-year or seven-year vesting schedule, thereby aiding retention. Certain restricted stock awards have incorporated vesting provisions that will partially accelerate the vesting of such awards if Old Investors Bancorp achieves targeted rates of return during the normal vesting periods applicable to such awards. The unvested stock options and restricted stock awards will automatically vest upon consummation of the conversion, and will be exchanged for new stock options and shares of New Investors Bancorp common stock, respectively, pursuant to the exchange ratio.

During 2013, no restricted stock or stock option award was granted to the named executive officers. As of December 31, 2013, a total of 3,689,920 stock options and 2,732,000 restricted stock awards have been granted to officers and employees of Old Investors Bancorp or Investors Bank. Included in these numbers are 694,841 stock options and 20,001 restricted stock awards that have expired or been forfeited. The Roma Financial Corporation 2008 Equity Incentive Plan (adopted by Roma Financial Corporation, the predecessor to Old Investors Bancorp) was assumed by Old Investors Bancorp on December 6, 2013 as a result of the merger between Old Investors Bancorp and Roma Financial Corporation. Following the completion of the Roma Financial Corporation merger, each stock option granted by Roma Financial Corporation to purchase Roma Financial Corporation common stock was converted to an option to purchase Old Investors Bancorp common stock pursuant to the exchange ratio related to the merger. As a result, Roma Financial Corporation outstanding stock options totaling 718,000 were converted to 621,269 options to purchase Old Investors Bancorp common stock. No additional awards have been issued by Old Investors Bancorp under the Roma Financial Corporation 2008 Equity Incentive Plan.

As a result of the consummation of the conversion, all shares of Old Investors Bancorp common stock available to be issued, and all outstanding stock options and restricted stock awards granted under the 2006 Equity Incentive Plan and the Roma Financial Corporation 2008 Equity Incentive Plan will be exchanged for new stock options and shares of New Investors Bancorp common stock, as applicable, pursuant to the exchange ratio related to the conversion.

Benefits. Old Investors Bancorp provides its executives, including the named executive officers, with medical and dental insurance, disability insurance and group life insurance coverage consistent with the same benefits provided to all of its full-time employees. The named executive officers are participants in our qualified retirement plans, including the ESOP, Investors Bank Employee 401(k) Plan (“401(k) Plan”) and the defined benefit pension plan offered to all full-time employees of Investors Bank and designated subsidiaries, and non-qualified retirement plans, including the Supplemental ESOP and Retirement Plan and the Executive Supplemental Retirement Wage Replacement Plan (the “Wage Replacement Plan”). Additionally, Investors Bank sponsors a long-term care program for certain of its executive officers, senior vice presidents and their spouses or spousal equivalents. Each individual policy is owned by the covered person. Investors Bank pays all premiums under the long term care program but will stop paying premiums in the event of the participant’s: (i) termination for cause; (ii) retirement; (iii) relocation outside of the country; or (iv) death. Spousal coverage will be terminated upon: (i) a participant’s termination or retirement; (ii) divorce from the participant; (iii) the participant no longer qualifying for coverage; (iv) the spouse’s permanent relocation outside of the country; or (v) death. Participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Bank.

ESOP. Investors Bank maintains the ESOP. Employees of Investors Bank and any subsidiary (unless excluded by the ESOP) who have been credited with at least 1,000 hours of service during a 12-month period are eligible to participate in the ESOP. The ESOP borrowed funds from Old Investors Bancorp pursuant to a loan and used those funds to purchase 4,254,072 shares of common stock for the ESOP in connection with Old Investors Bancorp’s initial public offering in 2005. The purchased shares serve as collateral for the loan. The loan is being repaid principally through annual contributions to the ESOP by Investors Bank over the 30 year loan term. The loan currently has a remaining term of approximately 21 years. Shares purchased by the ESOP are held in a suspense account for allocation among the participants’ accounts as the loan is repaid on a pro-rata basis.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated to each eligible participant’s plan account, based on the ratio of each participant’s compensation to the total compensation of all eligible participants. Vested benefits will be payable generally upon the participants’ termination of employment, and will be paid in the form of common stock. Pursuant to FASB ASC Topic 718-40, we are required to record a compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.

In connection with the conversion, the ESOP is expected to purchase 3% of the shares of New Investors Bancorp common stock sold in the stock offering and issued to the Charitable Foundation. When combined with the common stock that was purchased by the ESOP in connection with the initial public offering, the total shares purchased by the ESOP will be less than 8% of the shares of New Investors Bancorp common stock that will be outstanding following the conversion, as required by the Board of Governors of the Federal Reserve System. We anticipate that the ESOP will fund its stock purchase with a loan from New Investors Bancorp equal to the aggregate purchase price of the common stock. This loan will be repaid principally through Investors Bank’s contribution to the ESOP and dividends payable on the common stock held by the ESOP over the anticipated 30-year term of the loan. The interest rate for the ESOP loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter, the interest rate will adjust annually. It is expected that the original ESOP loan from Old Investors Bancorp to the ESOP in connection with the initial public offering will be refinanced and rolled into the loan to be received by the ESOP from New Investors Bancorp in connection with the conversion.

The trustee will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released to the participants’ accounts as the loan is repaid, on a pro-rata basis. The trustee will allocate the shares released among the participants’ accounts on the basis of each participant’s proportional share of eligible plan compensation relative to all participants’ proportional share of eligible plan compensation. Following the consummation of the conversion, all shares of Old Investors Bancorp common stock currently held by the ESOP will automatically be converted to shares of New Investors Bancorp common stock pursuant to the exchange ratio.

401(k) Plan. Investors Bank maintains the 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees can begin participation in the 401(k) Plan on the first day of the plan year or the first day of the first day of the month following the date on which the employee attains age 21. A participant may contribute up to 60% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2013, the salary deferral contribution limit is $17,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. A participant is always 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Investors Bank will make an employer contribution equal to 50% of the participant’s salary deferral contribution, provided that such amount does not exceed 6% of the participant’s compensation earned during the plan year. Participants will become 100% vested in their employer contributions after completing three years of credited service (which is a three-year cliff vesting schedule). However a participant will immediately become 100% vested in any employer contributions upon the participant’s disability or attainment of age 65 while employed with Investors Bank. Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan is generally payable in the form of a lump sum payment as soon as administratively feasible following his or her termination of employment with Investors Bank, provided, however that a participant can elect to receive a distribution of his or her vested account upon attaining age 59 1⁄2.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. In connection with the conversion, each participant is eligible to make a one-time purchase of New Investors Bancorp common stock through the 401(k) Plan, provided, however, that the purchase cannot exceed 50% of the participant’s account balance.

Defined Benefit Pension Plan. Investors Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, formerly known as the Financial Institutions Retirement Fund, which is a tax-qualified defined benefit pension plan (the “Defined Benefit Plan”). All employees age 21 or older who have completed one year of employment with Investors Bank are eligible for participation in the Defined Benefit Plan; however, only employees who have been credited with 1,000 or more hours of service with Investors Bank are eligible to accrue benefits under the Defined Benefit Plan. Investors Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The retirement benefit formula under the Defined Benefit Plan provides for a nonintegrated unit accrual formula with an annual accrual rate of 1.25% of the participant’s high five year average salary, with a 30-year salary cap. A participant’s average annual compensation is the average annual compensation over the five consecutive calendar years out of the last 10 calendar years in which the participant’s compensation was the greatest, or over all calendar years if less than five.

The regular form of retirement benefit is a straight life annuity (if the participant is single) and a joint and survivor annuity (if the participant is married). However, various alternative forms of joint and survivor annuities may be selected instead. If a participant dies while in active service and after having become fully vested, a qualified 100% survivor benefit will be payable to the participant’s beneficiary. Benefits payable upon death may be paid in a lump sum, installments, or in the form of a life annuity. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit at age 65.

Supplemental ESOP and Retirement Plan. Investors Bank maintains the Supplemental ESOP and Retirement Plan. The plan is intended to compensate certain executives participating in the Defined Benefit Plan and ESOP whose contributions or benefits are limited by Sections 415 and/or 401(a)(17) of the Internal Revenue Code, applicable to tax-qualified retirement plans (the “Tax Law Limitations”). As of December 31, 2013, Messrs. Cummings, Cama, Spengler, Kalamaras and Splaine were participants in the plan.

The plan provides benefits attributable to participation in the Defined Benefit Plan equal to the excess, if any, of the vested accrued benefit to which the participant would be entitled under the Defined Benefit Plan, determined without regard to the Tax Law Limitations, over the vested accrued benefit to which the participant is actually entitled under the Defined Benefit Plan, taking into account the Tax Law Limitations (the “Supplemental Retirement Plan Benefit”).

The plan also provides benefits attributable to participation in the ESOP equal to the difference between the allocation of shares of Old Investors Bancorp common stock the participant would have received under the ESOP without regard to the Tax Law Limitations, and the number of shares of stock that are actually allocated as a result of the Tax Law Limitations (the “Supplemental ESOP Benefit”). The Supplemental ESOP Benefit under the plan is denominated in phantom shares of stock such that one phantom share has a value equal to the fair market value of one share of Old Investors Bancorp common stock. Each participant’s phantom shares are held in a bookkeeping account established on his or her behalf. Each plan year, the dollar amount of earnings on the phantom shares deemed allocated to each participant’s account will be converted into phantom shares and credited to each participant’s account.

As a long-term compensation plan, the participant’s vested interest in the Supplemental Retirement Plan Benefit and in the Supplemental ESOP Benefit is based on a five-year “cliff vesting” schedule where participants with less than five years of employment will be 0% vested in their benefits, and will become 100% vested upon the completion of five years of employment.

In the event of a participant’s “separation from service” (as defined under Section 409A of the Internal Revenue Code) prior to attainment of age 55, the participant’s accrued Supplemental Retirement Plan Benefit will be paid in a single lump sum payment within 30 days of the participant’s separation from service. In the event of separation from service after age 55, the participant’s Supplemental Retirement Plan Benefit will be payable upon the participant’s early retirement date (age 55 with 10 years of service) or normal retirement date (age 65 with five years of service) in either a lump sum or an annuity (single life, single life with 120 months guaranteed, joint and 100% survivor annuity or joint and 50% survivor annuity) as elected by the participant, subject to the requirements of Section 409A of the Internal Revenue Code. In the event of a participant’s separation from service within two years following a change in control (as defined in the plan), the participant will receive his Supplemental Retirement Plan Benefit in a lump sum within 30 days after his separation from service. The participant’s Supplemental ESOP Benefit will be payable in cash in either a lump sum or annual installments over a period not to exceed five years, as elected by the participant, and will commence within 30 days following the earlier of the participant’s: (i) separation from service, (ii) death or (iii) disability, subject to the requirements of Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, in the event the participant is a “specified employee”, as defined under Section 409A of the Internal Revenue Code, no benefit will be payable under the plan during the first six months following the participant’s separation from service (except in the event of death or disability).

Executive Supplemental Retirement Wage Replacement Plan. Investors Bank maintains the Wage Replacement Plan. The Wage Replacement Plan is designed to provide participants with a normal retirement benefit, which is an annual benefit equal to 60% of the participant’s highest average annual base salary and cash incentive (over a consecutive 36-month period within the last 120 consecutive calendar months of employment) reduced by the sum of the benefits provided under the Defined Benefit Plan and the annuitized value of his or her benefits payable from the defined benefit portion of the Supplemental ESOP and Retirement Plan (which is referred to above as the Supplemental Retirement Plan Benefit).

Upon separation from service at or after the normal retirement date (age 65) with at least 120 months of employment, a participant is entitled to the normal retirement benefit commencing on the first day of the month after separation from service, payable in monthly installments for life, with 120 monthly payments guaranteed or for an alternative period of time as elected by the participant. If the participant retires after the normal retirement date, but before completion of 120 months of employment, his or her normal retirement benefit will be reduced by 1/120th for each month of employment less than 120 months. If the participant’s separation from service actually occurs later than the normal retirement date, the participant’s normal retirement benefit will be increased by 0.8% for each month of employment with Investors Bank after the normal retirement date.

Upon separation from service on or after attaining age 55, but prior to the normal retirement date, the participant’s accrued benefit payable as an early retirement benefit will be equal to the normal retirement benefit, reduced by 2% for each year prior to age 65; however, if the participant separates from service on or after attaining age 55 with 25 years of vesting service, his or her accrued benefit will not be reduced. A participant can elect for the early retirement benefit to commence either: (i) within 30 days; or (ii) on the normal retirement date. In the event of a participant’s separation from service coincident with or within two years following a change in control, the participant will be entitled to a lump sum payment equal to the actuarial equivalent of the normal retirement benefit or early retirement benefit if the participant has not attained age 65. For these purposes, a participant with less than 120 months of employment will be entitled to a benefit calculated as if the participant had 120 months of employment, and a participant who has not yet attained age 55 will be deemed to have attained age 55. Notwithstanding the foregoing, in the event the participant is a “specified employee” as defined under Section 409A of the Internal Revenue Code, no benefit will be payable under the plan during the first six months following the participant’s separation from service (except in the event of death or disability).

If a participant dies while in active service, a survivor benefit, calculated as if the participant had lived until his normal retirement date, will be payable to the participant’s beneficiary. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit payable at age 65.

At December 31, 2013, Messrs. Cummings, Cama, Kalamaras and Spengler were participants in the Wage Replacement Plan.

Perquisites. The Compensation and Benefits Committee believes that perquisites should be provided on a limited basis, and only to the most senior level of executive officers. As of December 31, 2013, the following perquisites were available for Messrs. Cummings, Cama, Spengler and Kalamaras: (i) club membership; (ii) automobile allowance; (iii) long term care insurance and (iv) an annual medical examination; and for Mr. Splaine: (i) long term care insurance and (ii) an annual medical examination.

Elements of Post-Termination Benefits

Employment Agreements. Old Investors Bancorp entered into employment agreements with each of Messrs. Cummings, Cama, Spengler and Kalamaras. The employment agreements for Messrs. Cummings, Cama, and Spengler were originally entered into on October 11, 2005 and the employment agreement for Mr. Kalamaras was originally entered into on August 18, 2008. Since their date of execution, no change has been made to the employment agreements (including to the amount and the manner in which the severance benefits are payable thereunder), except that the employment agreements for Messrs. Cumming and Cama were each amended and restated on August 18, 2008 solely to conform to the requirements of Section 409A of the Internal Revenue Code and the employment agreements for Messrs. Spengler and Kalamaras were each amended and restated on March 29, 2010 solely to change the length of the executive’s employment term. Each of these agreements has an initial term of three years. Unless notice of non-renewal is provided, the agreements renew annually. The executive’s employment may be terminated for just cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Each executive is entitled to a severance payment and benefits in the event of his termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than for just cause, disability or retirement, provided that such termination of employment constitutes a “separation from service” under Internal Revenue Code Section 409A, or in the event the executive resigns during the term of the agreement following: (i) the failure to elect or reelect or to appoint or reappoint the executive to his executive position; (ii) a material change in the executive’s functions, duties, or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope; (iii) the liquidation or dissolution of Old Investors Bancorp or Investors Bank, other than a liquidation or dissolution caused by a reorganization that does not affect the status of the executive; (iv) a change in control of Old Investors Bancorp; or (v) a material breach of the employment agreement by Old Investors Bancorp or Investors Bank (the conversion does not constitute a change in control for purposes of the agreements), the executive would be entitled to a severance payment equal to three times the sum of his base salary and the highest amount of cash incentive compensation awarded to him during the prior three years, payable in a lump sum. In addition, the executive would be entitled to, at Old Investors Bancorp’s sole expense, the continuation of nontaxable life and medical, dental and disability coverage for 36 months after termination of employment. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he would be entitled to under the Defined Benefit Plan if he had continued working for Old Investors Bancorp for 36 months over the present value of the benefits to which he is actually entitled as of the date of termination.

Should the executive become disabled, Old Investors Bancorp would continue to pay the executive his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any employer-provided disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Old Investors Bancorp, the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical and dental benefits for one year after the executive’s death. The employment agreement terminates upon retirement (as defined therein), and the executive would only be entitled to benefits under any retirement plan of Old Investors Bancorp and other plans to which the executive is a party.

The employment agreements for Messrs. Cummings and Cama also provide for indemnification against any excise taxes which may be owed by the executive for any payments made in connection with a change in control that would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The indemnification payment would be the amount necessary to ensure that the amount of such payments and the value of such benefits received by the executive equal the amount of such payments and the value of such benefits the executive would have received in the absence of an excise tax attributable to Sections 280G and 4999 of the Internal Revenue Code, including any federal, state and local taxes on Old Investors Bancorp’s payment to the executive attributable to such tax. The employment agreements for Messrs. Kalamaras and Spengler provide that their change in control benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Upon any termination of the executive’s employment, other than a termination (whether voluntary or involuntary) following a change in control as a result of which Old Investors Bancorp has paid the executive severance benefits, the executive is prohibited from competing with Investors Bank and/or Old Investors Bancorp for one year following such termination within 25 miles of any existing branch of Investors Bank or any subsidiary of Old Investors Bancorp or within 25 miles of any office for which Investors Bank, Old Investors Bancorp or a bank subsidiary of Old Investors Bancorp has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the board of directors. The executive is also subject to confidentiality provisions during and after the term of the employment agreement.

Old Investors Bancorp has also entered into an employment agreement with Mr. Splaine. Mr. Splaine’s employment agreement was originally entered into on November 15, 2005. Since that time, no change has been made to the employment agreement (including to the amount and the manner in which the severance benefits are payable thereunder), except that the employment agreement was amended and restated on August 21, 2007 solely to conform to the requirements of Section 409A of the Internal Revenue Code. The employment agreement has a two-year term. Unless notice of non-renewal is provided, the agreement renews annually. Mr. Splaine’s employment may be terminated for just cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination. In the event Mr. Splaine’s employment is terminated (for reasons other than for just cause, disability or retirement) or in the event he resigns during the term of the agreement for any of the same reasons as specified under the three-year employment agreements referenced above, Mr. Splaine would be entitled to a severance payment equal to 1.5 times his highest rate of base salary and the highest amount of cash incentive compensation awarded to him during the prior two years, payable in a lump sum. In addition, Mr. Splaine would be entitled, at Old Investors Bancorp’s sole expense, to the continuation of life, nontaxable medical, dental and disability coverage for 18 months after termination of employment. Mr. Splaine would also receive a lump sum payment of the excess, if any, of the present value of the benefits he would be entitled to under the Defined Benefit Plan if he had continued working for Old Investors Bancorp for 18 months over the present value of the benefits to which he is actually entitled as of the date of termination. Mr. Splaine’s employment agreement provides that his change in control benefits will be reduced to the extent necessary to avoid penalties under 280G of the Internal Revenue Code.

Mr. Splaine would be entitled to no additional benefits under the employment agreement upon retirement at age 65. Should Mr. Splaine become disabled, Old Investors Bancorp would continue to pay him his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to him pursuant to any employer-provided disability insurance would reduce the compensation he would receive. In the event Mr. Splaine dies while employed by Old Investors Bancorp, his estate will be paid his base salary for one year and Mr. Splaine’s family will be entitled to continuation of medical and dental benefits for one year after the executive’s death.

Other Matters

Stock Ownership Requirements. The board of directors adopted stock ownership guidelines for our named executive officers that require the following minimum investment in Old Investors Bancorp common stock:

Chief Executive Officer:	A number of shares having a market value equal to 5x annual base salary
Other named executive officers:	A number of shares having a market value equal to 3x annual base salary

Equity Retention Policy. In 2013, the board of directors adopted the Equity Retention Policy, which is independent of the stock ownership guidelines described above. This policy applies to all executive officers of Old Investors Bancorp and all members of the board of directors. Under the policy, each executive officer is required to retain direct ownership of at least 50% of his or her “covered shares,” net of taxes and transaction costs, until three months following the date of the executive officer’s termination of employment. Each director is required to retain direct ownership of at least 50% of his or her “covered shares,” net of taxes and transaction costs, until termination of service from the board of directors. A “covered share” means any share acquired by an executive officer or director pursuant to an award granted after July 23, 2013 under any equity compensation plan or other written compensatory arrangement.

Anti-Hedging Policy. The board of directors adopted an anti-hedging policy, which prohibits directors and executive officers, including the named executive officers, from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Old Investors Bancorp common stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Old Investors Bancorp common stock would affect the value of shares of Old Investors Bancorp common stock owned by an executive officer or director is prohibited. Cashless exercises of stock options are not deemed short sales and are permitted. This policy does not prohibit transactions involving the stock of other unrelated companies.

Clawback Policy. In accordance with a clawback policy adopted by the board of directors, as a condition to receiving incentive compensation, named executive officers agree to return bonus and other incentive compensation paid by Old Investors Bancorp (including cancellation of outstanding equity awards and reimbursement of any gains realized on such awards) if: (i) the payments or awards were based on reported financial statement or financial information or (any performance metrics or criteria that were based on such financial statements or information); (ii) there is an accounting restatement of financial statements due to material noncompliance with financial reporting requirements under the federal securities laws; and (iii) the amount of the bonus or incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.

Tax Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each named executive officer listed in the summary compensation table, except for the principal financial officer. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants are intended to qualify as performance-based compensation.

The Compensation and Benefits Committee currently does not have a formal policy with respect to the payment of compensation in excess of the deduction limit. The Compensation and Benefits Committee’s practice is to structure compensation programs offered to the named executive officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation and Benefits Committee considers a variety of factors, including Old Investors Bancorp’s tax position, the materiality of the payment and tax deductions involved and the need for flexibility to address unforeseen circumstances and Old Investors Bancorp’s incentive and retention requirement for its management personnel. After considering these factors, the Compensation and Benefits Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.

Tax and Accounting Implications. In consultation with our tax advisors, we evaluate the tax and accounting treatment of our compensation program at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Risk Management

The Compensation and Benefits Committee believes that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Old Investors Bancorp and Investors Bank. In addition, the Compensation and Benefits Committee believes that the mix and design of the elements of our executive compensation program does not encourage management to assume excessive risks.

The Compensation and Benefits Committee regularly reviews our incentive-based plans to ensure that controls are in place so that our employees are not presented with the opportunities to take unnecessary and excessive risks that could threaten the value of Old Investors Bancorp and Investors Bank. With respect to the Executive Officer Annual Incentive Plan, the Compensation and Benefits Committee establishes, reviews and approves the corporate financial targets and individual performance goals used in determining the bonus payments to be made thereunder. The corporate financial targets selected are customary performance metrics for financial institutions in our peer group. In addition, we instituted clawback and anti-hedging policies to ensure that our incentive-based plans are more sensitive to risk, which helps ensure the sustainability of our overall performance beyond a one-year performance period.

Finally, our ESOP, stock option and stock award program and stock ownership requirements have put more Old Investors Bancorp common stock into the hands of our executive officers and employees such that their interests are aligned with those of our stockholders. As a result, the executive officers and employees are encouraged and motivated to contribute to our long-term stockholder value, and are less likely to take excessive risks that could threaten the value of their Old Investors Bancorp common stock received under our plans and programs.

Executive Compensation

The following table sets forth for the calendar years ended December 31, 2013, 2012 and 2011 certain information as to the total remuneration paid to named executive officers with respect to the applicable year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Kevin Cummings, President and Chief Executive Officer	2013 2012 2011	935,000 935,000 850,100	467,500 467,500 —	— 2,199,000 1,981,500	— — —	1,402,500 935,000 850,100	1,650,000 2,346,000 1,334,000	297,559 170,696 123,623	4,752,559 7,053,196 5,139,323

Domenick A. Cama, Senior Executive Vice President and Chief Operating Officer	2013 2012 2011	621,000 621,000 575,100	275,000 248,000 —	— 1,466,000 1,321,000	— — —	745,200 496,800 460,080	742,000 1,289,000 857,000	190,261 110,388 85,115	2,573,461 4,231,188 3,298,295

Richard S. Spengler, Executive Vice President and Chief Lending Officer	2013 2012 2011	400,000 400,000 375,100	125,000 120,000 —	— 659,700 660,500	— — —	358,200 240,000 225,060	88,000 479,000 412,000	120,314 72,539 62,380	1,091,514 1,971,239 1,735,040

Paul Kalamaras, Executive Vice President and Director of Retail Banking	2013 2012 2011	375,000 375,000 325,100	125,000 112,500 —	— 806,300 528,400	— — —	333,450 225,000 195,060	293,000 600,000 56,000	106,012 64,767 50,503	1,232,462 2,183,567 1,155,063

Thomas F. Splaine, Jr., Senior Vice President and Chief Financial Officer	2013 2012 2011	325,000 312,000 300,100	80,000 60,000 —	— 146,600 330,250	— — —	199,875 156,000 150,050	19,000 85,000 69,000	88,722 57,118 54,932	712,597 816,718 904,332

(1)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC 718, of restricted stock awards pursuant to the 2006 Equity Incentive Plan. No forfeiture occurred during the reported years. Assumptions used in the calculation of these amounts are included in footnote 11 to Old Investors Bancorp’s audited financial statements for the calendar year ended December 31, 2013 included in Old Investors Bancorp’s Annual Report on Form 10-K.
(2)	The amounts were earned pursuant to the Executive Officer Annual Incentive Plan.
(3)	The amounts in this column reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the measurement date in the immediately preceding calendar year to the measurement date in such calendar year, determined using the interest rate and mortality rate assumptions consistent with those used in Old Investors Bancorp’s financial statements. The amount reported may include amounts in which the named executive officer is not yet vested. Earnings under the Supplemental ESOP and Retirement Plan attributable to the Supplemental ESOP Benefit are not included in this amount because the earnings were not “above-market,” as defined by the SEC.
(4)	The amounts in this column represent all other compensation not properly reported in prior columns in this table, including perquisites, the aggregate value of which exceeds $10,000, and employer contributions to defined contribution plans. See the “All Other Compensation” and “Perquisites” tables below for a breakdown of these amounts for the year ended December 31, 2013.

ALL OTHER COMPENSATION

Name	Perquisites and Other Personal Benefits ($) (1)	Dividends on Unvested Stock Awards ($)	Company Contribution for Medical and Insurance Benefits ($)	Company Contributions to ESOP and 401(k) Plan and Supplemental ESOP ($)	Total ($)
Kevin Cummings	24,090	62,322	25,454	185,693	297,559
Domenick A. Cama	15,122	43,572	18,415	113,152	190,261
Richard S. Spengler	12,724	22,750	17,563	67,277	120,314
Paul Kalamaras	19,994	20,607	3,043	62,368	106,012
Thomas F. Splaine, Jr.	12,301	9,536	17,500	49,385	88,722

(1)	A detailed description of the perquisites included in this column is set forth in the table below.

PERQUISITES

Name	Automobile Allowance ($)	Long Term Care ($)	Club Dues ($)	Total Perquisites and Other Personal Benefits ($)
Kevin Cummings	15,272	8,107	711	24,090
Domenick A. Cama	4,599	9,899	624	15,122
Richard S. Spengler	7,484	4,351	889	12,724
Paul Kalamaras	6,745	12,262	987	19,994
Thomas F. Splaine, Jr.	—	12,301	—	12,301

Plan-Based Awards. The following table sets forth certain information as to grants during calendar 2013 of plan-based awards to the named executive officers under the Executive Officer Annual Incentive Plan.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2013
		Estimated Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date
		Threshold ($)	Target ($)	Maximum ($)
Kevin Cummings	2/25/2013	701,250	1,051,875	1,402,500	—	—	—	—
Domenick A. Cama	2/25/2013	372,600	558,900	745,200	—	—	—	—
Richard S. Spengler	2/25/2013	180,000	272,000	360,000	—	—	—	—
Paul Kalamaras	2/25/2013	168,750	255,000	337,500	—	—	—	—
Thomas F. Splaine, Jr.	2/25/2013	121,875	182,000	243,750	—	—	—	—

For a narrative description of the material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and in the Grants of Plan-Based Awards Table for 2013, please see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2013 for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Kevin Cummings	11/20/06	450,000	—	15.25	11/20/16	—	—
	02/23/10	—	—	—	—	71,429	1,827,154
	01/25/11	—	—	—	—	107,144	2,740,774
	01/23/12	—	—	—	—	128,572	3,288,872

Domenick A. Cama	11/20/06	400,000	—	15.25	11/20/16	—	—
	02/23/10	—	—	—	—	57,143	1,461,718
	01/25/11	—	—	—	—	71,430	1,827,179
	01/23/12	—	—	—	—	85,715	2,192,590

Richard S. Spengler	11/20/06	200,000	—	15.25	11/20/16	—	—
	02/23/10	—	—	—	—	37,143	950,118
	01/25/11	—	—	—	—	35,715	913,590
	01/23/12	—	—	—	—	38,572	986,672

Paul Kalamaras	11/18/08	140,000	—	13.69	11/18/18	—	—
	02/23/10	—	—	—	—	25,715	657,790
	01/25/11	—	—	—	—	28,572	730,872
	01/23/12	—	—	—	—	47,143	1,205,918

Thomas F. Splaine, Jr.	11/20/06	175,000	—	15.25	11/20/16	—	—
	02/23/10	—	—	—	—	20,000	511,600
	01/25/11	—	—	—	—	17,858	456,808
	01/23/12	—	—	—	—	8,572	219,272

(1)	Stock options expire if unexercised 10 years after the grant date.
(2)	Stock awards generally vest over a seven-year period commencing on the first anniversary of the date granted, however, if certain performance goals are achieved the vesting will be accelerated by two years commencing in the year in which the performance goal is achieved.
(3)	This amount is based on the fair market value of Old Investors Bancorp common stock on December 31, 2013 of $25.58.

Option Exercises and Stock Vested. The following table provides information concerning stock option exercises and the vesting of stock awards for each named executive officer during 2013. No stock option was exercised by named executive officers during the year ended December 31, 2013.

OPTION EXERCISES AND STOCK VESTED AT DECEMBER 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise ($)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Kevin Cummings	—	—	60,713	1,088,584
Domenick A. Cama	—	—	42,856	768,551
Richard S. Spengler	—	—	22,857	409,990
Paul Kalamaras	—	—	19,999	358,789
Thomas F. Splaine, Jr.	—	—	9,999	179,296

(1)	The value realized on vesting represents the market value of Old Investors Bancorp common stock on the day the stock vested.

Pension Benefits. The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in Old Investors Bancorp’s financial statements. For a narrative description of each applicable plan, please see “Compensation Discussion and Analysis” above.

PENSION BENEFITS AT OR FOR THE YEAR ENDED DECEMBER 31, 2013

Name	Plan Name	Number of Years Credited Service ($) (1)	Present Value of Accumulated Benefit ($) (2)	Payment During Last Year ($)
Kevin Cummings	Defined Benefit Plan	9.5	333,000	—
	Supplemental ESOP and Retirement Plan and
	Wage Replacement Plan	9.5	6,563,000	—

Domenick A. Cama	Defined Benefit Plan	23.0	691,000	—
	Supplemental ESOP and Retirement Plan and
	Wage Replacement Plan	23.0	3,422,000	—

Richard S. Spengler	Defined Benefit Plan	30.0	583,000	—
	Supplemental ESOP and Retirement Plan and
	Wage Replacement Plan	30.0	956,000	—

Paul Kalamaras	Defined Benefit Plan	4.3	101,000	—
	Supplemental ESOP and Retirement Plan and
	Wage Replacement Plan	4.3	831,000	—

Thomas F. Splaine, Jr.	Defined Benefit Plan	8.0	132,000	—
	Supplemental ESOP and Retirement Plan	8.0	100,000	—

(1)	The number of years of credited service represents all years of service, including years following the change in benefit formula for the Investors Bank Pension Plan on January 1, 2006. For Messrs. Cama and Spengler, credited service years include qualified years served at other financial institutions that participated in the Defined Benefit Plan, formerly known as the Financial Institutions Retirement Fund.
(2)	The figures shown are determined as of the plan’s measurement date of December 31, 2013 for purposes of Old Investors Bancorp’s audited financial statements. For discount rate and other assumptions used for this purpose, please refer to footnote 11 in the audited financial statements included in the Annual Report on Form 10-K for the Year Ended December 31, 2013.

Nonqualified Deferred Compensation. The following table sets forth information with respect to the nonqualified deferred compensation plans at and for the year ended December 31, 2013 for the named executive officers. For a narrative description of the Supplemental ESOP and Retirement Plan, please see “Compensation Discussion and Analysis” above.

NONQUALIFIED DEFERRED COMPENSATION AT OR FOR THE YEAR ENDED

DECEMBER 31, 2013

Name	Plan Name	Executive Contributions in Last Year ($)	Registrant Contributions in Last Year ($) (1)	Aggregate Earnings (Loss) in Last Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($) (3)
Kevin Cummings	Supplemental ESOP and Retirement Plan	—	155,174	272,858	—	1,050,009
Domenick A. Cama	Supplemental ESOP and Retirement Plan	—	82,632	129,324	—	506,748
Richard S. Spengler	Supplemental ESOP and Retirement Plan	—	36,758	40,315	—	168,969
Paul Kalamaras	Supplemental ESOP and Retirement Plan	—	31,849	19,925	—	97,194
Thomas F. Splaine, Jr.	Supplemental ESOP and Retirement Plan	—	19,241	15,866	—	71,274

(1)	The value of the non-qualified Supplemental ESOP contribution made in calendar 2013 is based on the fair market value of Old Investors Bancorp common stock on December 31, 2013 of $25.58. These contributions are included in the Summary Compensation Table.
(2)	The aggregate earnings (loss) for the Supplemental ESOP and Retirement Plan reflect the change in value of phantom shares issued prior to calendar 2013, based on the fair market value of Old Investors Bancorp common stock in December 31, 2013 of $25.58. This amount is not included in the Summary Compensation Table because the rate of earnings was not “above-market,” as defined by the SEC.
(3)	The aggregate balances reported for the Supplemental ESOP Plan are based on the market value of Old Investors Bancorp common stock on December 31, 2013 of $25.58. For Messrs. Cummings, Cama, Spengler, Kalamaras and Splaine, $700,710, $337,609, $113,336, $71,431 and $49,590, respectively, of their total aggregate balance was previously reported as compensation to them in our Summary Compensation Tables for previous years.

Potential Payments Upon Termination or Change in Control. At December 31, 2013, Old Investors Bancorp had three-year employment agreements with Messrs. Cummings, Cama, Spengler and Kalamaras, and a two-year employment agreement with Mr. Splaine. A narrative description of the material terms of the agreements is set forth in “Compensation Discussion and Analysis.” The table below reflects the amount of compensation payable to each named executive officer pursuant to his employment agreement in the event of termination of his employment. No payments are required under the employment agreements due to the named executive officers’ voluntary termination prior to a change in control. The amount of compensation payable to each named executive officer upon: (i) involuntary termination (other than for cause); (ii) termination following a change of control; and (iii) in the event of disability is shown below. The amounts shown assume that such termination was effective as of December 31, 2013, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the named executive officer upon termination. Messrs. Cummings and Cama are entitled to tax indemnification payments for any excess parachute payments under Section 280G of the Internal Revenue Code. The change in control benefits payable to Messrs. Spengler, Kalamaras and Splaine under their employment agreements would be reduced to the extent necessary to avoid triggering excess parachute payments under Section 280G of the Internal Revenue Code. The amounts shown relating to unvested options and stock awards are based on the fair market value of Old Investors Bancorp common stock on December 31, 2013 of $25.58. The actual amounts to be paid out can only be determined at the time of such executive’s date of termination with Old Investors Bancorp. The following table does not include amounts payable upon termination of employment under the Supplemental ESOP and Retirement Plan and the Wage Replacement Plan because the present value of the accumulated benefits under each of those plans is set forth in the tables above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

AS OF DECEMBER 31, 2013

	Mr. Cummings	Mr. Cama	Mr. Spengler	Mr. Kalamaras	Mr. Splaine
Retirement (1)
Retiree Health/Life Insurance	—	—	—	—	—
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—

Early Retirement (1)
Retiree Health/Life Insurance	—	—	—	—	—
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—

Disability
Salary Continuation (2)	2,189,530	1,327,530	944,530	869,530	260,530
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	7,856,769	5,481,487	2,850,379	2,594,579	1,187,679
Other benefits (3)	18,926	19,822	15,591	6,826	19,879

Death
Salary Continuation (5)	935,000	621,000	400,000	375,000	325,000
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	7,856,769	5,481,487	2,850,379	2,594,579	1,187,679
Other benefits (3)	28,499	28,499	25,585	144	26,278

Discharge w/o Cause or Resignation w/ Good Reason—no Change in Control
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—
Salary and Cash Incentive (6)	7,012,500	4,098,600	2,274,600	2,125,350	787,313
Other benefits (3)	113,818	118,929	98,244	45,651	61,986
Excess Pension Benefit (4)(6)	2,893,029	1,481,134	639,648	574,548	47,676

Discharge w/o Cause or Resignation w/ Good Reason—Change in Control—related
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	7,856,769	5,481,487	2,850,379	2,594,579	1,187,679
Salary and Cash Incentive (6)	7,012,500	4,098,600	2,274,600	2,125,350	787,313
Other benefits (3)	113,818	118,929	98,244	45,651	61,986
Excess Pension Benefit (4)(6)	2,893,029	1,481,134	639,648	574,548	47,676
Tax Indemnification Payment (7)	7,669,808	4,947,848	—	—	—

(1)	As of December 31, 2013, none of the named executive officers were eligible for early retirement or retirement.
(2)	Upon disability, the named executive officer is entitled to base salary for the longer of the remaining term of his employment agreement or one year. Such benefit is reduced by the amount paid under our disability plan or policy, which is not reflected in this table.
(3)	Other benefits include amounts for benefits in effect prior to termination; life, medical, dental, disability and long term care, and is calculated based on the terms specified in the employment agreements.
(4)	Each employment agreement provides that Old Investors Bancorp will pay the excess, if any of: (i) the present value of benefits to which the named executive officer would be entitled to under the defined benefit plans if he had continued working for Old Investors Bancorp for 36 months in the case if Messrs. Cummings, Cama, Spengler and Kalamaras and 18 months for Mr. Splaine, and (ii) the present value of the benefits to which he is actually entitled.
(5)	This amount is payable according to normal payroll practices for one year following the named executive officer’s date of death.
(6)	This amount is paid in a lump sum following the named executive officer’s date of termination.
(7)	This amount is generally payable in a lump sum to the named executive officer following the date of termination, but it may be timely paid directly to the applicable taxing authorities on behalf of the named executive officer. For Messrs. Spengler, Kalamaras and Splaine, their cash payment would be reduced by $2,574,309, $2,301,254 and $218,757, respectively, to avoid triggering an excess parachute payment under Section 280G of the Internal Revenue Code.

Director Compensation

Elements of Director Compensation

Director Fees. Each of the individuals who serve as a director of Old Investors Bancorp also serves as a director of Investors Bank. The non-employee directors of Old Investors Bancorp and Investors Bank are compensated separately for service on each entity’s board. Each non-employee director of Old Investors Bancorp is paid a monthly retainer of $2,000 ($4,000 per month for the Chairman), and $1,500 for each committee meeting attended ($2,500 for the Audit Committee). The Chairman of the Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee and Risk Oversight Committee are each paid an annual retainer of $10,000. Each non-employee director of Investors Bank is paid a monthly retainer of $4,000 ($8,000 per month for the Chairman) and $2,100 for each Board meeting attended ($4,200 per meeting for the Chairman). Employee directors are not compensated for serving as directors.

The board of directors establishes non-employee director compensation based on recommendations of the Compensation and Benefits Committee. Periodically, the Compensation and Benefits Committee engages the services of GK Partners and its external surveys to assist in the committee’s review of director compensation. The Compensation and Benefits Committee did not recommend any changes to the compensation payable to non-employee directors in 2013.

Stock Option and Stock Award Program. Each director is eligible to participate in the 2006 Equity Incentive Plan as described above in “Compensation Discussion and Analysis.” The Compensation and Benefits Committee of the board of directors granted a total of 1,709,252 stock options (which includes 195,343 stock options that have expired) and 683,701 restricted stock awards to directors since the plan’s inception, which represents 100% of the awards reserved for issuance to non-employee directors. Mr. Albanese and Ms. Siekerka each have outstanding stock options that were granted under the Roma Financial Corporation 2008 Equity Incentive Plan. Please see the Directors’ Compensation Table for further details regarding each director’s outstanding stock option and unvested restricted stock awards under such plans. As a result of the consummation of the conversion, the unvested stock option and restricted stock awards granted to the directors under the 2006 Equity Incentive Plan will automatically vest, and the outstanding awards under both plans will be exchanged for new awards pursuant to the exchange ratio.

Director Benefits. For directors and their spouses or spousal equivalents as of 2007, Investors Bank sponsors a long-term care program. Directors become eligible to participate after one year of service either on the board of directors, through past employment or as counsel prior to becoming a director. Each individual policy is owned by the covered person. Investors Bank pays all premiums under the long term care program but will stop paying premiums in the event of the participant’s: (i) resignation from the board of directors prior to attaining normal retirement age (except for health reasons); (ii) relocation outside of the country; or (iii) death. Spousal coverage will be terminated upon: (i) a participant’s resignation prior to normal retirement age (except for health reasons); (ii) divorce from the participant; (iii) the participant no longer qualifying for coverage; (iv) the spouse’s permanent relocation outside of the country; or (v) death. Participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Bank.

Amended and Restated Director Retirement Plan. Investors Bank maintains the Amended and Restated Director Retirement Plan. Effective November 21, 2006, the Amended and Restated Director Retirement Plan was frozen such that no new benefits accrued under, and no new directors were eligible to participate in, the plan. A director who was: (i) not an active employee of Investors Bank upon retirement from board service; (ii) has provided at least ten years of “cumulative service” (service on the board and, if applicable, as an employee or counsel); (iii) retired at age 65 or later or as a result of disability, was eligible to participate in the plan prior to November 21, 2006. Directors Cashill, Dittenhafer and Manahan are the only directors currently participating in the plan.

An eligible director with at least 15 years of cumulative service will be entitled to an annual retirement benefit equal to the sum of 60% of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year proceeding the director’s year of retirement. A director with at least 10 years of cumulative service but less than 15 years will be entitled to 40% of the sum of the annual retainer and 13 times the regular meeting fee in effect for the calendar year preceding the director’s year of retirement, plus a pro-rated percentage of 20% of the sum of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year preceding the director’s year of retirement. The plan includes the annual retainer and board fees, if any, paid by Old Investors Bancorp in determining a director’s retirement benefit.

In the event of a change in control, a director who has not yet attained ten years of service will be deemed to have ten years of service and attained age 65 in order to calculate his benefit under the plan. In the event a director dies prior to retirement, the director’s beneficiary will be entitled to benefit payments in the form of a joint and survivor benefit payable at 100% of the amount paid to the director. Retirement benefits may be paid, at the director’s election, either in monthly payments until the eligible director’s death, or as a joint and survivor form of benefit payable for the lifetime of the eligible director and, upon the eligible director’s death, at 50% of the benefit amount, to the director’s beneficiary, or a joint and survivor form of benefit payable for the lifetime of the director and, upon the director’s death, at 100% of the amount, to the director’s beneficiary during the beneficiary’s lifetime. In order to receive retirement benefits under the plan, the director must remain a director emeritus in good standing after retirement and must not engage in any business enterprise which competes with Investors Bank nor disclose any confidential information relative to the business of Investors Bank.

Deferred Directors Fee Plans. Investors Bank maintains the Investors Bank Deferred Directors Fee Plan. Each non-employee member of the board of directors of Investors Bank is eligible to participate in the plan and has the right to elect to defer the receipt of all or any part of the director fees earned as a member of the board of directors of Investors Bank. Compensation deferred under the plan and interest (at a rate equal to one and one-half percent below the Wall Street Journal prime rate) thereon is payable upon the earlier of the participant’s death, disability or separation from service. Such deferred compensation will be payable in a lump sum, unless the participant has elected payment in monthly installments over a period of up to ten years.

Old Investors Bancorp maintains the Investors Bancorp, Inc. Deferred Directors Fee Plan. Each non-employee member of the board of directors of Old Investors Bancorp is eligible to participate in the plan and has the right to elect to defer the receipt of all or any part of the director fees earned as a member of the board of directors of Old Investors Bancorp. Compensation deferred under the plan and interest (at a rate equal to one and one-half percent below the Wall Street Journal prime rate) thereon is payable upon the earlier of the participant’s death, disability or separation from service. Such deferred compensation will be payable in a lump sum, unless the participant has elected payment in monthly installments over a period of up to ten years.

Split Dollar Life Insurance Agreements. Mr. Albanese, Mr. Bone and Ms. Siekerka are each parties to individual split dollar life insurance agreements with Roma Bank, which were assumed by Investors Bank on December 6, 2013 in connection with the merger between Old Investors Bancorp and Roma Financial Corporation. Investors Bank owns a life insurance policy on the life of Messrs. Albanese, Bone and Ms. Siekerka. Under the agreement, upon the death of the director, the proceeds of the policy are divided between the director’s beneficiary, who is entitled to $100,000 on the director’s death, and Investors Bank, which is entitled to the remainder of the death benefit. The director has the right to designate the beneficiary who will receive his or her share of the proceeds payable upon death.

Summary of Directors’ Compensation. The following table sets forth for the year ended December 31, 2013 certain information as to total compensation paid to non-employee directors.

DIRECTORS’ COMPENSATION TABLE

Name	Old Investors Bancorp Fees Earned or Paid in Cash ($)	Investors Bank Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert C. Albanese (5)	2,000	6,100	—	—	—	—	8,100
Dennis M. Bone (5)	2,000	6,100	—	—	—	—	8,100
Doreen R. Byrnes	51,500	73,200	—	—	—	9,468	134,168
Robert M. Cashill	48,000	146,400	—	—	—	12,056	206,456
William V. Cosgrove	24,000	73,200	—	—	—	34,823	132,023
Brian D. Dittenhafer	61,500	73,200	—	—	—	12,810	147,510
Brendan J. Dugan (5)	8,000	24,400	—	—	—	—	32,400
James J. Garibaldi	24,000	73,200	—	—	—	—	97,200
Vincent D. Manahan (6)	61,500	73,200	—	—	—	10,267	144,967
Michele N. Siekerka (5)	2,000	6,100	—	—	—	—	8,100
Stephen J. Szabatin (6)	61,500	73,200	—	—	—	14,139	148,839
James H. Ward	61,500	73,200	—	—	—	—	134,700

(1)	No director had unvested stock awards at December 31, 2013.
(2)

Messrs. Cashill and Cosgrove and Ms. Byrnes had fully vested unexercised stock option awards of 350,000, 100,000 and 175,000, respectively, for stock option awards received as employees of Investors Bank at December 31, 2013. Messrs. Dittenhafer, Manahan, Szabatin had fully vested unexercised stock option awards of 205,178, 244,178 and 224,178, respectively, at December 31, 2013. Mr. Albanese and Ms. Siekerka, who have no outstanding awards under the 2006 Equity Incentive Plan, had unexercised stock option awards of 13,844 and 27,689, respectively, at December 31, 2013, which were granted under the Roma Financial Corporation 2008 Equity Incentive Plan.
(3)	For Messrs. Cashill, Dittenhafer, Manahan and Szabatin, the present value of their accumulated benefit under the Amended and Restated Director Retirement Plan decreased by $16,000, $70,000, $51,000 and $48,000, respectively.
(4)	This amount includes perquisites and other personal benefits, or property, if the aggregate amount for each director is at least $10,000. Specifically, this amount represents the premiums paid for long term care coverage for Messrs. Cashill, Dittenhafer, Manahan and Szabatin and Ms. Byrnes and their spouses or spousal equivalents. In addition, the amount includes automobile allowance and club dues for Mr. Cosgrove.
(5)	Mr. Dugan was appointed to the board of directors on August 27, 2013. Messrs. Albanese and Bone and Ms. Siekerka were appointed to the board of directors on December 6, 2013.
(6)	Messrs. Manahan and Szabatin retired from the board of directors on December 17, 2013.

Benefits to be Considered Following Completion of the Conversion

Following the stock offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plan would generally be limited to 10% and 4%, respectively, of the shares sold in the stock offering and issued to the Charitable Foundation.

The stock-based benefit plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval of a majority of the votes eligible to be cast by stockholders. If the stock-based benefit plan is established more than one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast. The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Investors Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Investors Bank or New Investors Bancorp; and

•	our executive officers or directors must exercise or forfeit their options in the event that Investors Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present the stock-based benefit plan for stockholder approval prior to or more than 12 months after the completion of the conversion. In the event either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under the stock-based benefit plan will be based in part on the price of New Investors Bancorp’s common stock at the time the shares are awarded. The stock-based benefit plan is subject to stockholder approval, and cannot be implemented until at least six months after the offering. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	6,840,000 Shares Awarded at Minimum of Offering Range	8,040,000 Shares Awarded at Midpoint of Offering Range	9,240,000 Shares Awarded at Maximum of Offering Range	10,620,000 Shares Awarded at Adjusted Maximum of Offering Range
(Dollars in thousands, except share price information)
$8.00	$54,720,000	$64,320,000	$73,920,000	$84,960,000
10.00	68,400,000	80,400,000	92,400,000	106,200,000
12.00	82,080,000	96,480,000	110,880,000	127,440,000
14.00	95,760,000	112,560,000	129,360,000	148,680,000

The grant-date fair value of the options granted under the stock-based benefit plan will be based in part on the price of New Investors Bancorp’s common stock at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	17,100,000 Options at Minimum of Offering Range	20,100,000 Options at Midpoint of Offering Range	23,100,000 Options at Maximum of Offering Range	26,550,000 Options at Adjusted Maximum of Offering Range
(Dollars in thousands, except exercise price and fair value information)
$8.00	$1.58	$27,018,000	$31,758,000	$36,498,000	$41,949,000
10.00	1.98	33,858,000	39,798,000	45,738,000	52,569,000
12.00	2.38	40,698,000	47,838,000	54,978,000	63,189,000
14.00	2.77	47,367,000	55,677,000	63,987,000	73,543,500

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Old Investors Bancorp held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of March 4, 2014. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown and has not pledged any shares of common stock as security for a loan.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percent of All Common Stock Outstanding
Directors:
Robert M. Cashill	588,001	*
Kevin Cummings	963,774	*
Domenick A. Cama	779,522	*
Doreen R. Byrnes	233,976	*
William V. Cosgrove	130,373	*
Brian D. Dittenhafer	295,985	*
James J. Garibaldi	1,000	*
James H. Ward III	126,102	*
Robert C. Albanese	28,820	*
Dennis M. Bone	16,488	*
Michele N. Siekerka	49,227	*
Brendan J. Dugan	4,200	*
Paul N. Stathoulopoulos (1)	27,500	*

Executive Officers Other Than Directors:		*
Richard S. Spengler	424,776	*
Paul Kalamaras	315,658	*
Thomas F. Splaine, Jr.	307,514	*

All directors and executive officers as a group (16 persons)	4,292,916	3.07%

Investors Bancorp, MHC 101 JFK Parkway Short Hills, New Jersey 07078	85,701,807	61.37%

Investors Bancorp, MHC and all directors and executive officers as a group	89,994,723	64.44%

*	Less than 1%.
(1)	Director of Investors Bank.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of New Investors Bancorp’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Old Investors Bancorp common stock as of March 4, 2014;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.” Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase. Subscriptions by management through our 401(k) plan are included in the proposed purchases set forth below and will be counted as part of the maximum number of shares such individuals may subscribe for in the stock offering and as part of the maximum number of shares directors and officers may purchase in the stock offering.

Name of Beneficial Owner	Number of Exchange Shares to Be Held (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held at Minimum of Offering Range (3)
		Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
Robert M. Cashill	1,160,302	25,000	$250,000	1,185,302	*%
Kevin Cummings	1,901,815	25,000	250,000	1,926,815	*
Domenick A. Cama	1,538,230	25,000	250,000	1,563,230	*
Doreen R. Byrnes	461,704	15,000	150,000	476,704	*
William V. Cosgrove	257,265	10,000	100,000	267,265	*
Brian D. Dittenhafer	584,067	10,000	100,000	594,067	*
James J. Garibaldi	1,973	10,000	100,000	11,973	*
James H. Ward III	248,837	10,000	100,000	258,837	*
Robert C. Albanese	56,870	20,000	200,000	76,870	*
Dennis M. Bone	32,535	25,000	250,000	57,535	*
Michele N. Siekerka	97,139	15,000	150,000	112,139	*
Brendan J. Dugan	8,287	10,000	100,000	18,287	*
Paul N. Stathoulopoulos (4)	54,265	35,000	350,000	89,265	*
Richard S. Spengler	838,210	10,000	100,000	848,210	*
Paul Kalamaras	622,887	15,000	150,000	637,887	*
Thomas F. Splaine, Jr.	606,817	25,000	250,000	631,817	*

Total for Directors and Executive Officers as a group	8,471,203	285,000	$2,850,000	8,756,203	3.17%

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 1.9733 at the minimum of the offering range.
(3)	At the maximum of the offering range, directors and executive officers would own 11,746,218 shares, or 3.14% of our outstanding shares of common stock.
(4)	Director of Investors Bank.

THE CONVERSION AND OFFERING

The boards of directors of Old Investors Bancorp and Investors Bancorp, MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the depositors of Investors Bank and the stockholders of Old Investors Bancorp. A special meeting of depositors and a special meeting of stockholders have been called for this purpose. The Federal Reserve Board has approved the application that includes the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

The boards of directors of Old Investors Bancorp and Investors Bancorp, MHC adopted the plan of conversion and reorganization on December 17, 2013. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Investors Bancorp, MHC, the mutual holding company parent of Old Investors Bancorp, will be merged into Old Investors Bancorp, and Investors Bancorp, MHC will no longer exist. Old Investors Bancorp, which owns 100% of Investors Bank, will be merged into New Investors Bancorp. As part of the conversion, the ownership interest of Investors Bancorp, MHC in Old Investors Bancorp will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of Investors Bank will be owned by New Investors Bancorp, and all of the outstanding common stock of New Investors Bancorp will be owned by public stockholders (including the Charitable Foundation). A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion and reorganization, at the completion of the conversion and offering, each share of Old Investors Bancorp common stock owned by persons other than Investors Bancorp, MHC will be converted automatically into the right to receive new shares of New Investors Bancorp common stock determined pursuant to an exchange ratio. The exchange ratio is designed to ensure that immediately after the exchange of existing shares of Old Investors Bancorp common stock for new shares of New Investors Bancorp, public stockholders will own the same aggregate percentage of shares of common stock of New Investors Bancorp that they owned in Old Investors Bancorp immediately prior to the conversion, as adjusted for the assets of Investors Bancorp, MHC, and excluding any shares they purchased in the offering, their receipt of cash paid in lieu of fractional shares and the effect of the shares issued to the Charitable Foundation. See “Impact of Investors Bancorp, MHC’s Assets On Minority Stock Ownership.”

We intend to retain between $763.9 million and $1.20 billion of the net proceeds of the offering and to invest between $825.2 million and $1.29 billion of the net proceeds in Investors Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan and certain other depositors. We are also offering shares of common stock not subscribed for in the subscription offering in a firm commitment underwritten offering with RBC, KBW and Sandler O’Neill serving as joint book-running managers. See “—Firm Commitment Underwritten Offering” herein.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of New Investors Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Purchasers in the offering will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. The plan of conversion and reorganization is filed as an exhibit to the registration statement we have filed with the SEC, of which this prospectus is a part. Copies of the registration statement may be obtained from the SEC or online at the SEC’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and undertaking the stock offering are to:

•

Enhance our capital position. A strong capital position is essential to achieving our long-term objective of building stockholder value. While Investors Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth and expansion. Minimum regulatory capital requirements are also expected to increase in the future, and compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Improve the trading liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering will result in a more liquid and active market than currently exists for Old Investors Bancorp common stock. A more liquid and active market would make it easier for our stockholders to buy and sell our common stock and would give us greater flexibility in implementing capital management strategies.

•	Transition Investors Bank to a more familiar and flexible holding company structure. The stock holding company structure is a more familiar form of organization which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings. The stock holding company form will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions as opportunities arise.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the depositors of Investors Bank is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the depositors of Investors Bank will also be approving the merger of Investors Bancorp, MHC into Old Investors Bancorp. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Old Investors Bancorp and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Old Investors Bancorp held by the public stockholders of Old Investors Bancorp (stockholders other than Investors Bancorp, MHC) also are required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Federal Reserve Board and the New Jersey Department of Banking and Insurance. These approvals have been received.

The affirmative vote of a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders and the affirmative vote of a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders other than Investors Bancorp, MHC is required to approve the contribution to the Charitable Foundation. The affirmative vote of a majority of the total votes eligible to be cast by the depositors of Investors Bank is also required to approve the contribution to the Charitable Foundation. However, the completion of the conversion and offering is not dependent upon the approval of the contribution to the Charitable Foundation.

Share Exchange Ratio for Public Stockholders

The plan of conversion provides that the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the basis for the exchange is fair and reasonable. At the completion of the conversion, each publicly held share of Old Investors Bancorp common stock will be converted automatically into the right to receive a number of shares of New Investors Bancorp common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which is designed to provide the existing public stockholders with the same ownership percentage of common stock in New Investors Bancorp after the conversion as their ownership percentage in Old Investors Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares, the effect of the shares issued to the Charitable Foundation and after taking into account the assets held by Investors Bancorp, MHC, other than shares of common stock of Old Investors Bancorp. The exchange ratio will not depend on the market value of Old Investors Bancorp common stock. The exchange ratio will be based on the percentage of Old Investors Bancorp common stock held by the public, the assets of Investors Bancorp, MHC, the independent valuation of New Investors Bancorp prepared by RP Financial, LC., and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.9733 shares for each publicly held share of Old Investors Bancorp at the minimum of the offering range to 3.0702 shares for each publicly held share of Old Investors Bancorp at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of New Investors Bancorp as of March 3, 2014, assuming public stockholders of Old Investors Bancorp own 38.3% of Old Investors Bancorp common stock immediately prior to the completion of the conversion. The table also shows the number of shares of New Investors Bancorp common stock a hypothetical owner of shares of Old Investors Bancorp common stock would receive in exchange for 100 shares of Old Investors Bancorp common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of New Investors Bancorp to be Issued for Shares of Old Investors Bancorp		Shares to be issued to the Charitable Foundation		Total Shares of Common Stock to be Outstanding After the Offering (1)	Exchange Ratio (1)	Equivalent Value of Shares Based Upon Offering Price (2)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (3)	Shares to be Received for 100 Existing Shares (4)
	Amount	Percent	Amount	Percent	Amount	Percent
Minimum	170,000,000	61.46%	105,592,049	38.18%	1,000,000	0.36%	276,592,049	1.9733	$19.73	$19.97	197
Midpoint	200,000,000	61.49	124,225,940	38.20	1,000,000	0.31	325,225,940	2.3215	$23.22	$21.94	232
Maximum	230,000,000	61.52	142,859,831	38.21	1,000,000	0.27	373,859,831	2.6698	$26.70	$23.87	266
Adjusted Maximum	264,500,000	61.54	164,288,806	38.23	1,000,000	0.23	429,788,806	3.0702	$30.70	$26.13	307

(1)	Valuation and ownership ratios reflect dilutive impact of Investors Bancorp, MHC’s assets upon completion of the conversion. See “Impact of Investors Bancorp, MHC’s Assets On Minority Stock Ownership” for more information regarding the dilutive impact of Investors Bancorp, MHC’s assets on the valuation and ownership ratios.
(2)	Represents the value of shares of New Investors Bancorp common stock to be received in the conversion by a holder of one share of Old Investors Bancorp, pursuant to the exchange ratio, based upon the $10.00 per share purchase price.
(3)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(4)	Cash will be paid in lieu of fractional shares.

Options to purchase shares of Old Investors Bancorp common stock that are outstanding immediately prior to the completion of the conversion will be converted into options to purchase shares of New Investors Bancorp common stock, with the number of options and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise cost of the options will remain unchanged.

The conversion of outstanding publicly held shares of Old Investors Bancorp common stock into the right to receive shares of New Investors Bancorp common stock will occur automatically at the completion of the conversion. As soon as practicable after the completion of the conversion, our transfer agent will send a transmittal form to each public stockholder of Old Investors Bancorp who holds physical stock certificates. The transmittal form will contain instructions on how to surrender certificates evidencing Old Investors Bancorp common stock in exchange for shares of New Investors Bancorp common stock in book entry form, to be held electronically on the books of our transfer agent. New Investors Bancorp will not issue stock certificates. We expect that a statement reflecting your ownership of shares of common stock of New Investors Bancorp will be distributed by our transfer agent within five business days after the transfer agent receives properly executed transmittal forms, Old Investors Bancorp stock certificates and other required documents. Shares held by public stockholders in street name (such as in a brokerage account) will be exchanged within their accounts automatically upon the completion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of our common stock will be issued to any public stockholder of Old Investors Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the transfer agent of the transmittal forms and the surrendered Old Investors Bancorp stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of a fractional share in your brokerage account.

You should not forward your stock certificate(s) until you have received a transmittal form, which will include forwarding instructions. After the conversion, stockholders will not receive evidence of their ownership of shares of New Investors Bancorp common stock and will not be paid dividends on the shares of New Investors Bancorp common stock until certificates representing shares of Old Investors Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Old Investors Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of New Investors Bancorp common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Old Investors Bancorp common stock has been lost, stolen or destroyed, the stockholder will be required to submit necessary forms to our transfer agent and to purchase a bond from a surety company at the stockholder’s expense.

All shares of New Investors Bancorp common stock that we issue in exchange for existing shares of Old Investors Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

Effects of Conversion on Depositors

Continuity. The conversion will not affect the normal business of Investors Bank of accepting deposits and making loans. Investors Bank will continue to be a New Jersey chartered savings bank and will continue to be regulated by the NJDBI and the FDIC. After the conversion, Investors Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Old Investors Bancorp at the time of the conversion will be the directors of New Investors Bancorp after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Investors Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Investors Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors. At present, depositors of Investors Bank have limited voting rights in Investors Bancorp, MHC. Upon completion of the conversion, depositors will no longer have any voting rights. Upon completion of the conversion, all voting rights in Investors Bank will be vested in New Investors Bancorp as the sole stockholder of Investors Bank. The stockholders of New Investors Bancorp will possess exclusive voting rights with respect to New Investors Bancorp common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the state income tax consequences of the conversion, to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to New Investors Bancorp, Investors Bancorp, MHC, Old Investors Bancorp, the public stockholders of Old Investors Bancorp (except for cash paid for fractional shares), depositors of Investors Bank, Eligible Account Holders, or Investors Bank. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Investors Bank has both a deposit account in Investors Bank and a pro rata ownership interest in the net worth of Investors Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest of depositors may be realized in the event of a complete liquidation of Investors Bancorp, MHC and Investors Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account obtains a pro rata ownership interest in Investors Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Investors Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Investors Bancorp, MHC and Investors Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Investors Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders will receive an interest in a liquidation account maintained by New Investors Bancorp in an aggregate amount equal to (i) Investors Bancorp, MHC’s ownership interest in Old Investors Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition used in this prospectus plus

(ii) the value of the net assets of Investors Bancorp, MHC as of the date of the latest statement of financial condition of Investors Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of Old Investors Bancorp). New Investors Bancorp and Investors Bank will hold the liquidation account for the benefit of Eligible Account Holders who continue to maintain deposits in Investors Bank after the conversion. The liquidation account would be distributed to Eligible Account Holders who maintain their deposit accounts in Investors Bank only in the event of a liquidation of (a) Investors Bancorp and Investors Bank or (b) Investors Bank. The total obligation of New Investors Bancorp under the liquidation account will be adjusted from time to time pursuant to the plan of conversion and federal regulations. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the valuation, RP Financial, LC. will receive a fee of $400,000, as well as payment for reimbursable expenses and an additional $25,000 for each valuation update, as necessary. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial, LC.’s bad faith or negligence.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Old Investors Bancorp. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of Old Investors Bancorp and the projected results and financial condition of New Investors Bancorp;

•	the economic and demographic conditions in Old Investors Bancorp’s existing market area;

•	certain historical, financial and other information relating to Old Investors Bancorp;

•	a comparative evaluation of Old Investors Bancorp’s operating and financial characteristics with those of other similarly situated publicly traded savings institutions located throughout the United States;

•	the effect of the conversion and offering on New Investors Bancorp’s stockholders’ equity and earnings potential;

•	New Investors Bancorp’s proposed dividend policy;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares and contribution of cash to the Charitable Foundation.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial, LC. considered the pro forma price to assets approach to be less meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price to assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of New Investors Bancorp with the peer group. RP Financial, LC. made a slight upward adjustment for financial condition, a slight upward adjustment for asset growth and a slight upward adjustment for marketing of the issue. RP Financial, LC. made no adjustments for profitability, growth and viability of earnings, primary market area, dividends, liquidity of the shares, management, or effect of government regulations and regulatory reform. RP Financial, LC. made a slight upward adjustment for financial condition due to New Investor Bancorp’s interest-earning composition that provided for a higher interest rate spread compared to the peer group and stronger pro forma capital position compared to the peer group. The slight upward applied for asset growth was due to New Investors Bancorp’s stronger historical asset growth that was supported by stronger loan growth relative to the peer group’s comparable growth rates, and New Investors Bancorp’s greater pro forma leverage capacity compared to the peer group. The slight upward adjustment applied for marketing of the issue took into consideration the increase in Old Investors Bancorp’s stock price since the date of RP Financial’s original independent valuation dated November 29, 2013, and the favorable results of a recent second-step conversion offering.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of New Investors Bancorp after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.10% for the twelve months ended December 31, 2013 on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of March 3, 2014, the estimated pro forma market value of New Investors Bancorp was $3.25 billion. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $2.77 billion and a maximum of $3.74 billion. The board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Old Investors Bancorp common stock owned by Investors Bancorp, MHC, and as adjusted to reflect assets held by Investors Bancorp, MHC (including the payment of a $0.05 per share dividend by Old Investors Bancorp to stockholders in the first quarter of 2014). The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Old Investors Bancorp common stock owned by Investors Bancorp, MHC, as adjusted, and the $10.00 price per share, the minimum of the offering range is 170,000,000 shares, the midpoint of the offering range is 200,000,000 shares and the maximum of the offering range is 230,000,000 shares.

The board of directors of New Investors Bancorp reviewed the independent valuation and, in particular, considered the following:

•	Old Investors Bancorp’s financial condition and results of operations;

•	a comparison of financial performance ratios of Old Investors Bancorp to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Old Investors Bancorp common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended as a result of subsequent developments in the financial condition of Old Investors Bancorp or Investors Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value to less than $2.77 billion or more than $4.30 billion, the appraisal will be filed with the SEC by a post-effective amendment to New Investors Bancorp’s registration statement.

The following table presents a summary of selected pricing ratios for New Investors Bancorp (on a pro forma basis) based on earnings and other information as of and for the twelve months ended December 31, 2013 and for the peer group companies based on earnings and other information as of and for the twelve months ended September 30, 2013, and stock prices as of March 3, 2014, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 17.1% on a price-to-book value basis, a discount of 34.4% on a price-to-tangible book value basis, and a premium of 64.1% on a price-to-earnings basis.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
New Investors Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	38.98x	114.55%	117.51%
Maximum	33.98x	108.70%	111.86%
Midpoint	29.62x	102.67%	105.82%
Minimum	25.24x	95.51%	98.81%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	18.05x	123.79%	161.35%
Medians	16.97x	114.01%	168.79%

(1)

Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve-month basis through December 31, 2013 based on earnings and other information as of and for the twelve months ended December 31, 2013 for New Investors Bancorp and on a trailing twelve month basis through September 30, 2013 for the peer group companies.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Investors Bank as a going concern and should not be considered as an indication of the liquidation value of Investors Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $4.30 billion, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 264,500,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range to up to 264,500,000 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $4.30 billion and a corresponding increase in the offering range to more than 264,500,000 shares, or a decrease in the minimum of the valuation range to less than $2.77 billion and a corresponding decrease in the offering range to fewer than 170,000,000 shares, then we will cancel stock orders, promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock in the subscription offering and cancel deposit account withdrawal authorizations. After consulting with the Federal Reserve Board, we may terminate the plan of conversion and reorganization. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Federal Reserve Board in order to complete the offering. In the event that we extend the offering and conduct a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and New Investors Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and New Investors Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the maximum, minimum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Investors Bank (including certain former depositors of Roma Bank, RomAsia Bank and GCF Bank), with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on November 30, 2012 (an “Eligible Account Holder”) will receive, without payment therefor, a nontransferable subscription right to purchase up to $2.65 million (265,000 shares) of our common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of

Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on November 30, 2012. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Old Investors Bancorp or who are associates of such persons, will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding November 30, 2012.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering and issued to the Charitable Foundation. We expect our employee stock ownership plan to purchase 3% of the shares of common stock sold in the offering and issued to the Charitable Foundation, although we reserve the right to have our employee stock ownership plan purchase more than 3% of the stock sold in the offering and issued to the Charitable Foundation to the extent necessary to complete the offering at the minimum of the offering range. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to fill all or a portion of its intended subscription by purchasing shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board, if required. The amount of the subscription requests by the 401(k) plan will be determined by its participants, who will have the right to invest a portion of their 401(k) plan accounts in our common stock, subject to the maximum and overall purchase limitations. However, to comply with the limitations applicable to our tax-qualified employee plans, our 401(k) plan may purchase no more than 7% of the shares of common stock sold in the offering.

Priority 3: Other Depositors. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, and our tax-qualified employee stock benefit plans, each depositor of Investors Bank as of the close of business on March 4, 2014 who is not an Eligible Account Holder (“Other Depositors”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $2.65 million (265,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Depositor to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Depositor bears to the total amount of the subscriptions of all Other Depositors whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Depositor must list on the stock order form all deposit accounts in which he or she had an ownership interest at March 4, 2014. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

For purposes of the subscription offering, eligible depositors of Investors Bank include certain former depositors of Roma Bank, RomAsia Bank and GCF Bank, each of which bank has recently been merged into Investors Bank. These depositors are deemed to have opened their account at Investors Bank on the dates such accounts were opened at their respective institutions.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time, on April 11, 2014, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible accountholder can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond May 1, 2016, which is two years after the special meeting of depositors to vote on the plan of conversion and reorganization. We are not required to give subscribers notice of any such extension unless such period extends beyond May 26, 2014, in which event we will resolicit subscribers, as described under “—Procedure for Purchasing Shares in Subscription Offering—Expiration Date.”

Firm Commitment Underwritten Offering

Our board of directors intends to offer for sale shares of common stock not subscribed for or purchased in the subscription offering in a firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a firm commitment underwritten offering is held, RBC, KBW and Sandler O’Neill will serve as joint book-running managers. In the event that shares of common stock are sold in a firm commitment underwritten offering, we will pay fees of 3.6% of the aggregate amount of common stock sold in the firm commitment underwritten offering to the joint book-running managers, and any other broker-dealers included in the firm commitment underwritten offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering.

In the event of a firm commitment underwritten offering, the proposed underwriting agreement will not be entered into with RBC, KBW and Sandler O’Neill, and New Investors Bancorp, Old Investors Bancorp, Investors Bank, and Investors Bancorp, MHC until immediately prior to the completion of the firm commitment underwritten offering. At that time, RBC, KBW and Sandler O’Neill, and any other broker-dealers included in the firm commitment underwritten offering will represent that they have received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, RBC, KBW and Sandler O’Neill, and any other underwriters will be obligated to purchase all the shares subject to the firm commitment underwritten offering.

If for any reason we cannot effect a firm commitment underwritten offering of shares of common stock not purchased in the subscription offering, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Financial Industry Regulatory Authority must approve any such arrangements.

Execution of Orders

We will not execute orders until at least the minimum number of shares of common stock have been subscribed for or otherwise sold in the offering. If the minimum number of shares have not been subscribed for or sold by May 26, 2014, unless such period is extended with the consent of the Federal Reserve Board, stock orders will be cancelled, all funds received will be returned promptly to the subscribers with interest, for funds processed in the subscription offering, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond May 26, 2014 is granted, we will notify subscribers of the extension of time and subscribers will have the right to confirm, modify or rescind their subscriptions. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s stock order will be rescinded and all funds received from such subscriber will be returned promptly with interest at 0.05% per annum and any withdrawal authorization will be cancelled.

Additional Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock;

(ii)	Tax qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering and issued to the Charitable Foundation, including shares issued in the event of an increase in the offering range of up to 15%;

(iii)	Except for the employee stock ownership plan and 401(k) plan, as described above, the maximum purchase of common stock in the offering by a person or group of persons through a single deposit account is $2,650,000 (265,000 shares), and no person by himself, or with an associate or group of persons acting in concert, may purchase more than $8,000,000 of the common stock in the offering (800,000 shares);

(iv)	Stockholders of Old Investors Bancorp are subject to an ownership limitation. As previously described, stockholders of Old Investors Bancorp as of the effective date of the conversion will receive shares of common stock of New Investors Bancorp in exchange for their existing shares of Old Investors Bancorp common stock. Subject to the individual purchase limit and the in concert purchase limit set forth in clause (iii) above, the maximum number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates held prior to the completion of the conversion will receive in exchange for existing shares of Old Investors Bancorp common stock, may not exceed 9.9% of the shares of common stock of New Investors Bancorp to be issued and outstanding at the completion of the conversion; and

(v)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Investors Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors without further approval of the depositors of Investors Bank, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated on their stock order form an interest in being resolicited will be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering. Requests to purchase additional shares of common stock in the event that the purchase limitation is so increased will be determined by the boards of directors of New Investors Bancorp and Investors Bancorp, MHC in their sole discretion.

In the event of an increase in the offering range of up to 264,500,000 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(i)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically the employee stock ownership plan, for up to 10% of the total number of shares of common stock sold in the offering and to the Charitable Foundation;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder or Other Depositor levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to sell in the firm commitment underwritten offering.

The term “associate” of a person means:

(i)	any corporation or organization, other than Old Investors Bancorp, Investors Bank or a majority-owned subsidiary of Investors Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Old Investors Bancorp or Investors Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying accounts registered at the same address, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of New Investors Bancorp or Investors Bank and except as described below. Any purchases made by any associate of New Investors Bancorp or Investors Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of New Investors Bancorp.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription Offering. To assist in the marketing of our shares of common stock in the subscription offering, we have retained KBW, which is a broker-dealer registered with the Financial Industry Regulatory Authority. KBW will assist us on a best efforts basis in the subscription offering by:

(i)	acting as our financial advisor for the conversion and offering;

(ii)	providing administrative services and managing the Stock Information Center;

(iii)	educating our employees regarding the stock offering;

(iv)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(v)	soliciting orders for shares of common stock.

For these services, KBW will receive a fee of: (i) 0.625% on the aggregate dollar amount of common stock sold in the subscription offering. No fee will be payable with respect to shares purchased by officers, directors, employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans. No sales fee will be payable with respect to the shares issued in the exchange.

In the event that we are required to resolicit subscribers for shares of our common stock in the subscription offering, KBW will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay KBW an additional fee for those services that will not exceed $100,000.

RBC is also providing us with advisory services in connection with the conversion. In the event the conversion is completed and no firm commitment underwritten offering is undertaken in connection therewith, RBC will receive an advisory fee equal to $1.0 million for providing such services. No advisory fee will be paid to RBC in the event a firm commitment underwritten offering is undertaken.

Firm Commitment Underwritten Offering. In the event that RBC, KBW and Sandler O’Neill sell shares of common stock through a group of broker-dealers in a firm commitment underwritten offering, the underwriting discount will not exceed 3.6% of the aggregate amount of common stock sold in the firm commitment underwritten offering to the joint book-running managers, and any other broker-dealers included in the firm commitment underwritten offering. All fees payable with respect to a firm commitment underwritten offering will be in addition to fees payable with respect to the subscription offering.

Records Management

We have also engaged KBW as records management agent in connection with the conversion and the subscription offering. In its role as records management agent, KBW, will assist us in the offering in the:

•	consolidation of deposit accounts and vote calculation;

•	preparation of information for stock order forms and proxy cards;

•	interfacing with our financial printer;

•	recording stock order information; and

•	tabulating proxy votes.

In the event that we are required to resolicit subscribers for shares of our common stock in the subscription offering, KBW will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay KBW an additional fee for those services that will not exceed $25,000.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription offering. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Investors Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of KBW. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We, and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of KBW, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of New Investors Bancorp common stock or any securities convertible into or exercisable or exchangeable for shares of New Investors Bancorp stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of New Investors Bancorp common stock, or (iii) announce any intention to take any of the foregoing actions. In the event that either (1) during the last 17 days of the restricted period described above we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the restricted period described above, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Procedure for Purchasing Shares in Subscription Offering

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time, on April 11, 2014, unless extended for up to 45 days. This extension may be approved by us, in our sole discretion, without notice to subscribers in the offering. Any extension of the subscription offering beyond May 26, 2014 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order, promptly return your funds with interest at 0.05% per annum from the date your payment is processed for funds received in the subscription offering or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds received for the purchase of stock in the subscription offering will be returned promptly, with interest at 0.05% per annum. We will then resolicit subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel stock orders, cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date your payment is processed, as described above.

Use of Order Forms in the Subscription Offering. In order to purchase shares of common stock in the subscription offering, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 2:00 p.m., Eastern Time, on April 11, 2014. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment in one of three ways: by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address noted on the stock order form, or by hand-delivery to Investors Bank’s executive office located at 101 JFK Parkway, Short Hills, New Jersey, or to the Operations Center located at 101 Wood Avenue South, Iselin, New Jersey. Hand-delivered stock order forms will only be accepted at those two locations. We will not accept stock order forms at our banking offices. Please do not mail stock order forms to Investors Bank.

Once tendered, an order form cannot be modified or revoked without our consent. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Investors Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription offering may be made by:

(i)	personal check, bank check or money order, made payable to New Investors Bancorp, Inc.; or

(ii)	authorization of withdrawal of available funds from the types of Investors Bank deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Investors Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current savings account rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription offering will be immediately cashed and placed in a segregated account at Investors Bank and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, wire transfers, Investors Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to Investors Bancorp, Inc.). You may not designate on your stock order form direct withdrawal from an Investors Bank retirement account. See “—Using Retirement Account Funds.” Additionally, you may not designate a direct withdrawal from Investors Bank accounts with check-writing privileges. Please provide a check instead. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your account. In the event we resolicit large subscribers, as described above in “—Additional Limitations on Common Stock Purchases,” those purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers may be allowed.

Once your executed stock order form is received, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by May 26, 2014. In such event, unless an extension is granted by the Federal Reserve Board, stock orders will be cancelled and funds delivered to us to purchase shares of common stock in the subscription offering will be returned promptly, with interest at 0.05% per annum. Additionally, all deposit account withdrawal authorizations will be cancelled. If an extension is granted, we will resolicit subscribers for a specified period of time, as described under “—Execution of Orders.”

Regulations prohibit Investors Bank from extending credit to any person to purchase shares of common stock in the offering.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Retirement Account Funds. If you are interested in using funds in your individual retirement account, or IRA, or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, Investors Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in an Investors Bank IRA or other retirement account, then, prior to placing a stock order, the funds you wish to use for the purchase of common stock will have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. An annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Investors Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the April 11, 2014 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock Purchased in the Subscription Offering. All shares of New Investors Bancorp common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Regulations administered by the Federal Reserve Board prohibit any person with subscription rights, including the Eligible Account Holders and Other Depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. On the stock order form, you should not add the name(s) of others for joint registration who do not have subscription rights or who qualify only in a lower purchase priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering in your priority of eligibility. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The toll-free phone number is 800-945-8598. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Investors Bancorp, MHC is liquidated prior to the conversion, all claims of creditors of Investors Bancorp, MHC would be paid first. Thereafter, if there were any assets of Investors Bancorp, MHC remaining, these assets would first be distributed to certain depositors of Investors Bank based on such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Investors Bancorp, MHC after claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a liquidation account by New Investors Bancorp for the benefit of Eligible Account Holders in an amount equal to (i) Investors Bancorp, MHC’s ownership interest in Old Investors Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition used in this prospectus plus (ii) the value of the net assets of Investors Bancorp, MHC as of the date of the latest statement of financial condition of Investors Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of Old Investors Bancorp).

In the unlikely event that Investors Bank was to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Investors Bank or New Investors Bancorp above that amount.

The liquidation account is designed to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in Investors Bancorp, MHC) in the event of a complete liquidation of New Investors Bancorp and Investors Bank or a liquidation solely of Investors Bank. Specifically, in the unlikely event that either (i) Investors Bank or (ii) New Investors Bancorp and Investors Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of November 30, 2012, of their interests in the liquidation account maintained by New Investors Bancorp. Also, in a complete liquidation of both entities, or of Investors Bank only, when New Investors Bancorp has insufficient assets (other than the stock of Investors Bank) to fund the liquidation account distribution due to Eligible Account Holders, and Investors Bank has positive net worth, Investors Bank shall immediately make a distribution to fund New Investors Bancorp’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by New Investors Bancorp as adjusted from time to time pursuant to the plan of conversion and federal regulations. If New Investors Bancorp is completely liquidated, sold or disbanded apart from a sale or liquidation of Investors Bank, then the liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in a liquidation account established at Investors Bank, subject to the same rights and terms as the New Investors Bancorp liquidation account.

A post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which New Investors Bancorp or Investors Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Investors Bank on November 30, 2012 equal to the proportion that the balance of each Eligible Account Holder’s deposit account on November 30, 2012, bears to the balance of all deposit accounts of Eligible Account Holders in Investors Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on November 30, 2012, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders would be separate and apart from the payment from any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders are satisfied would be available for distribution to stockholders.

Eligible depositors of Investors Bank include certain former depositors of Roma Bank, RomAsia Bank and GCF Bank, each of which bank has been merged into Investors Bank. These depositors are deemed to have opened their account at Investors Bank on the dates such accounts were opened at their respective institutions.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to Investors Bancorp, MHC, Old Investors Bancorp, New Investors Bancorp, Investors Bank, Eligible Account Holders, and Other Depositors. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that New Investors Bancorp or Investors Bank would prevail in a judicial proceeding.

Investors Bancorp, MHC, Old Investors Bancorp, Investors Bank and New Investors Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which include the following:

1.	The merger of Investors Bancorp, MHC with and into Old Investors Bancorp will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ ownership interests in Investors Bancorp, MHC for liquidation interests in Old Investors Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of Investors Bancorp, MHC, Old Investors Bancorp or Eligible Account Holders will recognize any gain or loss on the transfer of the assets of Investors Bancorp, MHC to Old Investors Bancorp in constructive exchange for liquidation interests in Old Investors Bancorp.

4.	The basis of the assets of Investors Bancorp, MHC and the holding period of such assets to be received by Old Investors Bancorp will be the same as the basis and holding period of such assets in Investors Bancorp, MHC immediately before the exchange.

5.	The merger of Old Investors Bancorp with and into New Investors Bancorp will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Old Investors Bancorp nor New Investors Bancorp will recognize gain or loss as a result of such merger.

6.	The basis of the assets of Old Investors Bancorp and the holding period of such assets to be received by New Investors Bancorp will be the same as the basis and holding period of such assets in Old Investors Bancorp immediately before the exchange.

7.	Current stockholders of Old Investors Bancorp will not recognize any gain or loss upon their exchange of Old Investors Bancorp common stock for New Investors Bancorp common stock.

8.	Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Old Investors Bancorp for interests in the liquidation account in New Investors Bancorp.

9.	The exchange by the Eligible Account Holders of the liquidation interests that they constructively received in Old Investors Bancorp for interests in the liquidation account established in New Investors Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations with respect to the merger of Investors Bancorp, MHC with and into Old Investors Bancorp.

10.	Each stockholder’s aggregate basis in shares of New Investors Bancorp common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Old Investors Bancorp common stock surrendered in the exchange.

11.	Each stockholder’s holding period in his or her New Investors Bancorp common stock received in the exchange will include the period during which the Old Investors Bancorp common stock surrendered was held, provided that the Old Investors Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

12.	Cash received by any current stockholder of Old Investors Bancorp in lieu of a fractional share interest in shares of New Investors Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of New Investors Bancorp common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase New Investors Bancorp common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of New Investors Bancorp common stock. Eligible Account Holders and Other Depositors will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that the fair market value of the benefit provided by the possible creation of a liquidation account of Investors Bank supporting the payment of the New Investors Bancorp liquidation account in the event that New Investors Bancorp liquidates and lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders upon the constructive distribution to them of such rights as of the effective date of the merger of Old Investors Bancorp with and into New Investors Bancorp.

15.	It is more likely than not that the basis of the shares of New Investors Bancorp common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the New Investors Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by New Investors Bancorp on the receipt of money in exchange for New Investors Bancorp common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Investors Bancorp, MHC, Old Investors Bancorp, Investors Bank, New Investors Bancorp and persons receiving subscription rights and stockholders of Old Investors Bancorp. With respect to items 13 and 14 above, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in the firm commitment underwritten offering. The firm further noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders and Other Depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Other Depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders and Other Depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

In addition, we have received a letter from RP Financial, LC stating its belief that the possible benefit provided by the Investors Bank liquidation account supporting the payment of the liquidation account in the event New Investors Bancorp liquidates and lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the Investors Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from KPMG LLP that the New Jersey state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the SEC as an exhibit to our registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Investors Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. For restricted shares, our transfer agent will be given notice of restrictions on transfer, and instructions will be issued to the effect that any transfer within this time period of record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of New Investors Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal regulations prohibit New Investors Bancorp from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with Federal Reserve Board approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by financial institution holding companies.

CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community and communities we may serve in the future, the plan of conversion and reorganization provides that we may make additional contributions to the Charitable Foundation, a non-stock, nonprofit Delaware corporation, in connection with the stock offering. We intend to contribute cash and shares of common stock to the Charitable Foundation, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that the contribution to the Charitable Foundation will enhance the long-term value of our community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Charitable Foundation.

Purpose of the Charitable Foundation

We intend to contribute to the Charitable Foundation 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million. The purpose of the Charitable Foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The Charitable Foundation is dedicated completely to community activities and the promotion of charitable causes. The Charitable Foundation will also support our on-going obligations to the community under the CRA. Investors Bank received a satisfactory rating in its most recent CRA examination by the FDIC.

Contributing additional shares of our common stock to the Charitable Foundation is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because the Charitable Foundation will benefit directly from any increases in the value of our common stock. In addition, the Charitable Foundation will maintain close ties with Investors Bank, thereby forming a partnership within the communities in which Investors Bank operates.

Structure of the Charitable Foundation

The Charitable Foundation is incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Charitable Foundation provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Charitable Foundation’s certificate of incorporation also provides that no part of the net earnings of the Charitable Foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The Charitable Foundation is governed by a board of directors, consisting of Kevin Cummings, Robert M. Cashill and James J. Garibaldi, who are three of our current directors, Vincent D. Manahan III who is a former director, Ada Melendez who is our First Vice President of CRA Compliance and Community Relations, Rodger K. Herrigel and William Tansey (who is not affiliated with Investors Bank). Federal Reserve Board regulations require that at least one person who serves on the Charitable Foundation’s board of directors must not be one of our officers or directors and must have experience with local charitable organizations and grant making. While there are no plans to change the size of the board of directors during the year following the completion of the conversion, following the first anniversary of the conversion, the Charitable Foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the Charitable Foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the Charitable Foundation’s board of directors will be reserved for one director from Investors Bank’s board of directors or the board of directors of an acquirer or resulting institution in the event of a merger or acquisition of Investors Bank.

The board of directors of the Charitable Foundation is responsible for establishing the Charitable Foundation’s grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Charitable Foundation are at all times bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation was established. The directors of the Charitable Foundation also are responsible for directing the activities of the Charitable Foundation, including the management and voting of the shares of our common stock held by the Charitable Foundation. However, as required by Federal Reserve Board’s regulations, all shares of our common stock held by the Charitable Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The Charitable Foundation’s place of business is located at our administrative offices. The board of directors of the Charitable Foundation appoints such officers and employees as may be necessary to manage its operations. To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s regulations governing transactions between Investors Bank and the Charitable Foundation.

The Charitable Foundation will receive working capital from the cash and stock contribution and:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Charitable Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

New Investors Bancorp, Investors Bancorp, MHC and Investors Bank are authorized by law to make charitable contributions. We believe that the stock offering presents a unique opportunity to fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Charitable Foundation. See “Capitalization” and “Historical and Pro Forma Regulatory Capital Compliance.”

We believe that our contribution of cash and shares of our common stock to the Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a federal and state tax deduction in the amount of the fair market value of the cash and stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual pre-tax income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Charitable Foundation. We estimate that all of the contribution should be deductible for federal tax purposes over a two-year period (i.e., the year in which the contribution is made and the succeeding year). Even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any decision to make additional contributions to the Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%, although we expect to qualify for the lower 1% special rate. The Charitable Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Charitable Foundation is required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Federal Reserve Board regulations required that the directors who serve on the Charitable Foundation’s board could not participate in our board’s discussions concerning contributions to the Charitable Foundation, and could not vote on the matter.

Federal Reserve Board regulations provide that the Federal Reserve Board will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Investors Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the Charitable Foundation will not exceed this limitation.

Federal Reserve Board regulations impose the following requirements on the Charitable Foundation:

•	the Charitable Foundation’s primary purpose must be to serve and make grants in our local community;

•	the Federal Reserve Board may examine the Charitable Foundation at the foundation’s expense;

•	the Charitable Foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•	the Charitable Foundation must provide annually to the Federal Reserve Board a copy of the annual report that the Charitable Foundation submits to the Internal Revenue Service;

•	the Charitable Foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the Charitable Foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code;

•	the Charitable Foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders; and

•	the Charitable Foundation may not engage in self dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF OLD INVESTORS BANCORP

General. As a result of the conversion, existing stockholders of Old Investors Bancorp will become stockholders of New Investors Bancorp and subject to the provisions of the certificate of incorporation and bylaws of New Investors Bancorp. Except as noted below, the rights of stockholders of Old Investors Bancorp and stockholders of New Investors Bancorp are substantially identical. The first annual meeting of stockholders of New Investors Bancorp is expected to be held in 2015, within thirteen months of the completion of the conversion. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Old Investors Bancorp’s certificate of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Old Investors Bancorp consists of 200,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

The authorized capital stock of New Investors Bancorp consists of 1,000,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.

The certificate of incorporation of each of Old Investors Bancorp and New Investors Bancorp authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rights and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Investors Bancorp, MHC is required to own not less than a majority of the outstanding shares of Old Investors Bancorp common stock. Investors Bancorp, MHC will no longer exist following consummation of the conversion.

Forum Selection for Certain Stockholder Lawsuits. The Certificate of Incorporation of New Investors Bancorp provides that, unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. There is no similar provision in the Certificate of Incorporation of Old Investors Bancorp.

RESTRICTIONS ON ACQUISITION OF NEW INVESTORS BANCORP

Although our board of directors is not aware of any effort that might be made to obtain control of us after the conversion, our board of directors believes that it is appropriate to include certain provisions as part of our certificate of incorporation to protect our interests and the interests of our stockholders from takeovers that the board of directors might conclude are not in our best interests or the best interests of Investors Bank or our stockholders.

The following discussion is a general summary of the material provisions of Delaware law, our certificate of incorporation and bylaws, Investors Bank’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Our certificate of incorporation and bylaws are included as an exhibit to New Investors Bancorp’s registration statement filed with the SEC. See “Where You Can Find Additional Information.”

Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware law, as well as our certificate of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult.

Directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the authorized number of directors. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Plurality Voting. The certificate of incorporation provides that the directors will be elected by the plurality of the shares voted of the shares present in person represented by proxy and entitled to vote at the meeting.

Quorum Requirement. The certificate of incorporation provides that the holders of record entitled to cast one-third of the votes of common stock will constitute a quorum at all meetings of stockholders.

Limitation of Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit. This restriction does not apply to any tax-qualified employee stock benefit plan established by New Investors Bancorp or Investors Bank.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”).

Authorized but Unissued Shares. After the conversion, we will have authorized but unissued shares of common and preferred stock. We are authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations and voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of us that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of New Investors Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by our board of directors and also by holders of a majority of our outstanding shares of voting stock; provided, however, that approval by holders of at least 85% of the outstanding voting stock (after giving effect to the 10% voting limitation discussed above) is generally required to amend the following provisions:

(1)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock;

(2)	The inability of stockholders to act by less than unanimous written consent;

(3)	The inability of stockholders to call special meetings of stockholders;

(4)	The division of the board of directors into three staggered classes;

(5)	The election of the board of directors by a plurality vote of the stockholders;

(6)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(7)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(8)	The requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Delaware; and

(9)	The ability of the board of directors to amend and repeal the bylaws.

The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Evaluation of Offers. Our certificate of incorporation provides that our board of directors, when evaluating a transaction that would or may involve a change in control of New Investors Bancorp (whether by purchases of our securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of our assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in our best interests and those of our stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, without limitation: the social and economic effect of acceptance of such offer on our present and future customers and employees and those of our subsidiaries; on the communities in which we and our subsidiaries operate or are located; on our ability to fulfill our corporate objectives as Investors Bank’s holding company and on the ability of Investors Bank to fulfill the objectives of a stock savings bank under applicable statutes and regulations.

Purpose and Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our board of directors believes these provisions are in our best interests and those of our stockholders. Our board of directors believes that it will be in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in our best interests and those of all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of our true value and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of our assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of our certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Certificate of Incorporation of Investors Bank

Investors Bank’s certificate of incorporation will provide that for a period of five years from the closing of the conversion and offering, no person other than New Investors Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Investors Bank. This provision does not apply to any tax-qualified employee benefit plan of Investors Bank or New Investors Bancorp or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of New Investors Bancorp or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Investors Bank. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on behalf of the converting institution or its holding company, for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured savings bank or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings bank without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with New Investors Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

DESCRIPTION OF CAPITAL STOCK FOLLOWING THE CONVERSION

General

New Investors Bancorp is authorized to issue 1,000,000,000 shares of common stock, par value of $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. We currently expect to have outstanding following the conversion up to 373,859,831 shares of common stock, subject to adjustment up to 429,788,806 shares. We will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Delaware law generally limits dividends to our capital surplus or, if there is no capital surplus, our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The payment of dividends is also subject to limitations that are imposed by law and applicable regulation, including restrictions on payments of dividends that would reduce our assets below the then-adjusted balance of our liquidation account. The holders of our common stock will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If we issue shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of our common stock have exclusive voting rights in New Investors Bancorp. They elect our board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of our then-outstanding shares of common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If we issue shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 85% of our outstanding common stock.

As a stock savings bank, corporate powers and control of Investors Bank are vested in its board of directors, who elect the officers of Investors Bank and who fill any vacancies on the board of directors. Voting rights of Investors Bank are vested exclusively in the owners of the shares of capital stock of Investors Bank, which will be New Investors Bancorp, and voted at the direction of our board of directors. Consequently, the holders of our common stock will not have direct control of Investors Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Investors Bank, New Investors Bancorp, as the holder of 100% of Investors Bank’s capital stock, would be entitled to receive all assets of Investors Bank available for distribution, after payment or provision for payment of all debts and liabilities of Investors Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders. In the event of liquidation, dissolution or winding up of New Investors Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of New Investors Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of our common stock are not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of our authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for New Investors Bancorp’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Old Investors Bancorp and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Old Investors Bancorp, Investors Bancorp, MHC, Investors Bank and New Investors Bancorp, issued to New Investors Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. KPMG LLP, Short Hills, New Jersey has provided opinions to us regarding the New Jersey income tax consequences of the conversion. Certain legal matters will be passed upon for KBW and, in the event of a firm commitment underwritten offering, for RBC, KBW and Sandler O’Neill, by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

In connection with the offering, New Investors Bancorp will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, New Investors Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, and the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, we have undertaken that we will not terminate such registration for a period of at least three years following the offering.

Index to Consolidated Financial Statements of

Investors Bancorp, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Investors Bancorp, Inc.

Short Hills, New Jersey:

We have audited the accompanying consolidated balance sheets of Investors Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Investors Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 3, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey

March 3, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Investors Bancorp, Inc.

Short Hills, New Jersey:

We have audited the internal control over financial reporting of Investors Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Investors Bancorp, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Investors Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period December 31, 2013 and our report dated March 3, 2014 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Short Hills, New Jersey

March 3, 2014

INVESTORS BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
	(In thousands)
ASSETS
Cash and cash equivalents	$250,689	155,153
Securities available-for-sale, at estimated fair value	785,032	1,385,328
Securities held-to-maturity, net (estimated fair value of $839,064 and $198,893 at December 31, 2013 and December 31, 2012, respectively)	831,819	179,922
Loans receivable, net	12,882,544	10,306,786
Loans held-for-sale	8,273	28,233
Stock in the Federal Home Loan Bank	178,126	150,501
Accrued interest receivable	47,448	45,144
Other real estate owned	8,516	8,093
Office properties and equipment, net	138,105	91,408
Net deferred tax asset	216,206	150,006
Bank owned life insurance	152,788	113,941
Goodwill and Intangible assets	109,129	99,222
Other assets	14,395	8,837

Total assets	$15,623,070	12,722,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$10,718,811	8,768,857
Borrowed funds	3,367,274	2,705,652
Advance payments by borrowers for taxes and insurance	67,154	52,707
Other liabilities	135,504	128,541

Total liabilities	14,288,743	11,655,757

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 143,937,917 and 118,020,280 issued; 138,449,434 and 111,915,882 outstanding at December 31, 2013 and December 31, 2012, respectively	596	532
Additional paid-in capital	721,689	533,858
Retained earnings	734,563	644,923
Treasury stock, at cost; 5,488,483 and 6,104,398 shares at December 31, 2013 and December 31, 2012, respectively	(67,046)	(73,692)
Unallocated common stock held by the employee stock ownership plan	(29,779)	(31,197)
Accumulated other comprehensive loss	(25,696)	(7,607)

Total stockholders’ equity	1,334,327	1,066,817

Total liabilities and stockholders’ equity	$15,623,070	12,722,574

See accompanying notes to consolidated financial statements.

INVESTORS BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$504,622	455,221	434,377
Securities:
Equity	61	17	—
Government-sponsored enterprise obligations	9	15	268
Mortgage-backed securities	28,057	30,167	29,341
Municipal bonds and other debt	5,873	5,174	5,269
Interest-bearing deposits	49	40	37
Federal Home Loan Bank stock	6,397	5,555	4,280

Total interest and dividend income	545,068	496,189	473,572

Interest expense:
Deposits	49,969	63,582	79,889
Borrowed Funds	59,673	59,862	64,599

Total interest expense	109,642	123,444	144,488

Net interest income	435,426	372,745	329,084
Provision for loan losses	50,500	65,000	75,500

Net interest income after provision for loan losses	384,926	307,745	253,584

Non-interest income
Fees and service charges	18,804	16,564	14,496
Income on bank owned life insurance	2,898	2,778	3,139
Gain on loan transactions, net	8,748	20,866	9,736
Gain (loss) on securities transactions	772	274	(257)
Impairment losses on investment securities:
Impairment losses on investment securities	(939)	—	—
Non-credit related gains recognized in comprehensive income	(38)	—	—

Net impairment losses on investment securities recognized in earnings	(977)	—	—
Gain (loss) on sale of other real estate owned, net	1,451	(180)	(141)
Other income	4,875	3,810	2,196

Total non-interest income	36,571	44,112	29,169

Non-interest expense
Compensation and fringe benefits	128,765	109,197	85,688
Advertising and promotional expense	8,602	6,854	6,362
Office occupancy and equipment expense	39,226	33,558	26,740
Federal deposit insurance premiums	14,950	10,770	9,300
Stationery, printing, supplies and telephone	3,395	2,852	2,433
Professional fees	11,154	9,487	5,329
Data processing service fees	19,844	17,405	9,299
Other operating expenses	19,775	16,884	12,435

Total non-interest expenses	245,711	207,007	157,586

Income before income tax expense	175,786	144,850	125,167
Income tax expense	63,755	56,083	46,281

Net income	$112,031	88,767	78,886

Basic earnings per share	$1.02	0.83	0.73
Diluted earnings per share	$1.01	0.82	0.73
Weighted average shares outstanding
Basic	109,659,827	107,371,685	107,839,000
Diluted	110,994,449	108,091,522	108,044,786

See accompanying notes to consolidated financial statements.

INVESTORS BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

	For the Year Ended December 31,
	2013	2012	2011
	(In thousands)
Net income	$112,031	88,767	78,886
Other comprehensive (loss) income, net of tax:
Change in funded status of retirement obligations	10	(2,560)	(1,715)
Unrealized (loss) gain on securities available-for-sale	(12,827)	5,080	9,502
Net Loss on Securities reclassified from available for sale to held to maturity	(7,242)	—	—
Accretion of loss on securities reclassified to held to maturity	988	—	—
Unrealized gain on security reclassified from held to maturity to available for sale	138	—	—
Reclassification adjustment for security (gains) losses included in net income	(405)	105	(691)
Noncredit related component of other-than-temporary impairment on security	22	—	—
Other-than-temporary impairment accretion on debt securities	1,227	874	1,974

Total other comprehensive (loss) income	(18,089)	3,499	9,070

Total comprehensive income	$93,942	92,266	87,956

See accompanying notes to consolidated financial statements.

INVESTORS BANCORP, INC. & SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Year ended December 31, 2013, 2012 and 2011

	Common stock	Additional paid-in capital	Retained earnings	Treasury stock	Unallocated Common Stock Held by ESOP	Accumulated other comprehensive loss	Total stockholders’ equity
	(In thousands)
Balance at December 31, 2010	$532	533,720	483,269	(62,033)	(34,033)	(20,176)	901,279
Net income	—	—	78,886	—	—	—	78,886
Other comprehensive income, net of tax	—	—	—	—	—	9,070	9,070
Purchase of treasury stock (2,413,455 shares)	—	—	—	(32,489)	—	—	(32,489)
Treasury stock allocated to restricted stock plan	—	(6,588)	(559)	7,147	—	—	—
Compensation cost for stock options and restricted stock	—	8,738	—	—	—	—	8,738
ESOP shares allocated or committed to be released	—	538	—	—	1,418	—	1,956

Balance at December 31, 2011	532	536,408	561,596	(87,375)	(32,615)	(11,106)	967,440

Net income	—	—	88,767	—	—	—	88,767
Other comprehensive income, net of tax	—	—	—	—	—	3,499	3,499
Common stock issued from treasury to finance acquisition	—	—	(142)	7,703	—	—	7,561
Purchase of treasury stock (60,652 shares)	—	—	—	(902)	—	—	(902)
Treasury stock allocated to restricted stock plan	—	(7,137)	297	6,840	—	—	—
Compensation cost for stock options and restricted stock	—	3,651	—	—	—	—	3,651
Net tax benefit from stock-based compensation	—	93	—	—	—	—	93
Option Exercise	—	(1)	—	42	—	—	41
Cash dividend declared ($0.05 per common share)	—	—	(5,595)	—	—	—	(5,595)
ESOP shares allocated or committed to be released	—	844	—	—	1,418	—	2,262

Balance at December 31, 2012	532	533,858	644,923	(73,692)	(31,197)	(7,607)	1,066,817

Net income	—	—	112,031	—	—	—	112,031
Other comprehensive loss, net of tax	—	—	—	—	—	(18,089)	(18,089)
Common stock issued to finance acquisition	64	179,107	—	—	—	—	179,171
Purchase of treasury stock (83,224 shares)	—	—	—	(1,531)	—	—	(1,531)
Treasury stock allocated to restricted stock plan	—	(55)	13	42	—	—	—
Compensation cost for stock options and restricted stock	—	3,478	—	—	—	—	3,478
Net tax benefit from stock-based compensation	—	1,262	—	—	—	—	1,262
Option exercise	—	2,502	—	8,135	—	—	10,637
Cash dividend paid ($0.20 per common share)	—	—	(22,404)	—	—	—	(22,404)
ESOP shares allocated or committed to be released	—	1,537	—	—	1,418	—	2,955

Balance at December 31, 2013	$596	721,689	734,563	(67,046)	(29,779)	(25,696)	1,334,327

See accompanying notes to consolidated financial statements

INVESTORS BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$112,031	88,767	78,886
Adjustments to reconcile net income to net cash provided by operating activities:
ESOP and stock-based compensation expense	6,433	5,913	10,694
Amortization of premiums and accretion of discounts on securities, net	9,735	12,938	6,078
Amortization of premiums and accretion of fees and costs on loans, net	10,517	8,898	7,008
Amortization of intangible assets	2,115	1,535	1,506
Provision for loan losses	50,500	65,000	75,500
Depreciation and amortization of office properties and equipment	8,540	7,177	6,438
(Gain) loss on securities, net	(772)	(274)	257
Other-than-temporary impairment losses on securities	977	—	—
Mortgage loans originated for sale	(379,806)	(811,247)	(513,563)
Proceeds from mortgage loan sales	405,973	820,636	537,521
Gain on sales of mortgage loans, net	(6,207)	(18,775)	(7,751)
(Gain) loss on sale of other real estate owned	(1,451)	180	141
Gain on sale of branches	—	—	(72)
Income on bank owned life insurance	(2,898)	(2,778)	(3,139)
Decrease (increase) in accrued interest receivable	1,496	(2,499)	478
Deferred tax benefit	(20,818)	(10,739)	(11,607)
(Increase) decrease in other assets	(6,741)	18,059	6,161
(Decrease) increase in other liabilities	(13,530)	41,988	5,956

Total adjustments	64,063	136,012	121,606

Net cash provided by operating activities	176,094	224,779	200,492

Cash flows from investing activities:
Purchases of loans receivable	(1,054,395)	(638,789)	(710,880)
Net originations of loans receivable	(778,049)	(297,221)	(272,920)
Proceeds from sale of loans held for investment	184,668	77,222	23,266
Gain on disposition of loans held for investment	(2,541)	(2,091)	(1,984)
Net proceeds from sale of foreclosed real estate	10,833	6,266	1,258
Purchases of mortgage-backed securities held to maturity	(202,821)	—	—
Purchases of debt securities held-to-maturity	(9,729)	(15,421)	(11,966)
Purchases of mortgage-backed securities available-for-sale	(295,897)	(760,692)	(604,651)
Purchases of other investments available-for-sale	—	(1,000)	—
Proceeds from paydowns/maturities on mortgage-backed securities held-to-maturity	80,438	99,892	160,981
Proceeds from paydowns on equity securities available for sale	148	—	—
Proceeds from paydowns/maturities on debt securities held-to-maturity	20,159	14,039	27,120
Proceeds from paydowns/maturities on mortgage-backed securities available-for-sale	284,726	348,847	191,918
Proceeds from sale of mortgage-backed securities held-to-maturity	—	14,871	21,355
Proceeds from sales of mortgage-backed securities available-for-sale	401,573	213,562	36,972
Proceeds from sales of US Government and Agency Obligations available-for-sale	—	3,219	—
Proceeds from sale of equity securities available for sale	24,540	44	—
Redemption of equity securities available-for-sale	108	85	176
Proceeds from redemptions of Federal Home Loan Bank stock	143,081	129,152	215,280
Purchases of Federal Home Loan Bank stock	(161,866)	(158,353)	(251,724)
Purchases of office properties and equipment	(24,544)	(25,407)	(10,550)
Death benefit proceeds from bank owned life insurance	—	9,613	7,188
Cash paid, net of consideration received for branch sale	—	—	(64,612)
Cash received, net of cash consideration paid for acquisitions	118,246	140,754	—

Net cash used in investing activities	(1,261,322)	(841,408)	(1,243,773)

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from financing activities:
Net increase in deposits	608,801	243,462	652,256
Repayments of funds borrowed under other repurchase agreements	143,205	(195,000)	(250,000)
Net increase in other borrowings	426,347	631,805	678,972
Net increase in advance payments by borrowers for taxes and insurance	14,447	7,739	8,457
Dividends paid	(22,404)	(5,595)	—
Exercise of stock options	10,637	41	—
Purchase of treasury stock	(1,531)	(902)	(32,489)
Net tax benefit from stock-based compensation	1,262	93	—

Net cash provided by financing activities	1,180,764	681,643	1,057,196

Net increase in cash and cash equivalents	95,536	65,014	13,915
Cash and cash equivalents at beginning of period	155,153	90,139	76,224

Cash and cash equivalents at end of period	$250,689	155,153	90,139

Supplemental cash flow information:
Non-cash investing activities:
Real estate acquired through foreclosure	4,512	10,410	3,504
Cash paid during the year for:
Interest	109,527	123,644	144,986
Income taxes	—	61,994	58,618
Acquisitions:
Non-cash assets acquired:
Investment securities available for sale	$381,950	212,560	—
Loans	990,970	736,003	—
Goodwill and other intangible assets, net	9,782	60,347	—
Other assets	78,527	45,198	—
Total non-cash assets acquired	1,461,229	1,054,108	—
Liabilities assumed:
Deposits	1,341,153	1,163,392	—
Borrowings	92,070	13,361	—
Other liabilities	20,509	10,531	—
Total liabilities assumed	1,453,732	1,187,284	—
Common stock issued for acquisitions	179,171	7,561	—

See accompanying notes to consolidated financial statements.

INVESTORS BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

The following significant accounting and reporting policies of Investors Bancorp, Inc. and subsidiaries (collectively, the Company) conform to U.S. generally accepted accounting principles, (GAAP) and are used in preparing and presenting these consolidated financial statements:

(a) Basis of Presentation

The consolidated financial statements are composed of the accounts of Investors Bancorp, Inc. and its wholly owned subsidiaries, including Investors Bank (Bank). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made in the consolidated financial statements to conform with current year classifications.

In January 1997, the Bank completed a Plan of Mutual Holding Company Reorganization, utilizing the multi-tier mutual holding company structure. In a series of steps, the Bank formed a Delaware-chartered stock corporation (Investors Bancorp, Inc.) which owned 100% of the common stock of the Bank and formed a New Jersey-chartered mutual holding company (Investors Bancorp, MHC) which initially owned all of the common stock of Investors Bancorp, Inc. On October 11, 2005, Investors Bancorp, Inc. completed an initial public stock offering. See Note 3.

On December 17, 2013, the Boards of Directors of Investors Bancorp, MHC, Investors Bancorp, Inc. and the Bank each unanimously adopted the Plan of Conversion and Reorganization of the Mutual Holding Company (the “Plan”) pursuant to which Investors Bancorp, MHC will undertake a “second-step” conversion and cease to exist. The Bank will reorganize from a two-tier mutual holding company structure to a fully public stock holding company structure. Pursuant to the Plan, (i) the Bank will become a wholly owned subsidiary of a state-chartered stock corporation (the “New Holding Company”), (ii) the shares of common stock of the Company held by persons other than the Investors Bancorp, MHC will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iii) the New Holding Company will offer and sell shares of common stock representing the ownership interest of the Investors Bancorp, MHC in a subscription offering. The Plan is subject to regulatory approval as well as the approval of the depositors of the Bank and the Company’s stockholders (see Footnote 20.)

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The estimate of our allowance for loan losses, the valuation of mortgage servicing rights (MSR), the valuation of deferred tax assets, impairment judgments regarding goodwill, and fair value and impairment of securities are particularly critical because they involve a higher degree of complexity and subjectivity and require estimates and assumptions about highly uncertain matters. Actual results may differ from our estimates and assumptions. The current economic environment has increased the degree of uncertainty inherent in these material estimates.

Business

Investors Bancorp, Inc.’s primary business is holding the common stock of the Bank and a loan to the Investors Bank Employee Stock Ownership Plan. The Bank provides banking services to customers primarily through branch offices in New Jersey and New York. The Bank is subject to competition from other financial institutions and is subject to the regulations of certain federal and state regulatory authorities and undergoes periodic examinations by those regulatory authorities.

(b) Cash Equivalents

Cash equivalents consist of cash on hand, amounts due from banks and interest-bearing deposits in other financial institutions. The Company is required by the Federal Reserve System to maintain cash reserves equal to a percentage of certain deposits. The reserve requirement totaled $44.1 million at December 31, 2013 and $6.9 million at December 31, 2012.

(c) Securities

Securities include securities held-to-maturity and securities available-for-sale. Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent not to sell and the Company would not be required to sell prior to maturity, they are classified as held-to-maturity securities. Such securities are stated at amortized cost, adjusted for unamortized purchase premiums and discounts. Securities in the available-for-sale category are debt and mortgage-backed securities which the Company may sell prior to maturity, and all marketable equity securities. Available-for-sale securities are reported at fair value with any unrealized appreciation or depreciation, net of tax effects, reported as accumulated other comprehensive income/loss in stockholders’ equity. Discounts and premiums on securities are accreted or amortized using the level-yield method over the estimated lives of the securities, including the effect of prepayments. Realized gains and losses are recognized when securities are sold or called using the specific identification method.

The Company periodically evaluates the security portfolio for other-than-temporary impairment. Other-than-temporary impairment means the Company believes the security’s impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 320, “Investments — Debt and Equity Securities”, when a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, the Company has to first consider (a) whether it intends to sell the security, and (b) whether it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of income equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but the Company does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, the Company compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings, while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of income, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

To determine whether a security’s impairment is other-than-temporary, the Company considers factors that include, the duration and severity of the impairment; the Company’s ability and intent to hold security investments until they recover in value (as well as the likelihood of such a recovery in the near term); the Company’s intent to sell security investments; and whether it is more likely than not that the Company will be required to sell such securities before recovery of their individual amortized cost basis less any current-period credit loss. For debt securities, the primary consideration in determining whether impairment is other-than-temporary is whether or not it is probable that current or future contractual cash flows have been or may be impaired.

(d) Loans Receivable, Net

Loans receivable, other than loans held-for-sale, are stated at unpaid principal balance, adjusted by unamortized premiums and unearned discounts, net deferred origination fees and costs, net purchase accounting adjustments and the allowance for loan losses. Interest income on loans is accrued and credited to income as earned. Premiums and discounts on purchased loans and net loan origination fees and costs are deferred and amortized to interest income over the estimated life of the loan as an adjustment to yield.

The allowance for loan losses is increased by the provision for loan losses charged to earnings and is decreased by charge-offs, net of recoveries. The provision for loan losses is based on management’s evaluation of the adequacy of the allowance which considers, among other things, the Company’s past loan loss experience, known and inherent risks in the portfolio, existing adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current economic conditions. While management uses available information to recognize estimated losses on loans, future additions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgments and information available to them at the time of their examinations.

A loan is considered delinquent when we have not received a payment within 30 days of its contractual due date. The accrual of income on loans is generally discontinued when interest or principal payments are 90 days in arrears or when the timely collection of such income is doubtful. Loans on which the accrual of income has been discontinued are designated as non-accrual loans and outstanding interest previously credited is reversed. Interest income on non-accrual loans and impaired loans is recognized in the period collected unless the ultimate collection of principal is considered doubtful. A loan is returned to accrual status when all amounts due have been received and the remaining principal is deemed collectible. Loans are generally charged off after an analysis is completed which indicates that collectability of the full principal balance is in doubt.

The Company defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. The Company considers the population of loans in its impairment analysis to include commercial loans with an outstanding balance greater than $1.0 million and on non-accrual status, loans modified in a troubled debt restructuring (“TDR”), and other loans over $1.0 million outstanding balance if management has specific information that it is probable they will not collect all amounts due under the contractual terms of the loan agreement. Impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the fair value of the collateral or the present value of the expected future cash flows. Smaller balance homogeneous loans are evaluated for impairment collectively unless they are modified in a trouble debt restructure. Such loans include residential mortgage loans, installment loans, and loans not meeting the Company’s definition of impaired, and are specifically excluded from impaired loans.

Purchased Credit-Impaired (“PCI”) loans, are loans acquired at a discount that is due, in part, to credit quality. PCI loans are accounted for in accordance with ASC Subtopic 310-30 and are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance (i.e., the allowance for loan losses). The difference between the undiscounted cash flows expected at acquisition and the initial carrying amount (fair value) of the PCI loans, or the “accretable yield,” is recognized as interest income utilizing the level-yield method over the life of the loans. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment, as a loss accrual or a valuation allowance. Reclassifications of the non-accretable difference to the accretable yield may occur subsequent to the loan acquisition dates due to increases in expected cash flows of the loans and result in an increase in yield on a prospective basis.

(e) Loans Held-for-Sale

Loans held-for-sale are carried at the lower of cost or estimated fair value, as determined on an aggregate basis. Net unrealized losses, if any, are recognized in a valuation allowance through charges to earnings. Premiums and discounts and origination fees and costs on loans held-for-sale are deferred and recognized as a component of the gain or loss on sale. Gains and losses on sales of loans held-for-sale are recognized on settlement dates and are determined by the difference between the sale proceeds and the carrying value of the loans. These transactions are accounted for as sales based on our satisfaction of the criteria for such accounting which provide that, as transferor, we have surrendered control over the loans.

(f) Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of New York (FHLB), is required to hold shares of capital stock of the FHLB based on our activities, primarily our outstanding borrowings, with the FHLB. The stock is carried at cost, less any impairment.

(g) Office Properties and Equipment, Net

Land is carried at cost. Office buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Office buildings and furniture, fixtures and equipment are depreciated using an accelerated basis over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or the lives of the assets, whichever is shorter.

(h) Bank Owned Life Insurance

Bank owned life insurance is carried at the amount that could be realized under the Company’s life insurance contracts as of the date of the consolidated balance sheets and is classified as a non-interest earning asset. Increases in the carrying value are recorded as non-interest income in the consolidated statements of income and insurance proceeds received are generally recorded as a reduction of the carrying value. The carrying value consists of cash surrender value of $144.9 million at December 31, 2013 and $110.8 million at December 31, 2012 and claims stabilization reserve of $7.9 million at December 31, 2013 and $3.1 million at December 31, 2012. Repayment of the claims stabilization reserve (funds transferred from the cash surrender value to provide for future death benefit payments) and the deferred acquisition costs (costs incurred by the insurance carrier for the policy issuance) is guaranteed by the insurance carrier provided that certain conditions are met at the date of a contract is surrendered. The Company satisfied these conditions at December 31, 2013 and 2012.

(i) Intangible Assets

Goodwill. Goodwill is presumed to have an indefinite useful life and is tested, at least annually, for impairment at the reporting unit level. Impairment exists when the carrying amount of goodwill exceeds its implied fair value. For purposes of our goodwill impairment testing, we have identified the Bank as a single reporting unit.

At December 31, 2013, the carrying amount of our goodwill totaled $77.6 million. In connection with our annual impairment assessment we applied the guidance in FASB Accounting Standards Update (“ASU”) 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step goodwill impairment test. For the year ended December 31, 2013, the Company’s qualitative assessment concluded that it was not more likely than not that the fair value of the reporting unit is less than its carrying amount and, therefore, the two-step goodwill impairment test was not required.

Mortgage Servicing Rights. The Company recognizes as separate assets the rights to service mortgage loans. The right to service loans for others is generally obtained through the sale of loans with servicing retained. The initial asset recognized for originated mortgage servicing rights (“MSR”) is measured at fair value. The fair value of MSR is estimated by reference to current market values of similar loans sold with servicing released. MSR are amortized in proportion to and over the period of estimated net servicing income. We apply the amortization method for measurements of our MSR. MSR are assessed for impairment based on fair value at each reporting date. MSR impairment, if any, is recognized in a valuation allowance through charges to earnings as a component of fees and service charges. Increases in the fair value of impaired MSR are recognized only up to the amount of the previously recognized valuation allowance. Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected.

Core Deposit Premiums. Core deposit premiums represent the intangible value of depositor relationships assumed in purchase acquisitions and are amortized on an accelerated basis over 10 years. The Company periodically evaluates the value of core deposit premiums to ensure the carrying amount exceeds it implied fair value.

(j) Real Estate Owned

Real estate owned (REO) consists of properties acquired through foreclosure or deed in lieu of foreclosure. Such assets are carried at the lower of cost or fair value, less estimated selling costs, based on independent appraisals. Write-downs required at the time of acquisition are charged to the allowance for loan losses. Thereafter, decreases in the properties’ estimated fair value which are charged to income along with any additional property maintenance and protection expenses incurred in owning the property.

(k) Borrowed Funds

Our FHLB borrowings, frequently referred to as advances, are over collateralized by our residential and non residential mortgage portfolios as well as qualified investment securities.

The Bank also enters into sales of securities under agreements to repurchase with selected brokers and the FHLB. The securities underlying the agreements are delivered to the counterparty who agrees to resell to the Bank the identical securities at the maturity or call of the agreement. These agreements are recorded as financing transactions, as the Bank maintains effective control over the transferred securities, and no gain or loss is recognized. The dollar amount of the securities underlying the agreements continues to be carried in the Bank’s securities portfolio. The obligations to repurchase the securities are reported as a liability in the consolidated balance sheets.

(l) Income Taxes

The Company records income taxes in accordance with Accounting Standard Codification (ASC) 740 “Income Taxes,” as amended, using the asset and liability method. Accordingly, deferred tax assets and liabilities: (i) are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns; (ii) are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases; and (iii) are measured using enacted tax rates expected to apply in the years when those temporary differences are expected to be recovered or settled. Where applicable, deferred tax assets are reduced by a valuation allowance for any portions determined not likely to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period of enactment. The valuation allowance is adjusted, by a charge or credit to income tax expense, as changes in facts and circumstances warrant. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, where applicable, in income tax expense.

(m) Employee Benefits

The Company has a defined benefit pension plan which covers all employees who satisfy the eligibility requirements. The Company participates in a multiemployer plan. Costs of the pension plan are based on the contributions required to be made to the plan.

The Company has a Supplemental Employee Retirement Plan (SERP). The SERP is a nonqualified, defined benefit plan which provides benefits to certain employees of the Company if their benefits and/or contributions under the pension plan are limited by the Internal Revenue Code. The Company also has a nonqualified, defined benefit plan which provides benefits to its directors. The SERP and the directors’ plan are unfunded and the costs of the plans are recognized over the period that services are provided.

The Company has a 401(k) plan covering substantially all employees. The Company matches 50% of the first 6% contributed by participants and recognizes expense as its contributions are made.

The employee stock ownership plan (ESOP) is accounted for in accordance with the provisions of Statement ASC 718-40, “Employers’ Accounting for Employee Stock Ownership Plans.” The funds borrowed by the ESOP from the Company to purchase the Company’s common stock are being repaid from the Bank’s contributions over a period of up to 30 years. The Company’s common stock not yet allocated to participants is recorded as a reduction of stockholders’ equity at cost. Compensation expense for the ESOP is based on the market price of the Company’s stock and is recognized as shares are committed to be released to participants.

The Company recognizes the grant-date fair value of stock based awards issued to employees as compensation cost in the statement of operations. Compensation cost related to stock based awards is recognized on a straight-line basis over the requisite service periods. The fair value of stock based awards is based on the closing price market value as reported on the NASDAQ Stock Market on the grant date.

(n) Earnings Per Share

Basic earnings per common share, or EPS, are computed by dividing net income by the weighted-average common shares outstanding during the year. The weighted-average common shares outstanding includes the weighted-average number of shares of common stock outstanding less the weighted average number of unvested shares of restricted stock and unallocated shares held by the ESOP. For EPS calculations, ESOP shares that have been committed to be released are considered outstanding. ESOP shares that have not been committed to be released are excluded from outstanding shares on a weighted average basis for EPS calculations.

Diluted EPS is computed using the same method as basic EPS, but includes the effect of all potentially dilutive common shares that were outstanding during the period, such as unexercised stock options and unvested shares of restricted stock, calculated using the treasury stock method. When applying the treasury stock method, we add: (1) the assumed proceeds from option exercises; (2) the tax benefit that would have been credited to additional paid-in capital assuming exercise of non-qualified stock options and vesting of shares of restricted stock; and (3) the average unamortized compensation costs related to unvested shares of restricted stock and stock options. We then divide this sum by our average stock price to calculate shares repurchased. The excess of the number of shares issuable over the number of shares assumed to be repurchased is added to basic weighted average common shares to calculate diluted EPS.

2. Business Combinations

On December 6, 2013, the Company completed the acquisition of Roma Financial Corporation (“Roma Financial”) which operated 26 branches in Burlington, Ocean, Mercer, Camden and Middlesex counties, New Jersey. After the purchase accounting adjustments, the Company added $1.34 billion in customer deposits and acquired $991.0 million in loans. This transaction generated $8.9 million in core deposit premium. The acquisition was accounted for under the acquisition method of accounting as prescribed by “ASC” 805 “Business Combinations”, as amended. Under this method of accounting, the purchase price has been allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. The excess cost over fair value of net assets acquired has been recorded as goodwill. In connection with the acquisition, the Company issued 25,917,637 shares of its common stock, of which 6,374,841 shares went to Roma’s public stockholders and 19,542,796 shares were issued to Investors Bancorp MHC. The purchase price for Roma Financial was determined using the exchange ratio of 0.8653 stated in the merger agreement and the closing stock price on December 6, 2013 of Investors Bancorp’s common shares issued to and held by Investors Bancorp. The value assigned to the Roma MHC are based on the exchange ratio of 0.8653 and the difference of the appraised value of the Roma Financial Corporation franchise less the value given to the public stockholders.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for Roma, net of cash consideration paid:

At December 6, 2013
(In millions)
Cash and cash equivalents, net	$118.2
Securities available-for-sale	382.0
Securities held to maturity	13.6
Loans receivable	991.0
Accrued interest receivable	3.8
Other real estate owned	5.3
Office properties and equipment, net	30.7
Goodwill	0.3
Intangible assets	9.5
Other assets	78.5

Total assets acquired	1,632.9

Deposits	(1,341.2)
Borrowed funds	(92.1)
Other liabilities	(20.5)

Total liabilities assumed	$(1,453.8)

Net assets acquired	$179.1

The calculation of goodwill is subject to change for up to one year after closing date of the transaction as additional information relative to closing date estimates and uncertainties become available. As the Company finalizes its analysis of these assets, there may be adjustments to the recorded carrying values.

On October 15, 2012, the Company completed the acquisition of Marathon Banking Corporation and Marathon National Bank of New York, (“Marathon Bank”) a federally chartered bank with 13 full-service branches in the New York metropolitan area. After the purchase accounting adjustments, the Company added $777.5 million in customer deposits and acquired $558.5 million in loans. This transaction resulted in $38.6 million of goodwill and generated $5.0 million in core deposit premium. The acquisition was accounted for under the acquisition method of accounting as prescribed by “ASC” 805 “Business Combinations”, as amended. Under this method of accounting, the purchase price has been allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. The excess cost over fair value of net assets acquired has been recorded as goodwill. The purchase price of $135.0 million was paid using available cash.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for Marathon, net of cash consideration paid:

At October 15, 2012
(In millions)
Cash and cash equivalents, net	$113.0
Securities available-for-sale	42.2
Securities held to maturity	4.7
Loans receivable	558.5
Accrued interest receivable	1.5
Other real estate owned	1.0
Office properties and equipment, net	7.5
Goodwill	38.6
Intangible assets	5.0
Other assets	14.7

Total assets acquired	786.7

Deposits	(777.5)
Borrowed funds	(5.2)
Other liabilities	(4.0)

Total liabilities assumed	$(786.7)

The purchase accounting for the Marathon transaction is complete and reflected in the table above and in our consolidated financial statements.

On January 6, 2012, the Company completed the acquisition of Brooklyn Federal Bancorp, Inc. (“BFSB”), the holding company of Brooklyn Federal Savings Bank, a federally chartered savings bank with five full-service branches in Brooklyn and Long Island. After the purchase accounting adjustments, the Company added $385.9 million in customer deposits and acquired $177.5 million in loans. This transaction resulted in $16.7 million of goodwill and generated $218,000 in core deposit premium. The acquisition was accounted for under the acquisition method of accounting as prescribed by “ASC” 805 “Business Combinations”, as amended. Under this method of accounting, the purchase price has been allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. The excess cost over fair value of net assets acquired has been recorded as goodwill. The purchase price of $10.3 million was paid through a combination of the Company’s common stock (551,862 shares), issued to Investors Bancorp, MHC, and cash of $2.9 million. Brooklyn Federal Savings Bank was merged into the Bank as of the acquisition date. In a separate transaction the Company sold most of Brooklyn Federal Savings Bank’s commercial real estate loan portfolio to a real estate investment fund on January 10, 2012.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for BFSB, net of cash consideration paid:

At January 6, 2012
(In millions)
Cash and cash equivalents, net	$27.7
Securities available-for-sale	170.4
Loans receivable	177.5
Accrued interest receivable	1.1
Office properties and equipment, net	5.2
Goodwill	16.7
Intangible assets	0.2
Other assets	9.3

Total assets acquired	408.1

Deposits	(385.9)
Borrowed funds	(8.2)
Other liabilities	(6.4)

Total liabilities assumed	(400.5)

Net assets acquired	$7.6

The purchase accounting for the Brooklyn transaction is complete and reflected in the table above and in our consolidated financial statements.

Fair Value Measurement of Assets Acquired and Liabilities Assumed

Described below are the methods used to determine the fair values of the significant assets acquired and liabilities assumed in the Roma Financial acquisition:

Securities. The estimated fair values of the investment securities classified as available for sale were calculated utilizing Level 1 inputs. The prices for these instruments are based upon sales of the securities shortly after the acquisition date. Investment securities classified as Held to Maturity were valued using a combination of Level 1and Level 2 inputs. The Company reviewed the data and assumptions used in pricing the securities by its third party provider to ensure the highest level of significant inputs are derived from market observable data.

Loans. The acquired loan portfolio was valued based on guidance from ASC 820-10 which defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 procedures utilized to value the portfolio included the use of present value techniques employing cash flow estimates and the incorporated assumptions that marketplace participants would use in estimating fair values. In instances where reliable market information was not available, the Company used its own assumptions in an effort to determine reasonable fair value. Specifically, the Company utilized three separate fair value analyses we believe a market participant might employ in estimating the entire fair value adjustment required under ASC 820-10. The three separate fair valuation methodologies used are: 1) interest rate loan fair value analysis, 2) general credit fair value adjustment and 3) specific credit fair value adjustment.

To prepare the interest rate fair value analysis, loans were assembled into groupings by characteristics such as loan type, term, collateral and rate. Market rates for similar loans were obtained from various external data sources and reviewed by Company Management for reasonableness. The average of these rates was used as the fair value interest rate a market participant would utilize. A present value approach was utilized to calculate the interest rate fair value adjustment.

The General Credit Risk fair value adjustment was calculated using a two part general credit fair value analysis; 1) expected lifetime losses and 2) estimated fair value adjustment for qualitative factors. The expected lifetime losses were calculated using an average of historical losses of the Company, the acquired banks and peer banks. The adjustment related to qualitative factors was impacted by general economic conditions, the risk related to lack of familiarity with the originator’s underwriting process.

To calculate the Specific Credit fair value adjustment the Company reviewed the acquired loan portfolio for loans meeting the definition of an impaired loan as defined by ASC 310-30. Loans meeting this criteria were reviewed by comparing the contractual cash flows to expected collectible cash flows. The aggregate expected cash flows less the acquisition date fair value will result in an accretable yield amount. The accretable yield amount will be recognized over the life of the loans on a level yield basis as an adjustment to yield.

Deposits / Core Deposit Premium. Core deposit premium represent the value assigned to demand, interest checking, money market and savings accounts acquired as part of an acquisition. The core deposit premium value represents the future economic benefit, including the present value of future tax benefits, of the potential cost savings from acquiring core deposits as part of an acquisition compared to the cost alternative funding sources.

Certificates of deposit (time deposits) are not considered to be core deposits as they are assumed to have a low expected average life upon acquisition. The fair value of certificates of deposits represents the present value of the certificates’ expected contractual payments discounted by market rates for similar CD’s.

Borrowed Funds. The present value approach was used to determine the fair value of the borrowed funds acquired during 2012. The fair value of the liability represents the present value of the expected payments using the current rate of a replacement borrowing of the same type and remaining term to maturity.

3. Stock Transactions

Stock Offering

The Company completed its initial public stock offering on October 11, 2005 selling 51,627,094 shares, or 43.74% of its outstanding common stock, to subscribers in the offering, including 4,254,072 shares purchased by Investors Bank Employee Stock Ownership Plan. Upon completion of the initial public offering, Investors Bancorp, MHC, a New Jersey chartered mutual holding company held 64,844,373 shares, or 54.94% of the Company’s outstanding common stock (shares restated to include shares issued in a business combination subsequent to initial public offering). Additionally, the Company contributed $5.2 million in cash and issued 1,548,813 shares of common stock, or 1.32% of its outstanding shares, to Investors Bank Charitable Foundation resulting in a pre-tax expense charge of $20.7 million. Net proceeds from the initial offering were $509.7 million. The Company contributed $255.0 million of the net proceeds to the Bank. Stock subscription proceeds of $557.9 million were returned to subscribers.

On December 17, 2013, the Boards of Directors of Investors Bancorp, MHC, Investors Bancorp, Inc. and the Bank each unanimously adopted the Plan of Conversion and Reorganization of the Mutual Holding Company (the “Plan”) pursuant to which Investors Bancorp, MHC will undertake a “second-step” conversion and cease to exist. The Bank will reorganize from a two-tier mutual holding company structure to a fully public stock holding company structure. Pursuant to the Plan, (i) the Bank will become a wholly owned subsidiary of a state-chartered stock corporation (the “New Holding Company”), (ii) the shares of common stock of the Company held by persons other than the Investors Bancorp, MHC will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iii) the New Holding Company will offer and sell shares of common stock representing the ownership interest of the Investors Bancorp, MHC in a subscription offering. The Plan is subject to regulatory approval as well as the approval of the depositors of the Bank and the Company’s stockholders (see Footnote 20.)

Stock Repurchase Programs

On March 1, 2011, the Company announced its fourth Share Repurchase Program, which authorized the purchase of an additional 10% of its publicly-held outstanding shares of common stock, or 3,876,523 shares. Under the stock repurchase programs, shares of the Company’s common stock may be purchased in the open market and through privately negotiated transactions, from time to time, depending on market conditions. This stock repurchase program commenced upon the completion of the third program on July 25, 2011. This program has no expiration date and has 2,105,036 shares yet to be purchased as of December 31, 2013.

During the year ended December 31, 2013, the Company purchased 83,224 shares at a cost of $1.5 million, or approximately $18.39 per share. Of the shares purchased through December 31, 2013, 3,415,701 shares were allocated to fund the restricted stock portion of the Company’s 2006 Equity Incentive Plan. The remaining shares are held for general corporate use.

During the year ended December 31, 2012, the Company purchased 60,652 shares at a cost of $902,000, or approximately $14.88 per share. Of the share purchased through December 31, 2012, 3,412,701 shares were allocated to fund the restricted stock portion of the Company’s 2006 Equity Incentive Plan. The remaining shares are held for general corporate use.

Cash Dividend

On September 28, 2012, the Company declared its first quarterly cash dividend of $0.05 per share. It was the first dividend since completing its initial public stock offering in October 2005. Since declaring this dividend, the Company has paid a dividend to stockholders in each subsequent quarter.

4. Securities

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale and held-to-maturity for the dates indicated are as follows:

	At December 31, 2013
	Carrying value	Gross unrecognized gains	Gross unrecognized losses	Estimated fair value
	(In thousands)
Available-for-sale:
Equity securities	$7,148	1,315	19	8,444
Debt securities:
Government-sponsored enterprises	3,004	—	—	3,004
Corporate and other debt securities	670	—	—	670
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	362,876	4,055	3,843	363,088
Federal National Mortgage Association	408,794	4,620	3,855	409,559
Government National Mortgage Association	267	—	—	267

Total mortgage-backed securities available-for-sale	771,937	8,675	7,698	772,914

Total available-for-sale securities	$782,759	9,990	7,717	785,032

	At December 31, 2013
	Amortized cost	Net unrealized losses (1)	Carrying value	Gross unrecognized gains (2)	Gross unrecognized losses (2)	Estimated fair value
	(In thousands)
Held-to-maturity:
Debt securities:
Government-sponsored enterprises	$4,542	—	4,542	—	18	4,524
Municipal bonds	14,992	—	14,992	487	—	15,479
Corporate and other debt securities	56,072	(26,391)	29,681	20,315	1,392	48,604

Total debt securities held-to-maturity	75,606	(26,391)	49,215	20,802	1,410	68,607

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	308,890	(5,273)	303,617	1,901	7,646	297,872
Federal National Mortgage Association	483,916	(5,300)	478,616	3,001	9,403	472,214
Federal housing authorities	371	—	371	—	—	371

Total mortgage-backed securities held-to-maturity	793,177	(10,573)	782,604	4,902	17,049	770,457

Total held-to-maturity securities	$868,783	(36,964)	831,819	25,704	18,459	839,064

(1)	Unrealized losses of held-to-maturity securities represent the other than temporary charge related to other non credit factors on corporate and other debt securities and is amortized through accumulated other comprehensive income over the remaining life of the securities. For mortgage-backed securities, it represents the net loss on previously designated available-for sale securities transferred to held-to-maturity at fair value which is being amortized through accumulated other comprehensive income over the remaining life of the securities.
(2)	Unrecognized holding gains and losses of held-to-maturity securities are not reflected in the financial statements, as they represent fair value fluctuations from the later of: (i) the date a security is designated as held-to-maturity; or (ii) the date that an OTTI charge is recognized on a held-to-maturity security, through the date of the balance sheet.

	At December 31, 2012
	Carrying value	Gross unrecognized gains	Gross unrecognized losses	Estimated fair value
	(In thousands)
Available-for-sale:
Equity securities	$3,306	855	—	4,161
Debt securities:
Government-sponsored enterprises	3,038	—	3	3,035
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	660,095	7,573	151	667,517
Federal National Mortgage Association	689,587	16,735	194	706,128
Government National Mortgage Association	4,414	73	—	4,487

Total mortgage-backed securities available-for-sale	1,354,096	24,381	345	1,378,132

Total available-for-sale securities	$1,360,440	25,236	348	1,385,328

	At December 31, 2012
	Amortized cost	Net unrealized losses (1)	Carrying Value	Gross unrecognized gains (2)	Gross unrecognized losses (2)	Estimated fair value
	(In thousands)
Held-to-maturity:
Debt securities:
Government-sponsored enterprises	$147	—	147	2	—	149
Municipal bonds	21,156	—	21,156	1,138	—	22,294
Corporate and other debt securities	58,007	(28,504)	29,503	13,148	3,356	39,295

Total debt securities held-to-maturity	79,310	(28,504)	50,806	14,288	3,356	61,738

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	63,033	—	63,033	3,193	3	66,223
Federal National Mortgage Association	64,278	—	64,278	4,843	—	69,121
Federal housing authorities	1,805	—	1,805	6	—	1,811

Total mortgage-backed securities held-to-maturity	129,116	—	129,116	8,042	3	137,155

Total held-to-maturity	$208,426	(28,504)	179,922	22,330	3,359	198,893

(1)	Unrealized gains and losses of held-to-maturity securities represent the other than temporary charge related to other non credit factors on corporate and other debt securities and is amortized through accumulated other comprehensive income over the remaining life of the securities.
(2)	Unrecognized holding gains and losses of held-to-maturity securities are not reflected in the financial statements, as they represent fair value fluctuations from the later of: (i) the date a security is designated as held-to-maturity; or (ii) the date that an OTTI charge is recognized on a held-to-maturity security, through the date of the balance sheet.

During the year ended December 31, 2013 the Company transferred $524.0 million previously-designated available-for-sale to a held-to-maturity designation at fair value. In accordance with ASC 320, Investments—Debt and Equity Securities, the Company is required at each balance sheet date to reassess the classification of each security held. The reclassification is permitted as the Company has appropriately determined the ability and intent to hold these securities as an investment until maturity or call. The securities transferred had a net loss of $12.2 million that is reflected in accumulated other comprehensive loss on the consolidated balance sheet, net of subsequent amortization, which is being recognized over the life of the securities.

In December 2013, regulatory agencies adopted a rule on the treatment of certain collateralized debt obligations backed by trust preferred securities to implement sections of the Dodd-Frank Wall Street Reform and Consumer Protection Act, known as the Volcker Rule. Upon evaluation of the impact of the Volcker Rule, the Company reclassified a trust preferred security with a fair value of $670,000 from held-to maturity to available for sale as the Company will be required to sell this security. The security was in an unrealized gain position at the time of transfer.

Gross unrealized losses on securities and the estimated fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and December 31, 2012, was as follows:

	December 31, 2013
	Less than 12 months		12 months or more		Total
	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
	(In thousands)
Available-for-sale:
Equity Securities	$506	19	—	—	506	19
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	164,306	3,843	—	—	164,306	3,843
Federal National Mortgage Association	210,493	3,855	—	—	210,493	3,855

Total mortgage-backed securities available-for-sale	374,799	7,698	—	—	374,799	7,698

Total available-for-sale	$375,305	7,717	—	—	375,305	7,717

Held-to-maturity:
Debt securities:
Government-sponsored enterprises	$4,524	18	—	—	4,524	18
Corporate and other debt securities	2,391	645	376	747	2,767	1,392

Total debt securities held-to-maturity	6,915	663	376	747	7,291	1,410

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	245,491	6,989	20,871	657	266,362	7,646
Federal National Mortgage Association	390,750	9,147	4,454	256	395,204	9,403

Total mortgage-backed securities held-to-maturity	636,241	16,136	25,325	913	661,566	17,049

Total held-to-maturity	643,156	16,799	25,701	1,660	668,857	18,459

Total	$1,018,461	24,516	25,701	1,660	1,044,162	26,176

	December 31, 2012
	Less than 12 months		12 months or more		Total
	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses
	(In thousands)
Available-for-sale:
Debt securities:
Government-sponsored enterprises	$3,035	3	—	—	3,035	3

Total debt securities available-for-sale	3,035	3	—	—	3,035	3

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	125,707	135	712	16	126,419	151
Federal National Mortgage Association	67,687	194	—	—	67,687	194

Total mortgage-backed securities available-for-sale	193,394	329	712	16	194,106	345

Total available-for-sale	196,429	332	712	16	197,141	348

Held-to-maturity:
Debt securities:
Corporate and other debt securities	1,951	171	1,542	3,185	3,493	3,356

Total debt securities held-to-maturity	1,951	171	1,542	3,185	3,493	3,356

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	347	3	—	—	347	3
Total mortgage-backed securities held-to-maturity	347	3	—	—	347	3

Total held-to-maturity	2,298	174	1,542	3,185	3,840	3,359

Total	$198,727	506	2,254	3,201	200,981	3,707

The majority of the gross unrealized losses relate to our mortgage-backed-security portfolio which are guaranteed by Government Sponsored Enterprises. These securities have been negatively impacted by the recent increase in long-term market interest rates. The remaining gross unrealized losses relate to our corporate and other debt securities whose estimated fair value of has been adversely impacted by the current economic environment, current market interest rates, wider credit spreads and credit deterioration subsequent to the purchase of these securities. The portfolio consists of 35 pooled trust preferred securities (“TruPS”), principally issued by banks. In December 2013, one TruP security was entirely liquidated. The Company had previously recorded an OTTI charge on the income statement on this security in 2008. The remaining book value at liquidation was approximately $68,000. At December 31, 2013, the amortized cost and estimated fair values of the trust preferred portfolio was $30.4 million and $49.2 million, respectively with 5 of the securities in an unrealized loss position (see “OTTI” for further discussion). The Company has no intent to sell, nor is it more likely than not that the Company will be required to sell, the debt securities in an unrealized loss position before the recovery of their amortized cost basis or maturity.

The following table summarizes the Company’s pooled trust preferred securities as of December 31, 2013. The Company does not own any single-issuer trust preferred securities.

(Dollars in 000’s)
Description	Class	Book Value	Fair Value	Unrealized Gains (Losses)	Number of Issuers Currently Performing	Current Deferrals and Defaults as a % of Total Collateral (1)	Expected Deferrals and Defaults as % of Remaining Collateral (2)	Excess Subordination as a % of Performing Collateral (3)	Moody’s/ Fitch Credit Ratings
Alesco PF II	B1	$293.3	$398.2	$104.9	30	11.83%	8.94%	—%	Ca / C
Alesco PF III	B1	703.0	1,311.0	608.0	32	10.63%	9.62%	—%	Ca / C
Alesco PF III	B2	281.3	524.4	243.1	32	10.63%	9.62%	—%	Ca / C
Alesco PF IV	B1	354.2	589.8	235.6	39	1.17%	9.77%	—%	C / C
Alesco PF VI	C2	601.8	1,456.3	854.5	45	7.53%	12.07%	—%	Ca / C
MM Comm III	B	98.7	2,906.7	2,808.0	5	30.00%	8.88%	12.84%	Ba1 / BB
MMCaps XVII	C1	1,464.2	1,846.6	382.4	31	12.57%	11.05%	—%	Ca / C
MMCaps XIX	C	500.6	22.0	(478.6)	30	25.41%	16.94%	—%	C / C
Tpref I	B	1,423.1	1,355.4	(67.7)	8	49.19%	9.40%	—%	Ca / WD
Tpref II	B	3,837.4	4,523.7	686.3	17	33.44%	13.48%	—%	Caa3 / C
US Cap I	B2	837.5	1,593.6	756.1	30	10.51%	8.90%	—%	Caa1 / C
US Cap I	B1	2,493.7	4,780.8	2,287.1	30	10.51%	8.90%	—%	Caa1 / C
US Cap II	B1	1,295.0	2,352.5	1,057.5	35	14.92%	8.97%	—%	Caa1 / C
US Cap III	B1	1,696.5	2,262.7	566.2	28	15.41%	14.49%	—%	Ca / C
Trapeza XII	C1	1,597.2	1,020.1	(577.2)	31	23.79%	17.90%	—%	C / C
Trapeza XIII	C1	1,696.8	2,302.0	605.2	42	18.43%	15.58%	—%	Ca / C
Pretsl XXIII	A1	574.7	1,415.1	840.4	69	19.97%	15.29%	31.40%	A1 / A
Pretsl XXIV	A1	1,962.4	4,218.4	2,256.0	60	26.04%	18.08%	24.85%	A3 / BBB
Pretsl IV	Mez	140.5	210.6	70.1	6	18.05%	8.36%	19.00%	B1 / B
Pretsl V	Mez	16.1	15.6	(0.5)	—	65.46%	—%	—%	C / WD
Pretsl VII	Mez	251.6	1,552.7	1,301.1	12	47.77%	13.26%	—%	Ca / C
Pretsl XV	B1	1,001.2	1,510.2	509.0	53	18.00%	17.18%	—%	C / C
Pretsl XVII	C	637.6	1,019.7	382.1	36	19.03%	20.19%	—%	C / CC
Pretsl XVIII	C	1,471.8	2,045.6	573.8	55	20.94%	13.30%	—%	Ca / C
Pretsl XIX	C	635.7	716.4	80.7	50	14.92%	13.70%	—%	C / C
Pretsl XX	C	335.3	416.8	81.5	47	18.17%	16.30%	—%	C / C
Pretsl XXI	C1	760.5	1,982.9	1,222.4	52	19.43%	15.36%	—%	C / C
Pretsl XXIII	A-FP	655.7	1,719.3	1,063.6	93	21.13%	12.69%	18.28%	A1 / BBB
Pretsl XXIV	C1	622.0	353.5	(268.5)	60	26.04%	18.08%	—%	C / C
Pretsl XXV	C1	367.7	501.7	134.0	48	26.39%	14.50%	—%	C / C
Pretsl XXVI	C1	439.2	723.2	284.1	50	24.06%	16.09%	—%	C / C
Pref Pretsl IX	B2	405.3	586.4	181.1	28	23.26%	13.45%	—%	Caa1 / C
Pretsl II (4)	B1	670.0	670.0	—	23	8.02%	9.72%	—%	B
Pretsl X	C2	229.0	324.0	95.0	33	30.27%	11.72%	—%	Caa3 / C

		$30,350.6	$49,227.9	$18,877.3

(1)	At December 31, 2013, assumed recoveries for current deferrals and defaulted issuers ranged from 1.2% to 65.5%.
(2)	At December 31, 2013, assumed recoveries for expected deferrals and defaulted issuers ranged from 8.4% to 20.2%.

(3)	Excess subordination represents the amount of remaining performing collateral that is in excess of the amount needed to pay off a specified class of bonds and all classes senior to the specified class. Excess subordination reduces an investor’s potential risk of loss on their investment as excess subordination absorbs principal and interest shortfalls in the event underlying issuers are not able to make their contractual payments.
(4)	Security is classified as available-for-sale at December 31, 2013.

A portion of the Company’s securities are pledged to secure borrowings. The contractual maturities of mortgage-backed securities generally exceed 20 years; however, the effective lives are expected to be shorter due to anticipated prepayments. Expected maturities may differ from contractual maturities due to prepayment or early call privileges of the issuer, therefore, mortgage-backed securities are not included in the following table. The amortized cost and estimated fair value of debt securities at December 31, 2013, by contractual maturity, are shown below.

	December 31, 2013
	Carrying Value	Estimated fair value
	(In thousands)
Due in one year or less	$12,711	12,720
Due after one year through five years	4,822	4,804
Due after five years through ten years	—	—
Due after ten years	35,356	54,757

Total	$52,889	72,281

Other-Than-Temporary Impairment (“OTTI”)

We conduct a quarterly review and evaluation of the securities portfolio to determine if the value of any security has declined below its cost or amortized cost, and whether such decline is other-than-temporary. If a determination is made that a debt security is other-than-temporarily impaired, the Company will estimate the amount of the unrealized loss that is attributable to credit and all other non-credit related factors. The credit related component will be recognized as an other-than-temporary impairment charge in non-interest income. The non-credit related component will be recorded as an adjustment to accumulated other comprehensive income, net of tax.

Through the use of a valuation specialist, we evaluate the credit and performance of each underlying issuer of our trust preferred securities by deriving probabilities and assumptions for default, recovery and prepayment/amortization for the expected cash flows for each security. At December 31, 2013, the discounted cash flow projected for one of the Company’s pooled trust preferred securities fell below its adjusted book value. Based on the review of underlying collateral, the credit of this security has continued to deteriorate and therefore the Company recorded net other-than-temporary impairment (“OTTI”) charge of $977,000 for the year ended December 31, 2013. At December 31, 2013 the security had a fair value of $46,000. At December 31, 2013, non credit-related OTTI recorded on the previously impaired pooled trust preferred securities was $26.4 million ($15.6 million after-tax).

The following table presents the changes in the credit loss component of the impairment loss of debt securities that the Company has written down for such loss as an other-than-temporary impairment recognized in earnings.

	For the Year Ended December 31,
	2013	2012	2011
	(In thousands)
Balance of credit related OTTI, beginning of period	$114,514	117,003	119,809
Additions:
Initial credit impairments	—	—	—
Subsequent credit impairments	977	—	—
Reductions:
Accretion of credit loss impairment due to an increase in expected cash flows	(3,256)	(2,489)	(2,806)

Balance of credit related OTTI, end of period	$112,235	114,514	117,003

The credit loss component of the impairment loss represents the difference between the present value of expected future cash flows and the amortized cost basis of the securities prior to considering credit losses. The beginning balance represents the credit loss component for debt securities for which other-than-temporary impairment occurred prior to the period presented. If other-than-temporary impairment is recognized in earnings for credit impaired debt securities, they would be presented as additions in two components based upon whether the current period is the first time a debt security was credit impaired (initial credit impairment) or is not the first time a debt security was credit impaired (subsequent credit impairments). The credit loss component is reduced if the Company sells, intends to sell or believes it will be required to sell previously credit impaired debt securities. Additionally, the credit loss component is reduced if (i) the Company receives cash flows in excess of what it expected to receive over the remaining life of the credit impaired debt security, (ii) the security matures or (iii) the security is fully written down.

Realized Gains and Losses

Gains and losses on the sale of all securities are determined using the specific identification method. For the year ended December 31, 2013, proceeds from sales of securities from available-for-sale portfolio were $56.0 million, which resulted in gross realized gains of $846,100 and $162,300 of gross realized losses as well as $88,600 of net gains on capital distributions of equity securities. In addition, at December 31, 2013 the Company recognized a net other-than-temporary charge of $977,000 for one of the pooled trust preferred security falling below its adjusted book value. There were no sales from the held-to-maturity portfolio for the year ended December 31, 2013.

For the year ended December 31, 2012, proceeds from sales of securities from available-for-sale portfolio were $216.8 million, which resulted in gross realized gains of $176,000 and no gross realized losses. Included in the sales proceeds for the year ended December 31, 2012 were $166.8 million that were acquired from Brooklyn Federal. In addition, the Company realized a $42,000 loss on capital distributions of equity securities during the year ended December 31, 2012.

For the year ended December 31, 2012 proceeds from sales of securities from held-to-maturities portfolio were $14.9 million, which resulted in gross realized gains of $193,000 and gross realized losses of $53,000. Sales from the held-to-maturity portfolio, which had a book value of $14.9 million, met the criteria of principal pay downs under 85% of the original investment amount and therefore do not result in a tainting of the held-to-maturity portfolio.

For the year ended December 31, 2011, proceeds from sales of mortgage-backed securities from the available-for-sale portfolio were $37.0 million which resulted in gross realized gains and gross realized losses of $937,000 and $2,105,000, respectively. The $2.1 million in gross realized losses was due to the sale of non-agency mortgage backed securities with a book value of$18.7 million.

For the year ended December 31, 2011, proceeds from sales of securities from the held-to-maturity portfolio were $21.4 million which resulted in gross realized gains and gross realized losses of $925,000 and $103,000, respectively. Sales from the held-to-maturity portfolio, which had a book value of $20.5 million, met the criteria of principal pay downs under 85% of the original investment amount and therefore do not result in a tainting of the held-to-maturity portfolio. The Company sells securities when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such securities, and when smaller balance securities become cost prohibitive to carry. In addition, the Company realized a $92,000 gain on capital distributions of equity securities and a $3,000 loss on the call of debt securities for the year ended December 31, 2011.

5.	Loans Receivable, Net

The detail of the loan portfolio as of December 31, 2013 was as follows:

	December 31, 2013	December 31, 2012
	(In thousands)
Residential mortgage loans	$5,692,810	4,837,838
Multi-family loans	3,985,517	2,995,052
Commercial real estate loans	2,485,937	1,966,156
Construction loans	194,542	224,816
Consumer and other loans	403,929	238,922
Commercial and industrial loans	265,836	168,943

Total loans excluding PCI loans	13,028,571	10,431,727

PCI loans	36,047	6,744
Net unamortized premiums and deferred loan costs (1)	(8,146)	10,487
Allowance for loan losses	(173,928)	(142,172)

Net loans	$12,882,544	$10,306,786

(1)	Included in unamortized premiums and deferred loan costs are accretable purchase accounting adjustments in connection with loans acquired.

Purchased Credit-Impaired Loans

Purchased Credit-Impaired (“PCI”) loans, are loans acquired at a discount that is due, in part, to credit quality. In conjunction with the Roma Financial acquisition loans totaling $26.4 million were deemed to be PCI at December 6, 2013. PCI loans are accounted for in accordance with ASC Subtopic 310-30 and are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance (i.e., the allowance for loan losses).

The following table presents information regarding the estimates of the contractually required payments, the cash flows expected to be collected, and the estimated fair value of the PCI loans acquired in the Roma Financial acquisition as of December 6, 2013:

December 6, 2013
(In thousands)
Contractually required principal and interest	$46,231
Contractual cash flows not expected to be collected (non-accretable difference)	(16,441)

Expected cash flows to be collected	29,790
Interest component of expected cash flows (accretable yield)	(3,425)

Fair value of acquired loans	$26,365

The following table presents information regarding the estimates of the contractually required payments, the cash flows expected to be collected, and the estimated fair value of the PCI loans acquired in Marathon acquisition as of October 15, 2012:

October 15, 2012
(In thousands)
Contractually required principal and interest	$11,774
Contractual cash flows not expected to be collected (non-accretable difference)	(4,163)

Expected cash flows to be collected	7,611
Interest component of expected cash flows (accretable yield)	(1,537)

Fair value of acquired loans	$6,074

The following table presents changes in the accretable yield for PCI loans during the years ended December 31, 2013 and 2012:

	Year Ended December 31, 2013	Year Ended December 31, 2012
	(In thousands)
Balance, beginning of period	$1,457	—
Acquisitions	3,425	1,537
Accretion	(728)	(80)
Net reclassification from non-accretable difference	—	—

Balance, end of period	$4,154	1,457

An analysis of the allowance for loan losses is summarized as follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Balance at beginning of the period	$142,172	117,242	90,931
Loans charged off	(22,610)	(44,150)	(50,187)
Recoveries	3,866	4,080	998

Net charge-offs	(18,744)	(40,070)	(49,189)
Provision for loan losses	50,500	65,000	75,500

Balance at end of the period	$173,928	142,172	117,242

The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. In determining the allowance for loan losses, we make significant estimates and therefore, have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

The allowance for loan losses has been determined in accordance with U.S. GAAP, under which we are required to maintain an allowance for probable losses at the balance sheet date. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable. No allowance has been provided for the loans acquired in the Roma Financial, Marathon Bank and Brooklyn Federal Savings Bank transactions as the loans were marked to fair value on the date of acquisition and there has been no subsequent credit deterioration.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans determined to be impaired. A loan is deemed to be impaired if it is a commercial loan with an outstanding balance greater than $1.0 million and on non-accrual status, loans modified in a troubled debt restructuring (“TDR”), and other commercial loans greater than $1.0 million if management has specific information that it is probable they will not collect all amounts due under the contractual terms of the loan agreement. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans, including those loans not meeting the Company’s definition of an impaired loan, by type of loan, risk rating (if applicable) and payment history. In addition, the Company also considers whether residential loans are fixed or adjustable rate. We also analyze historical loss experience, delinquency trends, general economic conditions, geographic concentrations, and industry and peer comparisons. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results.

On a quarterly basis, management’s Allowance for Loan Loss Committee reviews the current status of various loan assets in order to evaluate the adequacy of the allowance for loan losses. In this evaluation process, specific loans are analyzed to determine their potential risk of loss. This process includes all loans, concentrating on non-accrual and classified loans. Each non-accrual or classified loan is evaluated for potential loss exposure. Any shortfall results in a recommendation of a specific allowance or charge-off if the likelihood of loss is evaluated as probable. To determine the adequacy of collateral on a particular loan, an estimate of the fair value of the collateral is based on the most current appraised value available. This appraised value is then reduced to reflect estimated liquidation expenses.

The allowance contains reserves identified as unallocated to cover inherent losses within a given loan category which have not been otherwise reviewed or measured on an individual basis. Such reserves include the evaluation of the national and local economy, loan portfolio volumes, the composition and concentrations of credit, credit quality and delinquency trends. These reserves reflect management’s attempt to ensure that the overall allowance reflects a margin for imprecision and the uncertainty that is inherent in estimates of probable credit losses.

The results of this quarterly process are summarized along with recommendations and presented to Executive and Senior Management for their review. Based on these recommendations, loan loss allowances are approved by Executive and Senior Management. All supporting documentation with regard to the evaluation process, loan loss experience, allowance levels and the schedules of classified loans are maintained by the Accounting Department. A summary of loan loss allowances and the methodology employed to determine such allowances is presented to the Board of Directors on a quarterly basis.

Our primary lending emphasis has been the origination of commercial real estate loans, multi-family loans and the origination and purchase of residential mortgage loans. We also originate commercial and industrial loans, home equity loans and home equity lines of credit. These activities resulted in a loan concentration in residential mortgages, as well as a concentration of loans secured by real estate property located in New Jersey and New York. Based on the composition of our loan portfolio, we believe the primary risks are increases in interest rates, a continued decline in the general economy, and a further decline in real estate market values in New Jersey, New York and surrounding states. Any one or combination of these events may adversely affect our loan portfolio resulting in increased delinquencies, loan losses and future levels of loan loss provisions. We consider it important to maintain the ratio of our allowance for loan losses to total loans at an adequate level given current economic conditions and the composition of the portfolio. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

For commercial real estate, multi-family and construction loans, the Company obtains an appraisal for all collateral dependent loans upon origination and an updated appraisal in the event interest or principal payments are 90 days delinquent or when the timely collection of such income is considered doubtful. This is done in order to determine the specific reserve needed upon initial recognition of a collateral dependent loan as non-accrual and/or impaired. In subsequent reporting periods, as part of the allowance for loan loss process, the Company reviews each collateral dependent commercial real estate loan previously classified as non-accrual and/or impaired and assesses whether there has been an adverse change in the collateral value supporting the loan. The Company utilizes information from its commercial lending officers its credit department and loan workout department’s knowledge of changes in real estate conditions in our lending area to identify if possible deterioration of collateral value has occurred. Based on the severity of the changes in market conditions, management determines if an updated appraisal is warranted or if downward adjustments to the previous appraisal are warranted. If it is determined that the deterioration of the collateral value is significant enough to warrant ordering a new appraisal, an estimate of the downward adjustments to the existing appraised value is used in assessing if additional specific reserves are necessary until the updated appraisal is received.

For homogeneous residential mortgage loans, the Company’s policy is to obtain an appraisal upon the origination of the loan and an updated appraisal in the event a loan becomes 90 days delinquent. Thereafter, the appraisal is updated every two years if the loan remains in non-performing status and the foreclosure process has not been completed. Management adjusts the appraised value of residential loans to reflect estimated selling costs and declines in the real estate market.

Management believes the potential risk for outdated appraisals for impaired and other non-performing loans has been mitigated due to the fact that the loans are individually assessed to determine that the loan’s carrying value is not in excess of the fair value of the collateral. Loans are generally charged off after an analysis is completed which indicates that collectability of the full principal balance is in doubt.

Our allowance for loan losses reflects probable losses considering, among other things, the continued adverse economic conditions, the actual growth and change in composition of our loan portfolio, the level of our non-performing loans and our charge-off experience. We believe the allowance for loan losses reflects the inherent credit risk in our portfolio.

Although we believe we have established and maintained the allowance for loan losses at adequate levels, additions may be necessary if the current economic environment continues or deteriorates. Management uses the best information available; however, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. In addition, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of the years ended December 31, 2013 and 2012:

	December 31, 2013
	Residential Mortgage	Multi- Family	Commercial Real Estate	Construction Loans	Commercial and Industrial Loans	Consumer and Other Loans	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Beginning balance-December 31, 2012	$45,369	29,853	33,347	16,062	4,094	2,086	11,361	142,172
Charge-offs	(15,508)	(1,266)	(1,101)	(3,424)	(516)	(795)	—	(22,610)
Recoveries	2,528	219	65	315	604	135	—	3,866
Provision	19,371	13,297	14,346	(4,006)	5,091	735	1,666	50,500

Ending balance-December 31, 2013	$51,760	42,103	46,657	8,947	9,273	2,161	13,027	173,928

Individually evaluated for impairment	$2,066	—	—	—	—	—	—	2,066
Collectively evaluated for impairment	49,694	42,103	46,657	8,947	9,273	2,161	13,027	171,862
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—

Balance at December 31, 2013	$51,760	42,103	46,657	8,947	9,273	2,161	13,027	173,928

Loans:
Individually evaluated for impairment	$20,987	15,313	11,713	17,037	1,612	—	—	66,662
Collectively evaluated for impairment	5,671,823	3,970,204	2,474,224	177,505	264,224	403,929	—	12,961,909
Loans acquired with deteriorated credit quality	5,541	691	19,390	7,719	2,586	120	—	36,047

Balance at December 31, 2013	$5,698,351	3,986,208	2,505,327	202,261	268,422	404,049	—	13,064,618

	December 31, 2012
	Residential Mortgage	Multi- Family	Commercial Real Estate	Construction Loans	Commercial and Industrial Loans	Consumer and Other Loans	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Beginning balance-December 31, 2011	$32,447	13,863	30,947	22,839	3,677	1,335	12,134	117,242
Charge-offs	(20,180)	(9,058)	(479)	(13,227)	(99)	(1,107)	—	(44,150)
Recoveries	593	—	43	3,387	23	34	—	4,080
Provision	32,509	25,048	2,836	3,063	493	1,824	(773)	65,000

Ending balance-December 31, 2012	$45,369	29,853	33,347	16,062	4,094	2,086	11,361	142,172

Individually evaluated for impairment	$2,142	—	—	—	—	—	—	2,142
Collectively evaluated for impairment	43,227	29,853	33,347	16,062	4,094	2,086	11,361	140,030
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—

Balance at December 31, 2012	$45,369	29,853	33,347	16,062	4,094	2,086	11,361	142,172

Loans:
Individually evaluated for impairment	$12,235	10,574	7,075	26,314	1,208	—	—	57,406
Collectively evaluated for impairment	4,825,603	2,984,478	1,959,081	198,502	167,735	238,922	—	10,374,321
Loans acquired with deteriorated credit quality	477	419	5,533	—	315	—	—	6,744

Balance at December 31, 2012	$4,838,315	2,995,471	1,971,689	224,816	169,258	238,922	—	10,438,471

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. For non-homogeneous loans, such as commercial and commercial real estate loans the Company analyzes the loans individually by classifying the loans as to credit risk and assesses the probability of collection for each type of class. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Pass - “Pass” assets are well protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner.

Special Mention - A “Special Mention” asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special Mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Residential loans delinquent 30-89 days are considered special mention.

Substandard - A “Substandard” asset is inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Residential loans delinquent 90 days or greater are considered substandard.

Doubtful - An asset classified “Doubtful” has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently known facts, conditions, and values.

Loss - An asset or portion thereof, classified “Loss” is considered uncollectible and of such little value that its continuance on the institution’s books as an asset, without establishment of a specific valuation allowance or charge-off, is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery will occur. As such, it is not practical or desirable to defer the write-off.

The following tables present the risk category of loans as of December 31, 2013 and December 31, 2012 by class of loans excluding PCI loans:

	December 31, 2013
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In thousands)
Residential	$5,584,728	23,252	84,830	—	—	5,692,810
Multi-family	3,919,808	49,199	16,510	—	—	3,985,517
Commercial real estate	2,389,086	23,739	73,112	—	—	2,485,937
Construction	158,576	7,847	28,119	—	—	194,542
Commercial and industrial	247,983	7,540	10,313	—	—	265,836
Consumer and Other	400,890	1,065	1,974	—	—	403,929

Total	$12,701,071	112,642	214,858	—	—	13,028,571

	December 31, 2012
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(In thousands)
Residential	$4,714,303	45,144	78,266	125	—	4,837,838
Multi-family	2,945,844	31,594	17,614	—	—	2,995,052
Commercial real estate	1,924,655	18,869	22,632	—	—	1,966,156
Construction	160,390	3,315	61,111	—	—	224,816
Commercial and industrial	162,428	3,319	3,196	—	—	168,943
Consumer and Other	236,418	1,065	1,238	201	—	238,922

Total	$10,144,038	103,306	184,057	326	—	10,431,727

The following tables present the payment status of the recorded investment in past due loans as of December 31, 2013 and December 31, 2012 by class of loans excluding PCI loans:

	December 31, 2013
	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
	(In thousands)
Residential mortgage	$17,779	7,358	66,079	91,216	5,601,594	5,692,810
Multi-family	1,408	218	3,588	5,214	3,980,303	3,985,517
Commercial real estate	16,380	10,247	2,091	28,718	2,457,219	2,485,937
Construction	302	527	16,181	17,010	177,532	194,542
Commercial and industrial	5,871	287	775	6,933	258,903	265,836
Consumer and other	897	168	1,973	3,038	400,891	403,929

Total	$42,637	18,805	90,687	152,129	12,876,442	13,028,571

	December 31, 2012
	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
	(In thousands)
Residential mortgage	$33,451	11,715	76,088	121,254	4,716,584	4,837,838
Multi-family	191	3,950	11,143	15,284	2,979,768	2,995,052
Commercial real estate	16,469	3,016	753	20,238	1,945,918	1,966,156
Construction	—	—	18,876	18,876	205,940	224,816
Commercial and industrial	631	2,639	375	3,645	165,298	168,943
Consumer and other	881	196	1,238	2,315	236,607	238,922

Total	$51,623	21,516	108,473	181,612	10,250,115	10,431,727

The following table presents non-accrual loans excluding PCI loans at the dates indicated:

	December 31, 2013		December 31, 2012
	# of loans	Amount	# of loans	Amount
	(Dollars in thousands)
Non-accrual:
Residential and consumer	304	$74,282	354	$82,533
Construction	18	16,181	9	25,764
Multi-family	5	5,905	5	11,143
Commercial real estate	12	2,711	4	753
Commercial and industrial	4	1,281	2	375

Total Non-accrual Loans	343	$100,360	374	$120,568

Included in the non-accrual table above are TDR loans whose payment status is current but the Company has classified as non-accrual as the loans have not maintained current payment status for six consecutive months and therefore do not meet the criteria for accrual status. As of December 31, 2013, these loans are comprised of 1 multi-family loan for $2.3 million, 1 commercial loan for $620,000, 1 commercial and industrial loan for $506,000 and 14 residential loans totaling $4.6 million. There were 5 residential TDR loans totaling $1.6 million which were 30-89 delinquent classified as non-accrual. The Company has no loans past due 90 days or more delinquent that are still accruing interest. PCI loans are excluded from non accrual loans, as they are recorded at fair value based on the present value of expected future cash flows. As of December 31, 2013, PCI loans totaled $36.0 million of which $19.6 million were current and $16.4 million were 90 days or more delinquent. As of December 31, 2012, PCI loans totaled $6.7 million of which $5.7 million were current and $966,000 were 90 days or more delinquent.

At December 31, 2013 and 2012, loans meeting the Company’s definition of an impaired loan were primarily collateral dependent and totaled $66.7 million and $57.4 million, respectively, with allocations of the allowance for loan losses of $2.1 million for both periods. During the years ended December 31, 2013 and 2012, interest income received and recognized on these loans totaled $2.4 million and $1.6 million, respectively.

The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2013 and December 31, 2012:

	December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance:
Residential mortgage	$3,924	5,607	—	3,330	190
Multi-family	15,313	28,681	—	15,405	428
Commercial real estate	11,713	12,223	—	11,538	679
Construction	17,037	26,642	—	19,157	198
Commercial and industrial	1,612	1,612	—	1,490	105

With an allowance recorded:
Residential mortgage	17,063	17,457	2,066	15,880	753
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	—	—

Total:
Residential mortgage	20,987	23,064	2,066	19,210	943
Multi-family	15,313	28,681	—	15,405	428
Commercial real estate	11,713	12,223	—	11,538	679
Construction	17,037	26,642	—	19,157	198
Commercial and industrial	1,612	1,612	—	1,490	105

Total impaired loans	$66,662	92,222	2,066	66,800	2,353

	December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance:
Residential mortgage	$1,448	2,176	—	1,375	20
Multi-family	10,574	19,336	—	6,764	310
Commercial real estate	7,075	7,476	—	5,081	492
Construction	26,314	43,945	—	25,557	384
Commercial and industrial	1,208	1,208	—	641	90

With an allowance recorded:
Residential mortgage	10,787	11,075	2,142	9,569	283
Multi-family	—	—	—	2,316	—
Commercial real estate	—	—	—	—	—
Construction	—	—	—	17,054	—
Commercial and industrial	—	—	—	—	—

Total:
Residential mortgage	12,235	13,251	2,142	10,944	303
Multi-family	10,574	19,336	—	9,080	310
Commercial real estate	7,075	7,476	—	5,081	492
Construction	26,314	43,945	—	42,611	384
Commercial and industrial	1,208	1,208	—	641	90

Total impaired loans	$57,406	85,216	2,142	68,357	1,579

The average recorded investment is the annual average calculated based upon the ending quarterly balances. The interest income recognized is the year to date interest income recognized on a cash basis.

Troubled Debt Restructurings

On a case-by-case basis, the Company may agree to modify the contractual terms of a borrower’s loan to remain competitive and assist customers who may be experiencing financial difficulty, as well as preserve the Company’s position in the loan. If the borrower is experiencing financial difficulties and a concession has been made at the time of such modification, the loan is classified as a troubled debt restructured loan.

Substantially all of our troubled debt restructured loan modifications involve lowering the monthly payments on such loans through either a reduction in interest rate below a market rate, an extension of the term of the loan, or a combination of these two methods. These modifications rarely result in the forgiveness of principal or accrued interest. In addition, we frequently obtain additional collateral or guarantor support when modifying commercial loans. If the borrower has demonstrated performance under the previous terms and our underwriting process shows the borrower has the capacity to continue to perform under the restructured terms, the loan will continue to accrue interest. Non-accruing restructured loans may be returned to accrual status when there has been a sustained period of repayment performance (generally six consecutive months of payments) and both principal and interest are deemed collectible.

The following tables present the total troubled debt restructured loans at December 31, 2013 and December 31, 2012 excluding the PCI loans:

	December 31, 2013
	Accrual		Non-accrual		Total
	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in thousands)
Residential mortgage	35	$12,975	26	$8,021	61	$20,996
Multi-family	4	9,844	1	2,317	5	12,161
Commercial real estate	7	11,093	1	620	8	11,713
Commercial and industrial	1	1,106	1	506	2	1,612
Construction	3	4,552	—	—	3	4,552

	50	$39,570	29	$11,464	79	$51,034

	December 31, 2012
	Accrual		Non-accrual		Total
	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in thousands)
Residential mortgage	18	$7,178	21	$5,057	39	$12,235
Commercial real estate	3	7,471	—	—	3	7,471
Commercial and industrial	1	1,107	—	—	1	1,107
Construction	—	—	3	6,888	3	6,888

	22	$15,756	24	$11,945	46	$27,701

The following tables present information about troubled debt restructurings which occurred during the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013			2012
	Number of Loans	Pre- modification Recorded Investment	Post- modification Recorded Investment	Number of Loans	Pre- modification Recorded Investment	Post- modification Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructings:
Residential mortgage	23	$10,031	$9,463	20	$5,477	$5,523
Multi-family	5	20,677	13,060	—	—	—
Commercial real estate	4	5,080	4,679	1	4,901	4,901
Commercial and industrial	1	521	521	1	1,107	1,107

Post-modification recorded investment represents the balance immediately following modification. Residential mortgage loan modifications primarily involved the reduction in loan interest rate and extension of loan maturity dates.

All TDRs are impaired loans, which are individually evaluated for impairment, as discussed above. Collateral dependant impaired loans classified as TDRs were written down to the estimated fair value of the collateral. There were $1.6 million and $3.5 million in charges-offs for collateral dependant TDRs during the years ended December 31, 2013 and 2012. The allowance for loan losses associated with the TDRs presented in the above tables totaled $2.1 million for both periods at December 31, 2013 and 2012, respectively.

Residential TDRs were modified to reflect a reduction in interest rates to current market rates. Several residential TDRs include step up interest rates in their modified terms which will impact their weighted average yield in the future. For the year ended December 31, 2013, there were 23 residential TDRs that had a weighted average modified interest rate of approximately 3.33% compared to a yield of 5.05% prior to modification. For the year ended December 31, 2012, there were 20 residential TDRs that had a weighted average modified interest rate of approximately 3.15% compared to a yield of 5.67% prior to modification.

Commercial loan modifications which qualified as a TDR comprised of terms of maturity being extended and reduction in interest rates to current market terms. For the year ended December 31, 2013, there were 4 commercial real estate TDRs had a weighted average modified interest rate of approximately 5.41% as compared to a yield of 7.29% prior to modification, 5 multi-family TDRs that had a weighted average modified interest rate of approximately 3.79% as compared to a rate of 7.66% prior to modification and 1 commercial and industrial TDR that had a weighted average modified interest rate of approximately 4.00% as compared to a rate of 6.00% prior to modification. For the year ended December 31, 2012, commercial real estate TDRs that had a weighted average modified interest rate of approximately 5.75% compared to a yield of 5.82% prior to modification.

Loans modified as TDRs in the previous 12 months to December 31, 2013, for which there was a payment default consisted of two residential loans with a recorded investment of $763,000 at December 31, 2013. Loans modified as TDRs in the previous 12 months to December 31, 2012, for which there was a payment default consisted of 1 construction loan with a recorded investment of $2.9 million and three residential loans with a recorded investment of $413,000 at December 31, 2012.

6. Office Properties and Equipment, Net

Office properties and equipment are summarized as follows:

	December 31,
	2013	2012
	(In thousands)
Land	$12,728	10,728
Office buildings	73,770	27,715
Leasehold improvements	44,587	42,419
Furniture, fixtures and equipment	54,610	33,577
Construction in process	24,299	20,062

	209,994	134,501
Less accumulated depreciation and amortization	71,889	43,093

	$138,105	91,408

Depreciation and amortization expense for the years ended December 31, 2013, 2012 and 2011 was $8.5 million, $7.2 million and $6.4 million, respectively.

7. Goodwill and Other Intangible Assets

The carrying amount of goodwill for the years ended December 31, 2013 and December 31, 2012 was approximately $77.6 million and $77.1 million. For the year ended December 31, 2013, the increase in goodwill primarily reflects the acquisition of Roma Financial.

The following table summarizes other intangible assets as of December 31, 2013 and December 31, 2012:

	Gross Intangible Asset	Accumulated Amortization	Valuation Allowance	Net Intangible Assets
	(In thousands)
December 31, 2013
Mortgage Servicing Rights	$44,801	(30,018)	(81)	14,702
Core Deposit Premiums	23,205	(6,569)	—	16,636
Other	300	(80)	—	220

Total other intangible assets	$68,306	(36,667)	(81)	31,558

December 31, 2012
Mortgage Servicing Rights	$37,838	(24,107)	(1,705)	12,026
Core Deposit Premiums	14,338	(4,455)	—	9,883
Other	300	(50)	—	250

Total other intangible assets	$52,476	(28,612)	(1,705)	22,159

Mortgage servicing rights are accounted for using the amortization method. Under this method, the Company amortizes the loan servicing asset in proportion to, and over the period of, estimated net servicing revenues. During 2008, the Company began selling loans on a servicing-retained basis. Loans that were sold on this basis, amounted to $1.71 billion and $1.40 billion at December 31, 2013 and December 31, 2012 respectively, all of which relate to residential mortgage loans. At December 31, 2013 and 2012, the servicing asset, included in intangible assets, had an estimated fair value of $14.7 million and $12.0 million, respectively. Fair value was based on expected future cash flows considering a weighted average discount rate of 10.20% , a weighted average constant prepayment rate on mortgages of 8.48% and a weighted average life of 7.4 years.

Core deposit premiums are amortized using an accelerated method and having a weighted average amortization period of 10 years. For the year ended December 31, 2013, the Company recorded $8.9 million in core deposit premiums resulting from the acquisitions of Roma Financial.

The following presents the estimated future amortization expense of other intangible assets for the next five years:

	Mortgage Servicing Rights	Core Deposit Premiums	Other
	(In thousands)
2014	$3,469	$4,076	$30
2015	3,047	3,588	30
2016	2,611	3,158	30
2017	2,191	2,779	30
2018	1,772	2,444	30

8. Deposits

Deposits are summarized as follows:

	December 31,
	2013			2012
	Weighted Average Rate	Amount	% of Total	Weighted Average Rate	Amount	% of Total
	(In thousands)
Savings	0.28%	$2,212,034	20.64%	0.37%	$1,718,199	19.59%
Checking accounts	0.17%	3,163,250	29.50%	0.21%	2,498,829	28.50%
Money market deposits	0.34%	1,958,982	18.28%	0.37%	1,585,865	18.09%

Total transaction accounts	0.25%	7,334,266	68.42%	0.30%	5,802,893	66.18%
Certificates of deposit	0.83%	3,384,545	31.58%	1.19%	2,965,964	33.82%

Total Deposits	0.43%	$10,718,811	100.00%	0.60%	$8,768,857	100.00%

Scheduled maturities of certificates of deposit are as follows:

	December 31,
	2013	2012
	(In thousands)
Within one year	$2,170,493	1,632,705
One to two years	552,127	586,001
Two to three years	376,172	225,973
Three to four years	179,774	284,634
After four years	105,979	236,651

	$3,384,545	2,965,964

The aggregate amount of certificates of deposit in denominations of $100,000 or more totaled approximately $1.58 billion and $1.30 billion at December 31, 2013 and December 31, 2012.

Interest expense on deposits consists of the following:

	For the Year Ended December 31,
	2013	2012	2011
	(In thousands)
Savings	$6,320	7,859	9,713
Checking accounts	6,245	6,586	5,999
Money market deposits	7,537	7,937	7,275
Certificates of deposit	29,867	41,200	56,902

Total	$49,969	63,582	79,889

9. Borrowed Funds

Borrowed funds are summarized as follows:

	December 31,
	2013		2012
	Principal	Weighted Average Rate	Principal	Weighted Average Rate
	(Dollars in thousands)
Funds borrowed under repurchase agreements:
FHLB	$23,000	3.90%	$55,000	3.94%
Other brokers	244,681	1.35%	—	—

Total funds borrowed under repurchase agreements	267,681	1.60%	55,000	3.94%
Other borrowed funds:
FHLB advances	3,094,494	1.83%	2,645,500	2.14%
Other	5,099	1.91%	5,152	1.92%

Total other borrowed funds:	3,099,593	1.83%	2,650,652	2.14%

Total borrowed funds	$3,367,274	1.81%	$2,705,652	2.18%

Borrowed funds had scheduled maturities as follows:

	December 31,
	2013		2012
	Principal	Weighted Average Rate	Principal	Weighted Average Rate
	(Dollars in thousands)
Within one year	$1,214,204	0.64%	$915,500	1.26%
One to two years	311,500	3.49%	109,000	3.07%
Two to three years	325,000	2.79%	301,000	3.50%
Three to four years	250,730	3.01%	325,000	2.79%
Four to five years	714,246	2.26%	225,000	2.90%
After five years	551,594	1.73%	830,152	2.16%

Total borrowed funds	$3,367,274	1.81%	$2,705,652	2.18%

Mortgage-backed securities have been sold, subject to repurchase agreements, to the FHLB and various brokers. Mortgage-backed securities sold, subject to repurchase agreements, are held by the FHLB for the benefit of the Company. Repurchase agreements require repurchase of the identical securities. Whole mortgage loans have been pledged to the FHLB as collateral for advances, but are held by the Company.

The amortized cost and fair value of the underlying securities used as collateral for securities sold under agreements to repurchase are as follows:

	December 31,
	2013	2012
	(Dollars in thousands)
Amortized cost of collateral:
Mortgage-backed securities	$325,392	98,401

Total amortized cost of collateral	$325,392	98,401

Fair value of collateral:
Mortgage-backed securities	$322,563	102,673

Total fair value of collateral	$322,563	102,673

In addition to the above securities, the Company has also pledged mortgage loans as collateral for these borrowings.

During the years ended December 31, 2013, 2012 and 2011, the maximum month-end balance of the repurchase agreements was $261.2 million, $250.0 million and $500.0 million, respectively. The average amount of repurchase agreements outstanding during the years ended December 31, 2013, 2012 and 2011 was $165.4 million, $156.1 million and $347.3 million, respectively, and the average interest rate was 1.50%, 3.93% and 4.26%, respectively.

At December 31, 2013, the Company participated in the FHLB’s Overnight Advance program. This program allows members to borrow overnight up to their maximum borrowing capacity at the FHLB. At December 31, 2013, our borrowing capacity at the FHLB was $6.89 billion, of which the Company had outstanding borrowings of $3.12 billion and outstanding letters of credit of $1.18 billion. The overnight advances are priced at the federal funds rate plus a spread (generally between 20 and 30 basis points) and re-price daily. In addition, the Bank had an effective commitment for unsecured discretionary overnight borrowings with other institutions totaling $100 million, of which no balance was outstanding at December 31, 2013.

10. Income Taxes

The components of income tax expense are as follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Current tax expense:
Federal	$76,692	62,331	54,258
State	7,881	4,491	3,630

	84,573	66,822	57,888

Deferred tax (benefit) expense:
Federal	(16,887)	(11,331)	(11,550)
State	(3,931)	592	(57)

	(20,818)	(10,739)	(11,607)

Total income tax expense	$63,755	56,083	46,281

The following table presents the reconciliation between the actual income tax expense and the “expected” amount computed using the applicable statutory federal income tax rate of 35%:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
“Expected” federal income tax expense	$61,525	50,698	43,808
State tax, net	2,567	3,304	2,322
Bank owned life insurance	(1,014)	(972)	(1,098)
Expiration of loss carryforward	645	2	36
Change in valuation allowance for federal deferred tax assets	(645)	(2)	(36)
ESOP fair market value adjustment	538	295	189
Non-deductible compensation	411	454	566
Non-deductible acquisition related expenses	297	866	—
Expiration of stock options	—	1,267	—
Other	(569)	171	494

Total income tax expense	$63,755	56,083	46,281

The temporary differences and loss carryforwards which comprise the deferred tax asset and liability are as follows:

	December 31,
	2013	2012
	(In thousands)
Deferred tax asset:
Employee benefits	$25,882	21,165
Deferred compensation	1,265	1,403
Premises and equipment	—	907
Allowance for loan losses	67,135	53,308
Net unrealized loss on securities	14,631	1,888
Net other than temporary impairment loss on securities	44,945	46,384
Capital losses on securities	—	762
ESOP	2,279	1,840
Allowance for delinquent interest	18,340	11,677
Fair value adjustments related to acquisition	38,131	8,209
Discount Accretion	89	—
Other	4,480	3,910

Gross deferred tax asset	217,177	151,453
Valuation allowance	—	(762)

	217,177	150,691

Deferred tax liability:
Intangible assets	381	550
Discount accretion	—	135
Premises and equipment	590	—

Gross deferred tax liability	971	685

Net deferred tax asset	$216,206	150,006

A deferred tax asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced by the amount of any tax benefits that, based on available evidence, are more likely than not to be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences and carryforwards become deductible.

At December 31, 2013, the Company had gross unrealized losses totaling $143.5 million pertaining to our trust preferred securities which were recognized as OTTI charges during the year ended June 30, 2009. Based upon projections of future taxable income and the ability to carry back losses for two years, management believes it is more likely than not the Company will realize the deferred tax asset.

A valuation allowance is recorded for tax benefits which management has determined are not more likely than not to be realized. Due to the expiration of its remaining capital loss carryforwards, the Company no longer maintains a valuation allowance at December 31, 2013. At December 31, 2012, the valuation allowance was $762,000, all of which was related to capital losses on securities.

Retained earnings at December 31, 2013 included approximately $42.3 million for which deferred income taxes of approximately $17.1 million have not been provided. The retained earnings amount represents the base year allocation of income to bad debt deductions for tax purposes only. Base year reserves are subject to recapture if the Bank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter. Under ASC 740, this amount is treated as a permanent difference and deferred taxes are not recognized unless it appears that it will be reduced and result in taxable income in the foreseeable future. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes or distributions in complete or partial liquidation.

The Company had no unrecognized tax benefits or related interest or penalties at December 31, 2013 and 2012.

The Company files income tax returns in the United States federal jurisdiction and in the states of New Jersey and New York. With few exceptions, the Company is no longer subject to federal and state income tax examinations by tax authorities for years prior to 2009. At December 31, 2013, the Company is being audited by New York City in relation to an acquired entity. In February 2014, Investors Bank was notified by New York State that they would be conducting an audit of its tax returns for the years 2010 through 2012.

11. Benefit Plans

Defined Benefit Pension Plan

The Company participates in the Pentegra Defined Benefit Plan for Financial Institutions (“Pentegra DB Plan”), a tax-qualified defined-benefit pension plan. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.

The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

The funded status (fair value of plan assets divided by funding target) as of July 1, 2013 and 2012 was 98.38% and 103.01%, respectively. The fair value of plan assets reflects any contributions received through June 30, 2013.

The Company’s required contribution and pension cost was $5.9 million, $5.2 million and $5.2 million in the years ended December 31, 2013, 2012 and 2011, respectively. The accrued pension liability was $247,000 and $1.1 million at December 31, 2013 and 2012, respectively. The Company’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the plan. The Company’s expected contribution for the 2014 year is approximately $6.0 million.

In connection with the acquisition of Roma Financial on December 6, 2013, the Company assumed their defined benefit pension plan. In May 2013, the board of directors of Roma Financial approved the termination of the defined benefit pension plan, effective upon the closing of the acquisition. The unfunded status as of December 31, 2013 is $6.3 million which was fully accrued for at December 6, 2013, the closing of the acquisition.

SERP, Directors’ Plan and Other Postretirement Benefits Plan

The Company has a Supplemental Executive Retirement Wage Replacement Plan (SERP). The SERP is a nonqualified, defined benefit plan which provides benefits to employees as designated by the Compensation Committee of the Board of Directors if their benefits and/or contributions under the pension plan are limited by the Internal Revenue Code. The Company also has a nonqualified, defined benefit plan which provides benefits to certain directors. The SERP and the directors’ plan are unfunded and the costs of the plans are recognized over the period that services are provided.

The following table sets forth information regarding the SERP and the directors’ defined benefit plan:

	December 31,
	2013	2012
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$25,526	19,791
Service cost	1,799	1,313
Interest cost	908	796
(Gain) loss due to change in discount rate	(3,634)	1,360
Loss due to demographic changes	5,647	2,795
Actuarial (gain) loss	(330)	235
Benefits paid	(764)	(764)

Benefit obligation at end of year	29,152	25,526

Funded status	$(29,152)	(25,526)

The underfunded pension benefits of $29.2 million and $25.5 million at December 31, 2013 and 2012 , respectively, are included in other liabilities in the consolidated balance sheets. The components of accumulated other comprehensive loss related to pension plans, on a pre-tax basis, at December 31, 2013 and 2012, are summarized in the following table.

	December 31,
	2013	2012
	(In thousands)
Prior service cost	$146	244
Net actuarial gain	8,956	7,933

Total amounts recognized in accumulated other comprehensive income	$9,102	8,177

The accumulated benefit obligation for the SERP and directors’ defined benefit plan was $20.1 million and $17.3 million at December 31, 2013 and 2012, respectively. The measurement date for our SERP, directors’ plan is December 31 for the years ended December 31, 2013, 2012 and 2011.

The weighted-average actuarial assumptions used in the plan determinations at December 31, 2013 and 2012 were as follows:

	December 31,
	2013	2012
Discount rate	4.53%	3.56%
Rate of compensation increase	4.00%	3.87%

The components of net periodic benefit cost are as follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Service cost	$1,799	1,313	1,061
Interest cost	908	796	811
Amortization of:
Prior service cost	98	98	98
Net gain	660	145	—

Total net periodic benefit cost	$3,465	2,352	1,970

The following are the weighted average assumptions used to determine net periodic benefit cost:

	Year Ended December 31,
	2013	2012	2011
Discount rate	3.56%	4.08%	5.18%
Rate of compensation increase	3.87%	3.74%	3.63%

Estimated future benefit payments, which reflect expected future service, as appropriate for the next ten calendar years are as follows:

Amount
(In thousands)
2014	$985
2015	980
2016	976
2017	973
2018	974
2019 through 2023	14,398

401(k) Plan

The Company has a 401(k) plan covering substantially all employees providing they meet the eligibility age requirement of age 21. The Company matches 50% of the first 6% contributed by the participants. The Company’s aggregate contributions to the 401(k) plan for the years ended December 31, 2013, 2012 and 2011 were $1.5 million, $1.2 million and $1.0 million, respectively.

Employee Stock Ownership Plan

The ESOP is a tax-qualified plan designed to invest primarily in the Company’s common stock that provides employees with the opportunity to receive a funded retirement benefit from the Bank, based primarily on the value of the Company’s common stock. The ESOP was authorized to purchase, and did purchase, 4,254,072 shares of the Company’s common stock at a price of $10.00 per share with the proceeds of a loan from the Company to the ESOP. The outstanding loan principal balance at December 31, 2013 was $33.5 million. Shares of the Company’s common stock pledged as collateral for the loan are released from the pledge for allocation to participants as loan payments are made.

At December 31, 2013, shares allocated to participants were 1,276,221 since the plan inception. ESOP shares that were unallocated or not yet committed to be released totaled 2,977,851 at December 31, 2013, and had a fair value of $76.2 million. ESOP compensation expense for the years ended December 31, 2013, 2012 and 2011 was $3.0 million, $2.3 million and $2.0 million, respectively, representing the fair value of shares allocated or committed to be released during the year.

The Company also has established an Amended and Restated Supplemental ESOP and Retirement Plan, which is a non-qualified plan that provides supplemental benefits to certain executives as designated by the Compensation Committee of the Board of Directors who are prevented from receiving the full benefits contemplated by the retirement plan and/or employee stock ownership plan’s benefit formula. With regards to the Supplemental ESOP, the supplemental benefits consist of payments representing shares that cannot be allocated to participants under the ESOP due to the legal limitations imposed on tax-qualified plans. During the years ended December 31, 2013, 2012 and 2011, compensation expense (benefit) related to this plan amounted to $782,000, $240,000 and $200,000, respectively.

Equity Incentive Plan

At the annual meeting held on October 24, 2006, stockholders of the Company approved the Investors Bancorp, Inc. 2006 Equity Incentive Plan. The Company adopted ASC 718, “Compensation- Stock Compensation”, upon approval of the Plan, and began to expense the fair value of all share-based compensation granted over the requisite service periods.

During the year ended December 31, 2013, the Compensation and Benefits Committee approved the issuance of an additional 3,000 restricted stock awards and 197,920 stock options to certain officers. In addition, as part of the Roma Financial acquisition 621,269 stock awards were granted for the conversion of outstanding Roma Financial stock awards. These shares had a weighted average exercise price of $15.59 per share and were fully vested upon acquisition. The company will not recognize compensation expense in the future on these awards as they have been accounted for as part of the acquisition.

During the year ended December 31, 2012, the Compensation and Benefits Committee approved the issuance of an additional 484,000 restricted stock awards and 7,000 stock options to certain officers. During the year ended December 31, 2011, the Compensation and Benefits Committee approved the issuance of an additional 500,000 restricted stock awards and 15,000 stock options to certain officers.

ASC 718 also requires the Company to report as a financing cash flow the benefits of realized tax deductions in excess of the deferred tax benefits previously recognized for compensation expense. There were no such excess tax benefits in the years ended December 31, 2013, 2012 and 2011. In accordance with this guidance the Company classified share-based compensation for employees and outside directors within “compensation and fringe benefits” in the consolidated statements of income to correspond with the same line item as the cash compensation paid.

Stock options generally vest over a five-year service period. The Company recognizes compensation expense for all option grants over the awards’ respective requisite service periods. Management estimated the fair values of all option grants using the Black-Scholes option-pricing model. Since there is limited historical information on the volatility of the Company’s stock, management also considered the average volatilities of similar entities for an appropriate period in determining the assumed volatility rate used in the estimation of fair value. Management estimated the expected life of the options using the simplified method allowed under ASC 718. The seven-year Treasury yield in effect at the time of the grant provides the risk-free rate for periods within the contractual life of the option, which is ten years. The Company recognizes compensation expense for the fair values of these awards, which have graded vesting, on a straight-line basis over the requisite service period of the awards.

Restricted shares generally vest over a five-year service period or seven year performance based period. The product of the number of shares granted and the grant date market price of the Company’s common stock determines the fair value of restricted shares under the Company’s restricted stock plan. The Company recognizes compensation expense for the fair value of restricted shares on a straight-line basis over the requisite service period.

During the years ended December 31, 2013, 2012 and 2011, the Company recorded $3.4 million, $3.7 million and $8.7 million respectively, of share-based compensation expense, comprised of stock option expense of $365,000, $424,000 and $3.0 million, respectively, and restricted stock expense of $3.1 million, $3.2 million and $5.7 million, respectively.

The following is a summary of the status of the Company’s restricted shares as of December 31, 2013 and changes therein during the year then ended:

	Number of Shares Awarded	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2012	1,292,739	$13.69
Granted	3,000	18.18
Vested	(246,832)	13.54
Forfeited	(7,501)	13.80

Non-vested at December 31, 2013	1,041,406	$13.70

Expected future compensation expense relating to the non-vested restricted shares at December 31, 2013 is $11.5 million over a weighted average period of 4.26 years.

The following is a summary of the Company’s stock option activity and related information for its option plan for the year ended December 31, 2013:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2012	4,320,068	$14.98	4.1	$12,083
Granted	819,189	16.85
Exercised	(696,139)	15.28
Forfeited	(12,000)	16.23
Expired	—	—

Outstanding at December 31, 2013	4,431,118	$15.28	3.7	$45,652

Exercisable at December 31, 2013	4,225,898	$15.03	3.4	$44,604

The fair value of the option grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	December 31,
	2013	2012	2011
Expected dividend yield	0.16%	1.12%	—%
Expected volatility	33.20%	30.40%	31.59%
Risk-free interest rate	1.38%	0.67%	2.08%
Expected option life	6.5 years	10.0 years	6.5 years

The weighted average grant date fair value of options granted during the years ended December 31, 2013 and 2012 was $9.51 and $6.04 per share, respectively. Expected future expense relating to the non-vested options outstanding as of December 31, 2013 is $1.3 million over a weighted average period of 6.45 years. Upon exercise of vested options, management expects to draw on treasury stock as the source of the shares.

12. Commitments and Contingencies

The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. Management and the Company’s legal counsel are of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

At December 31, 2013, the Company was obligated under various non-cancelable operating leases on buildings and land used for office space and banking purposes. These operating leases contain escalation clauses which provide for increased rental expense, based primarily on increases in real estate taxes and cost-of-living indices. Rental expense under these leases aggregated approximately $15.2 million, $13.9 million and $10.4 million for the year ended December 31, 2013, 2012 and 2011, respectively.

The projected annual minimum rental commitments are as follows:

Amount
(In thousands)
2014	$15,470
2015	15,644
2016	14,740
2017	14,010
2018	13,040
Thereafter	86,575

$159,479

Financial Transactions with Off-Balance-Sheet Risk and Concentrations of Credit Risk

The Company is a party to transactions with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers. These transactions consist of commitments to extend credit. These transactions involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the accompanying consolidated balance sheets.

At December 31, 2013, the Company had commitments to originate commercial loans and commercial and industrial loans of $447.8 million and $94.5 million, respectively. Additionally, the Company had commitments to originate residential loans of approximately $84.7 million, respectively; commitments to purchase residential loans of $121.7 million, respectively; and unused home equity and overdraft lines of credit, and undisbursed business and construction loans, totaling approximately $519.5 million. No commitments are included in the accompanying consolidated financial statements. The Company has no exposure to credit loss if the customer does not exercise its rights to borrow under the commitment.

The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but primarily includes residential properties.

The Company principally grants residential mortgage loans, commercial real estate, multi-family, construction, C&I and consumer loans to borrowers throughout New Jersey, New York and states in close proximity. Its borrowers’ abilities to repay their obligations are dependent upon various factors, including the borrowers’ income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company’s lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company’s control; the Company is, therefore, subject to risk of loss. The Company believes its lending policies and procedures adequately minimize the potential exposure to such risks, and adequate provisions for loan losses are provided for all probable and estimable losses. Collateral and/or government or private guarantees are required for virtually all loans.

The Company also holds in loan portfolio interest-only one-to four-family mortgage loans in which the borrower makes only interest payments for the first five, seven or ten years of the mortgage loan term. This feature will result in future increases in the borrower’s contractually required payments due to the required amortization of the principal amount after the interest-only period. These payment increases could affect the borrower’s ability to repay the loan. The amount of interest-only one-to four-family mortgage loans at December 31, 2013 and December 31, 2012 was $341.7 million, and $384.9 million, respectively. The Company maintains stricter underwriting criteria for these interest-only loans than it does for its amortizing loans. The Company believes these criteria adequately control the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks.

In the normal course of business the Company sells residential mortgage loans to third parties. These loan sales are subject to customary representations and warranties. In the event that we are found to be in breach of these representations and warranties, we may be obligated to repurchase certain of these loans.

In connection with its mortgage banking activities, the Company has certain freestanding derivative instruments. At December 31, 2013 the Company had commitments of approximately $16.9 million to fund loans which will be classified as held-for-sale with a like amount of commitments to sell such loans which are considered derivative instruments under ASC 815, “Derivatives and Hedging.” The Company also had commitments of $15.0 million to sell loans at December 31, 2013. The fair values of these derivative instruments are immaterial to the Company’s financial condition and results of operations.

Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. The guarantees generally extend for a term of up to one year and are fully collateralized. For each guarantee issued, if the customer defaults on a payment or performance to the third party, we would have to perform under the guarantee. Outstanding standby letters of credit totaled $21.6 million at December 31, 2013. The fair values of these obligations were immaterial at December 31, 2012. In addition, at December 31, 2013, we had $118,000 in commercial letters of credit outstanding.

13. Fair Value Measurements

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Our securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets or liabilities on a non-recurring basis, such as held-to-maturity securities, mortgage servicing rights (“MSR”), loans receivable and real estate owned (“REO”). These non-recurring fair value adjustments involve the application of lower-of-cost-or-market accounting or write-downs of individual assets. Additionally, in connection with our mortgage banking activities we have commitments to fund loans held for sale and commitments to sell loans, which are considered free-standing derivative instruments, the fair values of which are not material to our financial condition or results of operations.

In accordance with Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures”, we group our assets and liabilities at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques. The results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.

We base our fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Assets Measured at Fair Value on a Recurring Basis

Securities available-for-sale

Our available-for-sale portfolio is carried at estimated fair value on a recurring basis, with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income/loss in stockholders’ equity. The fair values of available-for-sale securities are based on quoted market prices (Level 1), where available. The Company obtains one price for each security primarily from a third-party pricing service (pricing service), which generally uses quoted or other observable inputs for the determination of fair value. The pricing service normally derives the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available observable market information. For securities not actively traded (Level 2), the pricing service may use quoted market prices of comparable instruments or discounted cash flow analyses, incorporating inputs that are currently observable in the markets for similar securities. Inputs that are often used in the valuation methodologies include, but are not limited to, benchmark yields, credit spreads, default rates, prepayment speeds and non-binding broker quotes. As the Company is responsible for the determination of fair value, it performs quarterly analyses on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to a secondary pricing source. Additionally, the Company compares changes in the reported market values and returns to relevant market indices to test the reasonableness of the reported prices. The Company’s internal price verification procedures and review of fair value methodology documentation provided by independent pricing services has not historically resulted in adjustment in the prices obtained from the pricing service.

The following table provides the level of valuation assumptions used to determine the carrying value of our assets measured at fair value on a recurring basis at December 31, 2013 and December 31, 2012, respectively.

	Carrying Value at December 31, 2013
	Total	Level 1	Level 2	Level 3
	(In thousands)
Securities available for sale:
Equity securities	$8,444	—	8,444	—
Debt securities:
Government-sponsored enterprises	3,004	—	3,004	—
Corporate and other debt securities	670	—	—	670
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	363,088	—	363,088	—
Federal National Mortgage Association	409,559	—	409,559	—
Government National Mortgage Association	267	—	267	—

Total mortgage-backed securities available-for-sale	772,914	—	772,914	—

Total securities available-for-sale	$785,032	—	784,362	670

	Carrying Value at December 31, 2012
	Total	Level 1	Level 2	Level 3
	(In thousands)
Securities available for sale:
Equity securities	$4,161	—	4,161	—
Debt securities:
Government-sponsored enterprises	3,035	—	3,035	—
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	667,517	—	667,517	—
Federal National Mortgage Association	706,128	—	706,128	—
Government National Mortgage Association	4,487	—	4,487	—
Total mortgage-backed securities available-for-sale	1,378,132	—	1,378,132	—

Total securities available-for-sale	$1,385,328	—	1,385,328	—

There have been no changes in the methodologies used at December 31, 2013 from December 31, 2012, and there were no transfers between Level 1 and Level 2 during the year ended December 31, 2013.

The changes in Level 3 assets measured at fair value on a recurring basis for the years ended December 31, 2013 and 2012 are summarized below:

	December 31,
	2013	2012
	(Dollars in thousands)
Balance beginning of period	$—	—
Transfers from held-to-maturity (1)	670	—
Total net (losses) gains for the period included in:
Net Income	—	—
Other Comprehensive Income (loss)	—	—
Sales	—	—
Settlements	—	—

Balance end of period	$670	—

(1)	Represents a trust preferred security transferred to available for sale at its fair value on December 31, 2013 due to the impact of the Volcker Rule adopted in December 2013. The Volcker Rule requires specific treatment of certain collateralized debt obligation backed by trust preferred securities.

Assets Measured at Fair Value on a Non-Recurring Basis

Mortgage Servicing Rights, net

Mortgage servicing rights (MSR) are carried at the lower of cost or estimated fair value. The estimated fair value of MSR is obtained through independent third party valuations through an analysis of future cash flows, incorporating estimates of assumptions market participants would use in determining fair value including market discount rates, prepayment speeds, servicing income, servicing costs, default rates and other market driven data, including the market’s perception of future interest rate movements. The prepayment speed and the discount rate are considered two of the most significant inputs in the model. At December 31, 2013, the fair value model used prepayment speeds ranging from 2.31% to 22.98% and a discount rate of 10.20% for the valuation of the mortgage servicing rights. A significant degree of judgment is involved in valuing the mortgage servicing rights using Level 3 inputs. The use of different assumptions could have a significant positive or negative effect on the fair value estimate.

Loans Receivable

Loans which meet certain criteria are evaluated individually for impairment. A loan is deemed to be impaired if it is a commercial loan with an outstanding balance greater than $1.0 million and on non-accrual status, loans modified in a troubled debt restructuring, and other commercial loans with $1.0 million in outstanding principal if management has specific information that it is probable they will not collect all amounts due under the contractual terms of the loan agreement. Our impaired loans are generally collateral dependent and, as such, are carried at the estimated fair value of the collateral less estimated selling costs. In order to estimate fair value, once interest or principal payments are 90 days delinquent or when the timely collection of such income is considered doubtful an updated appraisal is obtained. Thereafter, in the event the most recent appraisal does not reflect the current market conditions due to the passage of time and other factors, management will obtain an updated appraisal or make downward adjustments to the existing appraised value based on their knowledge of the property, local real estate market conditions, recent real estate transactions, and for estimated selling costs, if applicable. At December 31, 2013 appraisals were discounted in a range of 0%-25%.

Other Real Estate Owned

Other Real Estate Owned is recorded at estimated fair value, less estimated selling costs when acquired, thus establishing a new cost basis. Fair value is generally based on independent appraisals. These appraisals include adjustments to comparable assets based on the appraisers’ market knowledge and experience, and are discounted an additional 0%-25% for estimated costs to sell. When an asset is acquired, the excess of the loan balance over fair value, less estimated selling costs, is charged to the allowance for loan losses. If the estimated fair value of the asset declines, a writedown is recorded through expense. The valuation of foreclosed assets is subjective in nature and may be adjusted in the future because of changes in economic conditions. Operating costs after acquisition are generally expensed.

The following table provides the level of valuation assumptions used to determine the carrying value of our assets measured at fair value on a non-recurring basis at December 31, 2013 and December 31, 2012, respectively. For the year ended December 31, 2013 there was no change to carrying value of MSR and impaired loans measured at fair value on a non-recurring basis.

Security Type	Valuation Technique	Unobservable Input	Range	Weighted Average	Carrying Value at December 31, 2013
					Total	Level 1	Level 2	Level 3
					(In thousands)
Other real estate owned	Market comparable	Lack of marketability	0.0% - 25.0%	2.42%	$929	—	—	929

					$929	—	—	929

Security Type	Valuation Technique	Unobservable Input	Range	Weighted Average	Carrying Value at December 31, 2012
					Total	Level 1	Level 2	Level 3
					(In thousands)
MSR, net	Estimated cash flow	Prepayment speeds	4.30% - 30.1%	13.50%	$12,025	—	—	12,025
Impaired loans	Market comparable	Probability of default	0.0% - 25.0%	33.00%	50,470	—	—	50,470
Other real estate owned (1)	Market comparable	Lack of marketability	0.0% - 25.0%	— %	8,093	—	—	8,093

					$70,588	—	—	70,588

(1)	Other real estate owned for December 31, 2012 represents the balance transferred in, no subsequent charge offs were recorded during the period subsequent to the property being transferred.

Other Fair Value Disclosures

Fair value estimates, methods and assumptions for the Company’s financial instruments not recorded at fair value on a recurring or non-recurring basis are set forth below.

Cash and Cash Equivalents

For cash and due from banks, the carrying amount approximates fair value.

Securities held-to-maturity

Our held-to-maturity portfolio, consisting primarily of mortgage backed securities and other debt securities for which we have a positive intent and ability to hold to maturity, is carried at amortized cost. Management utilizes various inputs to determine the fair value of the portfolio. The Company obtains one price for each security primarily from a third-party pricing service, which generally uses quoted or other observable inputs for the determination of fair value. The pricing service normally derives the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available observable market information. For securities not actively traded, the pricing service may use quoted market prices of comparable instruments or discounted cash flow analyses, incorporating inputs that are currently observable in the markets for similar securities. Inputs that are often used in the valuation methodologies include, but are not limited to, benchmark yields, credit spreads, default rates, prepayment speeds and non-binding broker quotes. In the absence of quoted prices and in an illiquid market, valuation techniques, which require inputs that are both significant to the fair value measurement and unobservable, are used to determine fair value of the investment. Valuation techniques are based on various assumptions, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, and liquidation values. As the Company is responsible for the determination of fair value, it performs quarterly analyses on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to a secondary pricing source. Additionally, the Company compares changes in the reported market values and returns to relevant market indices to test the reasonableness of the reported prices. The Company’s internal price verification procedures and review of fair value methodology documentation provided by independent pricing services has not historically resulted in adjustment in the prices obtained from the pricing service.

FHLB Stock

The fair value of FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to hold a minimum investment based upon the unpaid principal of home mortgage loans and/or FHLB advances outstanding.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs, if applicable. Fair value for significant nonperforming loans is based on recent external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows. Fair values estimated in this manner do not fully incorporate an exit price approach to fair value, but instead are based on a comparison to current market rates for comparable loans.

Deposit Liabilities

The fair value of deposits with no stated maturity, such as savings, checking accounts and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates which approximate currently offered for deposits of similar remaining maturities.

Borrowings

The fair value of borrowings are based on securities dealers’ estimated fair values, when available, or estimated using discounted contractual cash flows using rates which approximate the rates offered for borrowings of similar remaining maturities.

Commitments to Extend Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For commitments to originate fixed rate loans, fair value also considers the difference between current levels of interest rates and the committed rates. Due to the short-term nature of our outstanding commitments, the fair values of these commitments are immaterial to our financial condition.

The carrying values and estimated fair values of the Company’s financial instruments are presented in the following table.

	December 31, 2013
	Carrying value	Estimated Fair Value
		Total	Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Cash and cash equivalents	$250,689	250,689	250,689	—	—
Securities available-for-sale	785,032	785,032	—	784,362	670
Securities held-to-maturity	831,819	839,064	—	790,460	48,604
Stock in FHLB	178,126	178,126	178,126	—	—
Loans held for sale	8,273	8,273	—	8,273	—
Net loans	12,882,544	12,598,551	—	—	12,598,551

Financial liabilities:
Deposits, other than time deposits	7,334,266	6,769,857	6,769,857	—	—
Time deposits	3,384,545	3,410,202	—	3,410,202	—
Borrowed funds	3,367,274	3,337,419	—	3,337,419	—

	December 31, 2012
	Carrying value	Estimated Fair Value
		Total	Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Cash and cash equivalents	$155,153	155,153	155,153	—	—
Securities available-for-sale	1,385,328	1,385,328	—	1,385,328	—
Securities held-to-maturity	179,922	198,893	—	159,599	39,294
Stock in FHLB	150,501	150,501	150,501	—	—
Loans held for sale	28,233	28,233	—	28,233	—
Net loans	10,306,786	10,379,358	—	—	10,379,358

Financial liabilities:
Deposits, other than time deposits	5,802,893	5,852,821	5,852,821	—	—
Time deposits	2,965,964	3,009,237	—	3,009,237	—
Borrowed funds	2,705,652	2,804,113	—	2,804,113	—

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets, premises and equipment and bank owned life insurance. Liabilities for pension and other postretirement benefits are not considered financial liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

14. Regulatory Capital

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk- weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and December 31, 2012, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2013 compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution.

			Minimum Requirements
	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2013:
Total risk-based capital (to risk-weighted assets)	$1,319,973	11.39%	$926,817	8.00%	$1,158,521	10.00%
Tier I capital (to risk-weighted assets)	1,174,799	10.14%	463,408	4.00%	695,113	6.00%
Total capital (to average assets)	1,174,799	8.20%	573,180	4.00%	716,475	5.00%

			Minimum Requirements
	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2012:
Total risk-based capital (to risk-weighted assets)	$1,021,674	11.24%	$727,475	8.00%	$909,344	10.00%
Tier I capital (to risk-weighted assets)	907,654	9.98%	363,737	4.00%	545,606	6.00%
Total capital (to average assets)	907,654	7.59%	478,642	4.00%	598,303	5.00%

15. Parent Company Only Financial Statements

The following condensed financial statements for Investors Bancorp, Inc. (parent company only) reflect the investment in its wholly-owned subsidiary, Investors Bank, using the equity method of accounting.

Balance Sheets

	December 31,
	2013	2012
	(In thousands)
Assets:
Cash and due from bank	$6,515	7,104
Securities available-for-sale, at estimated fair value	3,910	3,611
Investment in subsidiary	1,243,679	987,596
ESOP loan receivable	33,491	34,592
Other assets	52,974	39,528

Total Assets	$1,340,569	1,072,431

Liabilities and Stockholders’ Equity:
Total liabilities	$6,242	5,615
Total stockholders’ equity	1,334,327	1,066,816

Total Liabilities and Stockholders’ Equity	$1,340,569	1,072,431

Statements of Operations

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Income:
Interest on ESOP loan receivable	$1,176	1,167	1,192
Dividend from subsidiary	10,000	135,000	30,000
Interest on deposit with subsidiary	—	—	8
Gain (loss) on securities transactions	89	(41)	92

	11,265	136,126	31,292
Expenses:
Other expenses	1,473	1,413	899

Income before income tax expense	9,792	134,713	30,393
Income tax (benefit) expense	233	(112)	148

Income before undistributed earnings of subsidiary	9,559	134,825	30,245
Equity in undistributed earnings of subsidiary (dividend in excess of earnings)	102,472	(46,058)	48,641

Net income	$112,031	88,767	78,886

Other Comprehensive Income

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Net income	$112,031	88,767	78,886
Other comprehensive income (loss), net of tax:
Unrealized gain on securities available-for-sale	1,316	826	(184)

Total other comprehensive income	1,316	826	(184)

Total comprehensive income	$113,347	89,593	78,702

Statements of Cash Flows

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$112,031	88,767	78,886
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
(Equity in undistributed earnings of subsidiary)Dividend in excess of earning	(102,472)	46,058	(48,641)
Loss (Gain) on securities transactions	89	41	(92)
(Increase) decrease in other assets	2,235	(670)	143
Increase (decrease) in other liabilities	1,834	1,820	(71)

Net cash provided by operating activities	13,717	136,016	30,225

Cash flows from investing activities:
Cash received net of cash paid for acquisition	738	(135,000)	—
Purchase of investments available-for-sale	(668)	(1,000)	—
Redemption of equity securities available-for-sale	280	85	176
Principal collected on ESOP loan	1,101	1,064	1,032

Net cash (used in) provided by investing activities	1,451	(134,851)	1,208

Cash flows from financing activities:
Proceeds from sale of treasury stock	8,184	2,726	4,855
Purchase of treasury stock	(1,537)	(902)	(32,489)
Dividends paid	(22,404)	(5,595)	—

Net cash used in financing activities	(15,757)	(3,771)	(27,634)

Net (decrease) increase in cash and due from bank	(589)	(2,606)	3,799
Cash and due from bank at beginning of year	7,104	9,710	5,911

Cash and due from bank at end of year	$6,515	7,104	9,710

16. Selected Quarterly Financial Data (Unaudited)

The following tables are a summary of certain quarterly financial data for the years ended December 31, 2013 and 2012.

	2013 Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
Interest and dividend income	$129,434	132,194	137,397	146,043
Interest expense	27,393	27,485	26,973	27,791

Net interest income	102,041	104,709	110,424	118,252
Provision for loan losses	13,750	13,750	13,750	9,250

Net interest income after provision for loan losses	88,291	90,959	96,674	109,002
Non-interest income	10,089	9,538	9,491	7,453
Non-interest expenses	56,124	56,897	60,831	71,859

Income before income tax expense	42,256	43,600	45,334	44,596
Income tax expense	15,089	15,524	16,053	17,089

Net income	$27,167	28,076	29,281	27,507

Basic and diluted earnings per common share	$0.25	0.26	0.27	0.24

	2012 Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
Interest and dividend income	$121,216	122,937	121,875	130,161
Interest expense	33,485	31,377	29,938	28,644

Net interest income	87,731	91,560	91,937	101,517
Provision for loan losses	13,000	19,000	16,000	17,000

Net interest income after provision for loan losses	74,731	72,560	75,937	84,517
Non-interest income	10,355	10,580	12,705	10,472
Non-interest expenses	54,455	44,876	48,217	59,459

Income before income tax expense	30,631	38,264	40,425	35,530
Income tax expense	11,696	14,292	15,936	14,159

Net income	$18,935	23,972	24,489	21,371

Basic and diluted earnings per common share	$0.18	0.22	0.23	0.20

17. Earnings Per Share

The following is a summary of our earnings per share calculations and reconciliation of basic to diluted earnings per share.

	For the Year Ended December 31,
	2013			2012			2011
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
	(Dollars in thousands, except per share data)
Net Income	$112,031			$88,767			$78,886

Basic earnings per share:
Income available to common stockholders	$112,031	109,659,827	$1.02	$88,767	107,371,685	$0.83	$78,886	107,839,000	$0.73

Effect of dilutive common stock equivalents (1)	—	1,334,622		—	719,837		—	205,786

Diluted earnings per share:
Income available to common stockholders	$112,031	110,994,449	$1.01	$88,767	108,091,522	$0.82	$78,886	108,044,786	$0.73

(1)	For the years ended December 31, 2013, 2012 and 2011, there were 3.9 million, 4.9 million, and 4.1 million equity awards, respectively, that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented.

18. Comprehensive Income (Loss)

The components of comprehensive loss, both gross and net of tax, are as follows:

	Year ended December 31, 2013			Year ended December 31, 2012			Year ended December 31, 2011
	Gross	Tax	Net	Gross	Tax	Net	Gross	Tax	Net
Net income	$175,786	(63,755)	112,031	144,850	(56,083)	88,767	125,167	(46,281)	78,886
Other comprehensive loss:
Change in funded status of retirement obligations	16	(6)	10	(4,267)	1,707	(2,560)	(2,859)	1,144	(1,715)
Unrealized (loss) gain on securities available-for-sale	(21,930)	9,103	(12,827)	7,973	(2,893)	5,080	16,188	(6,686)	9,502
Net Loss on Securities reclassified from available for sale to held to maturity	(12,243)	5,001	(7,242)	—	—	—	—	—	—
Accretion of loss on securities reclassified to held to maturity available for sale	1,670	(682)	988	—	—	—	—	—	—
Unrealized gain on security reclassified from held to maturity to available for sale	233	(95)	138	—	—	—	—	—	—
Reclassification adjustment for (gain) losses included in net income	(684)	279	(405)	177	(72)	105	(1,168)	477	(691)
Noncredit related component other-than-temporary impairment on security	38	(16)	22	—	—	—	—	—	—
Other-than-temporary impairment accretion on debt securities	2,075	(848)	1,227	1,478	(604)	874	3,338	(1,364)	1,974

Total other comprehensive income	(30,825)	12,736	(18,089)	5,361	(1,862)	3,499	15,499	(6,429)	9,070

Total comprehensive income	$144,961	(51,019)	93,942	150,211	(57,945)	92,266	140,666	(52,710)	87,956

The following table presents the after-tax changes in the balances of each component of accumulated other comprehensive loss for the years ended December 31, 2013 and 2012:

	Change in funded status of retirement obligations	Net Unrealized gains (losses) on investment securities	Total accumulated other comprehensive loss
Balance - December 31, 2012	$(5,879)	(1,728)	(7,607)
Net change	10	(18,099)	(18,089)

Balance - December 31, 2013	$(5,869)	(19,827)	(25,696)

Balance - December 31, 2011	$(3,319)	(7,787)	(11,106)
Net change	(2,560)	6,059	3,499

Balance - December 31, 2012	$(5,879)	(1,728)	(7,607)

The following table sets for information about amounts reclassified from accumulated other comprehensive loss to the consolidated statement of income and the affected line item in the statement where net income is presented.

Year Ended December 31, 2013
(In thousands)
Reclassification adjustment for gains included in net income
Gain on security transactions	$(684)
Noncredit-related gains on securities not expected to be sold (recognized in other comprehensive income)	38
Change in funded status of retirement obligations (1)
Compensation and fringe benefits:
Adjustment of net obligation	(941)
Amortization of net obligation or asset	33
Amortization of prior service cost	147
Amortization of net gain	777

Compensation and fringe benefits	16

Total before tax	(630)
Income tax (expense) benefit	(257)

Net of tax	$(373)

(1)	These accumulated other comprehensive loss components are included in the computations of net periodic cost for our defined benefit plans and other post-retirement benefit plan. See Note 11 for additional details.

19. Recent Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, in conjunction with the IASB’s issuance of amendments to Disclosures — Offsetting Financial Assets and Financial Liabilities (Amendments to IFRS 7). While the Boards retained the existing offsetting models under U.S. GAAP and IFRS, the new standards require disclosures to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The new standards are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The adoption of this pronouncement did not have a material impact on the Company’s financial condition or results of operations.

In January 2013, the FASB issued ASU 2013-01, Scope of Disclosures about Offsetting Assets and Liabilities. The main provision of ASU 2013-1 is to clarify the scope of the new offsetting disclosures required under ASU 2011-11 to derivatives, including bifurcated embedded derivatives; repurchase and reverse repurchase agreements and securities borrowing and lending transactions that are either offset in the statement of financial position or subject to an enforceable master netting arrangement regardless of their presentation in the financial statements. The Company does not expect that the adoption of this pronouncement will have a material impact on the Company’s financial condition or results of operations.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This ASU requires entities to disclose the effect of items reclassified out of accumulated other comprehensive income (AOCI) on each affected net income line item. For AOCI reclassification items that are not reclassified in their entirety into net income, a cross reference to other required US GAAP disclosures. This information may be provided either in the notes or parenthetically on the face of the financials. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2012 and interim periods within those years. The Company has presented comprehensive income in a separate Consolidated Statements of Comprehensive Income and in Note 18 of the Notes to Consolidated Financial Statements.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. The amendments of this update state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company does not expect that the adoption of this pronouncement will have a material impact on the Company’s financial condition or results of operations.

In January 2014, the FASB issued ASU 2014-04, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure,” which applies to all creditors who obtain physical possession of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable. The amendments in this update clarify when an in substance repossession or foreclosure occurs and requires disclosure of both (1) the amount of foreclosed residential real estate property held by a creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in ASU 2014-04 are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2014. Early adoption is permitted and entities can elect to adopt a modified retrospective transition method or a prospective transition method. The Company does not expect that the adoption of this pronouncement will have a material impact on the Company’s financial condition or results of operations.

In January 2014, the FASB, issued ASU, 2014-01, “Investments — Equity Method and Joint Ventures (Subtopic 323) Accounting for Investments in Qualified Affordable Housing Projects,” which applies to all reporting entities that invest in flow-through limited liability entities that manage or invest in affordable housing projects that qualify for the low-income housing tax credit. Currently under GAAP, a reporting entity that invests in a qualified affordable housing project may elect to account for that investment using the effective yield method if all of the conditions are met. For those investments that are not accounted for using the effective yield method, GAAP requires that they be accounted for under either the equity method or the cost method. Certain of the conditions required to be met to use the effective yield method were restrictive and thus prevented many such investments from qualifying for the use of the effective yield method. The amendments in this update modify the conditions that a reporting entity must meet to be eligible to use a method other than the equity or cost methods to account for qualified affordable housing project investments. If the modified conditions are met, the amendments permit an entity to use the proportional amortization method to amortize the initial cost of the investment in proportion to the amount of tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense (benefit). Additionally, the amendments introduce new recurring disclosures about all investments in qualified affordable housing projects irrespective of the method used to account for the investments. The amendments in ASU 2014-01 are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2014. Early adoption is permitted. The Company does not expect that the adoption of this pronouncement will have a material impact on the Company’s financial condition or results of operations.

20. Subsequent Events

As defined in FASB ASC 855, “Subsequent Events”, subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued or available to be issued. Financial statements are considered issued when they are widely distributed to shareholders and other financial statement users for general use and reliance in a form and format that complies with GAAP.

On January 10, 2014, the Company completed its acquisition of Gateway Community Financial Corp., the federally-chartered holding company for GCF Bank. As the merger had not been completed as of December 31, 2013, the transaction is not reflected in the consolidated balance sheets or consolidated statement of income at and for the periods presented.

On January 30, 2014, the Company declared its cash dividend of $0.05 per share to stockholders of record as of February 10, 2014, payable on February 25, 2014.

On February 12, 2014, the Company received a non-objection letter from the State of New Jersey Department of Banking and Insurance regarding the proposed acquisition of Investors Bank by New Investors Bancorp, Inc., a Delaware corporation. On February 25, 2014, the Company received approval from the Federal Reserve Bank of New York for the Plan of Conversion and Reorganization to become a bank holding company by acquiring 100% of the shares of Investors Bank, and the application by Investors Bancorp, MHC to convert from mutual to stock form.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by New Investors Bancorp, Inc. or Investors Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of New Investors Bancorp, Inc. or Investors Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 230,000,000 Shares

(Subject to Increase to up to 264,500,000 Shares)

(Proposed Holding Company for Investors Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

[prospectus date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until April 15, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Dear Fellow Stockholder:

Investors Bancorp, Inc. (“Old Investors Bancorp”) is soliciting stockholder votes regarding the mutual-to-stock conversion of Investors Bancorp, MHC. Pursuant to a Plan of Conversion and Reorganization, our organization will convert from a partially public company to a fully public company by selling a minimum of 170,000,000 shares of common stock of a newly formed company that will initially be named New Investors Bancorp, Inc. (“New Investors Bancorp”). New Investors Bancorp will become the holding company for Investors Bank and will change its name to Investors Bancorp, Inc. following the completion of the conversion.

The Proxy Vote

We have received regulatory approval of the application that includes the Plan of Conversion and Reorganization. However, we must also receive the approval of our stockholders. Enclosed is a proxy statement/prospectus describing the proposals being presented at our special meeting of stockholders. Please promptly vote the enclosed proxy card. Our Board of Directors urges you to vote “FOR” the approval of the Plan of Conversion and Reorganization, “FOR” the contribution to the Investors Charitable Foundation and “FOR” the other matter being presented at the special meeting.

The Exchange

At the conclusion of the conversion, your shares of Old Investors Bancorp common stock will be exchanged for shares of New Investors Bancorp common stock. The number of new shares that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each stockholder of Old Investors Bancorp who holds stock certificates. The transmittal form explains the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of Old Investors Bancorp that are held in street name (e.g., in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering

We are offering the shares of common stock of New Investors Bancorp for sale at $10.00 per share. The shares are first being offered in a subscription offering to eligible depositors of Investors Bank, which include certain former depositors of Roma Bank, RomAsia Bank and GCF Bank, each of which bank has been merged into Investors Bank.

If you have any questions, please refer to the Questions & Answers section herein.

We thank you for your support as a stockholder of Investors Bancorp, Inc.

Sincerely,

Kevin Cummings

President and Chief Executive Officer

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the New Jersey Department of Banking and Insurance or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS OF NEW INVESTORS BANCORP, INC., A NEW DELAWARE CORPORATION PROXY STATEMENT OF INVESTORS BANCORP, INC., A DELAWARE CORPORATION

Investors Bank is converting from the mutual holding company structure to a fully-public stock holding company structure. As of March 4, 2014, Investors Bank is a wholly-owned subsidiary of Investors Bancorp, Inc., a Delaware corporation, which we sometimes refer to in this document as “Old Investors Bancorp.” Investors Bancorp, MHC owns 61.37% of Old Investors Bancorp’s common stock. The remaining 38.63% of Old Investors Bancorp’s common stock is owned by public stockholders. As a result of the conversion, a newly formed Delaware corporation named New Investors Bancorp, Inc. (“New Investors Bancorp”) will replace Old Investors Bancorp as the holding company of Investors Bank. New Investors Bancorp will change its name to Investors Bancorp, Inc. following the completion of the conversion. Each share of Old Investors Bancorp common stock owned by the public will be exchanged for between 1.9733 and 2.6698 shares (or 3.0702 at the adjusted maximum) of common stock of New Investors Bancorp, so that immediately after the conversion Old Investors Bancorp’s existing public stockholders will own the same percentage of New Investors Bancorp common stock as they owned of Old Investors Bancorp’s common stock immediately prior to the conversion, excluding any new shares purchased by them in the offering, the effect of shares issued to the Charitable Foundation, as further discussed below, their receipt of cash in lieu of fractional exchange shares and as adjusted to reflect assets held by Investors Bancorp, MHC. The actual number of shares that you will receive will depend on the percentage of Old Investors Bancorp common stock held by the public at the completion of the conversion, the final independent appraisal of New Investors Bancorp and the number of shares of New Investors Bancorp common stock sold in the offering. It will not depend on the market price of Old Investors Bancorp common stock. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio” for a discussion of the exchange ratio. Based on the $27.04 per share closing price of Old Investors Bancorp common stock as of the last trading day prior to the date of this proxy statement/prospectus, unless at least 232,950,000 shares of New Investors Bancorp common stock are sold in the offering (which is between the maximum and the maximum, as adjusted, of the offering range), the initial value of the New Investors Bancorp common stock you receive in the share exchange would be less than the market value of the Old Investors Bancorp common stock you currently own. See “Risk Factors—The market value of New Investors Bancorp common stock received in the share exchange may be less than the market value of Old Investors Bancorp common stock exchanged.”

Concurrently with the exchange offer, we are offering for sale up to 230,000,000 shares (subject to increase to 264,500,000 shares) of common stock of New Investors Bancorp, representing the ownership interest of Investors Bancorp, MHC in Old Investors Bancorp. We are offering the shares of common stock to eligible depositors of Investors Bank, to Investors Bank’s tax-qualified benefit plans and to the public, at a price of $10.00 per share. The conversion of Investors Bancorp, MHC and the offering and exchange of common stock by New Investors Bancorp is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Investors Bank will be a wholly-owned subsidiary of New Investors Bancorp, and 100% of the common stock of New Investors Bancorp will be owned by public stockholders. As a result of the conversion and offering, Old Investors Bancorp and Investors Bancorp, MHC will cease to exist.

In connection with the conversion and offering, we also intend to contribute 1,000,000 shares of common stock and $10.0 million in cash, to Investors Charitable Foundation (the “Charitable Foundation”). The contribution of cash and shares of common stock will total $20.0 million. “See Proposal 2—Contribution to the Charitable Foundation.”

Old Investors Bancorp’s common stock is currently traded on the Nasdaq Global Select Market under the trading symbol “ISBC,” and we expect New Investors Bancorp’s shares of common stock will also trade on the Nasdaq Global Select Market under the symbol “ISBC.”

The conversion and offering cannot be completed unless the stockholders of Old Investors Bancorp approve the Plan of Conversion and Reorganization of Investors Bancorp, MHC, which may be referred to herein as the “plan of conversion.” Old Investors Bancorp is holding a special meeting of stockholders at the Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey, on May 1, 2014, at 10:30 a.m., Eastern Time, to consider and vote upon the plan of conversion. We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders, including shares held by Investors Bancorp, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders other than Investors Bancorp, MHC. Old Investors Bancorp’s board of directors unanimously recommends that stockholders vote “FOR” the plan of conversion.

The contribution to the Charitable Foundation must also be approved by the stockholders of Old Investors Bancorp at the special meeting of stockholders. We must obtain the affirmative vote of the holders of a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders, and a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders other than Investors Bancorp, MHC. However, the completion of the conversion and offering is not dependent upon the approval of the contribution to the Charitable Foundation. Old Investors Bancorp’s board of directors unanimously recommends that stockholders vote “FOR” the contribution to the Charitable Foundation.

This document serves as the proxy statement for the special meeting of stockholders of Old Investors Bancorp and the prospectus for the shares of New Investors Bancorp common stock to be issued in exchange for shares of Old Investors Bancorp common stock. We urge you to read this entire document carefully. You can also obtain information about us from documents that we have filed with the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System and the New Jersey Department of Banking and Insurance. This document does not serve as the prospectus relating to the offering by New Investors Bancorp of its shares of common stock in the offering, which is being made pursuant to a separate prospectus. Stockholders of Old Investors Bancorp are not required to participate in the stock offering.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 9 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the New Jersey Department of Banking and Insurance or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For answers to your questions, please read this proxy statement/prospectus including the Questions and Answers section, beginning on page 1. Questions about voting on the plan of conversion or the contribution to the Charitable Foundation may be directed to AST Phoenix Advisors, at (866) 388-7452, Monday through Friday from 9:00 a.m. to 11:00 p.m., Eastern Time.

The date of this proxy statement/prospectus is March 13, 2014, and it is first being mailed to stockholders of Old Investors Bancorp on or about March 21, 2014.

INVESTORS BANCORP, INC.

101 JFK Parkway

Short Hills, New Jersey 07078

(973) 924-5100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

On May 1, 2014, Investors Bancorp, Inc. will hold a special meeting of stockholders at the Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey. The meeting will begin at 10:30 a.m., Eastern Time. At the meeting, stockholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization, whereby Investors Bancorp, MHC and Investors Bancorp, Inc. will convert and reorganize from the mutual holding company structure to the stock holding company structure, as more fully described in the attached proxy statement;

2.	The approval of a contribution of 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million to the Investors Charitable Foundation (the “Charitable Foundation”); and

3.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization and/or the contribution to the Charitable Foundation; and

4.	Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The board of directors has fixed March 4, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

Upon written request addressed to the Corporate Secretary of Old Investors Bancorp at the address given above, stockholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion and reorganization. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion and reorganization, the written request should be received by Old Investors Bancorp by April 18, 2014.

Please complete and sign the enclosed proxy card, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Kevin Cummings
President and Chief Executive Officer

Short Hills, New Jersey

March 13, 2014

QUESTIONS AND ANSWERS

FOR STOCKHOLDERS OF INVESTORS BANCORP, INC.

REGARDING THE PLAN OF CONVERSION AND REORGANIZATION

You should read this document for more information about the conversion. The application that includes the plan of conversion and reorganization described herein (referred to herein as the “plan of conversion”) has been approved by the Board of Governors of the Federal Reserve System and the New Jersey Department of Banking and Insurance. However, such approvals do not constitute a recommendation or endorsement of the plan of conversion by those agencies.

Q.	WHAT ARE STOCKHOLDERS BEING ASKED TO APPROVE?

A.	Old Investors Bancorp stockholders as of March 4, 2014 are being asked to vote on the plan of conversion pursuant to which Investors Bancorp, MHC will convert from the mutual to the stock form of organization. As part of the conversion, a newly formed Delaware corporation, New Investors Bancorp, is offering its common stock to eligible depositors of Investors Bank, to Investors Bank’s tax-qualified benefit plans and to the public. The shares offered represent Investors Bancorp, MHC’s current ownership interest in Old Investors Bancorp. Voting for approval of the plan of conversion will also include approval of the exchange ratio. Your vote is important. Without sufficient votes “FOR” its adoption, we cannot implement the plan of conversion and complete the stock offering.

Old Investors Bancorp stockholders are also being asked to approve a contribution of 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million to the Charitable Foundation. Your vote is important.

In addition, Old Investors Bancorp stockholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the Charitable Foundation.

Your vote is important. Without sufficient votes “FOR” adoption of the plan of conversion, we cannot implement the plan of conversion and the related stock offering. We also cannot contribute to the Charitable Foundation without sufficient votes “FOR” that proposal.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND RELATED OFFERING?

A.	The primary reasons for the conversion and offering are to:

•	enhance our capital position;

•	improve the liquidity of our shares of common stock; and

•	transition Investors Bank to a more familiar and flexible holding company structure.

Q.	WHAT ARE THE REASONS FOR CONTRIBUTING TO THE CHARITABLE FOUNDATION?

A.	Investors Bank has a long-standing commitment to charitable organizations within the communities in which we conduct our business. The contribution to the Charitable Foundation will enhance our ability to support community development and charitable causes.

Q.	HOW WILL THE CONTRIBUTION TO OF THE CHARITABLE FOUNDATION AFFECT THE NEW STOCK HOLDING COMPANY AND ITS STOCKHOLDERS?

A.	The contribution of cash and stock to the Charitable Foundation will dilute the voting interests of stockholders and will result in an expense, and a related reduction in earnings, for the new holding company for the quarter in which the conversion is completed.

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Q.	WHAT WILL STOCKHOLDERS RECEIVE FOR THEIR EXISTING OLD INVESTORS BANCORP SHARES?

A.	As more fully described in “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio,” depending on the number of shares sold in the offering, each share of common stock that you own at the time of the completion of the conversion will be exchanged for between 1.9733 shares at the minimum and 2.6698 shares at the maximum of the offering range (or 3.0702 shares at the adjusted maximum of the offering range) of New Investors Bancorp common stock (cash will be paid in lieu of any fractional shares). For example, if you own 100 shares of Old Investors Bancorp common stock, and the exchange ratio is 2.6698 (at the maximum of the offering range), after the conversion you will receive 266 shares of New Investors Bancorp common stock and $9.80 in cash, the value of the fractional share based on the $10.00 per share purchase price of stock in the offering.

If you own shares of Old Investors Bancorp common stock in a brokerage account in “street name,” your shares will be automatically exchanged within your account, and you do not need to take any action to exchange your shares of common stock or receive cash in lieu of fractional shares. If you own shares in the form of Old Investors Bancorp stock certificates, after the completion of the conversion and stock offering, our exchange agent will mail to you a transmittal form with instructions to surrender your stock certificates. A statement reflecting your ownership of shares of common stock of New Investors Bancorp and a check representing cash in lieu of fractional shares will be mailed to you within five business days after the transfer agent receives a properly executed transmittal form and your existing Old Investors Bancorp stock certificate(s). New Investors Bancorp will not issue stock certificates. You should not submit a stock certificate until you receive a transmittal form.

Q.	WHY WILL THE SHARES THAT I RECEIVE BE BASED ON A PRICE OF $10.00 PER SHARE RATHER THAN THE TRADING PRICE OF THE COMMON STOCK PRIOR TO COMPLETION OF THE CONVERSION?

A.	The shares will be based on a price of $10.00 per share because that is the price at which New Investors Bancorp will sell shares in its stock offering. The amount of common stock New Investors Bancorp will issue at $10.00 per share in the offering and the exchange is based on an independent appraisal of the estimated market value of New Investors Bancorp, assuming the conversion and offering are completed. RP Financial, LC., an appraisal firm experienced in the appraisal of financial institutions, has estimated that, as of March 3, 2014, this market value was $3.25 billion. The market value forms the midpoint of a range with a minimum of $2.77 billion and a maximum of $3.74 billion. Based on this valuation and the valuation range, the number of shares of common stock of New Investors Bancorp that existing public stockholders of Old Investors Bancorp will receive in exchange for their shares of Old Investors Bancorp common stock is expected to range from 105,592,049 to 142,859,831 with a midpoint of 124,225,940. The number of shares received by the existing public stockholders of Old Investors Bancorp is intended to maintain their existing ownership in our organization (excluding any new shares purchased by them in the offering, the effect of shares issued to the Charitable Foundation, their receipt of cash in lieu of fractional exchange shares and as adjusted to reflect assets held by Investors Bancorp, MHC). The independent appraisal is based in part on Old Investors Bancorp’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to Old Investors Bancorp.

Q.	DOES THE EXCHANGE RATIO DEPEND ON THE TRADING PRICE OF OLD INVESTORS BANCORP COMMON STOCK?

A.	No, the exchange ratio will not be based on the market price of Old Investors Bancorp common stock. Instead, the exchange ratio will be based on the appraised value of New Investors Bancorp. The purpose of the exchange ratio is to maintain the ownership percentage of existing public stockholders of Old Investors Bancorp. Therefore, changes in the price of Old Investors Bancorp common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

2

Q.	SHOULD I SUBMIT MY STOCK CERTIFICATES NOW?

A.	No. If you hold stock certificate(s), instructions for exchanging the certificates will be sent to you by our exchange agent after completion of the conversion. If your shares are held in “street name” (e.g., in a brokerage account) rather than in certificate form, the share exchange will be reflected automatically in your account upon completion of the conversion.

Q.	HOW DO I VOTE?

A.	Mark your vote, sign each proxy card enclosed and return the card(s) to us, in the enclosed proxy reply envelope. Alternatively, your vote will be recorded more quickly if you choose to follow the internet or telephone voting instructions on the proxy card. For information on submitting your proxy, please refer to instructions on the enclosed proxy card. YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

Q.	IF MY SHARES ARE HELD IN STREET NAME, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE ON THE PLAN ON MY BEHALF?

A.	No. Your broker, bank or other nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, using the directions that they provide to you.

Q.	WHY SHOULD I VOTE? WHAT HAPPENS IF I DON’T VOTE?

A.	Your vote is very important. We believe the conversion and offering are in the best interests of our stockholders. Not voting all the proxy card(s) you receive will have the same effect as voting “against” the plan of conversion and “against” the contribution to the Charitable Foundation. Without sufficient favorable votes “for” the plan of conversion, we cannot complete the conversion and offering. Without sufficient favorable votes “for” the contribution to the Charitable Foundation, we cannot make the proposed contribution to the Charitable Foundation.

Q.	WHAT IF I DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER, BANK OR OTHER NOMINEE?

A.	Your vote is important. If you do not instruct your broker, bank or other nominee to vote your shares, the unvoted proxy will have the same effect as a vote “against” the plan of conversion and “against” the contribution to the Charitable Foundation.

Q.	WILL THE CONVERSION HAVE ANY EFFECT ON DEPOSIT AND LOAN ACCOUNTS AT INVESTORS BANK?

A.	No. The account number, amount, interest rate and withdrawal rights of deposit accounts will remain unchanged. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal limit. Loans and rights of borrowers will not be affected. Depositors will no longer have voting rights in Investors Bancorp, MHC as to matters currently requiring such vote. Investors Bancorp, MHC will cease to exist after the conversion and offering. Only stockholders of New Investors Bancorp will have voting rights after the conversion and offering.

Q.	WHAT IF THE PLAN OF CONVERSION AND REORGANIZATION IS APPROVED BUT THE CONTRIBUTION TO THE CHARITABLE FOUNDATION IS NOT APPROVED.

A.	The contribution to the Charitable Foundation will only be made if both proposals are approved. If the contribution to the Charitable Foundation is not approved, our board of directors will retain the ability to complete the conversion and stock offering without the contribution to the Charitable Foundation, or it may determine to terminate the conversion and stock offering.

3

OTHER QUESTIONS?

For answers to other questions, please read this proxy statement/prospectus. Questions about voting on the plan of conversion or the contribution to the Charitable Foundation may be directed to AST Phoenix Advisors, at (866) 388-7452, Monday through Friday from 9:00 a.m. to 11:00 p.m., Eastern Time. Questions about the stock offering may be directed to our Stock Information Center at (800) 945-8598, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center is closed weekends and bank holidays.

4

SUMMARY

This summary highlights material information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the conversion and other proposals fully, you should read this entire document carefully, including the sections entitled “Risk Factors,” “Proposal—Approval of The Plan of Conversion and Reorganization,” “Proposal 2—Contribution to the Charitable Foundation,” “Proposal 3—Adjournment of the Special Meeting” and the consolidated financial statements and the notes to the consolidated financial statements.

The Special Meeting

Date, Time and Place. Old Investors Bancorp will hold its special meeting of stockholders at the Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey, on May 1, 2014, at 10:30 a.m., Eastern Time.

The Proposals. Stockholders will be voting on the following proposals at the special meeting:

1.	The approval of a plan of conversion and reorganization whereby: (a) Investors Bancorp, MHC and Investors Bancorp, Inc. will convert and reorganize from the mutual holding company structure to the stock holding company structure; (b) New Investors Bancorp, Inc., a newly formed Delaware corporation (“New Investors Bancorp”), will become the new stock holding company of Investors Bank; (c) the outstanding shares of Investors Bancorp, Inc., other than those held by Investors Bancorp, MHC, will be converted into shares of common stock of New Investors Bancorp; and (d) New Investors Bancorp will offer shares of its common stock for sale in a subscription offering and, if necessary, a firm commitment underwritten offering;

2.	The approval of the contribution of 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million Investors Charitable Foundation (the “Charitable Foundation”); and

3.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the Charitable Foundation; and

4.	Such other business that may properly come before the meeting.

Vote Required for Approval of Proposals by the Stockholders of Old Investors Bancorp

Proposal 1: Approval of the Plan of Conversion. We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders, including shares held by Investors Bancorp, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders other than Investors Bancorp, MHC.

Proposal 1 must also be approved by the depositors of Investors Bank at a special meeting called for that purpose. Depositors will receive separate informational materials from Investors Bancorp, MHC regarding the conversion.

Proposal 2: Contribution to the Charitable Foundation. We must obtain the affirmative vote of the holders of a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders, and the affirmative vote of the holders of a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders other than Investors Bancorp, MHC. However, stockholder approval of the contribution to the Charitable Foundation is not a condition to the completion of the conversion and offering.

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Proposal 2 must also be approved by the depositors of Investors Bank at a special meeting called for that purpose. Depositors will receive separate informational materials from Investors Bancorp, MHC regarding the contribution to the Charitable Foundation.

Proposal 3: Adjournment of the special meeting. We must obtain the affirmative vote of at least a majority of the votes cast by Old Investors Bancorp stockholders at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and/or the proposal to contribute to the Charitable Foundation.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Old Investors Bancorp. At this time, we know of no other matters that may be presented at the special meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of Old Investors Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Vote by Investors Bancorp, MHC

Investors Bancorp, MHC, our majority stockholder, intends to vote all of its shares of common stock in favor of all the matters set forth above. If Investors Bancorp, MHC votes all of its shares in favor of each proposal, the approval of the adjournment of the special meeting, if necessary, would be assured, the approval of the plan of conversion by stockholders holding at least two-thirds of the outstanding shares of common stock of Old Investors Bancorp, including shares held by Investors Bancorp, MHC, would be assured, and the approval of the contribution to the Charitable Foundation by stockholders holding at least a majority of the total number of votes entitled to be cast, including shares held by Investors Bancorp, MHC, would also be assured.

As of March 4, 2014 the directors and executive officers of Old Investors Bancorp beneficially owned 4,292,916 shares, or approximately 3.07% of the outstanding shares of Old Investors Bancorp common stock, and Investors Bancorp, MHC owned 85,701,807 shares, or approximately 61.37% of the outstanding shares of Old Investors Bancorp common stock.

Vote Recommendations

Your board of directors unanimously recommends that you vote “FOR” the plan of conversion, “FOR” the contribution to the Charitable Foundation and “FOR” the adjournment of the special meeting, if necessary.

Our Business

[same as prospectus]

Plan of Conversion and Reorganization

The Boards of Directors of Old Investors Bancorp, Investors Bancorp, MHC, Investors Bank and New Investors Bancorp have adopted a plan of conversion pursuant to which Investors Bank will reorganize from a mutual holding company structure to a stock holding company structure. Public stockholders of Old Investors

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Bancorp will receive shares in New Investors Bancorp in exchange for their shares of Old Investors Bancorp common stock based on an exchange ratio. See “—The Exchange of Existing Shares of Old Investors Bancorp Common Stock.” This conversion to a stock holding company structure also includes the offering by New Investors Bancorp of shares of its common stock to eligible depositors of Investors Bank and to Investors Bank’s tax-qualified benefit plans, and, if necessary, to the public in a firm commitment offering through a syndicate of broker-dealers. Following the conversion and offering, Investors Bancorp, MHC and Old Investors Bancorp will no longer exist, and New Investors Bancorp will be the parent company of Investors Bank.

The conversion and offering cannot be completed unless the stockholders of Old Investors Bancorp approve the plan of conversion. Old Investors Bancorp’s stockholders will vote on the plan of conversion at Old Investors Bancorp’s special meeting. This document is the proxy statement used by Old Investors Bancorp’s board of directors to solicit proxies for the special meeting. It is also the prospectus of New Investors Bancorp regarding the shares of New Investors Bancorp common stock to be issued to Old Investors Bancorp’s stockholders in the share exchange. This document does not serve as the prospectus relating to the offering by New Investors Bancorp of its shares of common stock in the subscription offering and any firm commitment underwritten offering, which will be made pursuant to a separate prospectus.

In connection with the conversion and offering, Investors Bancorp MHC intends to contribute to the Charitable Foundation 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million. The contribution to the Charitable Foundation must be approved by the stockholders of Old Investors Bancorp. However, stockholder approval of the contribution Charitable Foundation is not a condition to the completion of the conversion and offering.

Our Organizational Structure

[same as prospectus]

Business Strategy

[same as prospectus]

Reasons for the Conversion

[same as prospectus]

See “Proposal—Approval of the Plan of Conversion and Reorganization” for a more complete discussion of our reasons for conducting the conversion and offering.

Conditions to Completion of the Conversion

[same as prospectus]

The Exchange of Existing Shares of Old Investors Bancorp Common Stock

[same as prospectus]

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

[same as prospectus]

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How We Intend to Use the Proceeds From the Offering

[same as prospectus]

Our Dividend Policy

[same as prospectus]

Purchases and Ownership by Officers and Directors

[same as prospectus]

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

[same as prospectus]

Market for Common Stock

[same as prospectus]

Tax Consequences

[same as prospectus]

Dissenters’ Rights

Stockholders of Old Investors Bancorp do not have dissenters’ rights in connection with the conversion and offering.

Important Risks in Owning New Investors Bancorp’s Common Stock

Before you vote on the conversion, you should read the “Risk Factors” section beginning on page 9 of this proxy statement/prospectus.

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RISK FACTORS

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of New Investors Bancorp common stock.

Risks Related to Our Business

[same as prospectus]

Risks Related to the Offering and the Exchange

The market value of New Investors Bancorp common stock received in the share exchange may be less than the market value of Old Investors Bancorp common stock exchanged.

The number of shares of New Investors Bancorp common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Old Investors Bancorp common stock held by the public prior to the completion of the conversion and offering, the final independent appraisal of New Investors Bancorp common stock prepared by RP Financial, LC. and the number of shares of common stock sold in the offering. The exchange ratio is designed to ensure that existing public stockholders of Old Investors Bancorp common stock will own the same percentage of New Investors Bancorp common stock after the conversion and offering as they owned of Old Investors Bancorp common stock immediately prior to completion of the conversion and offering (excluding any new shares purchased by them in the offering, the effect of shares issued to the Charitable Foundation, their receipt of cash in lieu of fractional exchange shares and as adjusted for assets held by Investors Bancorp, MHC). The exchange ratio will not depend on the market price of Old Investors Bancorp common stock.

The exchange ratio ranges from 1.9733 shares at the minimum and 2.6698 shares at the maximum of the offering range of New Investors Bancorp common stock per share of Old Investors Bancorp common stock (or 3.0702 at the adjusted maximum). Shares of New Investors Bancorp common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Old Investors Bancorp common stock at the time of the exchange, the initial market value of the New Investors Bancorp common stock that you receive in the share exchange could be less than the market value of the Old Investors Bancorp common stock that you currently own. Based on the most recent closing price of Old Investors Bancorp common stock prior to the date of this proxy statement/prospectus, which was $27.04, unless at least 232,950,000 shares of New Investors Bancorp common stock are sold in the offering (which is between the maximum and the maximum, as adjusted, of the offering range), the initial value of the New Investors Bancorp common stock you receive in the share exchange would be less than the market value of the Old Investors Bancorp common stock you currently own.

[Remaining risks same as prospectus]

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INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of Old Investors Bancorp of proxies to be voted at the special meeting of stockholders to be held at the Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey, on May 1, 2014, at 10:30 a.m., Eastern Time, and any adjournment or postponement thereof.

The purpose of the special meeting is to consider and vote upon the Plan of Conversion and Reorganization of Investors Bancorp, MHC (referred to herein as the “plan of conversion”).

In addition, stockholders will vote on proposals to approve the contribution of 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million to the Charitable Foundation, and to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the Charitable Foundation.

Voting in favor of the plan of conversion will not obligate you to purchase any shares of common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Investors Bank.

Who Can Vote at the Meeting

You are entitled to vote your Old Investors Bancorp common stock if our records show that you held your shares as of the close of business on March 4, 2014. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on March 4, 2014, there were 139,640,210 shares of Old Investors Bancorp common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are a stockholder as of the close of business on March 4, 2014, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Old Investors Bancorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

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Proposal 1: Approval of the Plan of Conversion and Reorganization. We must obtain the affirmative vote of the holders of (i) two-thirds of the outstanding common stock of Old Investors Bancorp entitled to be cast at the special meeting, including shares held by Investors Bancorp, MHC, and (ii) a majority of the outstanding shares of common stock of Old Investors Bancorp entitled to be cast at the special meeting, other than shares held by Investors Bancorp, MHC.

Proposal 1 must also be approved by the depositors of Investors Bank at a special meeting called for that purpose. Depositors will receive separate informational materials from Investors Bancorp, MHC regarding the conversion.

Proposal 2: Contribution to the Charitable Foundation. We must obtain the affirmative vote of the holders of a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders, and the affirmative vote of the holders of a majority of the total number of votes entitled to be cast at the special meeting by Old Investors Bancorp stockholders other than Investors Bancorp, MHC. However, stockholder approval of the contribution to the Charitable Foundation is not a condition to the completion of the conversion and offering.

Proposal 2 must also be approved by the depositors of Investors Bank at a special meeting called for that purpose. Depositors will receive separate informational materials from Investors Bancorp, MHC regarding the contribution to the Charitable Foundation.

Proposal 3: Adjournment of the special meeting. We must obtain the affirmative vote of at least a majority of the votes cast by Old Investors Bancorp stockholders entitled to vote at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and/or the proposal to contribute to the Charitable Foundation.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Old Investors Bancorp. At this time, we know of no other matters that may be presented at the special meeting.

Shares Held by Investors Bancorp, MHC and Our Officers and Directors

As of March 4, 2014, Investors Bancorp, MHC beneficially owned 85,701,807 shares of Old Investors Bancorp common stock. This equals approximately 61.37% of our outstanding shares. Investors Bancorp, MHC intends to vote all of its shares in favor of Proposal 1—Approval of the Plan of Conversion and Reorganization, Proposal 2—Contribution to the Charitable Foundation and Proposal 3—Adjournment of the Special Meeting.

As of March 4, 2014, our officers and directors beneficially owned 4,292,916 shares of Old Investors Bancorp common stock. This equals 3.07% of our outstanding shares and 7.96% of shares held by persons other than Investors Bancorp, MHC.

Voting by Proxy

Our board of directors is sending you this proxy statement/prospectus to request that you allow your shares of Old Investors Bancorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Old Investors Bancorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted “FOR” approval of the plan of conversion, “FOR” the approval of the contribution to the Charitable Foundation and “FOR” approval of the adjournment of the special meeting, if necessary.

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If any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the board of directors will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

If your Old Investors Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of Old Investors Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the board of directors. Old Investors Bancorp will pay the costs of soliciting proxies from its stockholders. To the extent necessary to permit approval of the plan of conversion and the other proposals being considered, AST Phoenix Advisors, our proxy solicitor, and directors, officers or employees of Old Investors Bancorp and Investors Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation. For its services as information agent and stockholder proxy solicitor, we will pay AST Phoenix Advisors $20,000 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Participants in the Employee Stock Ownership Plan

If you participate in Investors Bank Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may direct the trustees to vote on your behalf under the plan. Under the terms of the Employee Stock Ownership Plan, the trustee votes all shares held by the Employee Stock Ownership Plan, but each Employee Stock Ownership Plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Old Investors Bancorp common stock held by the Employee Stock Ownership Plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the plan’s trustee is April 25, 2014.

The board of directors recommends that you promptly sign and mark the enclosed proxy in favor of the above described proposals, including the adoption of the plan of conversion, and promptly return it in the enclosed envelope. Voting the proxy card will not prevent you from voting in person at the special meeting. For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the plan of conversion.

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PROPOSAL 1—APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

The boards of directors of Old Investors Bancorp and Investors Bancorp, MHC have approved the Plan of Conversion and Reorganization of Investors Bancorp, MHC, referred to herein as the “plan of conversion.” The plan of conversion must also be approved by the depositors of Investors Bank and the stockholders of Old Investors Bancorp. A special meeting of depositors of Investors Bank and a special meeting of stockholders have been called for this purpose. The Board of Governors of the Federal Reserve System has approved the application that includes the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by the Board of Governors of the Federal Reserve System.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. At March 4, 2014, Investors Bank is a wholly-owned subsidiary of Old Investors Bancorp and Investors Bancorp, MHC owns approximately 61.37% of Old Investors Bancorp’s common stock. The remaining 38.63% of Old Investors Bancorp’s common stock is owned by public stockholders. As a result of the conversion, a newly formed company, New Investors Bancorp, will become the holding company of Investors Bank. Each share of Old Investors Bancorp common stock owned by the public will be exchanged for between 1.9733 shares at the minimum and 2.6698 shares at the maximum of the offering range (or 3.0702 shares at the adjusted maximum of the offering range) of New Investors Bancorp common stock, so that Old Investors Bancorp’s existing public stockholders will own the same percentage of New Investors Bancorp common stock as they owned of Old Investors Bancorp’s common stock immediately prior to the conversion (excluding any new shares purchased by them in the offering, the effect of shares issued to the Charitable Foundation, their receipt of cash in lieu of fractional exchange shares and as adjusted to reflect assets held by Investors Bancorp, MHC). The actual number of shares that you will receive will depend on the percentage of Old Investors Bancorp common stock held by the public immediately prior to the completion of the conversion, the final independent appraisal of New Investors Bancorp and the number of shares of New Investors Bancorp common stock sold in the offering. It will not depend on the market price of Old Investors Bancorp common stock.

Concurrently with the exchange offer, New Investors Bancorp is offering up to 230,000,000 shares (subject to increase to 264,500,000 shares) of common stock for sale, representing as of March 4, 2014, the 61.37% ownership interest of Investors Bancorp, MHC in Old Investors Bancorp, to eligible depositors, to the tax-qualified employee benefit plans of Investors Bank and to the public at a price of $10.00 per share. After the conversion and offering are completed, Investors Bank will be a wholly-owned subsidiary of New Investors Bancorp, and 100% of the common stock of New Investors Bancorp will be owned by public stockholders. New Investors Bancorp will change its name to Investors Bancorp, Inc. following the completion of the conversion. As a result of the conversion and offering, Old Investors Bancorp and Investors Bancorp, MHC will cease to exist.

We also intend to contribute 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million, to the existing Investors Charitable Foundation pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	To depositors with accounts at Investors Bank with aggregate balances of at least $50 at the close of business on November 30, 2012.

(ii)	To our tax-qualified employee benefit plans (including Investors Bank’s employee stock ownership plan and 401(k) plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation. We expect our employee stock ownership plan to purchase 3% of the shares of common stock sold in the stock offering and issued to the charitable foundation, although we reserve the right to have the employee stock ownership plan purchase more than 3% of the shares sold in the offering and issued to the charitable foundation to the extent necessary to complete the offering at the minimum of the offering range.

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(iii)	To depositors of Investors Bank at the close of business on March 4, 2014.

Eligible depositors of Investors Bank include certain former depositors of Roma Bank, RomAsia Bank and GCF Bank, each of which bank has been merged into Investors Bank. These depositors are deemed to have opened their account at Investors Bank on the dates such accounts were opened at their respective institutions.

We intend to offer shares of common stock not purchased in the subscription offering through a firm commitment underwritten offering. RBC, KBW and Sandler O’Neill will act as joint book-running managers for the firm commitment underwritten offering. Our underwriters need to have sufficient orders to reach the minimum amount of orders in order to close the offering. We have the right to accept or reject, in our sole discretion, orders received in the firm commitment underwritten offering. Any determination to accept or reject stock orders in the firm commitment underwritten offering will be based on the facts and circumstances available to management at the time of the determination.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of New Investors Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Purchasers will not be charged a commission to buy shares of common stock in the offering. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

A copy of the plan of conversion is available for inspection at each branch office of Investors Bank. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website. See “Where You Can Find Additional Information.”

The board of directors recommends that you vote “FOR” the Plan of Conversion and Reorganization of Investors Bancorp, MHC.

[Remaining sections same as Prospectus under “The Conversion and Offering,” with the following to be added]

Exchange of Existing Stockholders’ Stock Certificates

The conversion of existing outstanding shares of Old Investors Bancorp common stock into the right to receive shares of New Investors Bancorp common stock will occur automatically at the completion of the conversion. As soon as practicable after the completion of the conversion, our exchange agent will send a transmittal form to each public stockholder of Old Investors Bancorp who holds physical stock certificates. The transmittal form will contain instructions on how to surrender certificates evidencing Old Investors Bancorp common stock in exchange for shares of New Investors Bancorp common stock in book entry form, to be held electronically on the books of our transfer agent. New Investors Bancorp will not issue stock certificates. We expect that a statement reflecting your ownership of shares of common stock of New Investors Bancorp common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, Old Investors Bancorp stock certificates and other required documents. Shares held by public stockholders in street name (such as in a brokerage account) will be exchanged automatically upon the completion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of New Investors Bancorp common stock will be issued to any public stockholder of Old Investors Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after

14

the receipt by the exchange agent of the transmittal forms and the surrendered Old Investors Bancorp stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares in your account.

You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. After the conversion, stockholders will not receive shares of New Investors Bancorp common stock and will not be paid dividends on the shares of New Investors Bancorp common stock until existing certificates representing shares of Old Investors Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Old Investors Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of New Investors Bancorp common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Old Investors Bancorp common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.

All shares of New Investors Bancorp common stock that we issue in exchange for existing shares of Old Investors Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

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PROPOSAL 2—CONTRIBUTION TO THE CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, and in connection with the plan of conversion and reorganization we intend to make additional contribution to our charitable foundation, Investors Charitable Foundation, a non-stock, nonprofit Delaware corporation. We intend to contribute $10,000,000 in cash and 1,000,000 shares of common stock, for a total contribution of $20,000,000, to the Charitable Foundation, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that the contribution to the Charitable Foundation will enhance the long-term value of our community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Charitable Foundation.

Purpose of the Charitable Foundation

We intend to contribute to the Charitable Foundation 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million. The purpose of the Charitable Foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The Charitable Foundation is dedicated completely to community activities and the promotion of charitable causes. The Charitable Foundation will also support our on-going obligations to the community under the Community Reinvestment Act. Investors Bank received a satisfactory rating in its most recent Community Reinvestment Act examination by the FDIC.

Contributing additional shares of our common stock to the Charitable Foundation is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because the Charitable Foundation will benefit directly from any increases in the value of our common stock. In addition, the Charitable Foundation will maintain close ties with Investors Bank, thereby forming a partnership within the communities in which Investors Bank operates.

Structure of the Charitable Foundation

The Charitable Foundation is incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Charitable Foundation provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Charitable Foundation’s certificate of incorporation also provides that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The Charitable Foundation is governed by a board of directors, consisting of Kevin Cummings, Robert M. Cashill, James J. Garibaldi, who are three of our current directors, Vincent D. Manahan III, a former director, Ada Melendez who is our First Vice President of CRA Compliance and Community Relations, Rodger K. Herrigel and William Tansey (who is not affiliated with Investors Bank). Federal Reserve Board regulations require that at least one person who serves on the foundation’s board of directors must not be one of our officers or directors and must have experience with local charitable organizations and grant making. While there are no plans to change the size of the board of directors during the year following the completion of the conversion, following the first anniversary of the conversion, the charitable foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the Charitable Foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least

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one seat on the charitable foundation’s board of directors will be reserved for one director from Investors Bank’s board of directors or the board of directors of an acquirer or resulting institution in the event of a merger or acquisition of Investors Bank.

The board of directors of the Charitable Foundation is responsible for establishing the Charitable Foundation’s grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Charitable Foundation are at all times bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation was established. The directors of the Charitable Foundation also are responsible for directing the activities of the foundation, including the management and voting of the shares of our common stock held by the foundation. However, as required by Federal Reserve Board’s regulations, all shares of our common stock held by the Charitable Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The Charitable Foundation’s place of business is located at our administrative offices. The board of directors of the Charitable Foundation appoints such officers and employees as may be necessary to manage its operations. To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s regulations governing transactions between Investors Bank and the Charitable Foundation.

The Charitable Foundation will receive working capital from the cash and stock contribution and:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Charitable Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

New Investors Bancorp, Investors Bancorp, MHC and Investors Bank are authorized by law to make charitable contributions. We believe that the stock offering presents a unique opportunity to contribute to a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Charitable Foundation. See “Capitalization” and “Historical and Pro Forma Regulatory Capital Compliance.”

We believe that our contribution of cash and shares of our common stock to the Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a federal and state tax deduction in the amount of the fair market value of the cash and stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual pre-tax income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Charitable Foundation. We estimate that all of the contribution should be deductible for federal tax purposes over a two-year period (i.e., the year in which the contribution is made and the succeeding year). Even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any decision to make additional contributions to the Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

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As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%, although we expect to qualify for the lower 1% special rate. The Charitable Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Charitable Foundation is required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Federal Reserve Board regulations required that the directors who serve on the Charitable Foundation’s board could not participate in our board’s discussions concerning contributions to the Charitable Foundation, and could not vote on the matter.

Federal Reserve Board regulations provide that the Federal Reserve Board will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Investors Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the Charitable Foundation will not exceed this limitation.

Federal Reserve Board regulations impose the following requirements on the Charitable Foundation:

•	the Charitable Foundation’s primary purpose must be to serve and make grants in our local community;

•	the Federal Reserve Board may examine the Charitable Foundation at the foundation’s expense;

•	the Charitable Foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•	the Charitable Foundation must provide annually to the Federal Reserve Board a copy of the annual report that the Charitable Foundation submits to the Internal Revenue Service;

•	the Charitable Foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the Charitable Foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code;

•	the Charitable Foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders; and

•	the Charitable Foundation may not engage in self dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code.

The board of directors recommends that you vote “FOR” the contribution to the Charitable Foundation.

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PROPOSAL 3—ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion and/or the contribution to the Charitable Foundation at the time of the special meeting, the proposals may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Old Investors Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, Old Investors Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Old Investors Bancorp recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days), other than an announcement at the special meeting of the time and place to which the special meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the Charitable Foundation.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

[Same as prospectus]

FORWARD-LOOKING STATEMENTS

[Same as prospectus]

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

[Same as prospectus]

OUR DIVIDEND POLICY

[Same as prospectus]

MARKET FOR THE COMMON STOCK

[Same as prospectus]

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

[Same as prospectus]

CAPITALIZATION

[Same as prospectus]

PRO FORMA DATA

[Same as prospectus]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

[Same as prospectus]

BUSINESS OF NEW INVESTORS BANCORP

[Same as prospectus]

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BUSINESS OF INVESTORS BANCORP, INC. AND INVESTORS BANK

[Same as prospectus]

SUPERVISION AND REGULATION

[Same as prospectus]

TAXATION

[Same as prospectus]

MANAGEMENT

[Same as prospectus]

BENEFICIAL OWNERSHIP OF COMMON STOCK

[Same as prospectus]

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

[Same as prospectus]

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF OLD INVESTORS BANCORP

[Same as prospectus]

RESTRICTIONS ON ACQUISITION OF NEW INVESTORS BANCORP

[Same as prospectus]

DESCRIPTION OF CAPITAL STOCK OF NEW INVESTORS BANCORP FOLLOWING THE CONVERSION

[Same as prospectus]

TRANSFER AGENT

[Same as prospectus]

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EXPERTS

[Same as prospectus]

LEGAL MATTERS

[Same as prospectus]

WHERE YOU CAN FIND ADDITIONAL INFORMATION

[Same as prospectus]

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2014 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must have been received at our executive office, 101 JFK Parkway, Short Hills, New Jersey 07078, no later than December 30, 2013. Any such proposals are subject to the requirements of the proxy rules adopted under the Exchange Act.

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ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

The Bylaws of Old Investors Bancorp and New Investors Bancorp’s each provide a similar advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, the corporate secretary must receive written notice, at the principal executive offices of the corporation, not less than 90 days prior to the date of the corporation’s proxy materials for the preceding year’s annual meeting of stockholders; and comply with the other requirements set forth in the bylaws.

In addition, the business proposed by the stockholder must be a proper matter for stockholder action under the Delaware General Corporation Law.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING

The Notice of Special Meeting of Stockholders, Proxy Statement/Prospectus and Proxy Card are available at https://www.rtcoproxy.com/isbc.

OTHER MATTERS

As of the date of this document, the board of directors is not aware of any business to come before the special meeting other than the matters described above in the proxy statement/prospectus. However, if any matters should properly come before the special meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

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REVOCABLE PROXY

INVESTORS BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS

MAY 1, 2014

The undersigned hereby appoints the proxy committee of the Board of Directors of Investors Bancorp, Inc., a Delaware corporation, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Investors Bancorp, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders (“Special Meeting”), to be held at the Grand Summit Hotel, 570 Springfield Avenue, Summit, New Jersey, at 10:30 a.m., Eastern Time, on May 1, 2014. The proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	AGAINST	ABSTAIN
1.	The approval of a plan of conversion and reorganization, whereby Investors Bancorp, MHC and Investors Bancorp, Inc. will convert and reorganize from the mutual holding company structure to the stock holding company structure, as more fully described in the attached proxy statement;	☐	☐	☐

2.	The approval of the contribution of 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million, to the Investors Charitable Foundation (the “Charitable Foundation”);	☐	☐	☐

3.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization and/or the contribution to the Charitable Foundation; and	☐	☐	☐

Such other business as may properly come before the Special Meeting.

The Board of Directors recommends a vote “FOR” each of the above-listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED FOR ONE OR MORE PROPOSALS, THIS PROXY, IF SIGNED, WILL BE VOTED FOR THE UNVOTED PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the above-signed be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of Investors Bancorp, Inc. at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of Investors Bancorp, Inc. at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later-dated proxy prior to a vote being taken on a particular proposal at the Special Meeting.

The above-signed acknowledges receipt from Investors Bancorp, Inc. prior to the execution of this proxy of a Notice of Special Meeting and the enclosed proxy statement/prospectus dated March 13, 2014.

Dated: , 2014	☐ Check Box if You Plan to Attend the Special Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign, but only one holder is required to sign.

Please complete, sign and date this proxy card and return it promptly in the enclosed postage-prepaid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING

The Notice of Special Meeting of Stockholders, Proxy Statement/Prospectus and Proxy Card are available at https://www.rtcoproxy.com/isbc.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)
*	Registrant’s Legal Fees and Expenses	$1,500,000
*	Registrant’s Accounting Fees and Expenses	750,000
*	Registrant’s State Tax Advisory Fees	35,000
*	Marketing Agent Fees (1)	63,804,163
*	Marketing Agent Expenses	100,000
*	Record Management Fees and Expenses (1)	25,000
*	Appraisal Fees and Expenses	490,000
*	Printing, Postage, Mailing, EDGAR and XBRL Fees	2,250,000
*	Filing Fees (FINRA, Nasdaq and SEC)	793,774
*	Transfer Agent Fees and Expenses	100,000
*	Business Plan Fees and Expenses	180,000
*	Proxy Solicitor Fees and Expenses	75,000
*	Other	226,226

*	Total	$70,329,163

*	Estimated
(1)	Investor Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”) to assist in the sale of common stock on a best efforts basis in the subscription offering. Investors Bancorp, Inc. is also offering shares of common stock not subscribed for in the subscription offering in a firm commitment underwritten offering. RBC Capital Markets and KBW are acting as joint book-running managers for the firm commitment underwritten offering. Fees are estimated at the adjusted maximum of the offering range, assuming 35% of the shares are sold in the subscription offering and 65% of the shares are sold in the firm commitment underwritten offering.

Item 14.	Indemnification of Directors and Officers

Articles NINTH and TENTH of the Certificate of Incorporation of Investors Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

NINTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan), indemnification shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

TENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Investors Bancorp, MHC, Investors Bancorp, Inc., Investors Bank and Keefe, Bruyette & Woods, Inc., a Stifel Company**

1.2	Form of Agency Agreement between Investors Bancorp, MHC, Investors Bancorp, Inc., Investors Bank and New Investors Bancorp, Inc., and Keefe, Bruyette & Woods, Inc., a Stifel Company**

2	Plan of Conversion and Reorganization.**

3.1	Certificate of Incorporation of New Investors Bancorp, Inc.**

3.2	Bylaws of New Investors Bancorp, Inc.**

4	Form of Common Stock Certificate of New Investors Bancorp, Inc.**

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered**

8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick**

8.2	State Tax Opinion**

10.1	Amended and Restated Employment Agreement between Investors Bancorp, Inc. and Kevin Cummings**

10.2	Amended and Restated Employment Agreement between Investors Bancorp, Inc. and Domenick A. Cama**

10.3	Amended and Restated Employment Agreement between Investors Bancorp, Inc. and Richard S. Spengler (1)

10.4	Amended and Restated Employment Agreement between Investors Bancorp, Inc. and Paul Kalamaras (2)

10.5	Amended and Restated Employment Agreement between Investors Bancorp, Inc. and Thomas F. Splaine, Jr.**

10.6	Investors Bancorp, Inc. 2006 Equity Incentive Plan (3)

10.7	Roma Financial Corporation 2008 Equity Incentive Plan (4)

10.8	Investors Bank Executive Officer Annual Incentive Plan (5)

10.9	Investors Bank Amended and Restated Supplemental ESOP and Retirement Plan**

10.10	Amended and Restated Investors Bank Executive Supplemental Retirement Wage Replacement Plan**

10.11	Investors Bank Amended and Restated Director Retirement Plan**

10.12	Investors Bancorp, Inc. Deferred Directors Fee Plan**

10.13	Investors Bank Deferred Directors Fee Plan**

10.14	Split Dollar Life Insurance Agreement between Roma Bank and Robert C. Albanese, as amended by Investors Bank**

10.15	Split Dollar Life Insurance Agreement between Roma Bank and Dennis M. Bone, as amended by Investors Bank**

10.16	Split Dollar Life Insurance Agreement between Roma Bank and Michele N. Siekerka, as amended by Investors Bank**

21	Subsidiaries of Registrant**

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of KPMG LLP

23.3	Consent of RP Financial

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Investors Bancorp, Inc. and RP Financial, L.C.**

99.2	Letter of RP Financial, L.C. with respect to Subscription Rights**

99.3	Appraisal Report of RP Financial, L.C.**

99.3.1	Appraisal Update Report of RP Financial, L.C.**

99.3.2	Appraisal Update Report of RP Financial, L.C.

99.4	Marketing Materials**

99.5	Stock Order and Certification Form**

99.6	Letter of RP Financial, LC. with respect to Liquidation Accounts**

101	The following financial statements of Investors Bancorp, Inc. at December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 formatted in XBRL: (i) Consolidated Statements of Financial Condition, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Changes in Stockholders’ Equity, (iv) Consolidated Statements of Cash Flows and (v) Notes to Consolidated Financial Statements.

*	To be filed by amendment.
**	Previously filed.
(1)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Investors Bancorp, Inc. (Commission File No. 000-51557) filed with the Securities and Exchange Commission on April 1, 2010.
(2)	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Investors Bancorp, Inc. (Commission File No. 000-51557) filed with the Securities and Exchange Commission on April 1, 2010.
(3)	Incorporated by reference to Appendix B to the Definitive Proxy Statement for Investors Bancorp, Inc.’s 2006 Annual Meeting of Stockholders (Commission File No. 000-51557) filed with the Securities and Exchange Commission on September 15, 2006.
(4)	Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Investors Bancorp, Inc. (Commission File No. 333-192717) filed with the Securities and Exchange Commission on December 9, 2013.
(5)	Incorporated by reference to Annex D to the Definitive Proxy Statement for Investors Bancorp, Inc.’s 2013 Annual Meeting of Stockholders (Commission File No. 000-51557) filed with the Securities and Exchange Commission on April 29, 2013.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Short Hills, State of New Jersey on March 13, 2014.

NEW INVESTORS BANCORP, INC.

By:	/s/ Kevin Cummings
Kevin Cummings
Chief Executive Officer and President
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of New Investors Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Kevin Cummings as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Kevin Cummings may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kevin Cummings shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kevin Cummings Kevin Cummings	Director, Chief Executive Officer and President (Principal Executive Officer)	March 13, 2014

/s/ Domenick A. Cama Domenick A. Cama	Director, Chief Operating Officer and Senior Executive Vice President	March 13, 2014

/s/ Thomas F. Splaine, Jr. Thomas F. Splaine, Jr.	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	March 13, 2014

/s/ Robert C. Albanese Robert C. Albanese	Director	March 13, 2014

/s/ Dennis M. Bone Dennis M. Bone	Director	March 13, 2014

Signatures	Title	Date

/s/ Doreen R. Byrnes Doreen R. Byrnes	Director	March 13, 2014

/s/ Robert M. Cashill Robert M. Cashill	Director, Chairman	March 13, 2014

/s/ William V. Cosgrove William V. Cosgrove	Director	March 13, 2014

/s/ Brian D. Dittenhafer Brian D. Dittenhafer	Director	March 13, 2014

/s/ Brendan J. Dugan Brendan J. Dugan	Director	March 13, 2014

/s/ James Garibaldi James Garibaldi	Director	March 13, 2014

/s/ Michele N. Siekerka Michele N. Siekerka	Director	March 13, 2014

/s/ James H. Ward, III James H. Ward, III	Director	March 13, 2014